UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CHARLOTTE’S WEB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

British Columbia	98-1508633
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1801 California Street

Suite 4800

Denver, CO 80202

(Address of principal executive offices and zip code)

720-617-7303

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Shares

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during Charlotte’s Web Holdings, Inc.’s (the “Company”) most recently completed fiscal year, the Company qualifies as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which the Company refers to as the “U.S. Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As an emerging growth company, the Company may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

·	Reduced disclosure about the Company’s executive compensation arrangements;

·	Exemptions from non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

·	The Company’s election under Section 107(b) of the JOBS Act to delay adoption of new or revised accounting standards with different effective dates for public and private companies until those standards would otherwise apply to private companies; and

·	Exemption from the auditor attestation requirement in the assessment of the Company’s internal control over financial reporting.

The Company may take advantage of these exemptions for up to five years or such earlier time that the Company is no longer an emerging growth company. The Company would cease to be an emerging growth company if it has more than $1.07 billion in annual revenues as of the end of a fiscal year, if the Company is deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”) or if the Company issues more than $1.0 billion of non-convertible debt over a three-year period.

You should rely only on the information contained in this document or to which the Company has referred you. The Company has not authorized anyone to provide you with information that is different. You should assume that the information contained in this document is accurate as of the date of this Amendment No. 1 to this Registration Statement on Form 10 (“Amendment No. 1 to the Registration Statement”) only.

Once this Registration Statement becomes effective (the “Effective Date”), the Company will become subject to the reporting requirements of Section 13(a) under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and the Company will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(b) of the Exchange Act.

Smaller Reporting Company status

The Company is a “smaller reporting company” as defined in Exchange Act Rule 12b-2. As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of its common stock held by non-affiliates equaled or exceeded $250 million as of the prior June 30th, or (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year and the aggregate worldwide market value of its common shares held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

Use of Names

In this Amendment No. 1 to Charlotte’s Web Holdings Inc.’s Registration Statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Company” or “Charlotte’s Web” refer to Charlotte’s Web Holdings, Inc. together with its wholly-owned subsidiaries.

Currency

Unless otherwise indicated, all references to “$” or “US$” in this Amendment No. 1 to the Registration Statement refer to United States dollars, and all references to “C$” refer to Canadian dollars.

TradeMarks, Trade Names and Service Marks

This Amendment No. 1 to the Registration Statement contains certain trademarks which are protected under applicable intellectual property laws and are the Company’s property. Solely for convenience, the Company’s trademarks and trade names referred to in this Amendment No. 1 to the Registration Statement may appear without the ® or ™ symbol, but such references are not intended to indicate, in any way, that the Company will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names.

Disclosure Regarding Forward-Looking Statements

This Amendment No. 1 to the Registration Statement contains statements that the Company believes are, or may be considered to be, “forward-looking statements.” Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on current beliefs, expectations or assumptions regarding the future of the business, future plans and strategies, operational results and other future conditions of the Company. All statements other than statements of historical fact included in this Amendment No. 1 to the Registration Statement regarding the prospects of the Company’s industry or its prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “plans,” “expects” or “does not expect,” “is expected,” “look forward to,” “budget,” “scheduled,” “estimates,” “forecasts,” “will continue,” “intends,” “the intent of,” “have the potential,” “anticipates,” “does not anticipate,” “believes,” “should,” “should not,” or variations of such words and phrases that indicate that certain actions, events or results “may,” “could,” “would,” “might,” or “will,” “be taken,” “occur,” or “be achieved,” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that the Company makes with the SEC or press releases or oral statements made by or with the approval of one of the Company’s authorized executive officers. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. The Company cautions readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements. Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, but are not limited to the risks described under the heading “Risk Factors Summary” and in “Risk Factors” in this Amendment No. 1 to the Registration Statement.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Amendment No. 1 to the Registration Statement, which reflect management’s opinions only as of the date hereof. Except as required by law, the Company undertakes no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures the Company makes in its reports to the SEC. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this Amendment No. 1 to the Registration Statement.

Industry and Market Data

This Amendment No. 1 to the Company’s Registration Statement contains data concerning the Company’s industry and the markets in which it operates that is based on publicly available third-party sources as well as industry and forecast data prepared by Company management on the basis of its knowledge of the hemp and CBD industries, gained through its experience and participation in the industry. Company management believes that this data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness of this data. The Company has not independently verified any of the data from third-party sources referred to in this Amendment No. 1 to the Registration Statement or analyzed or verified the underlying studies or surveys relied upon or referred to by such sources, or ascertained the underlying economic assumptions relied upon or referred to by such sources.  None of these third-party sources has provided any form of consultation, advice or counsel regarding any aspect of, or is in any way whatsoever associated with this Amendment No. 1 to the Registration Statement. Such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this Amendment No. 1 to the Registration Statement.

Risk Factors Summary

Investing in the Company’s securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 49 before deciding to invest in the Company’s securities. If any of these risks actually occurs, the Company’s business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of the Company’s securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks the Company faces:

Risks Relating to the Regulatory Environment

·	The regulatory environment surrounding Hemp is uncertain, varies among jurisdictions, and is subject to change.

·	The future of Hemp regulation at the Federal level is unclear.

·	The Company’s products are subject to numerous and diverse regulatory requirements which may restrict the Company’s ability to sell its product, and regulatory compliance costs may affect the Company’s business and financial results.

·	Compliance with changes in legal, regulatory and industry standards may adversely affect the Company’s business.

·	The Company is subject to regulations that could impact its ability to sell its product internationally.

·	Entry into international markets diverts management attention and requires financial resources that could be spent elsewhere and poses increased costs due to numerous banking, compliance, financial, legal, market, and reputational issues.
·	The Company's acquisition of Abacus may expose it to unknown regulatory compliance risks.

·	The designation of cannabinoids as a New Dietary Ingredient (NDI) or as an impermissible adulterant are uncertain.

·	The FDA Interpretation of IND Preclusion could harm the Company’s ability to sell its products.

·	FDA enforcement against the unlawful sale and marketing of CBD products under the FD&C Act could target the Company and adversely impact the Company’s business and financial position.

·	The FTC may take enforcement actions against companies selling CBD products, including the Company.

·	The DEA Interpretation of the 2018 Farm Bill could cause the DEA to take enforcement action against the Company’s intermediate Hemp products.

·	Any inability to obtain required regulatory approval and permits could limit the Company’s ability to conduct its business.

·	The Company is subject to environmental, health and safety laws, compliance with such laws may be costly, and any failure to comply with such laws could negatively impact the Company’s results of operations or financial position.

·	Regulatory uncertainty with respect to anti-money laundering laws and regulations impact on the CBD and marijuana-related businesses, if revised or resolved unfavorably to the Company’s interests, may have an adverse effect on the Company’s business.
·	As a marijuana/Cannabis related business, the Company may have difficulty accessing banking services due to the illegality of marijuana under federal law.

·	The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.

·	The Company could be liable for fraudulent or illegal activity by its employees, contractors and consultants resulting in significant financial losses to claims against the Company.

·	The Company faces security risks related to its physical facilities.

Risks Relating to the Company’s Business and Industry

·	The consequences of COVID-19 and the governmental response to contain the pandemic could negatively impact the Company’s business and results of operations, financial condition, and share price.

·	The accuracy of the financial projections prepared by management in connection the Arrangement with Abacus may prove inaccurate and there can be no assurance that the financial projections in connection with the Arrangement will be realized.

·	The Company depends on the success of the Company’s products, and the Company’s products may not achieve market acceptance.

·	The Company’s products have a limited shelf life and product inventory may reach its expiration prior to sale.

·	The Company’s quality control systems may not prove successful.

·	Reliance on the Stanley Brothers brand could have negative consequences.

·	The Company depends on various third parties for the supply, manufacture, and testing of the Company’s products. No assurance can be given that these relationships will continue on favorable terms, or at all.

·	The Company’s manufacturers and suppliers must meet cGMP requirements and failure on their part to do so could have adverse consequences for the Company.

·	The Company’s manufacturers and suppliers must remain in compliance with the Hemp production and manufacturing laws of the states in which they operate.

·	If product liability claims are brought against the Company, it could incur substantial liabilities.

·	There may be adverse consequences to the Company's end users should they test positive for trace amounts of THC attributed to use of the Company's products.

·	The Company may be unable to obtain adequate crop insurance.

·	The Company may be unable to obtain or maintain high quality farmland sufficient for its hemp cultivation needs.

·	Climate change could exacerbate certain of the risks inherent in the Company’s agricultural operations.

·	Hemp is subject to specific agricultural risks, which could negatively impact the Company’s cultivation efforts.

·	The Company relies on third-parties for the transportation of its hemp and hemp derived products, any delay or failure by these third-parties to meet the Company’s transport needs could impact the Company’s operations and financial performance.

·	The Company faces intense competition in a new and growing industry.

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·	The business interests of the Stanley Brothers may conflict with that of the Company.

·	Changing consumer preferences could impact the Company’s ability to attract and retain customers.

·	The Company’s customers may not adequately support its products or its relationships with such retailers may deteriorate.

·	The Company depends on the popularity and acceptance of its brand portfolio.

·	Supply chain issues, including significant price fluctuations or shortages of materials, and distribution challenges may increase the Company’s cost of goods sold and cause its results of operations and financial condition to suffer.

·	The Company may not be able to successfully implement its growth strategy on a timely basis or at all.

·	The market for the Company’s products and industry is difficult to forecast due to limited and unreliable market data.

·	The Company depends on key personnel and its ability to attract and retain employees.

·	From time to time, the Company may rely on debt financing for some of its business activities and there can be no assurance the Company will be able to continue to access such credit, or that it will be able to comply with the terms of such credit.

·	The Company may have difficulty obtaining insurance to cover its operational risks.

·	The Company may be subject to growth-related risks, including capacity constraints and pressure on its internal systems and controls.

·	The Company may acquire other companies which could divert management’s attention, result in additional dilution to the Company’s Shareholders and otherwise disrupt the Company’s and harm its operating results.

·	The Company’s intellectual property may be difficult to protect.

·	The Company is involved in litigation, including class action litigation matters, and there may be additional litigation in the future in which it will be involved.

·	Trade secrets may be difficult to protect.

·	The Company’s status as a public benefit company and a Certified B Corp may not result in the benefits that the Company anticipates.

·	As a public benefit company, the Company has a duty to balance a variety of interests that may result in actions that do not maximize Shareholder value.

·	As a benefit company, the Company may be subject to increased legal proceedings concerning its duty to balance Shareholder and public benefit interests, the occurrence of which may have an adverse impact on the Company’s financial condition and results of operations.

·	The Company contracts with certain third parties for portions of its operations; should a third party be subject to insolvency or otherwise be unable or unwilling to perform their obligations to the Company, it could negatively impact the Company's operations.

Risks Relating to the Company’s Securities

·	The Company has a history of losses and expects to continue to incur losses in the future.

·	The Company anticipates requiring substantial additional financing to operate its business and it may face difficulties acquiring additional financing on terms acceptable to the Company or at all.

·	The Company has discretion in the use of proceeds from its securities issuances.

·	There is a limited market for the Company’s Common Shares and warrants.

·	The market price of the Company’s Common Shares and other listed securities may be volatile.

·	The Company does not intend to pay dividends on its Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of the Company’s Common Shares.

·	The Company is a holding company and its earnings depend on the earnings and distributions of its subsidiaries.

·	Future sales of Common Shares by Shareholders, directors or officers could create volatility in the Company’s share price.

·	A small number of Shareholders may exercise significant influence on matters submitted to Shareholders for approval.

·	The Company may issue an unlimited number of Shares, and additional issuances could dilute a Shareholder’s holdings.

·	Purchasers of the Company’s Common Shares may experience immediate and substantial dilution of their investment.

·	The elimination of monetary liability against the Company’s directors, officers, and employees under British Columbia law and the existence of indemnification rights for the Company’s obligations to its directors, officers, and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.

·	There may be difficulty in enforcing judgments and effecting service of process on directors and officers that are not citizens of the United States.
·	The Company’s Articles provide that the Supreme Court of British Columbia, Canada and the Court of Appeal of British Columbia, Canada shall, to the fullest extent permitted by law, be the sole and exclusive forum for derivative actions, actions relating to breaches of fiduciary duty, and other matters, creating a conflict with U.S. federal securities laws, which may limit the ability to obtain a favorable judicial forum for disputes with the Company.

·	The Company is subject to both U.S. and Canadian income tax and is treated as a U.S. domestic company for U.S. federal income tax purposes.

General Risk Factors

·	Investment in the Company’s Shares is speculative, involves risk, and there is no guarantee of a return.

·	Product recalls and returns could adversely affect the Company’s operating results and financial condition.

·	Certain employees or directors of the Company may have interests that conflict with those of the Company.

·	The future growth of the Company depends on the effectiveness and efficiency of its advertising and promotional expenditures to attract and retain customers.

·	The use of customer information and other personal and confidential information creates compliance risks.

·	The Company faces risks related to its information technology systems and potential cyber-attacks and security and privacy breaches.

·	Demand for the Company’s products and services are influenced by general economic and consumer trends beyond the Company’s control.

·	The costs of being a public company are high and may strain the Company’s resources.

·	The Company’s internal controls over financial reporting may not be effective, and the Company’s independent auditors may not be able to certify as to their effectiveness, which could have a material and adverse effect on the Company’s business.

·	The Company may have to amend prior financial reporting.

·	If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about the Company, its business or its market, its share price and trading volume could decline.

·	Changes in tax laws could require the Company to pay additional tax amounts, decreasing the amount of capital available to the Company.

·	The Company may be subject to impairment of goodwill and intangible assets.

Glossary of Key Terms and Definitions

In this Amendment No. 1 to the Registration Statement, unless otherwise indicated or the context otherwise requires, the following terms shall have the indicated meanings. Words importing the singular include the plural and vice versa and words importing any gender include all genders. A reference to an agreement means the agreement as it may be amended, supplemented or restated from time to time.

“2014 Farm Bill” means section 7606 of the Agricultural Act of 2014.

“2018 Farm Bill” means the Agricultural Improvement Act of 2018.

“Abacus” means Abacus Products, Inc., a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc. that was continued under the laws of British Columbia.

“Abacus Shares” has the meaning ascribed thereto under the heading “Business – Corporate Structure – Intercorporate Relationships.”

“Abacus Subsidiaries” means the wholly-owned subsidiaries of Abacus being Abacus Health Products, Inc., Abacus Wellness, Inc. and CBD Pharmaceuticals Ltd.

“Abacus U.S.” means Abacus Health Products, Inc.

“Aidance” means Aidance Scientific, Inc.

“Arrangement” has the meaning ascribed thereto under the heading “Business – Corporate Structure – Intercorporate Relationships.”

“Arrangement Agreement” has the meaning ascribed thereto under the heading “Business – Corporate Structure – Intercorporate Relationships.”

“Articles” means the terms and provisions of the Company’s notice of articles and articles, as amended.

“associate” when used to indicate a relationship with a person or company, has the meaning set forth in the Securities Act (British Columbia), RSBC 1996, c 418, as amended, including the regulations promulgated thereunder.

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended, including the regulations promulgated thereunder.

“Board of Directors” or “Board” means the board of directors of the Company, as constituted from time to time, including, where applicable, any committee thereof.

“Canadian Securities Laws” means the securities legislation and regulations, and the instruments, policies, rules, orders, codes, notices and interpretation notes, of the securities regulatory authorities of any applicable jurisdiction, or jurisdictions collectively, in Canada, as well as applicable stock exchanges (including the TSX).

“Cannabis” means Cannabis sativa L.

“Cannabis Act” means the Cannabis Act (Canada).

“CBCA” Colorado Business Corporation Act.

“CBD” means cannabidiol, a phytocannabinoid derived from the Cannabis plant.

“CBN” means cannabinol, a phytocannabinoid derived from the Cannabis plant.

“CDA” means the Colorado Department of Agriculture.

“CDPHE” means the Colorado Department of Public Health and Environment.

“Certified B Corp” means an entity certified by B Lab, an independent nonprofit organization, as meeting rigorous standards of social and environmental performance, accountability and transparency. This does not refer to a particular form of legal entity.

“cGMP” means current good manufacturing practices.

The “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Shares” means the common shares without par value in the capital of the Company.

“Company” or “Charlotte’s Web” means Charlotte’s Web Holdings, Inc. and its subsidiaries, Charlotte’s Web, Inc., Abacus Products, Inc., Abacus Health Products, Inc., Abacus Wellness, Inc. and CBD Pharmaceuticals, Ltd.

“Compensation Committee” means the compensation committee of the Board.

“CPG” means consumer packaged goods.

“CSA” means the U.S. Controlled Substances Act, 21 USC § 801 et. seq.

“CSE” means the Canadian Securities Exchange.

“CW” means Charlotte’s Web, Inc., a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc. that was re-domiciled in and amalgamated under the laws of Delaware.

“CW Labs” means the Company’s Charlotte’s Web Labs.

“DEA” means the U.S. Drug Enforcement Agency.

“DEA IFR” means the interim final rule issued August 21, 2020, concerning the USDA IFR implementation of the 2018 Farm Bill, where the DEA IFR purports to clarify that material that exceeds 0.3% delta-9 THC remains controlled in Schedule I of the CSA.

“DSHEA” means the Dietary Supplement Health and Education Act of 1994.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning ascribed thereto under the heading “General Development of the Business — History and Development of the Company; Three-Year History — Financial year ended December 31, 2020.”

“FDA” means the U.S. Food and Drug Administration.

“FD&C Act” means the Food, Drug, and Cosmetic Act, Title 21, Chapter 9, United States Code.

“FinCEN” means the Financial Crimes Enforcement Network.

“FinCEN Memo” has the meaning ascribed thereto under the heading “Regulatory uncertainty with respect to anti-money laundering laws and regulations impact on the CBD and marijuana-related businesses, if revised or resolved unfavorably to the Company’s interests, may have an adverse effect on the Company’s business.”

“FPI Condition” has the meaning ascribed thereto under the heading “Description of the Registrant’s Securities to be Registered — Conversion Conditions.”

“FSHE” means full spectrum hemp extracts containing naturally occurring CBD.

“FTC” means the Federal Trade Commission.

“GRAS” means Generally Recognized as Safe.

“hemp” means any part of the Cannabis plant having no more than three-tenths of one percent (0.3%) concentration of THC on a dry-weight basis.

“Hemp” means the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a THC concentration of not more than 0.3% on a dry weight basis.

“IND” means Investigative New Drug Application.

“IND Preclusion” refers to the FDA’s position that CBD cannot be marketed in a dietary supplement on the basis that substantial clinical trials studying CBD as a new drug were made public prior to the marketing of any food or dietary supplement containing CBD, and therefore food or dietary supplements are precluded from containing this ingredient.

“IPO” means the Company’s initial public offering that closed on August 30, 2018.

“Legacy Option Plan” means the CWB Holdings, Inc. 2015 Stock Option Plan.

“LOFT” has the meaning ascribed thereto under the heading “Business – General Development of the Business – History and Development of the Company; Three-Year History - Financial year ended December 31, 2019.”

“LTIP” means the amended and restated Charlotte’s Web Holdings, Inc. 2018 Long-Term Incentive Plan.

“Marijuana” or “marihuana” means all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin. The terms “marijuana” or “marihuana” do not include Hemp or hemp, or the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination.

“NDI” means New Dietary Ingredient.

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations of the Canadian Securities Administrators.

“NI 52-110” means National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators.

“ODA” has the meaning ascribed thereto under the heading “Regulatory Framework — United States Regulatory Matters — State Regulation of Hemp — Oregon.”

“Odd Lot” has the meaning ascribed thereto under Item 11 - “Description of the Registrant’s Securities to be Registered— Take-Over Bid Protection.”

“PVS” or “Proportionate Voting Shares” means proportionate voting shares in the capital of the Company.

“R&D” means research and development.

“Regulation S” means Regulation S as defined under the U.S. Securities Act.

“RSAs” means restricted stock awards of the Company.

“SEC” means the Securities and Exchange Commission.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Shareholders” means the holders of Shares.

“Shares” means Common Shares and PVSs.

“Stanley Brothers” means, collectively, Josh Stanley, Joel Stanley, Jesse Stanley, Jon Stanley, Jordan Stanley, Jared Stanley and J. Austin Stanley.

“Stanley Brothers USA” has the meaning ascribed thereto under the heading “Business – General Development of the Business – General.”

“taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, provincial Crown royalties, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.

“THC” means delta-9 tetrahydrocannabinol.

“TSX” means the Toronto Stock Exchange.

“USDA” means the United States Department of Agriculture.

“USDA IFR” means the interim final rule dated October 31, 2019 issued by the USDA in respect of commercial production of Hemp in the United States.

“USDA FR” means the final rule published January 19, 2021 and effective March 22, 2021, issued in respect of commercial production of Hemp in the United States.

“U.S. GAAP” means United States generally accepted accounting principles.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Warning Letter” has the meaning ascribed thereto under the heading “Regulatory Framework — United States Regulatory Matters — FDA Regulation.”

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ITEM 1. BUSINESS

Corporate Structure

Name, Address and Incorporation

Charlotte’s Web Holdings, Inc., a benefit company under the BCBCA and a Certified B Corp headquartered in Denver, Colorado, was incorporated under the BCBCA on May 18, 2018 under the name Stanley Brothers Holdings Inc. On July 12, 2018, the Company changed its name to Charlotte’s Web Holdings, Inc. On August 29, 2018, the Company filed articles of amendment to amend its share capital in connection with its initial public offering to authorize the issuance of Common Shares, preferred shares and Proportionate Voting Shares of the Company. See “Description of the Registrant’s Securities to Be Registered – Description of the Company’s Securities” for more information about the Company’s current share capital. The Company’s Common Shares are listed on the TSX under the symbol, “CWEB.” The Company’s Common Shares are also quoted on the OTCQX in the United States under the symbol, “CWBHF.”

The Company’s head office is located at 1801 California Street, Suite 4800, Denver, Colorado, United States 80202 and its registered and records office is located at 2800 Park Place, 666 Burrard Street, Vancouver, British Columbia, Canada V6C 2Z7. The Company’s website address is www.charlottesweb.com. The information provided on the Charlotte’s Web website is not part of this Amendment No. 1 to the Registration Statement.

Public Benefit Company Status

In August 2019, at the annual general and special Shareholder meeting, the Company’s Shareholders approved an amendment to the Company’s Notice of Articles and Articles to allow the Company to become a benefit company under the BCBCA, as a demonstration of its long-term commitment to conducting its business in a responsible and sustainable manner and promoting one or more public benefits. The Company became a benefit company under the BCBCA on July 24, 2020.

Benefit companies are a relatively new class of corporations in British Columbia that are formally and legally empowered to conduct their business in a responsible and sustainable manner and promote one or more public benefits. Under British Columbia law, benefit companies are required to identify in their Articles the public benefit or benefits they will promote. Their directors have a duty to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and promoting the company’s public benefits and must balance this duty with their general fiduciary duties under section 142(1)(a) of the BCBCA to act honestly and in good faith with a view to the best interests of the company. As a benefit company, the Company must balance a variety of interests that may result in actions that do not maximize shareholder value as the Board must balance the interests of shareholders and stakeholders in working to achieve the Company’s public benefits. See “Risk Factors – As a public benefit company, the Company has a duty to balance a variety of interests that may result in actions that do not maximize Shareholder value.”

Benefit companies also are required under the BCBCA to publish on their websites an annual benefit report that assesses, against a selected third-party standard, their performance, in carrying out the commitments set out in the benefit company’s benefit provisions. The Company’s annual benefit report discloses, in relation to the most recently completed fiscal year, (a) a fair and accurate description of the ways it demonstrated commitment to conducting its business in a responsible and sustainable manner, and to promoting the public benefits specified in its Articles; (b) a record of assessment based on a third-party standard; and (c) the circumstances, if any, that hindered the Company’s endeavors to carry out the commitments set out in the Company’s benefit provision. For so long as the Company is a benefit company under the BCBCA, the Company will include an annual benefit report as part of its annual proxy materials sent to its Shareholders and post the report to its website.

For the Company’s benefit report relating to the year ended December 31, 2020, the Company selected B Lab as the third-party standard against which to measure its performance. B Lab conducted a B Impact Assessment of the Company. The B Impact Assessment is an assessment of a company’s governance and its impact on its workers, customers, community, and environment. The B Impact Assessment of the Company is posted on the B Lab website and was included in the Company’s inaugural benefit report in respect of the year ended December 31, 2020.

The Company’s public benefit, as provided in its amended and restated Articles, is “to pioneer the way to healthier lives, stronger communities, and a more bountiful planet by making it easier for everyone to access the natural restorative power of plants.” Accordingly, this social focus includes contributing to non-profit organizations and charities, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company also supports non-profits that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.). By doing so, the Company believes that socially oriented actions will ultimately have a positive impact on the Company, its employees, and its Shareholders. The Company’s stated mission is to “unleash the healing power of botanicals with compassion and science benefitting the planet and all who live upon it”. Becoming a benefit company underscores the Company’s commitment to its purpose and its Shareholders.

In addition to being a benefit company, the Company is a “Certified B Corp”, as certified by B Lab, the US non-profit organization which administers this certification . Certified B Corps (also referred to as B Corps) are for-profit companies that use the power of business to build a more inclusive and sustainable economy. Certified B Corps are required to consider the impact of their decisions on all stakeholders: customers, workers, communities, and the environment. These requirements are aligned with the Company’s socially conscious founding principles, and formalizes its commitment to environmental, social, and governance issues for stakeholders. The Company’s status as a Certified B Corp is distinct from and has no impact on its status as a benefit company under the BCBCA. Though the Company has chosen to use B Lab’s criteria for its required annual impact assessment under the BCBCA, the Company is not required to do so and could select another criteria if it desired.

Intercorporate Relationships

The following diagram shows the Company’s subsidiaries as at December 31, 2020, and the date hereof, and relationships among Charlotte’s Web and its wholly-owned subsidiaries. See Exhibit 21.1 to this Amendment No. 1 to the Registration Statement for a list of subsidiaries of the Company.

The Company was created to indirectly acquire and hold all of the shares of common stock of CWB Holdings, Inc., the corporate entity initially created by the Stanley Brothers in 2013. See “General Development of the Business of the Company” below.

Charlotte’s Web, Inc. was incorporated under the name Stanley Brothers, Inc. under the laws of Delaware on June 15, 2018 and is a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc. CWB Holdings, Inc. was incorporated under the CBCA on December 8, 2013 under the name Stanley Brothers Social Enterprises, LLC, and on June 19, 2015, changed its name to CWB Holdings, LLC. On December 30, 2015, it converted from a limited liability company to a corporation pursuant to Colorado law and changed its name to CWB Holdings, Inc. On August 30, 2018, CWB Holdings, Inc. merged into Stanley Brothers, Inc. pursuant to a merger agreement and the resulting entity, a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc., changed its name to Charlotte’s Web, Inc. (the “Reorganization”).

Effective as of June 11, 2020, the Company and Abacus completed an arrangement pursuant to an arrangement agreement (the “Arrangement Agreement”) whereby the Company acquired all of the issued and outstanding subordinate voting shares of Abacus (the “Abacus Shares”) after conversion of all outstanding proportionate voting shares of Abacus into Abacus Shares (the “Arrangement”). Abacus was a corporation governed by the provisions of the Business Corporations Act (Ontario) (“OBCA”) resulting from the amalgamation under the OBCA of 1194137 Ontario Inc. and Silver Circle Compact Disc Books Inc. completed on October 30, 1996. Abacus was then known as World Wide Interactive Discs Inc. and changed its name to World Wide Co-Generation Inc. on February 13, 2004 and to World Wide Inc. (“World Wide”) on July 17, 2007. On December 21, 2018, Abacus, Abacus Health Products, Inc. (“Abacus U.S.”) and World Wide Subco Inc. (“MergerSub”) entered into an agreement and plan of merger dated December 21, 2018 among Abacus (formerly World Wide), MergerSub and Abacus U.S (the “Merger Agreement”) pursuant to which Abacus U.S. and MergerSub agreed that MergerSub would merge with and into Abacus U.S. under the Delaware General Corporation Law, with Abacus U.S. being the surviving corporation. As a result of the merger of MergerSub and Abacus U.S. and the transactions contemplated under the Merger Agreement (collectively, the “RTO Transaction”), upon closing on January 29, 2019, the securityholders of Abacus U.S. became securityholders of Abacus and Abacus U.S., as the surviving corporation under the merger, became the operating subsidiary of Abacus. On January 28, 2019, in connection with the RTO Transaction, Abacus changed its name to Abacus Health Products, Inc. On August 24, 2020, Abacus Health Products, Inc. continued from the OBCA to the BCBCA and changed its name to Abacus Products, Inc.

General Development of the Business

General

Charlotte’s Web Holdings, Inc., a Certified B Corp headquartered in Denver, Colorado, is a market leader in innovative hemp extract wellness products under a family of brands which includes Charlotte’s Web™, CBD Medic™, CBD Clinic™, and Harmony Hemp™. Charlotte’s Web branded premium quality products start with proprietary hemp genetics that are 100% American farm grown and manufactured into hemp extracts containing naturally occurring phytocannabinoids including CBD, cannabichromene (CBC), cannabigerol (CBG), cannabinol (CBN), terpenes, flavonoids and other beneficial hemp compounds. The Company’s Charlotte’s Web Labs (“CW Labs”) R&D science division is located at the University at Buffalo in New York which is part of the State University of New York (SUNY) system of 64 universities. Charlotte’s Web product categories include full spectrum hemp extract oil tinctures (liquid products), gummies (sleep, stress, immunity, exercise recovery), capsules, CBD topical creams and lotions, as well as products for pets. Charlotte’s Web products are distributed to more than 14,000 retail outlets and 8,000 health care practitioners, and online through the Company’s website at www.CharlottesWeb.com. The information provided on the Charlotte’s Web website is not part of this Amendment No. 1 to the registration statement.

The Company’s primary products are made from high quality and proprietary strains of whole-plant hemp extracts containing a full spectrum of phytocannabinoids, terpenes, flavonoids and other hemp compounds. The Company believes the presence of these various compounds work synergistically to heighten the effects of the products, making them superior to single-compound isolates.

Hemp extracts are produced from Hemp. The Company is engaged in research involving a broad variety of compounds derived from Hemp. Where such research indicates that a product with a greater than 0.3% THC level may have a potential therapeutic use, the Company may consider pursuing development of that use in jurisdictions where it is legal to do so in accordance with applicable regulations and if consistent with the Company’s founding principles.

The Company does not currently produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis plants. On March 2, 2021, Charlotte’s Web executed an Option Purchase Agreement (the “SBH Purchase Option”) pursuant to which the Company has the option to acquire Stanley Brothers USA Holdings, Inc. (“Stanley Brothers USA”), a Cannabis wellness incubator. Until the SBH Purchase Option is exercised, both Charlotte’s Web and Stanley Brothers USA will continue to operate as standalone entities in the US. Outside of the US, the companies are able to explore opportunities where Cannabis is federally permissible. At this time, however, the Company does not have any plans to expand into high-THC products in the near future.

The Company’s current product categories include tinctures (liquid product), capsules, gummies, sprays, pet oils and treats, and topical products.  The Company’s products are distributed through its e-commerce website, third-party e-commerce websites, select distributors, health practitioners, and a variety of brick-and-mortar specialty retailers.

The Company grows its proprietary hemp on farms leased in northeastern Colorado and sources high quality hemp through contract farming operations in Kentucky and Oregon.

The Company continues to invest in R&D efforts to identify new product opportunities. Management is working to expand the Company’s production capacity, sales and marketing infrastructure, and to find opportunities for continuous improvement in the supply chain and proactively define the competitive landscape. The Company is working to capitalize on the rapidly emerging botanical wellness products industry by driving customer acquisition and retention, as well as accelerating national and international retail expansion. In addition, the Company may consider expanding its product line beyond Hemp-based products should the science and the Company’s founding principles support such expansion.

In furtherance of the Company’s R&D efforts, the Company has established CW Labs, an internal division for R&D, to substantially expand the Company’s efforts around the science of hemp derived compounds. CW Labs aims to support the Company’s product portfolio with studies and science-based innovation. CW Labs is currently engaged in double-blind, placebo-controlled human clinical trials addressing hemp-based solutions for several need states. CW Labs is located in Louisville, Colorado at the Company’s production and distribution facility and the Hauptmann Woodward Research Institute on the campus of the University at Buffalo’s Jacobs School of Medicine and The Center for Integrated Global Biomedical Sciences through which it fosters collaborations throughout the State University of New York network of 64 national and international research and medical institutions. In November 2019, the Company announced a collaboration between CW Labs and the University at Buffalo’s Center for Integrated Global Biomedical Sciences to advance hemp cannabinoid science through a research program that provides a better understanding of the potential therapeutic uses of cannabinoids.

History and Development of the Company; Three-Year History

The Stanley Brothers founded CWB Holdings, Inc. (predecessor to CW) on December 8, 2013. CWB Holdings, Inc. was initially formed under the CBCA under the name Stanley Brothers Social Enterprises, LLC, and on June 19, 2015, changed its name to CWB Holdings, LLC. On December 30, 2015, it converted from a limited liability company to a corporation pursuant to Colorado law and changed its name to CWB Holdings, Inc. On August 30, 2018, CWB Holdings, Inc. merged into Stanley Brothers, Inc. and the resulting entity, a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc., changed its name to Charlotte’s Web, Inc.

Between 2016 and 2017, the Stanley Brothers made the decision to expand cultivation activities into Kentucky and Oregon to diversify CWB Holdings, Inc.’s Hemp farming operations for the purpose of (i) hedging production against weather-related events, and (ii) accessing services of experienced hemp farming operations with a view to maintain access to an additional supply of Hemp.

In November 2016, CWB Holdings, Inc. introduced its first capsule product line, and in February 2017, CWB Holdings, Inc. launched a new product called PAWS, for canine use.

In June 2020, Charlotte’s Web and Abacus completed the Arrangement and the Company acquired all of the issued and outstanding Abacus Shares. Abacus U.S. was formed in September 2014 as a subsidiary of Aidance, a developer and manufacturer of topical dermatology products founded in 2004. Leveraging the resources and know-how of Aidance under licensing rights and manufacturing and services agreements, Abacus U.S. pursued in 2015 the development of a line of topical pain relief medications. The commercialization of products under the CBD CLINIC™ line started in the third quarter of 2016 to healthcare practitioners throughout the United States that specialize in pain management, particularly in the chiropractic industry. By January 2017, Abacus U.S. was selling CBD CLINIC™ products directly to approximately 100 practitioners. During the year, Abacus U.S. also began selling its CBD CLINIC™ products through national distributors that sell to practitioners, mainly chiropractors and massage therapists. By December 2018, an estimated 10,000 practitioners had become customers and resellers of CBD CLINIC™ products.

In 2017, Abacus U.S. introduced three analgesic massage oils under the CBD CLINIC™ line and, later in 2017, Abacus U.S. developed a pain stick that allowed the user to apply the medication without needing to touch the ointment with one’s hands. Sales for the pain stick grew quickly following its launch in the fourth quarter of 2017.

Also in 2017, Abacus U.S. began developing its CBDMEDIC™ line of products, to be sold to retailers and directly to consumers. Abacus U.S. launched the commercialization of these products in the third quarter of 2018. Abacus U.S. then began selling its CBDMEDIC™ products to retail pharmacy chains and directly through its e-commerce platform.

Financial year ended December 31, 2018

On August 30, 2018, the Company announced the closing of its initial public offering and secondary offering of its Common Shares at a price of C$7.00 per Common Share for total gross proceeds of C$115,115,000. Charlotte’s Web sold 13,312,150 Common Shares under the IPO, for total gross proceeds to the Company of C$93,185,050, while certain selling shareholders under the IPO sold an aggregate of 3,132,850 Common Shares, for total gross proceeds to the selling shareholders of C$21,929,950. Under the IPO, the Common Shares were offered for sale by Canaccord Genuity Corp., as lead underwriter, together with GMP Securities L.P., PI Financial Corporation, and Cormark Securities Inc. (collectively, the “IPO Underwriters”) pursuant to an underwriting agreement (the “IPO Underwriting Agreement”) dated August 23, 2018 entered into among the IPO Underwriters, Charlotte’s Web Holdings, Inc., CWB Holdings, Inc. and the following individuals and entities: Aiko Trust, CK&J Irrevocable Trust, Master and A Hound Irrevocable Trust, Paulina Irrevocable Trust, Tristan 2 Arlo Irrevocable Trust, Blue Water Irrevocable Trust, J. Austin Stanley, Arvesa Corp., Kristi Fontenot, Little Sis Trust, Lynn Kehler, Proverbs 31 Woman Irrevocable Trust, M, C and C Special Needs Trust, Graham Carlson and Old Faithful Trust (collectively, the “IPO Selling Shareholders”). Pursuant to the terms of the IPO Underwriting Agreement, in consideration for their services in connection with the IPO, Charlotte’s Web Holdings, Inc. and the IPO Selling Shareholders paid the IPO Underwriters a fee equal to 6.0% of the aggregate gross proceeds of the IPO (C$0.42 per Common Share), for an aggregate cash commission of C$6,006,000 and broker warrants exercisable for two years from the closing date to purchase Common Shares equal to 3.0% of the number of Common Shares sold under the IPO at an exercise price equal to C$7.00. Under the terms of the IPO Underwriting Agreement, the Company indemnified the IPO Underwriters for certain customary matters in connection with the IPO.

In connection with the Company’s IPO, on August 30, 2018, the Company completed the Reorganization whereby CWB Holdings, Inc. merged into Stanley Brothers, Inc. and the resulting entity, a wholly-owned subsidiary of the Company, changed its name to Charlotte’s Web, Inc. To effect the Reorganization and acquire Charlotte’s Web, Inc.: (i) CWB Holdings, Inc. merged into Stanley Brothers, Inc., a newly-formed wholly-owned Delaware subsidiary of the Company, and the surviving Delaware corporation was named “Stanley Brothers, Inc.” (the “Merger”); and (ii) as consideration for the Merger, the shareholders of CWB Holdings, Inc. exchanged their shares in CWB Holdings, Inc. for shares in the Company as follows:

·	the Company’s authorized share capital was comprised solely of (i) an unlimited number of Common Shares; (ii) an unlimited number of Proportionate Voting Shares; and (iii) an unlimited number of preferred shares, issuable in series. See “Description of the Registrant’s Securities to Be Registered – Description of the Company’s Securities.”

·	CWB Holdings, Inc., a Colorado corporation, merged with and into Stanley Brothers, Inc., a newly-formed wholly-owned Delaware subsidiary of the Company, pursuant to Colorado and Delaware law. Stanley Brothers, Inc. was the surviving corporation and continued as Stanley Brothers, Inc. and, through the Merger, CWB Holdings, Inc. became a wholly-owned subsidiary of the Company and all of the existing shareholders of CWB Holdings, Inc. exchanged their securities as follows (the “Reorganization Consideration”):

o	the shares of common stock of CWB Holdings, Inc. owned as of immediately prior to the effective time of the Merger (other than any dissenting shares, as described below) were converted into the right to receive from the Company one (1) Proportionate Voting Share for every 44.444 shares of common stock of CWB Holdings, Inc. exchanged (the “Proportionate Exchange Ratio”), which ratio was intended to give effect to a 9:1 split of the common stock of CWB Holdings, Inc. in connection with the exchange of such stock for Proportionate Voting Shares and any fractional Proportionate Voting Shares were rounded down to two decimal places; and

o	all outstanding options or other convertible securities of CWB Holdings, Inc. were amended or converted into the right to acquire Proportionate Voting Shares from the Company upon materially the same terms, taking into account the Proportionate Exchange Ratio and an adjustment of the exercise price accordingly.

·	All of the issued and outstanding shares of CWB Holdings, Inc. were cancelled and the shareholders of CWB Holdings, Inc. ceased to have any rights in CWB Holdings, Inc. other than the right to receive the Reorganization Consideration or any rights of dissenting shareholders, as applicable.

·	The Company issued the Reorganization Consideration to the former holders of CWB Holdings, Inc. securities.

The rights of dissent of the holders of common stock of CWB expired on August 18, 2018, and no notices of dissents were received.

In order to effect the Reorganization, in accordance with the CBCA, Delaware General Corporation Law and Stanley Brothers Inc.’s restated certificate of incorporation, CWB Holdings, Inc. obtained the approval of its board of directors and a majority of the outstanding shares of capital stock held by CWB Holdings, Inc. shareholders entitled to vote.

On August 30, 2018, the Reorganization occurred and CW became a wholly-owned subsidiary of Charlotte’s Web Holdings, Inc. On August 30, 2018, the Common Shares commenced trading on the CSE under the symbol “CWEB.”

On September 6, 2018, the Company closed a non-brokered private placement offering of 802,246 Common Shares at C$7.00 per Common Share for total gross proceeds of C$5,615,722.

The Company announced on October 16, 2018, that it had surpassed 3,000 retail locations across the United States, up from 2,000 locations as at the 2017 financial year end.

On December 20, 2018, the United States Congress approved the 2018 Farm Bill. Under the 2018 Farm Bill, Hemp was permanently removed from the CSA and out of the jurisdiction of the DEA. Hemp became an agricultural commodity governed by the USDA.

Financial year ended December 31, 2019

On January 3, 2019, the Company announced that a Chief Executive Officer transition was planned in 2019 to support the Company’s continued evolution. The Company announced that the Board began the search process to find a successor Chief Executive Officer, and that the Company’s current Chief Executive Officer, Hesaam Moallem, would continue in the role until his successor has been appointed. Hesaam Moallem resigned as a director to support the transition.

Effective January 15, 2019, Eugenio Mendez joined the Company in the newly formed role of Chief Growth Officer. Effective January 28, 2019, Stephen Lermer joined the Company in the newly formed role of Chief Operating Officer.

On January 15, 2019, the Company reported its 2018 harvested hemp results, announcing a 10 times growth in harvested hemp as compared to its 2017 grow season. In addition, the Company announced that it had received certification from the U.S. Hemp Authority™, which requires meeting or exceeding stringent self-regulatory standards for cGMP and passing an annual third-party audit.

On April 9, 2019, the Company filed a (final) short form base shelf prospectus with the securities regulatory authorities in each of the Provinces of Canada, except Quebec, which would allow the Company to qualify the distribution by way of prospectus in Canada of up to C$500,000,000 of Common Shares, preferred shares, warrants, subscription receipts, units, or any combination thereof, during the 25-month period that the base shelf prospectus is effective. The specific terms of any offering under the base shelf prospectus would be established in a prospectus supplement, which will be filed with the applicable Canadian securities regulatory authorities in connection with any such offering. On April 10, 2019, the Company received a receipt for the (final) short form base shelf prospectus from the Ontario Securities Commission on behalf of all applicable regulatory authorities.

Adrienne “Deanie” Elsner joined the Company as President and Chief Executive Officer effective May 15, 2019. Ms. Elsner was also appointed to the Board effective May 15, 2019.

On May 7, 2019, the Company announced an expansion of its canine-focused pet products, launching 12 new SKUs comprised of hemp-extract infused chews, flavored and unflavored oils and a topical balm.

On May 8, 2019, the Company announced that it had surpassed 6,000 retail locations across the United States and that it was shipping to four national brand grocery and drugstore retailers.

On May 15, 2019, the Company closed an underwritten public offering of 7,000,000 Common Shares of the Company sold by certain Shareholders of the Company at a price of C$20.00 per Common Share for total gross proceeds of C$140,000,000. The offering was conducted pursuant to the terms of an amended and restated underwriting agreement among the Company, a syndicate of underwriters led by Canaccord Genuity Corp. and including Cormark Securities Inc., Eight Capital and PI Financial Corp., and the selling Shareholders dated May 13, 2019. The Company did not receive any proceeds from the sale of Common Shares by the selling Shareholders under the offering. In connection with this offering, the Company filed a prospectus supplement dated May 13, 2019 to the final base shelf prospectus of the Company dated April 8, 2019. On May 24, 2019, the underwriters exercised their over-allotment option in full to purchase an additional 1,050,000 Common Shares from the selling Shareholders at a price of C$20.00 for aggregate gross proceeds to the selling Shareholders under the exercise of the over-allotment of C$21,000,000.

On May 30, 2019, the Company’s Common Shares were voluntarily delisted from the CSE and as of market open on May 31, 2019, the Common Shares commenced trading on the TSX under the symbol “CWEB.”

On June 3, 2019, the Company announced a new product line of hemp extract-infused CBD gummies, made with whole plant extract and featuring synergistic functional ingredients to support specific health-related functions including everyday stress, sleep and recovery from exercise or active lifestyles.

The Company announced on June 19, 2019 that it had planted 862 acres for 2019, a 187% increase from 300 acres planted in 2018, to meeting growing demand.

On July 16, 2019, the Company announced that Tony True joined the Company as Chief Customer Officer, to lead sales strategy and forecasting, customer development and relationships and retail execution.

On July 18, 2019, the Company announced that it had entered into a research initiative with Rodale Institute and Natural Care to pioneer regenerative organic hemp farming, with research to be conducted at Pocono Organics, a start-up regenerative organic farm in Long Pond, Pennsylvania.

The Company announced on July 29, 2019 that The Kroger Co., America’s largest grocery retailer, began carrying Charlotte’s Web products in multiple states, with a plan to roll out to a total of 1,350 store locations in 22 states (Arizona, Arkansas, Colorado, Georgia, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, Montana, Nevada, Oregon, South Carolina, Tennessee, Texas, Utah, Virginia, West Virginia, Washington, Wisconsin, and Wyoming). As of July 29, 2019, Charlotte’s Web was shipping to 5 mass retailers covering 22 states. Combined with specialty retailers, Charlotte’s Web retail distribution in the United States surpassed 8,000 locations.

On July 30, 2019, Charlotte’s Web announced the extension of its research initiative with the Centre for Discovery in New York State to further develop hemp genetics for optimal growing in the region. The project allowed for expansion within the Eastern Appalachian Region and determination of hemp varieties for growth in regional microclimates and local terrain.

On August 8, 2019, the Company announced expansion plans, including the lease of a newly constructed 136,610-square-foot industrial building located at 700 Tech Court in the Colorado Technology Center in Louisville, Colorado. The new cGMP facility (the “LOFT”) would enable the Company to prepare for production, distribution, quality control and R&D expansion to meet increasing demand from the consumer and national retailer channels. In addition, Charlotte’s Web announced a staged build-out of the facility during the third quarter of 2019 and continuing over a two-year period, to allow for production and distribution capacities to align with product demand growth.

On August 15, 2019, Richard Mohr resigned as Chief Financial Officer of the Company and was succeeded by Russell Hammer.

On August 21, 2019, the Company announced that its Shareholders approved an amendment to the Company’s Articles to convert to a benefit company under the BCBCA to reflect the Company’s commitment to using business as a force for good and a catalyst for innovation.

On August 27, 2019, Abacus announced that it entered into a spokesperson and licensing agreement (the “Gronkowski Agreement”) with Rob Gronkowski, a sports celebrity. The Gronkowski Agreement includes a commitment by Gronkowski to support Abacus’ existing products. Consideration for the Gronkowski Agreement and related agreements included payment of an upfront fee, potential future royalties, and an issuance of 302,835 Abacus Shares and warrants to acquire 35,666 Abacus Shares at a price of $15.00 per share (converted to warrants to purchase Common Shares per the terms of the Arrangement), exercisable on or before August 29, 2024. Additional warrants are issuable on an annual basis during the term of the Gronkowski Agreement.

Effective September 7, 2019, the Company changed auditors from MNP LLP to Ernst & Young LLP.

On September 24, 2019, the Company announced that The Vitamin Shoppe, Inc. (NYSE: VSI), an omnichannel specialty retailer of nutritional products, commenced selling the new line of Charlotte’s Web gummies in 738 stores across 45 states, expanding Charlotte’s Web’s product offerings carried by The Vitamin Shoppe to include oil tinctures, liquid capsules and gummies.

On October 9, 2019, Charlotte’s Web announced a relationship with Nielsen Holdings PLC (NYSE: NSLN), a market intelligence company, to provide greater visibility and insights into market-leading trends in the CBD market.

On October 25, 2019, Abacus announced an agreement with Gillette Stadium and Patriot Place (the “Gillette Stadium and Patriot Place Agreement”) to promote awareness of its CBDMEDIC™ brand. The three-tiered partnership includes elements of branding, activation and hospitality for the 2019 and 2020 seasons.

Jacques Tortoroli was appointed to the Board of Directors of the Company effective November 14, 2019 and was appointed to the Audit Committee and Compensation Committee.

On December 3, 2019, the Company closed an underwritten public offering of 5,000,000 units (“2019 Units”) at a price of C$13.25 per 2019 Unit for gross proceeds to the Company of C$66,250,000. Each 2019 Unit was comprised of one Common Share and one half of one Common Share purchase warrant (the “2019 Warrants”), exercisable for a period of two years following the closing date at an exercise price of C$16.50. The 2019 Warrants are listed on the TSX under the symbol “CWEB.WT.” The 2019 Warrants were issued pursuant to a Warrant Indenture between the Company and Odyssey Trust Company, as warrant agent, dated December 3, 2019. The offering was conducted pursuant to the terms of an amended and restated underwriting agreement among the Company, Canaccord Genuity Corp., Cormark Securities Inc., Eight Capital and PI Financial Corp. dated November 25, 2019 (the “November Underwriting Agreement”). In connection with this offering, the Company filed a prospectus supplement dated November 27, 2019 to the final base shelf prospectus of the Company dated April 8, 2019. Pursuant to the terms of the November Underwriting Agreement, in consideration for their services in connection with the offering, the Company paid the underwriters a cash fee equal to 5.0% of the aggregate gross proceeds of the offering (C$0.66 per Common Share), for an aggregate cash commission of C$3,212,500.

During 2019, Abacus secured distribution of its products in several key retailers with CVS Pharmacy, Inc. being the first in February. Weis Markets, Inc., Pharmacare, Inc., Kinney Drugs, SuperValu, Inc., Topps Friendly Markets, Harmon Stores, Inc., Bed Bath & Beyond Inc., Giant Eagle, URM Stores, Inc., Road Runner Sports, Inc., Fruth Pharmacy, Inc., Hartig Drug Stores, Diebergs Markets, Inc., Valu Merchandisers Company, and Walgreen Company, d/b/a Walgreens were added throughout the year.

Financial year ended December 31, 2020

Eugenio Mendez resigned as Chief Growth Officer on January 1, 2020.

On January 31, 2020, the Company announced that Jared Stanley, Company Co-Founder and Vice President of Cultivation Operations, was promoted to Chief Cultivation Officer.

Stephen Lermer resigned as Chief Operating Officer of the Company on January 31, 2020.

On February 14, 2020, the Company announced the manufacturing facility in Boulder, CO obtained NSF International’s certification (“NSF certification”) as a dietary supplements manufacturer that follows all current Good Manufacturing Practices, cGMPs, as outlined by the FDA regulations in Title 21 of the Code of Federal Regulation, Part 111 (21 CFR § 111). NSF certification verifies that the facility has the proper methods, equipment, facilities and controls in place to produce dietary supplement products in a cGMP compliant manner. The Company contracted with NSF, a third-party provider of auditing and certification services for the manufacturing of dietary supplements. While the Boulder manufacturing facility is an FDA registered facility and follows all regulations under 21 CFR § 111 relating to cGMPs in manufacturing, packaging, labeling, or holding operations for dietary supplements, the FDA has not inspected this facility. If inspected by the FDA, the FDA could find that the facility is not in compliance with cGMPs despite the NSF certification and the Company’s belief that the facility is in compliance.

On February 20, 2020, the Company announced that its edible pet supplements were approved to carry seals of approval from the National Animal Supplement Council, a non-profit group dedicated to protecting and enhancing the health of companion animals throughout the country, and the U.S. Hemp Authority™, an organization created for the purpose of helping create standardization and quality across the hemp industry. In addition, the Company announced that Charlotte’s Web pet products would also feature labels confirming Non-GMO, grain-free and USA grown hemp as part of the Company’s commitment to corporate responsibility, health and wellness, and sustainable farming practices.

On March 4, 2020, the Company announced the results of its 2019 hemp harvest as compared to its 2018 harvest. The Company advised of a 245% increase in total dried biomass to 2.34 million pounds, a 22% increase in CBD potency, and a 10% increase in yield per acre. The Company estimated that it harvested 36 thousand kilograms of CBD, with a 33% reduction per milligram of cost.

On March 13, 2020, the Company announced the establishment of CW Labs, an internal division for R&D, substantially expanding on the Company’s efforts around the science of hemp derived phytocannabinoids, terpenes and flavonoid compounds. For additional information on CW Labs, see “General Development of the Business of the Company – Industry Overview.”

The Company announced on March 17, 2020 that an expert panel unanimously concluded that the Company’s full spectrum hemp extract is Generally Recognized as Safe (“GRAS”) for use in certain foods in accordance with stringent regulatory safety guidelines and safety data available using well accepted toxicological principles.

On March 23, 2020, the Company announced it had entered into the Arrangement Agreement with Abacus, pursuant to which the Company proposed to acquire all of the Abacus Shares. Under the terms of the Arrangement Agreement, shareholders of Abacus would receive 0.85 of a Common Share for each Abacus Share held (the “Exchange Ratio”). The Exchange Ratio implied a price per Abacus Share of C$4.39, representing a premium of 38% based on the 10-day volume weighted average price (“VWAP”) of the Abacus Shares on the CSE and the 10-day VWAP of the Common Shares on the TSX as of March 20, 2020, for implied total equity consideration of approximately C$99 million.

On March 23, 2020, the Company announced that it had entered into a new asset backed line of credit with J.P. Morgan for $10 million with an accordion feature to extend the line to $20 million with a three year maturity. In addition, the Company announced that it engaged J.P. Morgan for commercial banking services, including merchant processing services to support the Company’s global growth. The Company received a waiver for certain financial covenants for the three months ending September 30, 2020 and December 31, 2020.

On March 30, 2020, David Panter joined the Company as Chief Operating Officer.

On May 20, 2020, the Company announced that it had been issued U.S. utility patent U.S. 10,653,085, its second U.S. patent for hemp genetics. The patent is for ‘CW1AS1’, a new hemp variety created by the Company’s co-founder Joel Stanley and Senior Director of Cultivation R&D, Bear Reel.

On June 9, 2020, the Company announced its sponsorship of ValidCare’s scientific study to address some of the FDA’s prior public questions about the potential impacts of CBD on humans. ValidCare will be conducting a human trial study to ascertain if daily use of full spectrum hemp-derived CBD or CBD isolate has any impact on the human liver. In its report to Congress dated March 5, 2020, the FDA requested additional science-based data from the CBD industry. The ValidCare study was intended to provide third-party scientific data intended to directly address some of the FDA-specific questions.

Effective as of June 11, 2020, the Company and Abacus completed the Arrangement and the Company acquired all of the issued and outstanding Abacus Shares. Upon completion of the Arrangement, former shareholders of Abacus held approximately 14.41% of the Common Shares (assuming conversion of all outstanding Proportionate Voting Shares of the Company) and Abacus became a wholly-owned subsidiary of the Company. Under the terms of the Arrangement, each option and common share purchase warrant of Abacus was exchanged for an option and common share purchase warrant (the “Replacement Warrants”) of the Company, respectively, that entitle the holder to acquire Common Shares of the Company in lieu of Abacus Shares, subject to adjustment in number and exercise price to give effect to the Exchange Ratio. Certain of the Replacement Warrants were listed on the TSX under the symbol “CWEB.WS” and are governed by a Supplemental Warrant Indenture between the Company, Abacus and Odyssey Trust Company, as warrant agent, dated June 11, 2020.

Prior to the Arrangement, Abacus, through an indirect wholly-owned subsidiary, Abacus Wellness, Inc., acquired the principal assets of Benefits US, LLC, a Colorado limited liability company, and Harmony Products, LLC, a Utah limited liability company, which are the companies owning the Harmony Hemp™ brand. Pursuant to the terms of the asset purchase agreement, Abacus U.S., and therefore the Company, is obligated to pay the remaining purchase price payable for Harmony Hemp.

On June 18, 2020, the Company closed an underwritten public offering of 11,500,000 units (“2020 Units”) at a price of C$6.75 per 2020 Unit for gross proceeds to the Company of C$77,625,000. Each 2020 Unit was comprised of one Common Share and one half of one Common Share purchase warrant (the “2020 Warrants”), exercisable for a period of two years following the closing date at an exercise price of C$8.50. The 2020 Warrants are listed on the TSX under the symbol “CWEB.WR.”

The 2020 Warrants were issued pursuant to a Warrant Indenture between the Company and Odyssey Trust Company, as warrant agent, dated June 18, 2020. The offering was conducted pursuant to the terms of an underwriting agreement among the Company, Canaccord Genuity Corp., as lead underwriter, Cormark Securities Inc., Eight Capital and PI Financial Corp. dated June 16, 2020 (the “2020 Underwriting Agreement”). In connection with this offering, the Company filed a prospectus supplement dated June 16, 2020 to the final base shelf prospectus of the Company dated April 8, 2019. Pursuant to the terms of the 2020 Underwriting Agreement, in consideration for their services in connection with the offering, the Company paid the underwriters a cash fee equal to 5.0% of the aggregate gross proceeds of the offering (C$0.34 per Common Share), for an aggregate cash commission of C$3,881,250.

Ms. Jean Birch was appointed to the Board of Directors of the Company effective July 10, 2020 and was appointed to the Compensation Committee and Audit Committee.

On August 26, 2020, Abacus and Rob Gronkowski amended the Gronkowski Agreement to allow for a hiatus of the obligations of the parties under the Gronkowski Agreement, such obligations to be resumed in the future.

On August 28, 2020, the Company announced it had earned a designation as a Certified B Corp from B Labs, an independent nonprofit organization, that establishes standards of social and environmental performance, accountability and transparency. The certification will further expand the ways in which the Company can fulfill its mission of benefitting the planet and all who live upon it. Certified B Corporations (also referred to as Certified B Corps) are for-profit companies that use the power of business to build a more inclusive and sustainable economy. Certified B Corps are required to consider the impact of their decisions on all stakeholders: customers, workers, communities, and the environment. These requirements are aligned with Charlotte’s Web’s socially conscious founding principles, and formalizes its commitment to environmental, social, and governance issues for stakeholders. In connection with the certification process, and as approved by the Shareholders of the Company at the August 2019 annual general and special meeting, the Company converted to a “benefit company” in accordance with the BCBCA effective July 24, 2020.

Mr. Shane Hoyne resigned as a member of the Board of Directors of the Company effective August 31, 2020.

On September 3, 2020, William West’s term as a director ended and Mr. West ceased to be a director of the Company.

On September 3, 2020, John Held was appointed Board Chair, replacing Joel Stanley, who remained as a director.

Ms. Susan Vogt was appointed to the Board of Directors of the Company at the Company annual meeting of Shareholders on September 3, 2020 and was appointed to the Governance and Nominating Committee and the Audit Committee.

On November 19, 2020, the Company announced collaboration between its CW Labs science division and the University at Buffalo’s Center for Integrated Global Biomedical Sciences to advance hemp cannabinoid science through a research program that provides a better understanding of the therapeutic uses of cannabinoids.

On December 9, 2020, the Company announced that CW signed an exclusive distribution agreement in Israel with Israel-based InterCure Ltd., which owns one of Israel’s largest and most established medical Cannabis producers, Canndoc Ltd. (“Canndoc”). See “Business of the Company — Third-Party Suppliers, Service Providers and Distribution — International Expansion.”

January 1, 2021 to December 21, 2021

On January 12, 2021, the Company announced that Charlotte’s Web has been granted U.S. Utility Patents for its hemp genetics by the U.S. Patent and Trademark Office (“USPTO”). The newly issued patents cover two of the Company’s new feminized seed hybrid hemp varieties developed under the Company’s breeding program; ‘Kirsche’ (US Patent No. 10,888,060) and ‘Lindorea’ (US Patent No. 10,888,059). ‘Lindorea’ and ‘Kirsche’ are the world’s first two allowed U.S. Utility Patents reading on feminized hybrid hemp plants. See “Business of the Company – Intellectual Property.”

On February 26, 2021, the Company announced a long-term scientific collaboration between McLean Hospital, a Harvard Medical School affiliate, and the Company, with funding and product support being provided by the CW Labs division of Charlotte’s Web, Inc. The collaboration includes two clinical trials to investigate the efficacy of a custom-formulated, hemp-derived high-CBD product.

On March 2, 2021, the Company entered into the SBH Purchase Option with Stanley Brothers USA, a privately held Delaware company, and the shareholders of Stanley Brothers USA. The SBH Purchase Option was purchased for total consideration of $8,000,000 and has a five-year term (extendable for an additional two years upon payment of additional consideration), and it provides Charlotte’s Web the option to acquire all or substantially all of Stanley Brothers USA on the earlier of February 26, 2024 and federal legalization of Cannabis in the United States, or such earlier time as Stanley Brothers USA and Charlotte’s Web may agree, at a purchase price to be determined at the time of exercise of the SBH Purchase Option. The Company is not obligated to exercise the SBH Purchase Option.

In addition to the SBH Purchase Option, Stanley Brothers USA has issued the Company a warrant exercisable to purchase 10% of the outstanding Stanley Brothers USA shares and convertible securities that are considered in-the-money, subject to certain conditions and exclusions. The warrant is exercisable for a nominal exercise price of $0.001 per share in the event the Company elects not to exercise the SBH Purchase Option.

Effective March 2, 2021, Charlotte’s Web co-founders Joel Stanley and Jared Stanley resigned as members of the Charlotte’s Web Board of Directors in order to transition to board positions with Stanley Brothers USA.

Effective March 8, 2021, the Company announced the launch of new Charlotte’s Web THC-Free 25mg CBD Oil Tinctures in 10 or 30 milliliter sizes. The Company is expanding its product offerings for consumers seeking a THC-Free option.

Effective March 23, 2021, the Company reported the clinical results of the Validcare study. The study’s preliminary results showed no evidence of liver disease, and no increase in the prevalence of elevated liver function was found among users of Charlotte’s Web™ hemp derived CBD extracts and the other CBD products studied. Charlotte’s Web and 11 other companies supported the study to provide scientific data on liver toxicity to federal and state regulators including U.S Congress and the FDA. Researchers reported of the 839 participants, zero liver toxicity or disease was detected.

On March 25, 2021, the Company announced that it had secured a successful resolution of its trademark infringement and false advertising claims against AAXLL Supply Co LLC (“AAXLL”), owner of the Balance CBD brand. The Company filed a complaint against AAXLL on April 17, 2020 in which it alleged that AAXLL infringed Charlotte’s Web’s rights in its CHARLOTTE’S WEB trademark and had misrepresented that certain AAXLL products shared a terpene profile with hemp cultivars developed by Charlotte’s Web. Pursuant to the judgment, AAXLL acknowledged that Charlotte’s Web owns all right, title and interest in and to the CHARLOTTE’S WEB mark and agreed to be permanently enjoined from using the mark in connection with advertising and promoting CBD products.

On April 16, 2021, pursuant to an amending agreement, the name and likeness and license agreement between the Company and Leeland & Sig LLC d/b/a Stanley Brothers Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081,250 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants.

On April 20, 2021, the Company announced that three of its proprietary hemp cultivars were approved for registration on Health Canada’s List of Approved Cultivars (“LOAC”) for outdoor cultivation in Canada. These are among the first hemp CBD cultivars on the LOAC that are early flowering and early maturing for outdoor cultivation and harvesting within the shorter Canadian growing season. The approved cultivars include the Company’s original “CW1AS1” U.S. patented genetics, which clears the way for Charlotte’s Web to cultivate its leading CBD wellness products in Canada in 2021. Currently, Charlotte’s Web Products are not easily available in Canada because laws do not allow for bulk importing of USA grown hemp CBD or related products into Canada. In addition to the Company’s CW1AS1 cultivar used for its leading Original Formula and other full-spectrum hemp extract products, Charlotte’s Web is bringing two early maturing hemp varieties to Canada – named “Duchess” and “Ambassador” - developed for cultivation in shorter northern climate growing seasons. Charlotte’s Web’s approved cultivars are three of 15 added to the 2021 LOAC.

On May 5, 2021, the Company filed a (final) short form base shelf prospectus with securities regulatory authorities in each of the Provinces and Territories of Canada, which will allow the Company to qualify the distribution by way of prospectus in Canada of up to C$350,000,000 of Common Shares, preferred shares, warrants, subscription receipts, units, or any combination thereof, during the 25-month period that the base shelf prospectus is effective. The specific terms of any offering under the base shelf prospectus will be established in a prospectus supplement, which will be filed with the applicable Canadian securities regulatory authorities in connection with any such offering. Any such offering must also comply with applicable U.S. securities laws. On May 6, 2021, the Company received a receipt for the (final) short form base shelf prospectus from the Ontario Securities Commission on behalf of all applicable regulatory authorities.

On May 5, 2021, the Company announced it has teamed up with United States women’s soccer icon and leader Carli Lloyd. Lloyd partnered with CBDMedic™ after beginning to use its topical CBD products following a knee injury and surgery last year. In doing so, Lloyd has become an advocate for the use of hemp-derived CBD to help athletes and people suffering with pain to find all-natural relief. Lloyd attributes her use of CBDMedic™ as a key factor in her recovery. During her recovery, Lloyd began using CBDMedic™ topical products, including Active Sport™ Pain Relief Ointment and Active Sport Pain Relief Stick, which she applies to sore muscles. She also applies CBDMedic™ Arthritis Aches and Pain Relief Cream when she is experiencing joint pain and stiffness. All CBDMedic™ products are THC-free.

On June 3, 2021, the Company announced the collaboration of its CW Labs division on a preclinical sleep and anxiety study with the University of Colorado-Boulder’s REACH (Research and Education Addressing Cannabis and Health) Center. The scientific investigation uses the Company’s full spectrum hemp formulations with CBN and CBD and levels of THC below 0.3% to examine the potential impact on anxiety and sleep quality. The Company is the only hemp CBD brand supporting the University of Colorado REACH Center’s milestone study.

On June 4, 2021, the Company filed a prospectus supplement to establish an at-the-market equity program (the “ATM Program”). The Company may distribute up to C$60,000,000 of Common Shares of the Company (the “Offered Shares”) under the ATM Program. Distributions of the Offered Shares through the ATM Program are made pursuant to the terms of an equity distribution agreement with Canaccord Genuity Corp. and BMO Nesbitt Burns Inc. (together, the “Agents”). The Offered Shares may be issued by the Company to the public from time to time, through the Agents, at the Company’s discretion. The Offered Shares sold under the ATM Program are sold at the prevailing market price at the time of sale under the ATM Program, and for the three and six months ended June 30, 2021, the Company issued 278,200 Offered Shares at an average price of $4.61 per share for gross proceeds of $1,282,502. For the three and six months ended June 30, 2021, share issuance costs were $443,474 for net proceeds to the Company of $839,028.

Following the Company’s annual general Shareholders’ meeting on June 9, 2021, the elected Board of Directors are Adrienne Elsner (Chief Executive Officer), John Held, Jacques Tortoroli, Jean Birch, and Susan Vogt.

On June 15, 2021, the Company announced that Wessel Booysen has joined the Company as Chief Financial Officer (CFO).

On June 18, 2021, Tim Saunders was appointed to the Board of Directors and was appointed to the Board’s Audit and Corporate Governance and Nominating Committees.

On June 29, 2021, the Company and Life Time Group Holdings, Inc. (“Life Time”), a premier healthy lifestyle brand with athletic lifestyle resorts and athletic events across the U.S., unveiled a new multi-year exclusive agreement. Charlotte’s Web™ and CBDMedic™ branded hemp CBD products will be available for purchase in more than 140 Lifecares destinations located with Life Time’s athletic resorts and on its online health store at shop.lifetime.life. Additionally, as the exclusive hemp botanical wellness product partner of Life Time, Charlotte’s Web products will also be featured on in-club signage, as well as in the award-winning Experience Life magazine and online digital content. Charlotte’s Web hemp-derived topicals and ingestible dietary supplements will be featured at several of Life Time’s iconic athletic events, including the Verizon New York City Triathlon, the Leadville Race Series and the Life Time Miami Marathon.

The Company entered into an agreement to sublease the office building at 1600 Pearl St, Boulder, Colorado, commencing July 1, 2021.

The Company’s LOFT production and distribution facility in Louisville, CO was added to NSF International GMP registration as of July 6, 2021.

As of July 30, 2021, the Company’s CW Labs science division and Colorado State University’s College of Agricultural Sciences (“CSU”) have completed the first of three collaborative metabolomic hemp studies researching the complex chemical profile of full spectrum hemp extracts made from the Company’s U.S. patented hemp cultivars. The collaboration examines cannabinoid profiles in hemp extracts under varying cultivars and conditions. Long term, the study data discovered as a result of this academic research will provide a deeper understanding of the range of constituents in full spectrum hemp extract, and an understanding of what factors can affect that profile. The information is intended to guide optimizing phytochemical fingerprints and will help to improve agricultural and extraction methods, and further standardize the process, procedures, test methods and controls for consistency and reproducibility.

On September 21, 2021, the Company announced the addition of three new gummie products: Daily Wellness, THC Free and Immunity.

On September 24, 2021, the Company appointed Stephen D. Rogers as its General Counsel and Corporate Secretary.

On October 7, 2021, the Company announced the expansion of its retail distribution in California following passage on October 6, 2021 of Assembly Bill 45, which permits retail sale of products containing hemp-derived CBD, including dietary supplements, topicals, over-the-counter and pet products.

On October 12, 2021, the Company announced that it earned USDA organic certification, with 12 Charlotte's Web products carrying the USDA organic seal on the label. In compliance with federal regulations for certified organic practices and with the Company’s own strict quality and safety standards, these products are produced without genetically modified organisms (GMOs) and made from hemp grown on U.S. hemp farms with no synthetic pesticides or herbicides. Charlotte’s Web farmers use cover crops and crop rotation to build healthy soils. The Company maintained USDA certified organic practices on its farm over a three-year transition period with on-farm inspections by a USDA accredited organic certification agency before being formally approved as “USDA Certified Organic”.

On November 3, 2021, all outstanding Proportionate Voting Shares of the Company were converted by way of mandatory conversion in accordance with the Company’s Articles and at the discretion of the Company into 13,026,454 Common Shares. Following this conversion, the Company had 142,335,464  Common Shares outstanding and nil Proportionate Voting Shares outstanding on November 3, 2021.

On November 10, 2021, the Company announced the addition of two new oral spray products, Charlotte’s Web Calm Spray and Sleep Spray with CBG and CBN.

On November 11, 2021, the Company announced the completion of the harvest of its first ever international crop, in Canada. The Canadian harvest included the Company’s flagship “CW1AS1” U.S. patented cultivar used for its leading full spectrum hemp extract, “Original Formula.” Charlotte’s Web will prioritize this first CW1AS1 harvest for Original Formula available exclusively for medical patients in Canada.

On December 16, 2021, the Company announced that Adrienne Elsner had resigned from her position as CEO. Also on such date, Ms. Elsner stepped down from the Board of Directors and the Board appointed Jacques Tortoroli as CEO of the Company, expanded Wessel Booysen’s role to Chief Financial and Operating Officer and expanded Jared Stanley’s role to Chief Cultivation and Innovation Officer. In conjunction with these changes, David Panter ceased to serve as the Company’s Chief Operating Officer. With respect to his roles on the Board, Jacques Tortoroli resigned from his committee positions, but continues to serve on the Board. On December 16, 2021, Tim Saunders was appointed Chair of the Audit Committee and Susan Vogt was appointed to serve on the Compensation Committee.

Business of the Company

The business of the Company consists of the farming, manufacturing, sales, and marketing of products of CW and the acquired products of Abacus. As of December 31, 2020, the Company operated in a single operating and reportable segment, hemp-derived CBD wellness products, as its executive officers reviewed overall operating results in order to assess financial performance and to make resource allocation decisions, rather than to assess a lower-level unit of operations in isolation. Generally, this section describes the business of the Company, which includes CW products and acquired products of Abacus as one.

Business Objectives and Strategy

The Company is a market leader in the production and distribution of innovative hemp-derived wellness products. Through its substantially vertically integrated business model, the Company strives to improve customers’ lives and meet their demands for stringent product quality and consistency.

Charlotte’s Web’s mission is to improve life, naturally. The Company does this by responsibly growing its proprietary non-GMO hemp genetics on family farms that are made into premium, full-spectrum phytocannabinoid health and wellness products. Charlotte’s Web is manufactured in a third-party certified FDA-registered facility.

The above statements capture the essence of the Company’s business strategy and pioneering vision of its founders. The Company strives to realize significant growth by expanding further into the health and wellness sector, while capitalizing on the Company’s unique differentiators to create sustainable value. Lastly, in accordance with the Company’s social responsibility goals, Charlotte’s Web supports several non-profit organizations that utilize its products or that further consumer education, advocacy, and research in the hemp and CBD marketplaces.

Industry Overview

The Company’s primary products are made from high quality and proprietary strains of whole-plant hemp extracts containing a full spectrum of phytocannabinoids, including naturally occurring CBD. Full Spectrum Hemp Extracts (FSHE) are produced from Hemp. The Company does not produce or sell medicinal or recreational marijuana or products derived from high-THC marijuana plants.

Historically, the health and wellness benefits of hemp-based products focused on protein and nutritional oil content. Hemp seeds are known to provide both protein and valuable omega fatty acids. However, beginning with the publication of United States Patent No. 6,630,507 (cannabinoids as antioxidants and neuro-protectants) issued to the United States Department of Health and Human Services on October 7, 2003, consumer interest surrounding the health and wellness benefits of cannabinoids grew significantly. This interest continued until the passage of the 2014 Farm Bill, which created a path for institutions of higher education and state departments of agriculture to cultivate hemp for research purposes under certain conditions.

Hemp extracts contain an assortment of naturally-occurring substances, including phytocannabinoids, terpenes, flavonoids and other hemp compounds. The Company believes the presence of various phytocannabinoids, terpenes and flavonoids work synergistically to heighten the effects of the products, making them superior and distinctly different to single-compound CBD isolates. This assortment of hemp compounds is the basis for the theory known as the “entourage effect” as introduced by Israeli chemists, Shimon Ben-Shabat and Raphael Mechoulam, in 1998.

Although research regarding the potential therapeutic uses of CBD and FSHE are still in their infancy, industry reports suggest consumers are using CBD for various applications including assistance with sleep, daily stress, anxiety, pain relief, cognitive function and immune health, among other applications.

In addition to the industry and consumer reported uses of FSHE containing natural occurring levels of CBD, significant research is currently being conducted on the potential therapeutic use of FSHE as it relates to the following, among other topics: epilepsy, post-traumatic stress disorder, cancer, autism, neuroprotection, anti-inflammatory effects, anti-tumor effects, and anti-psychotic effects.

The Company has established CW Labs, an internal division for R&D substantially expanding on the Company’s efforts around the science of hemp derived phytocannabinoids, terpenes and flavonoid compounds. Among other things, CW Labs aims to foster science-based innovation regarding the potential therapeutic uses of these compounds. CW Labs is currently engaged in randomized control trials addressing hemp-based solutions for several need states. For additional information on CW Labs, see “General Development of the Business of the Company – Business of the Company – Industry Overview.”

The acquired products of Abacus increased the Company’s presence in the pain market. Annual national economic cost associated with chronic pain is estimated to be $560-635 billion in the U.S. (Institute of Medicine, Relieving Pain in America, 2011). The global market for pain management products, including prescription and non-prescription analgesics, reached over $50 billion in 2009 according to an August 2010 article published in the journal Nature Reviews Drug Discovery. According to a 2016 report published by Transparency Market Research, the global pain management therapeutics market is expected to reach $83 billion by 2024.

Market growth in the topical pain therapeutics market has been driven by the demographics of the growing geriatric population and increasing emphasis of the baby boom generation on anti-aging and longevity. Topical over-the-counter (“OTC”) pain remedies target common sources of pain such as sports injuries and common muscle strains. Allied Market Research reports that sales in the topical pain therapeutics market will grow at compound annual growth rate of 7.4% from $7.4 billion in 2017 to $13.26 billion by 2025.1

Product Overview

Product Portfolio

The Company offers a mix of products that have been strategically developed to fit with its objective of delivering a full suite of best-in-class FSHE wellness products that meet its customers’ demands for stringent quality and consistency. The Company currently markets its products under the “Charlotte’s Web”, “CW”, “CBD CLINIC”, “CBDMEDIC” and “Harmony Hemp” trade names. The Company’s current product categories include human ingestible products (tinctures, capsules, gummies and sprays), topicals, and pet products. The acquired brands of Abacus include CBD CLINIC, CBDMEDIC, and Harmony Hemp. The acquisition of these brands substantially expanded the Company’s topical offerings and presence in both the key food and mass and health practitioner markets.

During the financial year ended December 31, 2020, revenue derived from the Company’s human ingestible products accounted for 82% of the Company’s total consolidated revenue (86% during the year ended December 31, 2019), topical products accounted for 13% of the Company’s total consolidated revenue (9% during the year ended December 31, 2019) and pet products accounted for 5% of the Company’s total consolidated revenue (5% during the year ended December 31, 2019).

Human Ingestible Products – Tinctures

A human ingestible liquid product is a combination of oil and full spectrum hemp extracts containing naturally occurring CBD. Ingestible liquid products are delivered in either coconut-based medium chain triglyceride (“MCT”) oil or olive oil, in some cases with flavor. Liquid products are meant to be consumed by direct ingestion. The Company currently has 25 ingestible liquid products as described below.

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1 Allied Market Research (2018). Global Topical Pain Relief Market: Opportunities and Forecasts, 2018-2025 Allied Analytics, LLP, Portland, OR

Product	Size	Variety
Charlotte’s Web 7mg Hemp Extract	30mL	Olive Oil
Charlotte’s Web 7mg Hemp Extract	100mL	Olive Oil
Charlotte’s Web 7mg Hemp Extract	30mL	Mint Chocolate
Charlotte’s Web 7mg Hemp Extract	100mL	Mint Chocolate
Charlotte’s Web 7mg Hemp Extract	30mL	Lemon Twist
Charlotte’s Web 7mg Hemp Extract	30mL	Orange Blossom
Charlotte’s Web 17mg Hemp Extract	10mL	Mint Chocolate
Charlotte’s Web 17mg Hemp Extract	30mL	Olive Oil
Charlotte’s Web 17mg Hemp Extract	100mL	Olive Oil
Charlotte’s Web 17mg Hemp Extract	30mL	Mint Chocolate
Charlotte’s Web 17mg Hemp Extract	100mL	Mint Chocolate
Charlotte’s Web 17mg Hemp Extract	30mL	Lemon Twist
Charlotte’s Web 17mg Hemp Extract	30mL	Orange Blossom
Charlotte’s Web 50mg Hemp Extract	10mL	Mint Chocolate
Charlotte’s Web 50mg Hemp Extract	30mL	Olive Oil
Charlotte’s Web 50mg Hemp Extract	100mL	Olive Oil
Charlotte’s Web 50mg Hemp Extract	30mL	Mint Chocolate
Charlotte’s Web 50mg Hemp Extract	100mL	Mint Chocolate
Charlotte’s Web 60mg Hemp Extract	10mL	Mint Chocolate
Charlotte’s Web 60mg Hemp Extract	30mL	Mint Chocolate
Charlotte’s Web 60mg Hemp Extract	100mL	Mint Chocolate
Charlotte’s Web 60mg Hemp Extract	30mL	Lemon Twist
Charlotte’s Web 60mg Hemp Extract	30mL	Orange Blossom
Charlotte’s Web 25mg Hemp Extract THC-Free	30mL	Mint Chocolate
Charlotte’s Web 25mg Hemp Extract THC-Free	10mL	Mint Chocolate

Human Ingestible Products – Capsule

Ingestible capsule products have standardized amounts of FSHE. Original capsule products were in the form of a dry powder, inside a hard-capsule shell. Dry capsule products combine FSHE with common industry raw materials, including rice bran, maltodextrin, microcrystalline cellulose and fractionated coconut oil. The capsule itself is derived from hydroxypropyl methylcellulose. In 2019, CW innovated its capsule offering, introducing liquid capsules that deliver the same quality ingredients. Ingredients in liquid capsules include carrier oil (extra-virgin organic olive oil) and FSHE. The capsules are constructed with hydroxypropyl methylcellulose, which reduces oxidation to naturally extend shelf life and maintain the integrity of the high-quality ingredients. The liquid capsules are non-GMO, gluten-free, kosher, 100% vegan and allergen free.

Capsule products are meant to be consumed by direct ingestion. The Company currently has seven capsule products as described below.

Product	Count	Variety
Charlotte’s Web 25mg Hemp Oil Liquid Capsules	30ct	Liquid
Charlotte’s Web 25mg Hemp Oil Liquid Capsules	60ct	Liquid
Charlotte’s Web 25mg Hemp Oil Liquid Capsules	90ct	Liquid
Charlotte’s Web 15mg Hemp Oil Liquid Capsules	30ct	Liquid
Charlotte’s Web 15mg Hemp Oil Liquid Capsules	60ct	Liquid
Charlotte’s Web 15mg Hemp Oil Liquid Capsules	90ct	Liquid
Charlotte’s Web 15mg Hemp Oil Liquid Capsules Blister Pack	7ct	Liquid

Human Ingestible Products – Gummies

The Company’s FSHE gummies are made from whole-plant hemp extract and nutraceutical blends and are flavored with natural juices. The product is meant to be consumed by direct ingestion. The Company has 17 gummy products as described below.

Product	Count	Variety
Charlotte’s Web 10mg Hemp Gummies: Calm	6ct	Calm
Charlotte’s Web 10mg Hemp Gummies: Calm	30ct	Calm
Charlotte’s Web 10mg Hemp Gummies: Calm	60ct	Calm
Charlotte’s Web 10mg Hemp Gummies: Calm	90ct	Calm
Charlotte’s Web 10mg Hemp Gummies: Recovery	6ct	Recovery
Charlotte’s Web 10mg Hemp Gummies: Recovery	30ct	Recovery
Charlotte’s Web 10mg Hemp Gummies: Recovery	60ct	Recovery
Charlotte’s Web 10mg Hemp Gummies: Recovery	90ct	Recovery
Charlotte’s Web 10mg Hemp Gummies: Sleep	6ct	Sleep
Charlotte’s Web 10mg Hemp Gummies: Sleep	30ct	Sleep
Charlotte’s Web 10mg Hemp Gummies: Sleep	60ct	Sleep
Charlotte’s Web 10mg Hemp Gummies: Sleep	90ct	Sleep
Charlotte’s Web 15mg Hemp Gummies: THC-Free	60ct	Mango Peach
Charlotte’s Web 25mg Hemp Gummies: THC-Free	60ct	Mango Peach
Charlotte’s Web 15mg Hemp Gummies: Daily Wellness	60ct	Raspberry Lime
Charlotte’s Web 25mg Hemp Gummies: Daily Wellness	60ct	Raspberry Lime
Charlotte’s Web 10mg Hemp Gummies: Immunity	60ct	Lemon Berry

Human Ingestible Products – Spray

The Company’s sprays are made from THC-Free hemp extract minor cannabinoids, and botanical extracts. The product is meant to be consumed by direct ingestion. The Company has two spray products as described below.

Product	Size/ Count	Variety
Charlotte’s Web 5mg Mouth Spray: Calm	0.34 oz	Calm
Charlotte’s Web 5mg Mouth Spray: Sleep	0.34 oz	Calm

Topical Products

The Company’s topical products are delivered in cream, balm, gel, roll-on, ointment, other cosmetic type forms. These products are combinations of Hemp, plant-based oils, herbal extracts and other ingredients. Topical products are meant to be applied externally and by topical application. The Company currently has 102 topical products as described below.

Product	Size/ Count	Variety
Charlotte’s Web Hemp-Infused Balm	0.5 oz	Balm
Charlotte’s Web Hemp-Infused Balm	1.5 oz	Balm
Charlotte’s Web Hemp-Infused Balm Stick	1.75 oz	Balm Stick
Charlotte’s Web Hemp-Infused Cooling Gel	1.7 oz	Gel
Charlotte’s Web Hemp-Infused Cream	1 oz	Cream
Charlotte’s Web Hemp-Infused Cream	2.5 oz	Cream
Charlotte’s Web Hemp-Infused Cream (unscented)	2.5 oz	Cream
Charlotte’s Web Hemp-Infused Roll-On Lavender	0.34 fl oz	Roll-On
Charlotte’s Web Hemp-Infused Roll-On Peppermint	0.34 fl oz	Roll-On
CBDMEDIC Arthritis Aches and Pain Relief ointment	1.4 oz	Ointment
CBDMEDIC Back and Neck Pain Relief Ointment	1.4 oz	Ointment
CBDMEDIC Muscle and Joint Relief Ointment	1 oz packets	Ointment
CBDMEDIC Active Sport Pain Relief Ointment	1.4 oz	Ointment
CBDMEDIC Eczema Therapy Medicated Ointment	1.4 oz	Ointment
CBDMEDIC Foot and Ankle Pain Relief Ointment	1.4 oz	Ointment
CBD MEDIC CBDMEDIC Foot and Ankle Soothing Rub	1 oz	Ointment
CBDMEDIC Itch, Rash and Pain Medicated Ointment	1.4 oz	Ointment
CBDMEDIC Muscle and Joint Pain Relief Spray	1.7 fl oz	Spray
CBDMEDIC Massage Therapy Pain Relief Oil	3.5 fl oz	Oil
CBDMEDIC Arthritis Aches and Pain Relief Cream	1.7 oz	Cream
CBDMEDIC Acne Treatment Medicated Cream	1.4 oz	Cream

CBDMEDIC Active Sport Pain Relief Stick	1 oz	Stick
CBDMEDIC Foot and Ankle Pain Relief Stick	1 oz	Stick
CBDMEDIC Cooling and Moisturizing Hydrogel Patches	5 patches	Patches
CBD MEDIC CBDMEDIC Soft Hydrogel Patches	5 patches	Patches
CBDMEDIC Acne Natural Foaming Facial Cleanser	1.7 oz	Cleanser
CBD CLINIC Level 1 Cream – 50 mg	44 grams	Cream
CBD CLINIC Level 2 Cream – 100 mg	44 grams	Cream
CBD CLINIC Level 3 Cream – 200 mg	44 grams	Cream
CBD CLINIC Level 4 Ointment – 250 mg	44 grams	Ointment
CBD CLINIC Level 5 Ointment – 400 mg	44 grams	Ointment
CBD CLINIC Pain Relief Cream - Level 1	200 grams	Cream
CBD CLINIC Pain Relief Cream - Level 2	200 grams	Cream
CBD CLINIC Pain Relief Cream - Level 3	200 grams	Cream
CBD CLINIC Pain Relief Ointment - Level 4	200 grams	Ointment
CBD CLINIC Pain Relief Ointment - Level 5	200 grams	Ointment
CBD CLINIC Level 1 Oil	128 oz	Oil
CBD CLINIC Level 3 Oil	128 oz	Oil
CBD CLINIC Level 5 Oil	128 oz	Oil
CBD CLINIC Pain Relief Oil Level 1	64 oz	Oil
CBD CLINIC Pain Relief Oil Level 3	64 oz	Oil
CBD CLINIC Pain Relief Oil Level 5	64 oz	Oil
CBD CLINIC Arthritis Ointment Blister Card	.25 oz	Ointment
CBD CLINIC Back Neck Pain Relief Ointment Blister Card	.25 oz	Ointment
CBD CLINIC Foot and Ankle Pain Relief Liquid Roll-on Blister Card	.27 oz	Roll-On
CBD CLINIC Muscle Joint Pain Relief Ointment Blister Card	.25 oz	Ointment
CBD CLINIC Arthritis Aches Relief Ointment Blister Card	.06 oz	Ointment
CBD CLINIC Foot Ankle Pain Relief Ointment Blister Card	.06 oz	Ointment
CBD CLINIC Itch, Rash and Pain Medicated Ointment Blister Card	.06 oz	Ointment
CBD CLINIC Muscle Joint Pain Relief Ointment Blister Card	.06 oz	Ointment
CBD CLINIC Back and Neck Pain Relief Ointment Blister Card	.06 oz	Ointment
CBD CLINIC Muscle and Joint Pain Relief Liquid Roll-On	.33 fl oz	Roll-On
CBD CLINIC RELAX Pain Relieving Massage Cream	7.05 oz	Cream
CBD CLINIC RELAX Pain Relieving Massage Oil	8.45 fl oz	Oil
CBD CLINIC RELAX Massage Cream	1.55 oz	Cream
CBD CLINIC RELAX Massage Oil	3.38 fl oz	Oil
CBD CLINIC Unscented: Massage Cream	7.05 oz	Cream
CBD CLINIC Unscented: Massage Oil	8.45 fl oz	Oil
CBD CLINIC Unscented: Analgesic Massage Oil	3.38 fl oz	Oil
CBD CLINIC Ultimate Pain Relieving Massage Ointment	7.05 oz	Ointment
CBD CLINIC Ultimate Pain Relieving Massage Oil	8.45 fl oz	Oil
CBD CLINIC Ultimate Massage Ointment	1.55 oz	Ointment
CBD CLINIC Ultimate Massage Oil	3.38 fl oz	Oil
CBD CLINIC REVIVE Pain Relieving Massage Oil	8.45 fl oz	Oil
CBD CLINIC REVIVE Massage Oil	3.38 fl oz	Oil
CBD CLINIC Muscle Recovery Spray: Easy-To-Use Spray Pump	1.7 oz	Spray
CBD CLINIC Arthritic’s Soothing Body Ointment	1.4 oz	Ointment
CBD CLINIC Acne-Prone Skin Soothing Calming Cream	1.4 oz	Cream
CBD CLINIC Massage Therapy Pain Relief Oil	3.4 oz	Oil
CBD CLINIC Sore Muscle Massage Oil: Fast Absorbing Oil	3.5 oz	Oil
CBD CLINIC Massage Cream – Unscented	1.55 oz	Cream
CBD CLINIC Acne Treatment Medicated Cream	1.55 oz	Cream
CBD CLINIC Back and Neck Pain Relief Ointment	1.55 oz	Ointment
CBD CLINIC Eczema Therapy Medicated Ointment	1.55 oz	Ointment
CBD CLINIC Pain Stick	1.41 oz	Stick
CBD CLINIC Foot Ankle Solid Stick: Pain Relief	1.55 oz	Stick

CBD CLINIC Foot and Ankle Stick: Pain Relief	1 oz	Stick
CBD CLINIC Active Sport Stick: Pain Relief	1 oz	Stick
CBD CLINIC Active Sport Stick: Muscle Recovery	1 oz	Stick
Harmony Hemp Hempbath Bomb Lavender 10mg	1 bath bomb	Bath Bombs
Harmony Hemp HempBath Bombs Lavender 30 mg	4 bath bombs	Bath Bombs
Harmony Hemp HempBath Lavender Oats Soap 35 mg	4.5 oz	Soap
Harmony Hemp HempBath Himalayan Bath Salts 250 mg	12 oz	Bath Salts
Harmony Hemp Signature Massage Body Oil 500mg	8 oz	Oil
Harmony Hemp Essential Hydration Lotion 300 mg	8 oz	Lotion
Harmony Hemp Lidocaine NeuroComfort Travel Roll-On 32mg	1.5 oz	Roll-On
Harmony Hemp Lidocaine NeuroComfort Relief Roll-On 500mg	3 oz	Roll-On
Harmony Hemp Lidocaine NeuroComfort Relief Roll-On 1000 mg	3 oz	Roll-On
Harmony Hemp Lidocaine NeuroComfort Relief Gel 500 mg	2.5 oz	Gel
Harmony Hemp Lidocaine NeuroComfort Relief Gel 1000 mg	3 oz	Gel
Harmony Hemp Lidocaine NeuroComfort Relief Lotion 500 mg	8 oz	Lotion
Harmony Hemp Lidocaine NeuroComfort Relief Spray 500mg	4.5 oz	Spray
Harmony Hemp Menthol Flexible Relief Spray 500 mg	3 oz	Spray
Harmony Hemp Menthol Flexible Relief Joint Health Gel 500 mg	2.5 oz	Gel
Harmony Hemp Menthol Flexible Relief Joint Health Gel 1000 mg	3 oz	Gel
Harmony Hemp Menthol Flexible Relief Joint Health Lotion 500 mg	8 oz	Lotion
Harmony Hemp Menthol Flex Relief Joint Health Roll-On 500 mg	2.5 oz	Roll-On
Harmony Hemp Menthol Flex Relief Joint Health Roll-On 1000mg	2.5 oz	Roll-On
Harmony Hemp Benefits You Cooling Spray 500mg	3 oz	Spray
Harmony Hemp Benefits You Cooling roll-On 500mg	2.5 oz	Roll-On
Harmony Hemp Benefits You Cooling Lotion 500mg	8 oz	Lotion
Harmony Hemp Benefits You CBD Bath Bomb 30mg	4 bath bombs	Bath Bombs

Pet Products (Hemp Extract for Dogs)

The Company pet products are currently for canine use. Ingestible pet products are delivered in liquid (drops) and solid (chew) forms. Ingredients are a combination of oil and FSHE. The pet line was developed in adherence with the strict quality standards of the National Animal Supplement Council (“NASC”), which has a quality seal audit program and the mission of which is to promote the health and wellbeing of companion animals and horses that are given animal health supplements by their owners, and to protect and enhance the animal health supplement industry. A review of those companies certified by NASC shows that Charlotte’s Web is one of only a few hemp companies to be certified under the NASC’s quality standards. Liquid canine products are delivered in coconut-based MCT oil with or without flavor. The liquid and solid products are meant to be consumed by direct ingestion or added to food. In addition, the Company has a hemp infused balm for dogs with sensitive skin.

The Company currently has 18 pet products as described below.

Product	Size/ Count	Variety
Charlotte’s Web Hemp Extract Drops 17mg for Dogs	100 mL	Chicken
Charlotte’s Web Hemp Extract Drops 17mg for Dogs	100 mL	Unflavored
Charlotte’s Web Hemp Extract Drops 17mg for Dogs	30 mL	Chicken
Charlotte’s Web Hemp Extract Drops 17mg for Dogs	30 mL	Unflavored
Charlotte’s Web Hemp Extract Drops 7mg for Dogs	30 mL	Chicken
Charlotte’s Web Pet Chews: Calming	60 ct	Calming
Charlotte’s Web Pet Chews: Cognition	60 ct	Cognition
Charlotte’s Web Pet Chews: Hip and Joint	60 ct	Hip&Joint
Charlotte’s Web Pet Chews: Senior	60 ct	Senior
Charlotte’s Web Pet Chews: Calming	30 ct	Calming
Charlotte’s Web Pet Chews: Cognition	30 ct	Cognition
Charlotte’s Web Pet Chews: Hip and Joint	30 ct	Hip&Joint
Charlotte’s Web Pet Chews: Senior	30 ct	Senior
Charlotte’s Web Pet Chews: Calming	6 ct	Calming
Charlotte’s Web Pet Chews: Hip and Joint	6 ct	Hip&Joint
Charlotte’s Web Pet Chews: Allergy and Skin Health	60 ct	Allergy&Skin
Charlotte’s Web Pet Chews: Allergy and Skin Health	30 ct	Allergy&Skin
Charlotte’s Web Hemp Infused Balm for Dogs	1.5 oz	Balm

Other Products

In addition to the above product categories, the Company has seven miscellaneous products, as listed below.

Product	Size/ Count	Variety
Harmony Hemp Water Soluble Concentrated Drops 1000mg	30 mL	Blueberry
Harmony Hemp Water Soluble Concentrated Drops 1000mg	30 mL	Mint Chocolate
Harmony Hemp Water Soluble Concentrated Drops 1000mg	30 mL	Strawberry Vanilla
Harmony Hemp Water Soluble Concentrated Drops 1000mg	30 mL	Watermelon Mango
Harmony Hemp Water Soluble Concentrated Drops 1000mg	30 mL	Mint Chocolate
CBD CLINIC Black Lab Tattoo Care 150mg	.88 oz	N/A
Harmony Hemp Restful Sleep Softgels	60 ct	N/A

Key Success Factors of Product Offering

Charlotte’s Web’s founders, the Stanley Brothers, have garnered substantial international media and legislative attention over the past several years.

In addition to the power of the Charlotte’s Web brand and substantial goodwill generated from the Company’s legislative efforts and media exposure, the following are also significant competitive advantages of the Company:

·	Cultivation Experience and Capacity — With years of experience in plant cultivation, the Company has selected prime farmland to grow its Hemp with access to substantial additional farmland for future capacity. The Company is also exploring international cultivation and distribution opportunities. The Company believes there is no other entity in the world with more experience bringing large-scale, hemp-based operations to the market while maintaining impeccable product quality.

·	Industry-leading Manufacturing Capability — CW leases a 136,610-square-foot industrial building located at the LOFT at 700 Tech Court in the Colorado Technology Center in Louisville, Colorado, which houses its primary production and R&D divisions. This facility is staffed with professional personnel responsible for production management, quality control/assurance, analytical chemistry, product development and process engineering to ensure product quality.

·	Control of Supply Chain — The Company is substantially vertically-integrated and maintains control over its proprietary genetics throughout the entire cultivation and extraction processes — from seed/clone to packaged products. The Company currently uses select contract manufacturers for topicals and capsules who manufacture products according to the Company’s specifications and standards. Some companies in the CBD industry produce their products from imported hemp pastes of unknown origin, quality, and purity.

·	Rigid Quality Management System — The Company has implemented a rigid quality management system that includes documented internal quality processes and both internal testing laboratories as well as independent third-party testing laboratories.

·	Proprietary Genetics — The Company has been granted U.S. Utility Patents for its hemp genetics by the USPTO. The Company has earned a total of four Utility Patents covering hemp varieties as it advances the science of hemp horticulture. The Company believes that the positive media exposure surrounding its proprietary strains have made Charlotte’s Web one of the most sought-after brands in the emerging hemp and CBD markets. Furthermore, the Company developed and launched a fully integrated breeding program in 2017 to further the genetic IP portfolio started by the Stanley Brothers.

·	Protection of Intangible Assets — The ownership and protection of the Company’s intellectual property is a significant aspect of the Company’s future success. Currently the Company protects its intangible assets through trade secrets, technical know-how, and proprietary information. The Company protects its intellectual property by seeking and obtaining registered protection (including patents and trademarks) where possible, developing and implementing standard operating procedures and entering into agreements with parties that have access to the Company’s inventions, trade secrets, technical know-how and proprietary information such as business partners, collaborators, employees, and consultants, to protect the Company’s confidentiality and ownership of its intellectual property. The Company also seeks to preserve the integrity and confidentiality of its inventions, trade secrets, trademarks, technical know-how, and proprietary information by maintaining physical security of the Company’s premises and physical and electronic security of the Company’s information technology systems.

The Company has sought trademark and patent protection in the United States, Canada and other countries. The Company’s patent portfolio (patents and patent applications) covers, among other things, the Company’s plant genetics, extraction and cannabinoid isolation, and conversion processes and designs.There can be no guarantee, however, that the Company’s efforts to secure trademark or patent protection will be successful. On April 20, 2018, the USPTO refused the registration of two trademark applications sought by the Company, based on the Trademark Examiner’s interpretation that the marks were not in lawful use in commerce under Sections 1 and 45 of the United States Trademark Act and because the goods identified in the application were not in compliance with either the CSA or the FD&C Act. The Company has filed a request for consideration and may also rely on common law theories of trademark protection and enforcement in cases of actual or suspected trademark infringement of the trademarks it wishes to protect. The duration of the protection afforded by the Company’s registered intellectual property varies by the nature of the registration, but the Company manages renewals and notices on an on-going basis to ensure that the Company’s intellectual property is protected to the full extent possible under applicable law. See “Risk Factors – Risks Relating to the Company’s Business and Industry – The Company’s intellectual property may be difficult to protect.”

·	Confidentiality and Proprietary Rights — The Company requires employees and third parties to sign non-disclosure agreements prior to receiving any of the Company’s confidential information. Employees are also required to sign proprietary rights agreements regarding intellectual property they create for the Company. The Company uses standard precautions to protect confidentiality, including physical and electronic security measures.

Cultivation

The Company’s proven cultivation practices have been engineered for scalability to meet long-term sales demand projections. The Company has conducted extensive development over the past several years to demonstrate that it can scale its cultivation operations significantly without sacrificing quality and consistency.

The Company has established infrastructure across three states in order to diversify the seed supply and maintain hemp biomass consistency through standardized mechanization. If needed, the Company believes it will be able to continue to rapidly scale cultivation by: (i) expanding cultivation sites; (ii) diversifying cultivation geographies to extend growing seasons and mitigate crop risk; (iii) increase seed production capabilities; and (iv) further mechanizing cultivation processes to ensure that raw material demand is satisfied without sacrificing quality and consistency.

The Company cultivated more than 80 acres of irrigated farmland in three states for the 2020 growing season and harvested 157,000 lbs. In 2017, 2018 and 2019, the Company produced 63,000 lbs., 675,000 lbs. and 2,340,000 lbs., respectively, of hemp. The Company anticipates that it has enough hemp inventory to meet its future sales projections and potential for new revenue streams to further monetize parts of its supply chain for two years or more. In 2021, the Company’s primary focus in cultivation has been on international market entrance through cultivation and in R&D, plant breeding and regional plant variety trials. The Company is planning on multiple research plots across three growing regions with proven success. This will allow the Company to create early maturing times for northern latitude variety specific cultivars and innovate cannabinoid developments for expanded product offerings.

The Company maintains title to its hemp plants throughout the growing process. The Company grows its hemp plants outdoors on farms and is therefore subject to seasonal weather patterns in North America. The seeds or propagation are typically planted in the May-June timeframe and have no CBD content until September. The plants are then typically completely harvested and processed by the end of November of each year.

Cultivation Overview

The Company currently grows its proprietary hemp plants in northeastern Colorado, Kentucky, Oregon, and Canada on family-owned and/or leased farms. The Company is actively involved in all aspects of genetics development, propagation, seed production, cultivation, and harvesting. All hemp cultivation activities are done under the oversight of, and licensed by, each state’s Department of Agriculture, or Health Canada, each of which rigorously tests the Company’s crops to ensure compliance with each Department’s Hemp programs (including THC content of less than 0.3% on a dry weight basis). The Company and its third-party cultivators are in compliance with the regulations as outlined by each applicable Department of Agriculture and all hemp produced and sold by the Company constitutes hemp under the 2018 Farm Bill, as well as the laws of the states in which it produces and sells such hemp.

Colorado

The Company currently leases land upon which it operates multiple farms across northeastern Colorado, allowing for required organic crop rotation among locations and providing flexibility to expand the number of acres farmed. The Company’s first harvest in 2014 proved a new concept in large-scale hemp cultivation for the proprietary variety which is used to create the Charlotte’s Web products. Since 2014, the Company has continuously scaled and innovated its cultivation techniques and technology. The Colorado farming operations are operated solely by the Company’s personnel to provide the lowest cost of goods sold without compromising high quality standards, while at the same time creating plants, seeds and cultivation practices. The cultivation division also operates a small number of greenhouses used for seed and clone production in northeastern Colorado.

The Company believes the availability of leased land in northeastern Colorado is sufficient to meet its future growing requirements in the region.

Kentucky

In 2015, the Company began cultivation in Kentucky, the second leading hemp producing state in the United States, behind Colorado. The Company operates in Kentucky in partnership with local farmers. During 2015 and 2016, the crops grown were intended for both seed and the development of mechanizing harvest techniques through the modification of current modern agriculture equipment. The Company is in constant communication with these farms concerning its seasonal growing requirements. The estimated acreage and availability is determined during the year prior to planting and the final acreage for the yearly lease is determined early each year and contracted for accordingly. The Company believes the availability of leased land in Kentucky is more than sufficient to meet its future growing requirements.

Oregon

The Company established a strategic partnership with a third-generation farming family that has been farming in the region since 1950. The Company extended its contract for the 2019 grow season and minimally extended in 2020. All farming is done with oversight by the Company to ensure quality standards and specifications are met. Acreage for future expansion continues to be readily available.

Canada

The Company conducted research trials in 2019 and 2020 in its successful attempt to register three varieties under Health Canada’s list of approved cultivars. These varieties are being cultivated in the Okanagan Valley in central British Columbia and will be used for the Company’s supply chain to enter the Canadian market through an asset light approach. The Company will not own inventory in Canada but will license its brand, processes, products and formulations to licensed Canadian entities in exchange for a royalty on the Company’s branded sales in Canada.

Cultivation Research & Development

Since its first crop production in 2014, the Company has taken a leadership position in advancing the technology surrounding all aspects of Hemp production. The Company’s R&D efforts are being driven both by the increasing demand for the Company’s products and its desire to create an expanded portfolio of products that serve the customers’ needs and creating improved varieties for cultivation success in northern latitude regions such as Canada and potentially Europe. The Company’s baseline varieties, developed by the Stanley Brothers, were not proven to be successful in growing in regions outside of Colorado. For this reason, the Company launched its breeding division in 2017 for the purpose of hybrid development to allow successful expansion to other growing regions and international markets.

Breeding Division

The breeding division supports the Company in a myriad of ways, but its main purpose is to expand the Company’s proprietary hemp variety portfolio. This allows for successful cultivation expansion in both US and International markets, as well as creating innovative cannabinoid development for expanded product development. The breeding program has five variety patents, including two hemp hybrid varieties with proven disease resistance and increased yield which lowers cultivation costs of production. In addition to hybrid development, the division oversees the Company’s seed production and supply, import/export requirements, R&D hemp regulatory compliance, assists in State and Federal legislative efforts and supports cultivation operations.

Planting

The Company has successfully created a feminized seed protocol, which provides the scalability and standardization of specific plant genetics. Feminized seeds are seeds which have been bred to produce female plants. Prior to this innovation, the Company’s plant supply line was limited by both infrastructure and plant propagation (creating plants from mother plants). Although propagation was instrumental to the Company’s prior cultivation objectives, it is not a fully scalable process and does not address the Company’s objective to continuously lower production costs and remain a leader in the industry. The Company’s feminized seed protocol took three years to fully understand, optimize, and prove valid through the Company’s quality systems. The Company has built an adequate supply line of seed production to meet expanding future demand for the Company’s products. The Company expects all future production acres to be planted in feminized seeds, by a global positioning satellite driven tractor and a customized planter for optimal germination or seed transplant success. With this innovation, the Company’s proprietary hemp crops can be planted in the same manner as a conventional commercial farming crop.

Harvesting

Harvesting continues to be a significant challenge in the broader Hemp industry with current practices following the processes of the tobacco industry. Once the plants are harvested from the fields, they are hung upside down in outdoor dry structures. The dried plants are then further processed off the plant stalk for final storage. If processed at the correct moisture content, the shelf life of the harvested plants is proven to remain stable for at least four years. However, this method of drying creates scalability issues and can also cause potency loss in the raw material. With this harvesting process, there are limitations applicable to both available infrastructures and labor in agricultural regions. To mitigate these challenges, the Company has focused its Colorado, Kentucky, and Oregon cultivation teams on the development of new, more scalable processes to mechanize harvesting without sacrificing quality. With capital investments in 2019 made in each state, the Company has successfully scaled the harvesting and drying process and believes it has enough capacity to meet the Company’s medium-term needs.

Manufacturing

The Company’s manufacturing operations are centered around the quality of its products and the efficiency of their production. The Company has proprietary extraction processes currently in use and is developing the next generation of processes and equipment to serve the Company’s expanding production requirements and product offerings. The Company operates its finished products manufacturing in accordance with cGMP to create high quality products in the market.

In 2020, the Company began operating from a new 136,610-square foot manufacturing and extraction, warehouse, and distribution facility. The LOFT has been constructed using state of the art processes and equipment to deliver superior products to the Company’s customers. The facility is optimized to efficiently execute the Company’s core competencies in R&D, product development, quality control, and product delivery.

The Company believes it has sufficient capabilities to meet its core production requirements in the near-term. The new facility also has been designed to accommodate incremental manufacturing capacity as business needs require, including the strategic internalization of contract manufactured items.

Arrangements with Suppliers and Manufacturers

The Company currently contracts key parts of supply chain management, including manufacturing, production, and packaging for non-proprietary aspects of its manufacturing process for certain of its products. These large-scale manufacturers reduce the reliance on internal manufacturing resources and allow for rapid scaling of production on an as needed basis.

Extraction and Product Formulation

The Company’s harvested hemp is delivered to the Company’s production facility in a coarse-ground form. At the facility, the extraction processes do not commence until the raw hemp material passes initial screenings for moisture content and toxic mold by-products (aflatoxins). Upon passing these screenings, the raw hemp material passes through one of two different extraction processes. The Company utilizes both Carbon Dioxide super critical fluid extraction (“SFE”) and Alcohol Extraction (“AE”) processes. These two processes and the resultant extracts have differing phytochemical profiles, which appeal to different customer bases. Years of R&D and process refinement associated with both of the Company’s extraction processes are proprietary.

After processing, both the SFE and AE extracts are rigorously batch tested both internally and by third-party laboratories for cannabinoid potency, residual solvents, heavy metals, and pesticides. After passing these quality control tests, both the SFE and AE extracts are released into finished products production, where they are diluted with carrier food oils, either medium chain triglycerides from coconut oil or olive oil, or otherwise added to the Company’s products, including the chews or topical products. Some of the SFE extract is dedicated to capsule production.

The Company’s topical, chews, and liquid products are currently blended, flavored, filled, labeled, and packaged into consumer cartons at either its production facility or at contract manufacturer facilities. The Company is working to qualify additional third-party contract manufacturers to ensure adequate encapsulation, bottling, and packaging capabilities necessary to meet demand for the Company’s products.

Quality Management Systems

In 2020, the Company was the first hemp extract company to receive an NSF certification. NSF International’s dietary supplements certification is the only national standard that establishes requirements for the ingredients in dietary and nutritional supplements and is considered the gold standard for products in the dietary supplement space.

The Company employs cGMP at each stage of its production. cGMP refers to the current Good Manufacturing Practices regulations enforced by the FDA.2 Adherence to cGMP regulations assures the identity, strength, quality, purity, and composition of products by requiring that manufacturers adequately design, monitor, and control manufacturing operations. This includes establishing strong quality management systems, obtaining appropriate quality raw materials, establishing comprehensive standard operating procedures, detecting and investigating product quality deviations and maintaining reliable testing practices. This formal system of controls helps in preventing instances of contamination, deviations, failures and errors. This ensures products manufactured under cGMP meet quality standards.

The Company’s products meet regulatory guidelines for contaminants and are tested by independent third-party laboratories. Products are tested for, among other items: identity, potency, residual solvents, microbial contaminants, aflatoxin, heavy metals, and pesticides.

To create the highest quality products, the Company, when applicable, closely controls every step in the production process, including propagation, cultivation, harvesting, drying, manufacturing, and packaging. The control and visibility maintained through the Company’s substantial vertical integration allows for the continual monitoring and refinement of critical processes, resulting in high quality standardized products.

2 See 21 C.F.R. Part 111.

Sales and Distribution Strategy

The Company’s products are distributed through its e-commerce website (www.charlottesweb.com), third-party e-commerce websites, select distributors, health practitioners, and a variety of brick-and-mortar retailers.

The Company’s products were introduced in late 2014, with 2015 representing the first year of meaningful sales volume, primarily through direct-to-consumer online sales. After commencing interstate shipping in March 2015, sales have continued to show a steady growth trend. The Company’s products were sold in chiropractic and doctors’ offices, gyms, massage therapy offices, salons, animal clinics, and pet stores. As of December 31, 2020, the Company’s products were sold in over 14,000 retail locations across the United States, including national grocery, drug, mass market, pet, natural, and specialty retailers. In addition, the Company’s products are sold in over 8,000 health care practitioners’ offices across the United States.

The Company distributes its products within the United States and, on a limited basis, internationally. Retail distribution has evolved from a strategy focused on gaining broad distribution within the natural channel, to now focusing on gaining distribution in major food and mass market accounts. The Company targets accounts where the brand is most likely to succeed with retail shoppers.

The Company’s internal sales team has a two-pronged approach to building distribution: (i) focus on gaining distributors with access to key strategic verticals in the medical and natural channels; and (ii) contracted broker teams that assist in driving brand representation in larger food accounts. The Company believes this model is extremely effective in targeting accounts with the right message to build and capitalize on the Company’s brand momentum.

The Company believes broad brand recognition and increasing market demand in the adaptogenic supplements category (where CBD is typically positioned) results in strong brand sales, which helps promote increased category development and new account acquisition. As the Company continues to develop increasingly sophisticated supply and production capabilities, it will target strategic retail accounts that contribute to the broader acceptance of the brand and category. The Company believes these accounts will enable it to achieve broader distribution, opening new consumer segments and driving growth by increasing awareness, consideration, and purchase. The Company believes it is leading the way in the category by opening mass market channels that have historically been resistant to place CBD items on their shelves. Key to this success has been the relationships and partnerships with key natural accounts including: Thrive Market, Inc., Erewhon, Inc., Fresh Thyme Market, New Seasons Market LLC, Lassens Natural Foods & Vitamins, LLC, and Sprouts Farmers Market, Inc. The Company has also shipped its products to national retail grocery and drug chains including The Kroger Co., Albertsons Companies, Inc., Vitamin Shoppe, Inc. Publix Super Markets, Inc., Petco Health and Wellness Company, Inc., and CVS Pharmacy, Inc.

The Company continues to sell its CBD CLINIC products into the practitioner market comprising chiropractors, acupuncturists, physical and massage therapists and continues to grow the total number of health care practitioners in the CBD CLINIC network. The market for the CBD CLINIC products can be characterized as a business-to-business (B2B) market and is primarily served through national distributors. The Company currently works with over 10 national distributors to supply this market. The Company believes that it can continue to capture and increase its market share in this market by increasing its sales and marketing efforts targeted at this market.

The Company utilizes e-commerce to reach consumers and guide them through the hemp and CBD buying process. This strategy allows access to consumers in the United States and has been instrumental in the Company’s success in growing the product line. The Company believes consumers (millennials through baby boomers) rely heavily on digital research. Key to this approach is the ability to access consumers organically who are searching the web for “CBD” or “Charlotte’s Web” both on the Company’s website as well as through linking from reliable providers of content and education. The Company’s website delivers on this through high levels of product purchase and engagement via opting into the Company’s email newsletter subscription. This indicates a higher level of interest in educational resources and product knowledge. The Company’s e-commerce database at the end of 2020 consisted of over 1,000,000 (up from 670,000 at year end 2019) “opting-in” email customers, with new enrollments averaging 28,400 customers per month.

The Company concentrates its activities in the digital space through:

·	Search Engine Optimization — A collaborative, integrated effort with content and public relations teams optimizing search engine results in the category for those seeking both general education and availability to purchase

·	Email — Growing the current subscriber list, working to develop segmentation processes and delivering relevant and personalized content

·	Social — Leveraging the passion of the Company and its founders through a dynamic website and branding strategy which will be used to maintain the Company’s relevance among consumers

·	Referral — Utilizing third-party influencers during marketing campaigns to amplify brand and product awareness – significant care has been taken to find users organically (prior to approaching) to ensure authentic and real testimonials of their own use

·	Display Advertising — Developing display advertising strategy and integrating into 360° campaign planning via media buying capabilities

·	Drive direct to “.com” — Optimizing the customers’ web experience to convert browsers into buyers and driving repeat purchases via the elimination of consumer friction points

Revenue for the three months ended December 31, 2020 increased 17.9% compared to the same period in 2019. During 2020 the Company implemented a competitive pricing realignment strategy across its product portfolio resulting in increased unit sales and expanded market share in the second half, offsetting some of the headwinds created by COVID-19. Presently the Company holds the number one market share position across major retail channels including Total US Food/Drug/Mass retail aggregate, Total US Natural specialty retail, and e-commerce, based on market share data from the Nielsen Company (US), LLC (“Nielsen”), SPINS, LLC (“Spins”) and Brightfield Group (“Brightfield”), respectively.

The Company’s sales are executed through customized strategies depending on the channel of sale. For example, in specialty food accounts, a combination of sales brokers and reps are strategically located within geographical markets. This provides proximity along with hands-on support at the store level to ensure products are correctly labeled and merchandised. This external sales team is managed by key management personnel within the Company. Depending on the size of the account, some locations are deemed to be “national accounts” that receive additional support from the Company’s internal national accounts team. This allows the Company’s brokers and independent sales teams to manage over 1,000 independent specialty food locations, while still achieving the same level of support that is expected in the Company’s larger chain retail customers.

Large retail customers are covered by the Company’s internal national accounts team with experts assigned to the accounts to develop the specific sales strategies necessary for the Company’s products to succeed in this market. Medical accounts such as doctors, chiropractic, holistic and integrative health groups are supported by distributors directly linked to the industry and managed by the Company’s internal sales team.

Currently, the majority of orders are fulfilled through a Company-operated LOFT fulfillment center located in Louisville, Colorado. The Company is also using third-party logistics providers to secure a rapidly-scalable fulfillment and business continuity solution.

As public familiarity with hemp-derived CBD wellness products continues to increase, the Company may target several new distribution channels within the U.S. and certain international markets that have significant future expansion potential. Management believes there is a significant emerging opportunity to market premium hemp and botanical wellness products to the mainstream consumer marketplace. Management believes public recognition of the benefits of hemp products has increased dramatically in recent years, and consumers are seeking natural products for their general wellness benefits. Target markets include sports and recreation, holistic health and wellness, and healthy aging. Initial channel opportunities include vitamin and supplement retailers and natural grocers. Key retail partners will include major food, mass market accounts, general retail accounts, health care practitioners and specialty and natural channels.

Marketing and Promotion

The Company benefits from an authentic origination story linked to its first consumer served, Charlotte Figi. The story of how Charlotte’s mom, Paige Figi, desperately reached out to the Stanley Brothers seeking an alternative solution for her daughter’s wellness was captured and broadcasted in a CNN documentary by Dr. Sanjay Gupta. Charlotte’s rapid and significant improvement in her wellness ignited a movement for hemp legalization in the United States. Sadly, Charlotte passed away on April 7, 2020 in the midst of the COVID-19 pandemic. In response, the State of Colorado issued an executive order proclaiming April 7th Charlotte Figi Day in Colorado. Market data from leading third-party analysts such as Nielsen, SPINS, and Brightfield Group, shows that Charlotte’s Web is the market share leader in certain CBD categories and, the Company believes, the most widely recognized hemp extract with naturally occurring CBD in the world.  Subsequently, the value of the Charlotte’s Web brand equity is a significant contributor to the value of the Company because it uniquely represents the founders’ story of establishing a mission-based company of giving back and providing high quality solutions for people to control their wellness journey.

Data collection and customer analysis from e-commerce sales continues to be a significant component of the Company’s marketing strategy. Direct-to-consumer e-commerce sales give an unprecedented opportunity to gain meaningful insight into how to better support the customer based on data including buying habits, purchase frequency, and in many cases, why the product is being used.

Consumer segmentation is being used to transform the Company’s consumer activities through both valuable understanding of the customer base, as well as the ability to activate and differentially invest in core consumer segments that will assist in developing the strongest lifetime value proposition for customers. Key elements of the segmentation include:

·	driving ability to more effectively motivate trial orders, improve overall product trial experience, promote repeat purchasing patterns and ensure retention through targeted messaging;

·	differentially investing in core segments to attract new users with a high likelihood of repeat conversion; and

·	maximizing customization of email and other messaging channels to improve initial experiences and promote repeat buying.

The Company has a subscription program. Through its subscription program, the Company utilizes a discount structure to encourage enrollment with a similar structure to online “subscribe and save” models. This is expected to deliver upside demand and repeat purchases from existing customers by enabling scheduled monthly reorders and improved continuity in consumption. Consumers are able to set their frequency for two-week, six-week or 1-3 monthly reorder patterns across the entire product line.

The Company continues to promote the awareness of its brands through investment in marketing programs, sponsorships and continued participation in events that offer wide exposure to both trade partners and consumer retail markets. For example, the Company entered into the Gronkowski Agreement and the Gillette Stadium and Patriot Place Agreement which have driven national brand awareness of the CBDMEDIC brand. In addition, CBDMEDIC is an Arthritis Foundation Impact Sponsor with the goal that the Company might serve as champions and active supporters in the Arthritis Foundation’s dedication to provide encouragement and assistance to the arthritis community.

As a Certified B Corp, the Company is a socially conscious company, and is committed to using business as a force for good and a catalyst for innovation. The Company weighs sound business decisions with consideration for how its efforts affect its employees, customers, the environment, and the communities where its employees live and where it does business, while maximizing profits and strengthening its brands. This social awareness includes contributions to non-profits, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company also supports non-profits that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.). Management believes that any socially oriented actions it takes will ultimately have a positive impact on the Company, its employees, and its Shareholders. The Company has historically donated and plans to continue to donate to charitable organizations.

Facilities Overview

As at the date hereof, the Company operates several Colorado-based facilities to house administrative work, processing, R&D, distribution, horticulture, breeding and greenhouse space. In 2019, the Company leased a 136,610-square-foot industrial building located at 700 Tech Court in the Colorado Technology Center in Louisville, Colorado. This new cGMP facility, the LOFT, will enable the Company to prepare for production, distribution, quality control and R&D expansion to meet increasing demand from the consumer and national retailer channels. This facility was used for supply chain activities commencing in Q2 2020 and manufacturing and operations commencing in Q3 2020. CW Labs also currently operates out of an office in Buffalo, New York.

Competition

The Company plans to invest significantly in strengthening the Charlotte’s Web brand in the global marketplace and solidifying the brand as “The World’s Most Trusted Hemp Extract™.” The Company is substantially vertically integrated from seed to packaged product, which helps ensure product quality. Being substantially vertically integrated and focusing on quality and standardization creates an important competitive differentiator for the Company, as the majority of its competitors are not substantially vertically integrated. The Company’s knowledge of hemp cultivation, combined with its scientific and financial resources, allow it to maintain a leading market position amongst its competitors.

The Company’s principal competitors in the CBD wellness products space include companies such as CV Sciences (PlusCBD), CBD MD, Medterra, Pet Relief, Canopy Growth (Martha Stewart CBD) and Garden of Life.

Information Systems

The Company’s primary enterprise resource planning (“ERP”) system is a cloud-based system well-known for manufacturing, shipping, and receiving, inventory control, supply chain management, sales, accounting, and finance. In addition to this centralized ERP system, supplemental peripheral software applications are used for specialized activities in finance, human resources, customer support, manufacturing, distribution, and marketing.

Intellectual Property

The Company’s intellectual property and proprietary rights are important to its business. In efforts to secure, maintain, and protect its intellectual and proprietary rights, the Company relies on a combination of patent, trademark, trade secret and other rights in the United States and Canada. The Company also has confidentiality and/or license agreements with certain employees, contractors and other third parties, which limit access to and use of the Company’s proprietary intellectual property.

Pursuant to an agreement (the “Name and Likeness Agreement”) entered into between the Company, CW and Leeland & Sig d/b/a Stanley Brothers Brand Company, a Colorado limited liability company owned by certain founders, including each of the Stanley Brothers (the “Stanley Brand Company”) effective August 1, 2018, and further amended on April 16, 2021, Stanley Brand Company grants the Company a non-exclusive, worldwide right to use the name “Stanley Brothers” and the likeness of the seven Stanley Brothers until July 31, 2022 on a royalty-free basis. Each party to the Name and Likeness Agreement will have the right to cause the other party to cease use of the name in certain circumstances such as misuse, bad acts, or a corporate acquisition. The initial term of the Name and Likeness Agreement was for a thirty-six (36) month period, with the Company agreeing to begin activities to cease all use of any intellectual property used under the Name and Likeness Agreement within thirty (30) days of expiration or termination thereof. In connection with the execution of the Name and Likeness Agreement, the Company executed employment agreements with each of the Stanley Brothers on September 1, 2018 providing for aggregate annual base salaries to the Stanley Brothers of $1,425,000. On April 16, 2021, pursuant to an amending agreement, the Name and Likeness and Agreement was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081,250 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the extended use of the “Stanley Brothers” name and the likeness of the seven Stanley Brothers, as well as consulting services to be provided to the Company over the term of the consulting agreement and certain restrictive covenants. See “Certain Relationships and Related Transactions, and Director Independence – Company Transactions with Related Parties.” The Name and Likeness Agreement does not affect the Company’s intellectual property rights in connection with its use of “Charlotte’s Web.” See “Risk Factors – Risks Relating to the Company’s Business and Industry – Reliance on the Stanley Brothers brand could have negative consequences.”

The Company currently has a portfolio of pending U.S. plant, utility and design patent applications directed to CW’s most promising plant genetics, proprietary extraction technology, cannabinoid isolation methods and cannabinoid conversion processes and industrial designs. The Company also has pending U.S. and Canadian trademark applications.

On January 12, 2020, the Company announced that CW has been granted U.S. Utility Patents for its hemp genetics by the USPTO. The newly issued patents cover two of the Company’s new feminized seed hybrid hemp varieties developed under the Company’s breeding program; ‘Kirsche’ (US Patent No. 10,888,060) and ‘Lindorea’ (US Patent No. 10,888,059). ‘Lindorea’ and ‘Kirsche’ are the world’s first two allowed U.S. Utility Patents reading on feminized hybrid hemp plants.

The Company now has earned a total of four Utility Patents covering hemp varieties as it advances the science of hemp horticulture.

For each of the Company’s material patents, the chart below identifies (i) the patent, (ii) the type of intellectual property (“IP”) subject to the patent, (iii) the jurisdiction where the patent is held, (iv) the title of the patent, (v) the inventor(s) and assignee(s), and (vi) the status and/or term of the patent.

Patent / Publication Type of IP / Jurisdiction	Title / Inventor(s) / Assignee (s)	Status / Patent Term / Comments
CA 3101952 A1 2020-06-25 Utility- Canada	HEMP PLANT NAMED CW1AS1 Stanley, Joel Reel, Keri CHARLOTTE’S WEB, INC.	ALLOWED Calculated Term Expiration: 2039-12-19 (projected-pending issuance) Covered Products: • Protection for internal hemp line used in various products.
US 10,653,085 B1 2020-05-19 Utility- United States	HEMP PLANT NAMED CW1AS1 Stanley, Joel Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Calculated Term Expiration: 2039-11-14 Related Technologies: • Protection for internal hemp line used in various products.

Patent / Publication Type of IP / Jurisdiction	Title / Inventor(s) / Assignee (s)	Status / Patent Term / Comments
US 10,736,295 B1 2020-08-11 Utility- United States US 2020/0267920 A1 2020-08-27	HEMP PLANT NAMED 'CW1AS1' Stanley, Joel Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Calculated Term Expiration: 2039-11-14 Related Technologies: • Protection for internal hemp line used in various products.
US 10,888,059 B1 2021-01-12 Utility- United States	HEMP PLANT NAMED 'LINDOREA' Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Calculated Term Expiration: 2040-06-08 Related Technologies: • Protection for hemp line licensed through CW Hemp Supply. • Also used in various products.

Patent / Publication Type of IP / Jurisdiction	Title / Inventor(s) / Assignee (s)	Status / Patent Term / Comments
US 10,888,060 B1 2021-01-12 Utility- United States	HEMP PLANT NAMED ‘KIRSCHE’ Reel, Keri CHARLOTTE’S WEB, INC.	ISSUED Calculated Term Expiration: 2040-06-08 Related Technologies: • Protection for internal hemp line used in various products.
US 11,147,777 B1 2021-10-19 Utility- United States	METHODS AND FORMULATIONS FOR EFFICACIOUS PAIN RELIEF BY TRANSDERMAL DELIVERY OF CANNABIDIOL Antelman, Perry Madhavan, Bharat Lampert, Shalom CHARLOTTE’S WEB, INC.	ISSUED Calculated Term Expiration: 2038-06-18 Related Technologies: • This patent relates to various CW products.

The Company is subject to certain risks related to its intellectual property. For more information, see “Risk Factors –Risks Relating to the Company’s Business and Industry – The Company’s intellectual property may be difficult to protect.”

Employees and Human Capital

As of December 31, 2020, the Company had 306 employees. Of these employees, 127 were employed in manufacturing operations positions, 86 were employed in sales and marketing positions, 58 were employed in general and administrative positions, 10 were employed in cultivation positions, and the remaining employees were engaged in R&D aspects of the business. As of November 30, 2021, the Company had 281 employees. Of these employees, 119 were employed in manufacturing operations positions, 76 were employed in sales and marketing positions, 54 were employed in general and administrative positions, 5 were employed in cultivation positions, and the remaining employees were engaged in R&D aspects of the business. Of the 281 employees, 269 were full-time employees.

The Company prides itself in hiring talented individuals with a complementary mix of professional experience and industry knowledge. The Company believes it has an advantage in attracting these employees with its strong reputation as a leader in the sector. The Company believes in investing in each of its employees and devotes the necessary resources to ensure all employees are given the proper tools and resources to grow in their respective fields. The Company also believes in cultivating a collaborative working environment wherein everyone is valued for their contribution to the team and rewarded for their accomplishments.

The Company has assembled a management team with significant professional expertise in distribution, cultivation, sales, technology, finance, customer service, CPG, marketing, business development, acquisitions, capital markets and market analysis. The Company’s management team includes executives with many years of experience in their respective fields. See “Risk Factors – Risks Relating to the Company’s Business and Industry – The Company depends on key personnel and its ability to attract and retain employees.”

Third-Party Suppliers, Service Providers and Distribution

Although the Company is substantially vertically integrated, the Company obtains certain input components, such as packaging components, flavors, and certain raw materials, from third-party suppliers. None of the third-party suppliers are considered to be material to the business on a standalone basis and all supply input components are readily available from other suppliers in the market.

If any given supplier or distributor is lost in a specific region, the Company believes these could be replaced without material disruption as it could contract with multiple alternative suppliers or distributors to provide the requisite service(s) and product(s). The Company is a substantially vertically integrated company that performs its own manufacturing for proprietary elements in the manufacturing process. The Company utilizes contract manufacturers for non-proprietary elements in its manufacturing process such as bottling and packaging.

The Company manages risks that are associated with third-party distributors, manufacturers and suppliers by identifying and qualifying alternative distributors, manufacturers and suppliers. The Company regularly assess its supply chain for threats to business continuity.

See “Risk Factors – Risks Relating to the Company’s Business and Industry – The Company relies on third-parties for the transportation of its hemp and hemp derived products, any delay or failure by these third-parties to meet the Company’s transport needs could impact the Company’s operations and financial performance; Supply chain issues, including significant price fluctuations or shortages of materials, and distribution challenges may increase the Company’s cost of goods sold and cause its results of operations and financial condition to suffer.”

Building Brand Awareness

Management believes the Charlotte’s Web brand is among the strongest in the hemp-derived CBD industry. Brand recognition will continue to be driven by several factors including: (i) media events similar to what has historically occurred with the Company including CNN, Today Show, the New York Times and Forbes; (ii) email, social media and blogs; (iii) use of subject matter experts; (iv) legislative participation; and (v) public speaking engagements at key industry events. In addition to these active outlets to build brand awareness, the Company plans to support word-of-mouth endorsements and testimonials from its customers who are advocates for its brands and products.

Growth from the Existing Product Portfolio Through Marketing Initiatives

The Company’s marketing mix is being optimized in order to connect with more consumers and guide them through the buying process. A collaborative, integrated effort with content and public relations teams is underway with the objective to optimize search engine results and leverage social media and display advertising platforms. The Company is working to segment and analyze customer data in order to enhance the customers’ experience to convert browsers into buyers and drive repeat purchases. The Company is also targeting major food and mass market accounts as additional distribution platforms. These accounts are expected to enable the Company to gain broader distribution, open new consumer segments, and drive growth through increased awareness, consideration and purchase.

International Expansion

The Company is exploring increased global distribution, including via e-commerce, in the future, with near-term expansion focused on the United Kingdom, European Union, Israel, and Canada. To achieve an international reach, the Company is exploring either partnering with distributors, brokers and/or manufacturers in these international locations or the Company may create its own foreign licensed subsidiaries to transact business in these regions. The Company will be constantly weighing the trade-off of each option against the impact on sales volume opportunities and profitability ratios in its decision-making process. Expansion into additional jurisdictions will be done in compliance with applicable regulatory requirements in such jurisdictions and the cost and complexity of such compliance will form part of the strategic evaluation process for any proposed expansion. The Company anticipates that it will make final decisions as to its proposed international expansion once its regulatory review of potential jurisdictions is complete.

On December 9, 2020, the Company announced that the Company signed the exclusive distribution agreement in Israel with Israel-based InterCure Ltd., which owns one of Israel’s largest and most established medical Cannabis producers, Canndoc.

Canndoc has been a pioneer in pharmaceutical-grade Cannabis for more than 13 years. Its GMP-verified medical Cannabis products are sold in pharmacies in Israel, and it holds international cultivation and distribution agreements in the European Union.

Selected Charlotte’s Web hemp extract wellness products are intended to be available to the Israeli public through Canndoc or another subsidiary of InterCure Ltd. Charlotte’s Web and InterCure Ltd. also are considering future distribution agreements in certain European countries. The two companies will also explore opportunities such as clinical trials, product development and manufacturing in Israel.

Founded in 2008, Canndoc is an IMCA (Israeli Medical Cannabis Agency) permit holder for the manufacturing of medical Cannabis in Israel. Canndoc has provided medical Cannabis for more than 40,000 patients, establishing its position as a venerable player in this global industry, demonstrating significant expertise across the entire value chain from research, cultivation, and processing, to product development and advanced GMP clinical trials pipeline initiation.

Improved Distribution

At the end of 2020, the Company’s products were sold in approximately 14,000 retail locations and over 8,000 health care practitioners. The Company distributes its products in the United States and, on a limited basis, internationally. Expansion is expected to continue both in the United States and internationally. Future distribution channels are planned to continue to expand into national retailers (including grocers and drug chains), vitamin and supplement retailers and natural food stores.

Strategic Complementary Companies and Alliances

The Company continually leverages its global relationships and network of industry participants and advisors to actively source, identify and evaluate acquisition opportunities. The Company expects to selectively pursue compelling acquisitions that leverage and complement the Company’s strengths in sales, marketing, new product development, quality, production, and distribution. Certain criteria will be employed in pursuing potential acquisition candidates and partnerships including: (i) brand, product, and channel synergies; (ii) attractiveness of product sector; (iii) integration synergies; (iv) production capabilities; (v) distribution network; (vi) geographic reach; and (vii) financial performance. The Company expects to fund strategic initiatives through a combination of cash flow, debt and/or equity, if available.

Regulatory Framework

As a Cannabis-related business, the Company is subject to extensive regulation. The industry in which the Company operates is subject to regulation and control resulting from legislation enacted by the various levels of government. All applicable legislation is a matter of public record, and the Company is unable to predict what additional legislation or amendments governments may enact in the future. Changes to government regulation could impact the Company’s existing and planned operations or increase its operating expenses, which could have an adverse effect on the Company’s financial condition, results of operations and cash flows. For additional details on the regulatory risks facing the Company, see “Risk Factors – Risks Relating to the Regulatory Environment.”

United States Regulatory Matters

The business of the Company consists solely of the business of Charlotte’s Web, Inc., therefore when used in this section, references to the “Company” are references to Charlotte’s Web, Inc. and the Company as a whole unless the context otherwise requires.

General Overview

The following overview is subject to and qualified by the more detailed descriptions in the following sections entitled “United States Federal Regulation of Hemp”, “State Regulation of Hemp”, “FDA Regulation”, “Future Uncertainty of Legal Status” and “The Company’s Regulatory Compliance Activities in the United States”.

The Company does not produce or sell medicinal or recreational marijuana or products derived therefrom. It sells Hemp-based CBD products. While such products come from the same plant genus and species, Hemp and marijuana are legally distinct and are generally regulated, respectively, by three separate overarching bodies of law:  the 2014 Farm Bill, the 2018 Farm Bill and the CSA. Hemp, by legal definition, contains 0.3% THC or less on a dry weight basis, which is not considered to be a sufficient level to create an intoxicating effect like marijuana.

Consequently, the Company’s products are not sold pursuant to the rules and regulations governing the cultivation, transportation, and sale of medicinal or recreational marijuana. The Company cultivates, processes, transports, and sells its products pursuant to the 2014 Farm Bill and currently applicable provisions of the 2018 Farm Bill and in accordance with applicable state and local laws. All Hemp produced and sold by the Company constitutes Hemp under the 2018 Farm Bill as well as under the laws of the states in which the Company cultivates, manufactures, and sells such Hemp-based products. If sold internationally, products are sold in accordance with the laws of the importing and exporting jurisdiction.

Where products are sold internationally, the Company takes appropriate steps to assess local laws and regulations with a view to compliance. Not all jurisdictions have mature or fully developed Cannabis or Hemp regulatory regimes and the Company continuously monitors regulatory risk when conducting activities in local jurisdictions. Moreover, the regulatory regimes of certain jurisdictions may not differentiate between Hemp and recreational or medical marijuana. In particular, the Company’s products may be categorized or labelled as marijuana, medical marijuana, or a similar category notwithstanding that the product is, by U.S. standards, a hemp-based product.

The 2018 Farm Bill permanently removed hemp and its derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers from the purview of the CSA. Hemp is now deemed an agricultural commodity, and is no longer classified as a controlled substance, like marijuana. Furthermore, by defining Hemp to include its derivatives, extracts, and cannabinoids,3 Congress impliedly removed popular Hemp products, such as Hemp-derived CBD, from the purview of the CSA. Accordingly, the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products, so long as the THC level is at or below 0.3% on a dry weight basis. The 2018 Farm Bill also provides that state and Native American tribal governments may impose separate restrictions or requirements on hemp growth and the sale of Hemp products. However, they cannot interfere with the interstate transportation or shipment of lawfully produced Hemp or Hemp products. As a result of the 2018 Farm Bill, federal law now provides that CBD derived from Hemp is not a controlled substance under the CSA; however, states take varying approaches to regulating the production and sale of Hemp and Hemp-derived CBD. While some states, including recently California, explicitly authorize and regulate the production and sale of Hemp-derived CBD or otherwise provide legal protection for authorized individuals to engage in commercial Hemp activities, other states restrict hemp cultivation and sale to state medical or adult-use marijuana program licensees or remains otherwise unlawful under state criminal laws. Additionally, a number of states prohibit the sale of ingestible CBD products based on the FDA’s position that, pursuant to the FD&C Act, it is unlawful to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, regardless of whether the substances are Hemp-derived.

The Company’s activities related to the production, marketing and sale of its products comply with the 2014 Farm Bill and/or 2018 Farm Bill, as currently applicable to its operations. However, certain government agencies (such as the FDA) and certain federal officials have challenged the scope of permissible commercial activity. FDA representatives, for example, have stated they believe that producers of some CBD-based products, including the Company, produce and sell their products in violation of the FD&C Act. Similarly, the Company’s marketing activities fall within the FDA’s jurisdiction, and in 2017, the FDA issued a Warning Letter to the Company for FD&C Act non-compliance, which the Company has responded to, in part to comply with the Warning Letter and in part to challenge FDA’s assertions in the letter. The Company has not received a response from the FDA and the Warning Letter remains open. While the FDA’s current position is that CBD is a drug and CBD-containing products require an IND to be administered in clinical trials and FDA approval prior to introduction into interstate commerce for sale, the FDA is also currently evaluating whether, and how, Hemp-based CBD dietary supplements and food can be lawfully sold in the U.S. Over the past several years, FDA has issued numerous warning letters to companies marketing CBD products with disease or unlawful drug claims. The letters reiterate the agency’s position that CBD cannot be added to food and dietary supplements and targeted companies whose products violated the FD&C Act’s prohibition against: i) marketing CBD as or in a dietary supplement, human and animal food, or food additives; ii) marketing a dietary supplement, human and animal food, or cosmetic with disease or drug claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent disease); iii) including a substance in human or animal food when that substance is not GRAS; and iv) selling products that are misbranded due to their failure to include “adequate directions for use by a layperson”. The FDA’s enforcement against the sale and marketing of CBD products has to date been limited to the issuance of warning letters, although enforcement could include civil and criminal penalties. The legal status of CBD in food and dietary supplements is under active consideration by the FDA as of the date of this Amendment No. 1 to the registration statement, as indicated by the FDA’s January 2021 statement whereby the agency reaffirmed that it is actively evaluating the regulatory frameworks that apply to Cannabis-derived products intended for non-drug uses, and whether any new FDA regulations are warranted. While the Company disagrees with the position of the FDA, there is risk that this agency could take enforcement or regulatory actions against the Company.

3 Agriculture Improvement Act of 2018 (section 10113) (defining hemp under the Agricultural Marketing Act of 1946, 7. U.S.C. 1621).

Legal barriers applicable to, and risks associated with, selling Hemp and Hemp-derived CBD products result from a number of factors, including the fact that Hemp and marijuana are both derived from the Cannabis sativa L. plant, the rapidly changing patchwork of state laws governing Hemp and Hemp-derived CBD, and the FDA’s position that it is unlawful to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, i.e. the IND Preclusion. However, the removal of Hemp and its extracts, including CBD, from the CSA pursuant to the 2018 Farm Bill, and the FDA’s indication that it is considering using its authority to issue a regulation that could specifically allow Hemp-derived ingredients in foods and supplements, are major developments toward resolving these regulatory barriers. Stakeholders take different positions regarding the scope of legal activity in light of the interplay of federal and state law, and in light of recent developments, such as the 2018 Farm Bill, the September 30, 2017 decision of the World Anti-Doping Agency to drop CBD from its list of prohibited substances, and the World Health Organization Expert Committee on Drug Dependence review report finding that CBD is “generally well tolerated with a good safety profile” and low abuse potential.4

Furthermore, on May 28, 2020, the FDA submitted draft guidance to the White House Office of Management and Budget relating to research considerations for Cannabis and Cannabis-derived compounds, which reflects the FDA’s continued steps to consider the safety and advancement of Cannabis-derived compounds. In a trade press article regarding this guidance, FDA confirmed that it is “working toward a goal of providing additional guidance and [has] made substantial progress,” while also reiterating the need to obtain additional data on the safety, effectiveness, and quality of CBD products.5 At the request of the Biden Administration, the FDA has since withdrawn its draft guidance. It has not yet indicated whether or when a new guidance document will be submitted.

Should the Company determine to sell products containing greater than 0.3% THC, additional regulatory regimes, both in the U.S. and internationally, will apply. However, at this time no such product has been developed by the Company.

The foregoing is an abbreviated overview of the Company’s position on the legality of the Company’s operations in the United States. Additional background and a more thorough analysis of applicable U.S. and international regulatory regimes are set out in greater detail below.

United States Federal Regulation of Hemp

Development of Current Regulatory Framework

Summary

In addition to customary regulations applicable to any commercial business, the Company’s operations are subject to state and federal regulation in respect of the cultivation of Hemp and the production, distribution and sale of products intended for human ingestion or topical application and, with respect to certain products, by animals.

Hemp is an agricultural commodity cultivated for use in the production of a wide range of products globally. Among others, Hemp is used in the agriculture, textile, recycling, automotive, furniture, food and beverage, paper, construction materials and personal care industries.

Botanically, hemp is categorized as Cannabis sativa L., a subspecies of the Cannabis genus. Numerous unique, chemical compounds are extractable from hemp, including THC and CBD. These cannabinoids are responsible for a range of potential psychological and physiological effects. Hemp, as defined in the 2018 Farm Bill, is distinguishable from marijuana, which also comes from the Cannabis sativa L. subspecies, by its absence of more than trace amounts (0.3% or less) of the psychoactive compound THC. Although international standards vary, other countries, such as Canada, have used the same THC potency standards to define hemp.

4 World Health Organization Expert Committee on Drug Dependence, Cannabidiol (CBD) Pre-Review Report, November 10, 2017.

5 https://www.foodnavigator-usa.com/Article/2020/06/05/FDA-says-it-s-made-substantial-progress-on-CBD-regs-CV-Sciences- weighs-in-on-food-vs-pharma-path-man-sues-CBD-firm-after-failing-drugs-test.

Hemp was widely grown in the U.S. as an agricultural commodity from the colonial period into the early 1900s and was commonly used in the manufacture of paper, fabrics, and other products. By 1970, however, the CSA explicitly prohibited the cultivation of any variety of Cannabis without a DEA permit.

Per the plain language of the CSA, only certain parts of the Cannabis plant (generally, what was historically considered to be the psychoactive portions of the plant) are controlled and defined as marijuana, while other parts of the Cannabis plant (now inclusive of hemp) are exempted from CSA control. Consumer goods containing hemp seeds or “hemp hearts,” for example, have long been lawfully imported into the U.S. and legally sold in commerce due to the fact that the sterilized seeds are clearly exempt from the definition of marijuana under the CSA and are not otherwise controlled substances. Nonetheless, from the enactment of the CSA until the passage of the 2014 Farm Bill, cultivating hemp for any purpose in the U.S. without a DEA registration was federally illegal. The 2014 Farm Bill loosened the federal prohibition on the domestic production of hemp, by allowing hemp to be cultivated within the context of an agricultural pilot program and where permitted by state law. On December 20, 2018, the 2018 Farm Bill became law. Unlike the 2014 Farm Bill, which did not amend the CSA but only preempted from CSA control certain specified activities, the 2018 Farm Bill explicitly amended the CSA to exclude from the definition of marijuana all parts of the Cannabis plant (including its derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not) containing a THC concentration of not more than 0.3% on a dry weight basis, and excluded from the CSA definition of “tetrahydrocannabinol” any material, compound, mixture, or preparation that falls within the definition of Hemp. As a result, Hemp is no longer classified as a controlled substance, like marijuana. By defining Hemp to include its derivatives, extracts, and cannabinoids, Congress impliedly removed popular Hemp products, such as Hemp-derived CBD, from the purview of the CSA. Accordingly, the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products. The 2018 Farm Bill also allows farmers to access crop insurance and fully participate in USDA programs for certification and competitive grants. State and tribal governments may impose separate restrictions or requirements on Hemp production, but they cannot interfere with the interstate transport of lawfully produced Hemp or Hemp products.

The 2014 Farm Bill

In 2014, Congress enacted the 2014 Farm Bill.6 The 2014 Farm Bill authorizes institutions of higher education and state departments of agriculture (and their contractual designees) to cultivate hemp, notwithstanding the CSA or any other federal law, provided that certain conditions are met. The scope of the 2014 Farm Bill is limited to cultivation that is: (a) for research purposes (inclusive of market research, which multiple federal agencies have confirmed includes commercial sales with a research purpose); (b) part of an “agricultural pilot program” or other agricultural or academic research; and (c) permitted by state law. Many states that adopted pilot programs under the 2014 Farm Bill have since replaced them with approved programs under the 2018 Farm Bill, described below.7 The various state Hemp programs have different requirements regarding the registration of cultivators and processors, the involvement of institutions of higher education, and permissible commercialization.8 Activities determined to be compliant with the 2014 Farm Bill are protected from federal interference by the Appropriations Rider. The Appropriations Rider generally prohibits the federal government’s use of funds in contravention of the 2014 Farm Bill and specifically prohibits such federal interference with regard to the “transportation, processing, sale, or use of . . . hemp, or seeds of such plant, that is grown or cultivated in accordance with the [2014 or 2018 Farm Bills], within or outside the [s]tate in which the . . . hemp is grown or cultivated.” The Appropriations Rider has been renewed on several occasions, including most recently on September 30, 2021 through H.R. 5305 which extended the applicability of the Appropriations Rider through December 3, 2021 or until the enactment into law of a new appropriations act or law, whichever is earlier. Rather than distinguishing between “hemp” and “marijuana” based on the part of the plant from which a product is derived, the 2014 Farm Bill definition includes all parts of the Cannabis plant, and distinguishes hemp from marijuana on the basis of the concentration of THC. Any plants that exceed the 0.3% THC limitation are considered marijuana (a Schedule I controlled substance), and thus are not compliant with the 2014 Farm Bill. Activities determined to be outside the scope of the 2014 Farm Bill are not protected by the Appropriations Rider and may be subject to federal enforcement action. Notwithstanding the passage of the 2018 Farm Bill and the publication of the USDA IFR, the hemp cultivation and research provisions contained in the 2014 Farm Bill remain in effect until January 1, 2022, as extended by the Consolidated Appropriations Act, 2021. Many states relied on their existing pilot program regimes—either in choosing to continue operating under the 2014 Farm Bill or in submitting a 2018 Farm Bill plan to assume primary regulatory authority over Hemp production. Because the 2018 Farm Bill permits states and Native American tribes to regulate Hemp and Hemp-derived products more restrictively than the 2018 Farm Bill, variances in these jurisdictions’ laws and regulations on Hemp are likely to persist. Compliance with state law remains imperative under both the 2014 and 2018 Farm Bills.

FDA Approval of Epidiolex

On June 25, 2018, the FDA issued to GW Pharmaceuticals plc its approval for Epidiolex, the first Cannabis-derived prescription medicine to be available in the U.S. The active ingredient in Epidiolex is CBD isolate created from Marijuana-based plants.

6 See http://www.ncsl.org/research/health/state-medical-marijuana-laws.aspx.

7 https://www.ams.usda.gov/rules-regulations/hemp/state-and-tribal-plan-review.

8 Id.

The 2018 Farm Bill

The 2018 Farm Bill became law on December 20, 2018. Prior to this law, all non-exempt Cannabis plants grown in the United States were scheduled as a controlled substance under the CSA, and as a result, the cultivation of hemp for any purpose in the United States without a Schedule I registration with the DEA was, unless exempted by the 2014 Farm Bill, illegal under federal law. The passage of the 2018 Farm Bill materially changed federal laws governing Hemp by removing hemp from the CSA and establishing a federal regulatory framework for hemp cultivation. Specifically, the 2018 Farm Bill: (a) explicitly amended the CSA to exclude from the definition of marijuana all parts of the Cannabis plant (including its derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not) containing a THC concentration of not more than 0.3% on a dry weight basis; (b) allows the commercial production and sale of Hemp in interstate commerce; (c) establishes the USDA as the primary federal agency regulating the cultivation of hemp in the United States, while allowing states to adopt their own plans to regulate the same; and (d) affords farmers the opportunity to obtain crop insurance and research grants. The 2018 Farm Bill also excluded from the CSA definition of “tetrahydrocannabinol” any material, compound, mixture, or preparation that falls within the definition of hemp. By defining Hemp to include its derivatives, extracts, and cannabinoids, popular Hemp products, such as Hemp-derived CBD, are no longer subject to DEA control. Accordingly, the DEA no longer has regulatory authority to interfere with the interstate commerce of Hemp products, so long as the THC level of such products is at or below 0.3%.

Although the DEA no longer regulates Hemp, marijuana continues to be classified as a Schedule I controlled substance under the CSA. As a result, CBD and other cannabinoids, if derived from marijuana as defined by the CSA, also remain Schedule I controlled substances under U.S. federal law. Though chemically and genetically distinct, hemp and marijuana appear similar to the naked eye. The active enforcement against illegal marijuana and marijuana-based products under current federal law may inadvertently result in enforcement actions taken against hemp or Hemp-derived products.

The 2018 Farm Bill amends the Agricultural Marketing Act of 1946 to categorize hemp as an agricultural commodity under the regulatory purview of the USDA in coordination with state departments of agriculture. Although the USDA will be the primary federal regulatory agency overseeing hemp cultivation in the United States, states, U.S. territories, and Indian tribes desiring to obtain (or retain) primary regulatory authority over Hemp activities within their borders are allowed to do so after submitting a plan for regulation to the USDA, and receiving approval from the USDA for the same. Pursuant to the 2018 Farm Bill, states, U.S. territories, and tribal governments can adopt their own regulatory plans for hemp cultivation, even if more restrictive than federal regulations, so long as the plans meet minimum federal standards and are approved by the USDA. Hemp cultivation in states and tribal territories that do not choose to submit their own plans (and that do not prohibit hemp cultivation) will be governed by USDA regulation.

On January 19, 2021, the USDA released the USDA Final Rule (“FR”), which governs the domestic production of hemp under the 2018 Farm Bill. The USDA FR also specifies the provisions that a state or tribal Hemp plan must contain to be in compliance with the 2018 Farm Bill. Once USDA formally receives a plan, the agency will have 60 days to review and approve or disapprove the plan. To date, the USDA has approved over 70 state and tribal hemp production plans. The status of the USDA's review of plans, including which states have adopted to continue under the 2014 Farm Bill, is available at https://www.ams.usda.gov/rules-regulations/hemp/state-and-tribal-plan-review.

As introduced above, state and tribal governments may impose separate restrictions or requirements on hemp cultivation and the sale of Hemp products; however, states may not interfere with the interstate transportation or shipment of lawfully produced Hemp or Hemp products. This was confirmed in a May 2019 memorandum released by the USDA’s Office of General Counsel. That memorandum reiterates that, due to enactment of the 2018 Farm Bill, states and Native American tribes may not prohibit the interstate transportation or shipment of hemp lawfully produced under the 2014 or 2018 Farm Bills.

It is important to note that the 2018 Farm Bill preserves the authority and jurisdiction of the FDA, under the FD&C Act, to regulate the manufacture, marketing, and sale of food, drugs, dietary supplements, and cosmetics, including products that contain Hemp extracts and derivatives, such as CBD. As a result, the FD&C Act will continue to apply to Hemp-derived food, drugs, dietary supplements, cosmetics, and devices introduced, or prepared for introduction, into interstate commerce. As a producer and marketer of Hemp-derived products, the Company must comply with the FDA regulations applicable to manufacturing and marketing of FDA-regulated products. See “FDA Regulation”, below.

On March 5, 2020, former FDA Commissioner Dr. Stephen M. Hahn issued a statement on the FDA’s work related to CBD products. The statement makes clear that the FDA will continue its work to educate the public on CBD’s perceived safety risks and that the FDA is taking steps to solicit additional public feedback, data, and research on the science, safety, and quality of CBD products. These new steps include re-opening the public docket so that FDA can obtain additional scientific data on CBD, which will include a process by which confidential and proprietary information can be shared with the FDA and kept protected. Additionally, former Commissioner Hahn’s statement reiterates that the FDA will continue to monitor and police the CBD products marketplace and is evaluating the issuance of a risk-based enforcement policy that provides greater transparency and clarity regarding factors the FDA intends to consider in prioritizing enforcement decisions.

Much of former Commissioner’s Hahn statement was also included in the FDA’s congressionally mandated report on CBD, which was also submitted on March 5, 2020. The report confirms that the FDA is actively considering pathways to allow the marketing of CBD as a dietary supplement, which may include notice and-comment rulemaking and interim risk-based enforcement policies. The report signals the FDA’s continued interest in certain aspects of CBD, including effects from sustained use, effects from different methods of exposure, and effects on the developing brain and on the unborn child and breastfed newborn. The report acknowledges that the FDA is receiving inquiries about whether “full spectrum” and “broad spectrum” Hemp products can currently be marketed and sold pursuant to the Farm Bill. The FDA’s current position is that products containing CBD require approval as a new drug. The report does not set a timeline for agency action, but it does signal the FDA’s clear interest in a pathway for the use of CBD in dietary supplements. Further to this point, former Commissioner Hahn had publicly stated that it would be a “fool’s game” for the FDA to pull CBD products from the market entirely, as their use is already widespread.9

In January 2021, the FDA issued an update entitled “Better Data for a Better Understanding of the Use and Safety Profile of Cannabidiol (CBD) Products.”10  In the statement, the FDA acknowledges the rapid increase and interest in the availability of CBD and other products derived from Cannabis, and calls for “real- world” data” on the use and safety of CBD. The call acknowledges the FDA’s current gaps in understanding of the safety profile of CBD, which may be addressed through obtaining real-world data and help build a robust evidentiary foundation to inform public health decisions regarding CBD. The FDA further notes that it is continuing to “evaluate the regulatory frameworks that apply to certain Cannabis-derived products that are intended for non-drug uses, including whether any new FDA regulations may be warranted.”  However, it is unclear whether the new FDA Commissioner appointed under the Biden Administration will take the same stance on CBD as former Commissioners Hahn and Gottlieb.

On March 22, 2021, the FDA issued a news release announcing the issuance of warning letters to two companies for selling OTC products labeled as containing CBD, alleging that the products are illegally marketed unapproved drugs and misbranded due to prominent featuring of CBD on the labeling. A similar warning was issued to another online CBD retailer on July 22, 2021.

On October 16, 2021, the FDA published a “Cannabis-Derived Products Data Acceleration Plan,” a portfolio of pilot initiatives and parternships designed to leverage novel data sources and advanced data analytics to identify current and emerging safety vulnerabilities in the cannabis-derived products market.11 Through the Data Acceleration Plan, FDA seeks to gather, in real time, information about potential safety problems or adverse events associated with cannabis-derived products, including CBD products, and information about general patterns of product use and emerging trends. According to FDA, “new approaches to detecting safety signals and other insights using diverse data sources and rigorous analytical methods can contribute significantly to FDA’s ability to respond to emerging and rapidly evolving product areas, like the [cannabis-derived products] market.” Sample pilot projects that are part of the Data Acceleration Plan take advantage of the information already available online, from certificates of analysis, to customer reviews and adverse event surveillance systems to detect safety signals and gaps in understanding needing to be filled by FDA- and industry-driven studies. FDA also plans to partner with other federal agencies, international regulatory bodies, and state-based regulatory organizations to gather additional data and develop its regulatory strategy. While the Data Acceleration Plan does not guarantee that the agency will create a pathway for it to approve CBD to be incorporated into food and dietary supplements, it indicates that the FDA is focused on modernizing and enhancing its ability to evaluate the CBD and other cannabinoid markets.

In addition, on December 17, 2020, the FTC announced enforcement proceedings against six companies making deceptive marketing claims related to CBD products. The companies allegedly made a range of scientifically unsupported claims about the products’ ability to treat serious health conditions, such as cancer, heart disease, and Alzheimer’s disease. On March 5, 2021, the FTC approved consent orders against the six companies that prohibit future deceptive conduct, with monetary penalties imposed on five of the six the companies. On July 6, 2021, the FTC announced the approval of a seventh administrative consent order against a CBD company, also for unsupported health claims.

DEA IFR

On August 21, 2020, the DEA issued an interim final rule (the “DEA IFR”) concerning implementation of the 2018 Farm Bill. Even though the 2018 Farm Bill removed Hemp from scheduling under the CSA, the DEA IFR purports to clarify that material that exceeds 0.3% delta-9 THC remains controlled in Schedule I of the CSA. Additionally, the DEA IFR states that the 2018 Farm Bill does not impact the control status of synthetically derived THCs, for which the DEA claims that the amount of delta-9 THC is not a determining factor in whether the material is a controlled substance.

The DEA IFR has caused consternation throughout the Hemp industry because of concerns that it confuses the legality of in-process Hemp extract material that may temporarily and unintentionally exceed 0.3% delta-9 (before returning to or below 0.3% delta-9 THC in finished form). However, DEA spokesperson Sean Mitchell has indicated that the DEA is aware of the Hemp industry’s policy concerns and “has higher enforcement priorities, such as opioids and methamphetamine.” Moreover, the DEA IFR is currently in the notice-and-comment stage of federal rulemaking. To date, more than 3,300 public comments have been submitted, so it is possible that the DEA IFR will be modified and improved before becoming a final rule. Many of the comments, which are being submitted by stakeholders and industry groups make clear that the DEA IFR is inconsistent with the 2018 Farm Bill and would create serious challenges for  the hemp products industry. Further, in the Consolidated Appropriations Act, 2021, Congress included report language that directed the USDA to develop regulations to protect the transportation, sale, and storage of in-process Hemp extract. There is also a chance that the DEA IFR will be invalidated in its entirety. It is currently the subject of at least one federal lawsuit, which could result in the DEA IFR being struck down. In the Company’s opinion, the DEA IFR is improper and unconstitutional, and the Company’s products enjoy all of the protections of the 2014 and 2018 Farm Bills and are not impacted by the DEA IFR.

H.R. 841 and S. 1698

On February 4, 2021, Rep. Kurt Schrader (D-OR-5) and Rep. Morgan Griffith (R-VA-9) introduced H.R. 841. This is the second year they have introduced this bill. It would ensure that Hemp-derived CBD, and other non-intoxicating Hemp-derived compounds, could be lawfully marketed as dietary supplements. The bill would require CBD and Hemp extract product manufacturers to comply with the existing regulatory framework for dietary supplements, to help assure that such products are safe, properly labeled, and manufactured in accordance with current Good Manufacturing Practices and other health and safety provisions of the FD&C Act. Passage would also help stabilize the Hemp markets, open up a promising economic opportunity for U.S. agriculture, and fulfill the commitments made to Hemp farmers pursuant to the 2018 Farm Bill. Prospects for such passage are improved by the fact that the prior version of H.R. 841, introduced during the 116th Congress (2019-2020), won the bipartisan support of 30 co-sponsors and was referred to the House Committee on Energy and Commerce. However, the bill failed to win passage prior to the congressional session ending.

9 See https://www.nutraingredients-usa.com/Article/2020/02/28/FDA-chief-Hahn-says-it-would-be-fool-s-game-to-try-to-shut-down-CBD-markets#.

10 See https://www.fda.gov/news-events/fda-voices/better-data-better-understanding-use-and-safety-profile-cannabidiol-cbd-products.

11 FDA, Cannabis Derived Products Data Acceleration Plan, October 2021, available at https://www.fda.gov/media/153183/download.

On May 19, 2021, Senators Ron Wyden (D-OR), Rand Paul (R-KY) and Jeff Merkley (D-OR) introduced S. 1698, the Hemp Access and Consumer Safety Act. The bill would allow the use of CBD and other hemp-derived ingredients in both dietary supplements and food and beverage products. It also provides FDA with the authority to establish labeling and packaging requirements for supplements and foods that contain hemp, hemp-derived CBD, or other hemp ingredients, and would permit FDA to take additional enforcement action against supplements that do not meet the FD&C Act’s definition of “dietary supplement.” Prospects for the passage of H.R. 841 and S. 1698 are unclear.

In addition, on July 14, 2021, Senators Chuck Schumer (D-NY), Ron Wyden (D-OR), and Cory Booker (D-NJ) released a discussion draft of the “Cannabis Administration and Opportunity Act” (CAOA). The bill removes marijuana from Schedule I of the Controlled Substances Act and establishes a federal regulatory framework for adult-use Cannabis products. “Hemp” as defined by the 2018 Farm Bill would be excluded from the bill’s definition of “cannabis.” However, the CAOA also contains provisions to regulate hemp-derived CBD as a dietary supplement, provided certain requirements are met. Among other things, the language would: require submission of NDI notifications for supplements that contain CBD; authorize FDA to set a recommended daily serving limit for CBD and labeling/packaging requirements for CBD-containing supplements, both of which may be established through an interim final rule instead of traditional notice-and-comment procedures. The legislation also provides FDA with additional enforcement authority for dietary supplements, which the agency believes is necessary to address issues such as synthetic CBD. To date, the bill has not been formally introduced, and its prospects are uncertain.

On November 15, 2021, Congresswoman Nancy Mace (R-SC) introduced the H.R. 5977, the “States Reform Act,” another comprehensive cannabis reform bill seeking to legalize and regulate marijuana at the federal level. The States Reform Act would deem cannabis and industrial hemp as having been marketed in the United States as dietary ingredients before October 15, 1994, and would also deem them generally recognized as safe based on common use in food prior to January 1, 1958. Thus, under the States Reform Act, FDA would be prohibited from applying the dietary supplement and food additive preclusions to cannabis and industrial hemp. As of the date of this Amendment No. 1 to the Registration Statement, the States Reform Act has four Republican co-sponsors, and the backing of several industry advocacy groups. H.R. 5977’s prospects of passage are unclear.

On December 2, 2021, Representative Kathleen Rice (D-NY), plus cosponsors Representatives Morgan Griffith (R-VA), Angie Craig (D-MN), and Dan Crenshaw (R-TX) introduced H.R. 6134, the “CBD Product Safety and Standardization Act of 2021.” This proposal pertains specifically to food and beverages containing CBD, and would allow FDA to regulate CBD in food as it would any other food ingredient. It would also require FDA to establish regulations specifying the maximum amount of hemp-derived CBD a food or beverage may have per serving; labeling and packaging requirements; and conditions of intended use for the product. H.R. 6134’s chances of passage are unclear.

State Regulation of Hemp in the United States

At present, the Company sources its Hemp only from proprietary operations and contract suppliers located in Colorado, Kentucky and Oregon that are in compliance with state and federal regulations. However, the Company is aware of variations in certain states’ definition of Hemp as compared with the definition of Hemp in the 2018 Farm Bill, although the majority of states have aligned their definition of Hemp with the federal definition. All Hemp produced and sold by the Company constitutes Hemp under the 2018 Farm Bill and under the laws of the states in which it produces and sells such Hemp.

Under both the 2014 and the 2018 Farm Bills, states retain significant discretion and authority to adopt their own regulatory regimes governing hemp production. As a result, regulation of Hemp and the products derived therefrom will likely continue to vary on a state-by-state basis even after the 2018 Farm Bill is fully implemented. In addition, states take varying approaches to regulating the production and sale of hemp-derived CBD. While all states have removed lawfully produced hemp from their controlled substance laws, only certain states explicitly authorize and regulate the sale of hemp-derived CBD products, or otherwise provide legal protection for authorized individuals to engage in commercial hemp activities. For example, Kentucky, Tennessee, Indiana, Florida, Colorado, and other states have passed laws that explicitly exempt hemp extracts such as CBD from legal prohibitions applicable to controlled substances such as marijuana. In other states, sale of CBD, notwithstanding its origin, may be explicitly authorized only under state medical or adult-use marijuana program licensees. Additionally, a number of states prohibit the sale of ingestible CBD products based on FDA’s position that, pursuant to the FD&C Act, it is unlawful to introduce food containing added CBD or THC into interstate commerce, or to market CBD or THC products as, or in, dietary supplements, regardless of whether the substances are hemp-derived. Since the Company’s products are specifically excepted from the CSA by the 2018 Farm Bill’s definition of Hemp, it is the Company’s position that such state laws would specifically except them as well.

The treatment of the legality of Hemp-derived CBD products by state and local law enforcement authorities is broadly disparate. These products have been sold at retail and online in all fifty states for many years, and law enforcement actions have been limited and, in some cases, discontinued after initial enforcement actions.

Accordingly, the sale of CBD at the retail level in some U.S. states remains a gray and evolving area of the law. An increasing number of states – including California, Hawaii, Florida, Kentucky, Iowa, Texas, Utah, Virginia, and West Virginia – have passed legislation that explicitly permit the sale of CBD. Several of these states also place additional requirements on the sale of CBD products such as specific testing, labeling, or registration of products. The Company has chosen to sell its products in all fifty states, understanding that there is a risk of state or local law enforcement or regulatory action, and that state-specific requirements may vary significantly. Moreover, the Company has limited access to information regarding or control over which states its products may transit through between production and sale.

Colorado is the only jurisdiction in which the Company directly cultivates Hemp. The Company has obtained the following licenses issued by the Colorado Department of Agriculture: (i) Registration issued April 3, 2021 in respect of Indoor Commercial Industrial Hemp Registration — 3,000 sq. ft.; (ii) Registration issued March 22, 2021 in respect of Indoor Commercial Industrial Hemp Registration — 18,600 sq. ft.; (iii) Registration issued February 3, 2021 in respect of Outdoor Commercial Industrial Hemp Registration — 120 acres; (iv) Registration issued February 12, 2021 in respect of Outdoor Commercial Industrial Hemp Registration — 1 acre and 11,200 sq. ft. The foregoing licenses are in respect of cultivation only as a license from the state of Colorado is not required for the subsequent sale of its products.

The Company’s cultivation division has increased its focus on research, while continuing operations in Colorado, Oregon and Kentucky, to further its competitive advantage in optimizing regional genetics and developing the Company’s scalable drying and harvesting systems.

The varying regulations with respect to the treatment of Hemp from state to state continue to evolve. The regulations of the particular states most impactful to the Company’s business are described below.

Colorado

The bulk of the Company’s operations are based in Colorado as a result of the state’s legalization of Hemp and mature regulatory program.

Passed in 2012, Amendment 64 to the Colorado Constitution directed the General Assembly to enact legislation governing the cultivation, processing and sale of Hemp by July 1, 2014.12 In 2013, responsibility for establishing regulations pertaining to the cultivation of Hemp, including registration and inspection, was delegated to the CDA.13 The CDA adopted rules and regulations that set forth requirements for registration, inspection, and testing.14  Registration requirements include but are not limited to: disclosing the name and address of the entity that will hold the registration, and the name of each officer, director, member, partner or owner of at least 10% of the entity and any other person who has managing or controlling authority over the entity; providing the CDA with GPS coordinates and a map of the land area where the Hemp will be cultivated; listing the intended use of harvested Hemp materials; and payment of a non-refundable fee15. All registrants are subject to routine inspection and sampling by the CDA to verify that the THC concentration of the plants being cultivated does not exceed 0.3% on a dry weight basis, and to ensure registrants are complying with applicable reporting requirements.16 Reporting requirements include a pre-planting report detailing the varieties to be planted, a planting report specifying the exact land areas where planting occurred, and a harvest report documenting the size of the harvest and the anticipated harvest date.17

After the passage of the 2014 Farm Bill, the Colorado legislature passed the Colorado Industrial Hemp Regulatory Program Act establishing the Colorado Industrial Hemp Regulatory Program.18 The Colorado Industrial Hemp Regulatory Program Act expressly authorizes two distinct categories of hemp cultivation registration to be issued and administered by the CDA: (i) R&D; and (ii) commercial. “Research and Development” is defined as the ”cultivation of Hemp by an institution of higher education or other entity approved by the [CDA] for purposes of agricultural or academic research in the development of growing Hemp.”19 In comparison, “Commercial” is defined as “the growth of Hemp, for any purpose including engaging in commerce, market development and market research, by any person or legal entity other than an institution of higher education or under THE pilot program administered by the [CDA] for purposes of agricultural or academic research in the development of growing Hemp.”20

The Company believes that cultivation registrations for R&D purposes that operate in compliance with CDA rules and regulations comply with the conditions of the 2014 Farm Bill and the 2018 Farm Bill, and cultivation registrations for commercial purposes operating in compliance with CDA rules and regulations comply with the 2014 Farm Bill and the 2018 Farm Bill.

12 Colo. Const. art. XVIII, § 16.

13 Colorado Senate Bill 13-241. (63) 8 CCR 1203-23.

14 Id.

15 Id.

16 Id.

17 Id.

18 See C.R.S. §§35-61-101, et seq.

19 8 CCR §1203-23(1.12).

20 8 CCR §1203-23(1.3).

Finally, on May 30, 2018, the governor of Colorado signed House Bill 18-1295 into law. This legislation modified the Colorado Food and Drug Act to establish that food, cosmetics, drugs, and devices, as those terms are defined in the act, are not adulterated or misbranded by virtue of containing Hemp. This law codified a policy established in 2017 by the CDPHE that allowed for the production and sale of food products containing Hemp, so long as certain express conditions were satisfied. Under applicable legislation, food products containing Hemp must be produced by a wholesale food manufacturing facility that has registered with the CDPHE, and the finished product must contain a delta-9 THC concentration of no more than three-tenths of one percent (0.3%).

Following the implementation of the 2018 Farm Bill through the USDA FR, Colorado continued to operate its 2014 Farm Bill pilot program in 2021. On August 10, 2021, the USDA approved CDA’s State Hemp Management Plan, which becomes effective January 1, 2022. In addition, in February 2021 CDPHE adopted revised regulations concerning Hemp products, effective April 14, 2021, that establish new manufacturing, testing, and labeling requirements for Hemp products.

Kentucky

Kentucky established a robust agricultural pilot program in 2013,21 which it expanded in 2017. Program participants may grow, cultivate, handle, process or market Hemp and Hemp products. The Kentucky Department of Agriculture has promulgated regulations22 and issued a policy guide for the program, both of which have served as models for newer Hemp regimes in other states.

Kentucky adopts the definition of “Hemp”23 set forth under the 2018 Farm Bill. Kentucky’s definition of marijuana24  excludes lawful Hemp and Hemp products.

Kentucky’s definition of marijuana specifically exempts Hemp products that do not contain any living plants, viable seeds, leaf materials or floral materials, as well as CBD products derived from hemp.25

Following the implementation of the 2018 Farm Bill through the USDA FR, Kentucky has continued to operate its 2014 Farm Bill pilot program in 2021. Kentucky’s State Plan was submitted to FDA on September 15, 2021. The State Plan has been approved by USDA and will become effective January 1, 2022.

While the Company itself is not a program participant, it does take steps to ensure that the Kentucky-based suppliers with which it contracts are participants in the Kentucky agricultural pilot program, including requiring suppliers to represent and warrant their compliance with Kentucky law in writing and obtaining a copy of the applicable License issued to such supplier.

21 Ky. Rev. Stat. §§ 260.850-.869.

22 302 Ky. Admin. Regs. 50:010-080.

23 Ky. Rev. Stat. § 260.850(5) (73) Ky. Rev. Stat. § 218A.010(27).

24 Ky. Rev. Stat. § 218A.010(27).

25 Ky. Rev. Stat. § 218A.010(27)(c)-(f).

Oregon

Oregon’s Hemp laws are also evolving. Hemp extracts and CBD are referred to or defined in Oregon’s Hemp statutes and the state’s hemp regulations,26 pursuant to which an “industrial hemp commodities or product” includes CBD and other compounds derived from hemp.27 Further, all cannabinoid products from hemp must be tested for their THC and CBD content and microbiological contaminants.28 Only a grower registered with Oregon Department of Agriculture (the “ODA”) may produce Hemp, and only a handler registered with the ODA may process Hemp. A separate registration is required to handle Hemp seed. There are further restrictions on who a Hemp registrant can sell to29 and the Company’s packaged goods must comply with Oregon’s THC, CBD and microbiological testing requirements. In addition, Oregon restricts the sale of hemp products with 0.5 milligrams or more total THC per package to those age 21 and older.

Following the implementation of the 2018 Farm Bill through the USDA FR, Oregon continued to operate its 2014 Farm Bill pilot program in 2021. On October 1, 2021, the ODA submitted a draft hemp plan to USDA for approval, and the plan is currently under review.

While the Company itself is not registered in Oregon, it does take steps to ensure the Oregon-based suppliers with which it contracts are appropriately registered with the ODA, including requiring suppliers to represent and warrant such compliance in writing and obtaining a copy of the applicable License issued to such supplier.

FDA Regulation

The governing food and drug law in the United States is the FD&C Act. One purpose of the FD&C Act is to forbid the movement in interstate commerce of adulterated and misbranded food, drugs, devices and cosmetics. 30 The Food and Drug Administration is responsible for protecting the public health by ensuring the safety, efficacy, and security of human and veterinary drugs, biological products, and medical devices; and by ensuring the safety of the nation's food supply, cosmetics, and products that emit radiation.31 The FD&C Act prohibits the use in a food or dietary supplement of an ingredient that has already been approved as a new drug, or an article authorized for investigation as a new drug for which substantial clinical investigations have been instituted and made public. To date, the FDA has approved one product containing CBD as a drug, and has taken the position that CBD cannot be marketed as a dietary supplement or added to food because a product containing CBD was approved as a drug and substantial clinical trials studying CBD as a new drug were made public prior to the marketing of any food or dietary supplements containing CBD, and therefore dietary supplements or food are precluded from containing this ingredient. This creates additional barriers to selling certain CBD and CBD-based products in the U.S.

Notably, the FDA does not impose the same restrictions on the use of CBD in cosmetic products. The agency states on its website that “[c]ertain cosmetic ingredients are prohibited or restricted by regulation, but currently that is not the case for any cannabis or cannabis-derived ingredients.”32 However the FDA further notes that such products must comply with all applicable legal requirements including the adulteration and misbranding provisions of the FD&C Act specific to cosmetic products.

The Dietary Supplement Health and Education Act (the “DSHEA”), an amendment to the federal FD&C Act, established a framework governing the composition, safety, labeling, manufacturing, and marketing of dietary supplements in the United States. Generally, under DSHEA, dietary ingredients marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e. dietary ingredients “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” and is not “chemically altered.” Any NDI notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient ”will reasonably be expected to be safe.”

26 See Oregon Revised Statutes § 571.300 et seq.; Oregon Administrative Rules § 603-048-0010 et seq.

27 OAR § 603-048-0010 (11)(a).

28 Id. at § 603-048-2320, 603-048-2340.

29 OAR § 603-048-0100(4).

30 https://www.fda.gov/about-fda/fda-basics/how-did-federal-food-drug-and-cosmetic-act-come-about.

31 U.S. Food and Drug Administration, Mission Statement: https://www.fda.gov/about-fda/what-we-do.

32 U.S. Food and Drug Administration, “FDA Regulation of Cannabis and Cannabis-Derived Products, Including Cannabidiol (CBD), Questions and Answers,” https://www.fda.gov/news-events/public-health-focus/fda-regulation-cannabis-and-cannabis-derived-products-including-cannabidiol-cbd#qandas.

The FDA has taken the position that CBD cannot be marketed as a dietary supplement because it has been the subject of investigation as a new drug (such restrictions referred to as “IND Preclusion”). According to the FDA, the submission of the IND for Epidiolex and Sativex by Greenwich Biosciences, the U.S. subsidiary of London-based GW Pharmaceuticals, preceded the sales and marketing of CBD as a dietary supplement. Excluded from the DSHEA definition of a dietary supplement is: “an article authorized for investigation as a new drug, antibiotic, or biological for which substantial clinical investigations have been instituted and for which the existence of such investigations has been made public, which was not before such approval, certification, licensing, or authorization marketed as a dietary supplement or as a food unless the Secretary, in the Secretary’s discretion, has issued a regulation, after notice and comment, finding that the article would be lawful under this Act.” It is the FDA’s interpretation of the IND Preclusion that the preclusion date is the date in which it authorized the drug for investigation; however, the Company believes there are significant arguments against this position in that all conditions of the statute must be met before the IND Preclusion applies, including (1) authorization for investigation as a new drug; (2) substantial clinical investigations must be instituted; (3) such substantial investigations must be made public; and (4) all of the above must occur prior to the marketing of the article as a food or dietary supplement. As discussed below, the FDA takes the position that CBD was not marketed in a food or dietary supplement prior to the conditions for the IND Preclusion rendering effective.

On July 23, 2021 the Company was advised by the FDA of its objection to a New Dietary Ingredient Notification (“NDIN”) submitted by the Company earlier in 2021. The FD&C Act requires that manufacturers who wish to market dietary supplements that contain "new dietary ingredients" notify the Food and Drug Administration about these ingredients. The Company’s submission was objected to on the basis that a full spectrum hemp extract does not meet the definition of a dietary supplement due to an exclusion provision (CBD isolate is a drug) and due to safety concerns. The Company does not agree with a number of conclusions reached by the FDA, in particular with respect to their analysis of safety data provided. While the objection does not impact the Company’s existing business, the Company will continue to engage with the FDA and lawmakers with the objective of securing a favorable ruling and/or facilitating the promulgation of definitive legislation establishing an appropriate regulatory environment to protect consumers and to establish guidance for manufacturers.

The CBD CLINIC, CBDMEDIC, and HARMONY HEMP brands include products that are OTC drug products regulated by the FDA. To legally market an OTC drug product, the FD&C Act and FDA regulations promulgated under its authority require FDA approval of a New Drug Application (“NDA”) that includes substantial evidence of effectiveness based on adequate and well-controlled studies, or an Abbreviated New Drug Application (“ANDA”). Alternatively, an OTC drug product may be marketed without an FDA approved NDA or ANDA if the drug product is manufactured in compliance with an OTC drug regulation, referred to as a monograph, which has been established for that therapeutic class of drug. The OTC drug monographs identify permissible active ingredients, labeling, and claims. OTC monographs generally do not specify inactive ingredients that may be used in the manufacture of OTC drugs. OTC drugs marketed in compliance with a final monograph are generally recognized and safe and effective, and are exempt from premarket approval requirements.

The FDA has also issued “tentative final monographs,” which are proposed rules or administrative orders that, when finalized, will become final monographs. The FDA allows drugs that comply with the tentative final monograph to be marketed under its enforcement discretion policy. Once the monograph is finalized for that therapeutic class of drug, marketing must then conform to the final monograph, or the OTC drug products will be considered adulterated or misbranded under the FD&C Act and marketing will be prohibited.

The active ingredients in the Company’s products offered under CBD CLINIC, CBDMEDIC, and HARMONY HEMP brands (lidocaine, menthol and camphor) are currently covered by an OTC tentative final monograph for external analgesic drug products, which was published in the Federal Register on February 8, 1983 (48 FR 5852). The tentative final monograph does not specify what inactive ingredients may be used in the manufacture of such analgesics. This tentative final monograph is part of the FDA’s ongoing review of OTC drug products.

Inactive ingredients do not require individual approval by the FDA. The FDA evaluates an inactive ingredient within the context of an NDA. After approval of the NDA, the FDA will list the inactive ingredients in the approved drug product in the FDA’s Inactive Ingredient Database. Based on the listings in this Database, the FDA has not approved an NDA for a new drug containing CBD as an inactive ingredient. FDA does not list OTC inactive ingredients in the Inactive Ingredient Database for OTC drug products manufactured and marketed in accordance with an OTC monograph. It is the drug manufacturer’s responsibility to ensure the suitability and safety of the inactive ingredients in its OTC monographed drug products.

There is inherent risk in marketing an OTC product containing CBD as an active or inactive ingredient, or a dietary supplement containing CBD due to IND Preclusion based on the drug approval awarded to Epidiolex and the FDA’s existing guidance on the introduction of CBD in the food supply and marketing hemp as a dietary supplement. FDA policies and regulations may change from time to time, requiring formulation, packaging, or labeling changes or requiring the submission of an NDA for a drug product containing any amount of CBD. Although some states have passed laws that permit certain CBD products despite contrary federal laws, such state laws may also change. The Company cannot predict whether new federal or state regulations or legislation affecting the use of CBD in OTC drug products or any of the activities of the Company will be enacted or what effect any regulation or legislation would have on the Company’s business.

On March 22, 2021, the FDA issued a news release announcing the issuance of warning letters to two companies for selling OTC products labeled as containing CBD, alleging that the products are illegally marketed unapproved drugs.33   The letters explain that, because CBD has known pharmacological effects on humans, with demonstrated risks, it cannot be legally marketed as an inactive ingredient in OTC drug products that are not reviewed and approved by the FDA. In the letters, the FDA also alleged the products are misbranded due to the prominent featuring of CBD on the labeling, which the Agency stated is misleading because it presents the CBD inactive ingredients “in a manner that creates an impression of value greater than their true functional role in the formulation.” 34

The CBD CLINIC and CBDMEDIC products are manufactured by a third-party manufacturer, Aidance, in an FDA-registered facility which complies with cGMP requirements. The CBD CLINIC and CBDMEDIC products are manufactured under the Aidance Manufacturing and Services Agreement and are marketed in compliance with an OTC tentative final monograph for external analgesic drug products as described above. As such, the Company takes the position that these products are exempt from the requirements for an NDA or ANDA pre-market approval. Aidance, as the manufacturer, has registered the facility and listed each of the Company’s FDA products with the FDA on the FDA website, whereby a National Drug Code (“NDC”) number was issued for the product. The Company currently has approximately 40 products that have been issued an FDA NDC number. There is no assurance that the position taken by the Company that its products are exempt from the requirements for an NDA or ANDA pre-market approval will not, in the future, be challenged by the FDA, which could result in material adverse effects to the Company and its business.

The FD&C Act provides that a substance added to food is unsafe unless the substance is GRAS. The FDA has not recognized CBD as GRAS for human consumption, although certain hemp seed derivatives may be considered GRAS.35 ,36 Further research is needed to determine if other cannabinoids would be considered GRAS or what steps would be necessary for them to be recognized as GRAS. In the meantime, stakeholders including the Company are collecting data to pursue a GRAS determination for CBD, as the FDA has indicated it cannot conclude that CBD is GRAS due to the current lack of information to support this determination. As discussed below on March 6, 2020, the Company achieved self-affirmed GRAS status for its hemp extract, adding to the current body of scientific literature on the safe use of CBD. Enforcement of this prohibition on the use of CBD in food has been generally limited to products making unlawful drug or disease claims, with the FDA also asserting its position that CBD is not a permissible food or dietary supplement ingredient. The Company’s products containing CBD derived from Hemp are not marketed or sold using claims that the products are intended to diagnose, mitigate, treat, cure, or prevent disease in violation of the FD&C Act.

In October 2017, the Company received a warning letter from FDA regarding claims being made for its products and citing to FDA’s position concerning the IND Preclusion (the “Warning Letter”). The Company responded in two phases: (1) one letter identifying corrective actions made to its website and marketing related to product claims; and (2) a separate letter responding to FDA’s comments on IND Preclusion and establishing the Company’s position that CBD is not precluded from being a food or dietary ingredient since it was marketed in a food or dietary supplement prior to substantial clinical investigations being instituted and being made public.

33 U.S. Food and Drug Administration, “FDA Warns Companies Illegally Selling Over-the-Counter CBD Products for Pain Relief,” https://www.fda.gov/news-events/press-announcements/fda-warns-companies-illegally-selling-over-counter-cbd-products-pain-relief.

34 See 21 CFR 201.10(c)(4), Drugs; statement of ingredients.

35 21 USC § 348(a)(3). DEA has allowed 3 GRAS notifications for hemp seed: https://www.fda.gov/food/cfsan-constituent-updates/fda-responds-three-gras-notices-hemp-seed-derived-ingredients-use-human-food.

36 21 CFR § 1308.35 (a)(2). The DEA’s final rule on legal hemp materials and products spec ifically excludes materials used for human consumption.

On May 23, 2018, the Company received a response from FDA noting the changes to the Company’s website and marketing, but also indicating the FDA did not agree with the Company’s position that CBD is not precluded from being a food or dietary ingredient since it was marketed in a food or dietary supplement prior to substantial clinical investigations being instituted and being made public. As stated above, the Company does not agree with the FDA’s position regarding the legality of CBD as ingredients in foods and dietary supplements. The Company has asked FDA to elaborate on the basis for its position in a July 11, 2018 letter to the agency, since FDA’s May 23, 2018 response did not provide any such basis. To date, the Company has not received a direct response to its July 11, 2018 letter.

On December 20, 2018, the FDA released a statement from former Commissioner Scott Gottlieb, which restated FDA’s current position, opining that products containing CBD ingredients may not be sold as food or dietary supplements. The statement also contained, for the first time, a clear path toward FDA’s permanent and formal acceptance of hemp-derived CBD as a food or dietary supplement ingredient. For the first time, the FDA has indicated that it is considering using its authority to issue a regulation that will specifically allow hemp-derived CBD in foods and supplements.

Statements from the FDA issued in July 2019 made clear that the FDA is “[p]aving the way for regulatory clarity[.]” 37  FDA “is committed to evaluating the regulatory frameworks for non-drug uses, including products marketed as foods and dietary supplements[.]” 38 Importantly, FDA “recognize[s] that there is substantial public interest in marketing and accessing CBD in food, including dietary supplements . . . [and that] [t]he statutory provisions that currently prohibit marketing CBD in these forms also allow the FDA to issue a regulation creating an exception, and some stakeholders have asked that the FDA consider issuing such a regulation to allow for the marketing of CBD in conventional foods or as a dietary supplement, or both.” 39

As it continues down this path, the FDA is “[l]istening to and learning from stakeholders[.]” 40 The FDA held a public hearing on May 31, 2019 to obtain scientific data and information about the safety, manufacturing, product quality, marketing, labeling, and sale of products containing Hemp or Hemp-derived compounds. Numerous hemp industry stakeholders and consumers shared their perspectives and have met with the FDA’s CBD Working Group, which is reviewing the use of CBD as a food and dietary supplement ingredient.

On July 16, 2019, the FDA issued a consumer update on its efforts to address “unanswered questions about the science, safety, and quality of products containing CBD” through the feedback from the May 31, 2019 hearing and information and data gathered through a public docket.41 Specifically, the FDA noted concerns regarding potential liver toxicity, questions about cumulative exposure to CBD over time, the effects of CBD on special populations (e.g., the elderly, children, adolescents, pregnant and lactating women), and the safety of CBD use in animals including pets. On October 16, 2019, the FDA issued another consumer update cautioning against the use of CBD, THC, and marijuana during pregnancy or while breastfeeding due to the current lack of comprehensive research studying the effects of CBD on the developing fetus, pregnant mother, or breastfed baby. 42  On November 25, 2019, the FDA provided another consumer update stating there is limited available information about CBD, including about its effects on the body. 43 The FDA also sent another round of warning letters to companies marketing CBD products with disease claims. Some letters were jointly issued by the FTC. In addition, the agency reiterated its position that CBD cannot be added to food and dietary supplements and stated that it is “not aware of any basis to conclude that CBD is GRAS [Generally Recognized as Safe] among qualified experts for its use in human or animal food.” 44  As stated above, the letters targeted companies whose products violated the FD&C Act’s prohibition against: i) marketing CBD as or in a dietary supplement, human and animal food, or food additives; ii) marketing a dietary supplement, human and animal food, or cosmetic with disease or drug claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent disease); iii) including a substance in human or animal food when that substance is not GRAS; and iv) selling products that are misbranded due to their failure to include “adequate directions for use by a layperson”.

37 Amy Abernathy, M.D., Ph.D., et al., “FDA is Committed to Sound, Science-based Policy on CBD,” fda.gov, https://www.fda.gov/news-events/fda-voices-perspectives-fda-leadership-and-experts/fda-committed-sound-science-based-policy-cbd.

38 Id.

39 Id.

40 Id.

41 Id.

42 U.S. Food and Drug Administration, “What You Should Know About Using Cannabis, Including CBD, When Pregnant or Breastfeeding,” https://www.fda.gov/consumers/consumer-updates/what-you-should-know-about-using-cannabis-including-cbd-when-pregnant-or-breastfeeding.

43 U.S. Food and Drug Administration, “FDA warns 15 companies for illegally selling various products containing cannabidiol as agency details safety concerns,” https://www.fda.gov/news-events/press-announcements/fda-warns-15-companies-illegally-selling-various-products-containing-cannabidiol-agency-details.

44 Id.

On March 5, 2020, former FDA Commissioner Dr. Stephen M. Hahn issued a statement on the FDA’s work related to CBD products. The statement makes clear that the FDA is taking steps to solicit additional public feedback, data, and research on the science, safety, and quality of CBD products. These new steps include re-opening the public docket so that FDA can obtain additional scientific data on CBD, which will include a process by which confidential and proprietary information can be shared with the FDA and kept protected. Additionally, former Commissioner Hahn’s statement reiterates that the FDA will continue to monitor and police the CBD products marketplace and is evaluating the issuance of a risk-based enforcement policy that provides greater transparency and clarity regarding factors the FDA intends to consider in prioritizing enforcement decisions.

The Company believes it is clear from former Commissioner Hahn’s statements, and also from FDA’s prior guidance, that topical cosmetic products are not currently subject to the same regulatory scrutiny as ingestible products that contain CBD. For instance, while FDA notes that topical products must comply with all applicable legal requirements including the adulteration and misbranding provisions of the FD&C Act specific to cosmetic products, FDA’s website states that “[c]ertain cosmetic ingredients are prohibited or restricted by regulation, but currently that is not the case for any cannabis or cannabis-derived ingredients.”  Additionally, former Commissioner Hahn had positively suggested that the effects of CBD may differ depending on the route of administration.

Much of former Commissioner Hahn’s statement was also included in the FDA’s congressionally mandated report on CBD, which was also submitted on March 5, 2020. On the issue of topical products, the report states that “[c]osmetic ingredients do not generally require premarket approval (with the exception that most color additives do require premarket approval)” and that “it is possible that some individual products containing CBD fall outside of FDA’s jurisdiction.” The report confirms that the FDA is actively considering pathways to allow the marketing of CBD as a dietary supplement, which may include notice-and-comment rulemaking and interim risk-based enforcement policies. The report signals the FDA’s continued interest in certain aspects of CBD, including effects from sustained use, effects from different methods of exposure, and effects on the developing brain and on the unborn child and breastfed newborn. The report acknowledges that the FDA is receiving inquiries about whether “full spectrum” and “broad spectrum” Hemp products can currently be marketed and sold as dietary supplements, but the FDA has not yet answered the question conclusively. Largely, the report does little to address the current regulatory ambiguity for hemp derived extracts with naturally occurring CBD and does not set a timeline for agency action, but it does signal the FDA’s interest in a pathway for the use of CBD in dietary supplements. Further to this point, former Commissioner Hahn had publicly stated that it would be a “fool’s game” for the FDA to pull CBD products from the market entirely, as their use is already widespread.  As noted above, while the FDA has stated that it has made ”substantial progress” toward the goal of providing additional guidance on CBD products, in more recent statements the FDA has noted that it is still in the process of gathering data on the safety profile of CBD to inform public health decisions. To this end, on October 16, 2021, the FDA published a “Cannabis-Derived Products Data Acceleration Plan,” a portfolio of pilot initiatives and parternships seeking to gather real time information from novel data sources about potential safety problems or adverse events associated with cannabis-derived products, including CBD products, and information about general patterns of product use and emerging trends. It is unclear whether the new FDA Commissioner appointed under the Biden Administration will take the same stance on CBD as former Commissioner Hahn, or continue the progress toward a clear regulatory pathway for CBD products, in particular for dietary supplements and food products.

Despite the position taken by the FDA that there is no evidence of CBD being marketed as a food or dietary supplement prior to drug trials being commenced and made public, the Company believes there is substantial uncertainty and different interpretations among state and federal regulatory agencies, legislators, academics and businesses as to whether cannabinoids including CBD were present in the food supply and marketed prior to October 15, 1994 or whether such inclusion of cannabinoids is otherwise permitted by the FDA as dietary ingredients, notwithstanding that Cannabis and the cannabinoids contained therein have been consumed as food by human beings for centuries even if not specifically marketed as CBD or other cannabinoids. As a result, the Company believes the federal legality regarding the distribution and sale of hemp-based products intended for human consumption must be considered on a case-by-case basis and that the uncertainties cannot be resolved without further federal legislation, regulation or a definitive judicial interpretation of existing legislation and rules. A determination that Hemp products containing CBD or other cannabinoids were not present in the food supply, marketed prior to October 15, 1994, are not otherwise permissible for use as a dietary ingredient, may have a materially adverse effect upon the Company and its business. Moreover, if the FDA were to enforce the IND Preclusion based on its interpretation of the legislation, this would have a materially adverse effect upon the Company and its business.

Future Uncertainty of Legal Status

There remain a number of considerations and uncertainties regarding the cultivation, sourcing, production and distribution of Hemp and products containing hemp derivatives. Applicable laws and regulations remain subject to change as there are different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses with respect to the treatment of the importation of derivatives from exempted portions of the Cannabis plant and the scope of operation of 2018 Farm Bill-compliant hemp programs. These different federal, state and local agency interpretations, as discussed above, touch on the regulation of cannabinoids by the FDA and the extent to which imported derivatives, and/or 2018 Farm Bill-compliant cultivators and processors may engage in interstate commerce, whether under federal and/or state law. The uncertainties likely cannot be resolved without further federal and state legislation, regulation or a definitive judicial interpretation of existing legislation and rules.

Materially all of the Company’s assets, liabilities and operations are exposed to U.S. Hemp-related activities.

The Company's Regulatory Compliance Activities in the United States

The Company’s senior management team regularly monitors the development of applicable U.S. laws and the Company engages U.S. legal counsel to facilitate compliance with applicable laws and permits. These compliance-related activities include efforts affecting the following objectives, when and as applicable:

·	ensuring all raw materials are sourced in compliance with the 2014 Farm Bill and the 2018 Farm Bill and applicable state and local laws;

·	evaluating supply chain partners for quality standards;

·	setting and maintaining quality standards through raw material specifications;

·	employing qualified quality assurance personnel; and

·	ensuring processing activities performed in Colorado comply with CDPHE Guidance, the Colorado Food and Drug Act, and the Colorado Industrial Hemp Regulatory Program Act.

In January 2019 the Company received U.S. Hemp Authority Certification. The U.S. Hemp Authority is an industry self-regulatory organization. The U.S. Hemp Authority Certification program provides education on standards and best practices for the hemp industry and continued certification requires an annual third-party audit.

On March 6, 2020, the Company completed its assessment for self-affirmed GRAS status for its hemp extract. The Company made this determination based on composite safety information and an expert panel review as permitted under the FDA’s GRAS regulation. 45 According to the GRAS definition, 46  experts can generally recognize a substance as safe through either (1) scientific procedures, or (2) experience based on common use before January 1, 1958. The FDA’s GRAS regulation provides a voluntary notification process under which a company may notify the FDA of a conclusion that a substance is GRAS under the conditions of its intended use, or make an independent conclusion of GRAS (“self-affirmed GRAS”), where the conclusion of GRAS status remains with the firm or company rather than being submitted to the Agency for review. The criteria and eligibility for self-affirmed GRAS must fully satisfy the criteria for eligibility of GRAS as if it were being submitted through the notification process. In addition, a company may make a self-affirmation for any ingredient that would also be eligible to go through the GRAS notification process (with some exceptions). The Company achieved this recognition of safety through scientific procedures (i.e., safety and toxicology studies), a comprehensive literature review of CBD, and by publishing the results of its safety studies in accordance with FDA guidelines for GRAS.

Environmental Regulation

The Company’s hemp extract wellness products and cultivation operations are subject to federal, state and local environmental regulations and permitting requirements regarding air emissions, water discharges and the handling and disposal of hazardous wastes, among other matters. Compliance with such regulations and requirements have not had, nor are they expected to have, any direct material effect on the Company’s capital expenditures, earnings or competitive position. However, such factors could indirectly affect the Company and its business, operations, vendors or suppliers, or could impact those with whom the Company serves or is served by in the supply chain for the Company’s products. While the Company has no reason to believe the operation of its facilities violates any such regulations or requirements, if such a violation were to occur, or if environmental regulations were to become more stringent in the future, the Company could be adversely affected.

45 21 C.F.R. 170.30.

46 21 C.F.R. 170.30(e)(i).

International Regulatory Matters

The Company is currently exploring partnerships for local production, manufacturing and/or distribution in select international markets. Legislative approaches to the regulation of CBD-related products vary country by country, including local regulations with respect to THC content, and continue to evolve. For example, to comply with more restrictive THC content specifications in Europe, products cultivated therein must contain no more than 0.2% THC. In some cases, there may be a disconnect between a foreign country’s import requirements and the United States’ export requirements with respect to Hemp. The Company makes decisions as to international expansion upon completion of this regulatory review and assessment of risk.

International sales activities may require compliance with the THC content limits of the applicable international jurisdictions in which the Company sells its U.S.-manufactured products, as well as applicable local regulations regarding the import and sale in such jurisdictions. The Company periodically reviews changes in applicable U.S. export laws, regulations and departmental practices as well as applicable international laws and adjusts its sales practices accordingly, including the temporary suspension of sales, if necessary. In addition to its regulatory review regarding potential international production, manufacturing and distribution activities, the Company periodically reviews the current compliance procedures implemented by its mail-order/online distributors. International sales only take place in a country once the applicable review of current regulatory regimes and a risk assessment is complete and appropriate compliance procedures have been implemented or updated.

The Company has sold its products in United Kingdom, Argentina, Brazil, Canada, Italy, Puerto Rico, and Uruguay, and to other jurisdictions through third-party distributors who take delivery in bulk and manage individual orders. Each of these countries regulates the import of Cannabis-derived products and requires some form of importation license, permit or other documentation for products. The exact nature of the importation documentation varies from country to country, and is affected by various factors, including the level of THC content and the intended use of the product. For example, in certain international jurisdictions, CBD products may be regulated as a dietary supplement and subject to local packaging and labelling requirements, whereas in certain jurisdictions a prescription from a licensed medical practitioner is required.

In the event it is determined that sales or distributions were conducted in contravention of a local law or regulation, the Company may be subject to penalties imposed by the applicable jurisdiction. To the knowledge of the Company, it has not breached any substantive foreign law. However, were there such a breach, the Company does not believe such non-compliance would have a material adverse effect on the Company given the limited amount of sales, the fact that all sales were conducted by recognized local distributors for whom the Company’s products typically represented a small portion of total sales of hemp-products in the jurisdiction and the lack of notice of regulatory non-compliance to date. See “Risk Factors – Risks Relating to the Regulatory Environment – The Company is subject to regulations that could impact its ability to sell its product internationally.”

Canada

The Company has limited sales to consumers with a medical exception in Canada under an exemption to import. Although the Company’s products are not marijuana, they are regulated as Cannabis pursuant to the Cannabis Act and associated regulations. Therefore, their importation and sale in Canada is governed by Health Canada, which has the authority to grant exemptions and issue import permits on a case-by-case basis. The Company requires each Canadian purchaser to obtain licenses and permits authorizing the importation of Cannabis under the Cannabis Act and associated regulations and to provide an import permit from Health Canada for each order delivered to Canada, which permit indicates that Health Canada has permitted the legal importation thereof by the purchaser.

The Company does not conduct its business with the “intent to conceal or convert” such proceeds as contemplated under Section 462.31 of the Criminal Code (Canada). The business of the Company in Canada is the lawful production and sale of CBD pursuant to applicable regulatory regimes, which business if conducted in Canada, would not be an offence in Canada. The Company has considered the foregoing provisions and is satisfied that its activities will not violate the Criminal Code (Canada).

While the Company has imported to special access medical exemption holders in Canada since 2016, it also worked within the rules and regulations of Health Canada under the hemp program in seeking registration on Heath Canada’s List of Approved Cultivars (“LOAC”) to cultivate its proprietary hemp genetics in Canada. Two years of research trials took place in Manitoba, Canada to gather compliance data for the Company’s LOAC application submitted with Health Canada on November 19, 2020. In 2021, three of the Company’s proprietary hemp cultivars were approved for registration on Health Canada’s LOAC for outdoor cultivation in Canada. These are among the first hemp CBD cultivars on the LOAC that are early flowering and early maturing for outdoor cultivation and harvesting within the shorter Canadian growing season. The approved cultivars include the Company’s original “CW1AS1” U.S. patented genetics, clearing the way for Charlotte’s Web to cultivate its leading CBD wellness products in Canada in 2021. Currently, Charlotte’s Web Products are not easily available in Canada because laws do not allow for bulk importing of USA grown hemp CBD or related products into Canada. In addition to the Company’s CW1AS1 cultivar used for its leading Original Formula and other full-spectrum hemp extract products, Charlotte’s Web is bringing two early maturing hemp varieties to Canada – named “Duchess” and “Ambassador” - developed for cultivation in shorter northern climate growing seasons. Charlotte’s Web’s approved cultivars are three of 15 added to the 2021 LOAC.

Despite Canada being one of the first countries to federally legalize the sale of Cannabis, the hemp CBD wellness category is underdeveloped in Canada, with limited offerings of quality full-spectrum hemp extract products. 47

Currently, Health Canada treats hemp CBD under the same regulatory regime as Cannabis THC. The Canadian hemp industry is lobbying the Canadian federal government to change the regulations for hemp CBD to a natural health supplement that could be added to food, drinks, cosmetics, and other wellness products. Hemp CBD products could then be sold in all types of retailers across Canada. In September 2020 a report prepared by the Institute of Fiscal Studies and Democracy concluded that if Ottawa regulated CBD like regular health products it would open an annual market worth more than C$2 billion with immense potential for exporting CBD to other countries. 48

ITEM 1A. RISK FACTORS

The following specific factors could materially adversely affect the Company and should be considered when deciding whether to make an investment in the Company. The risks and uncertainties described in this Amendment No. 1 to the registration statement are those the Company currently believes to be material, but they are not the only ones the Company faces. If any of the following risks, or any other risks and uncertainties that the Company has not identified or that the Company currently considers not to be material, actually occur or become material risks, the Company’s business, prospects, financial condition, results of operations and cash flows, and consequently the price of the Common Shares could be materially and adversely affected. In all these cases, the trading price of the Company’s securities could decline, and investors could lose all or part of their investment.

Investors should carefully consider the risk factors set out below and consider all other information contained herein and in the Company’s other public filings before making an investment decision.

Risks Relating to the Regulatory Environment

The regulatory environment surrounding Hemp is uncertain, varies among jurisdictions, and is subject to change.

47 Institute of Fiscal Studies and Democracy (IFSD) at the University of Ottawa: “Assessing the Economic Impact of Regulating CBD Products as Health Products” September 14, 2020.

48 Ibid.

The 2018 Farm Bill provides that states and Native American tribes may assume primary regulatory authority over the production of Hemp in their jurisdictions through a Hemp plan approved by the USDA. As of the date hereof, the USDA has approved over 70 state and tribal Hemp production plans submitted after the USDA FR became effective. If a state does not elect to devise a Hemp regulatory program, the USDA’s program will govern licensees in such states. Continued development of the Hemp industry will depend on continued legislative authorization of Hemp at the state level, and further amendment or supplementation of legislation at the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While there appears to be ample public support for favorable legislative action at the state and federal levels, numerous factors may impact or negatively affect the legislative process(es) within the various states the Company has business interests in. Any one of these factors could slow or halt use of Hemp or hemp cannabinoids such as CBD, which would negatively impact the Company’s business or growth, including possibly causing the Company to discontinue operations as a whole.

Legislative and regulatory uncertainties, along with difficulties concerning potential enforcement activities by U.S. federal, state and local governments (or discretion exercised thereby), also represent significant risks to the Company’s business activities. Possible risks include, but are not limited to:

·	positions asserted by the FDA concerning products containing derivatives from hemp;

·	uncertainty surrounding the characterization of cannabinoids as a dietary ingredient by the FDA; and

·	enforcement activities by state and/or local law enforcement and regulatory authorities under the auspice of individual state law, regardless of any potential conflict thereby with federal law.

If the Company’s operations are found to be in violation of any of such laws or any other governmental regulations, or if applicable laws or regulations change or the enforcement of applicable laws or regulations changes, the Company may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of the Company’s operations or asset seizures, any of which could adversely affect the Company’s business and financial results.

The future of Hemp regulation at the Federal level is unclear.

Federal regulations under the 2018 Farm Bill were promulgated in the USDA FR on January 19, 2021. The USDA FR governs the domestic production of Hemp under the 2018 Farm Bill and also specifies the provisions that a state or tribal Hemp plan must contain to be in compliance with the 2018 Farm Bill. However, some states are continuing to operate under the 2014 Farm Bill through the 2021 growing season. DEA’s interpretation of the 2018 Farm Bill has been promulgated in the DEA IFR, published on August 21, 2020. The DEA IFR remains subject to change. FDA regulations have not issued and it is not clear at this time how FDA will treat Hemp products. Additional unfavorable requirements from DEA or FDA may have a material adverse impact on Company’s business, financial condition and results of operations.

The Company’s products are subject to numerous and diverse regulatory requirements which may restrict the Company’s ability to sell its product, and regulatory compliance costs may affect the Company’s business and financial results.

The production, labeling and distribution of the Company’s products are regulated by various federal, state and local agencies. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of the Company’s product claims or the ability to sell its products in the future. The FDA regulates the Company’s products to ensure that the products are not adulterated or misbranded.

The Company is subject to regulation by various agencies as a result of the manufacture and sale of its hemp-based wellness products. The shifting compliance environment and the need to build and maintain robust systems to comply with different regulations in multiple jurisdictions increases the possibility that the Company may violate one or more of the requirements. If the Company’s operations are found to be in violation of any of such laws or any other governmental regulations, or perceived to be in violation thereof, the Company may be subject to penalties or other negative effects, including, without limitation, civil and criminal penalties, damages, fines, the curtailment or restructuring of the Company’s operations or asset seizures and the denial of regulatory applications (including those regulatory regimes outside of the scope of FDA jurisdiction, but which may rely on the positions of the FDA in the application of its regulatory regime), any of which could adversely affect the Company’s business and financial results. In addition, the FDA is expected to make determinations as to how certain CBD products will be regulated and is expected to, in the long term, consider modernization in its regulation of dietary supplements generally.

Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. The Company’s advertising is subject to regulation by the Federal Trade Commission (“FTC”) under the Federal Trade Commission Act (“FTC Act”) as well as subject to regulation by the FDA under the DSHEA. In recent years, the FTC has initiated numerous investigations of dietary and nutritional supplement products and companies based on allegedly deceptive or misleading claims. At any point, enforcement strategies of a given agency can change as a result of other litigation in the space or changes in political landscapes, and could result in increased enforcement efforts, which could materially impact the Company’s business. Additionally, some states also permit advertising and labeling laws to be enforced by state attorneys general, who may seek relief for consumers, class action certifications, class wide damages and product recalls of products sold by the Company. Private litigants may also seek relief for consumers, class action certifications, class wide damages and product recalls of products sold by the Company. Any actions against the Company by governmental authorities or private litigants could have a material adverse effect on the Company’s business, financial condition and results of operations.

Compliance with changes in legal, regulatory and industry standards may adversely affect the Company’s business.

The formulation, manufacturing, packaging, labelling, handling, distribution, importation, exportation, licensing, sale and storage of the Company’s products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state, provincial or local levels. There is currently no uniform regulation applicable to natural health products worldwide. There can be no assurance that the Company is in compliance with all of these laws, regulations and other constraints, and changes to such laws, regulations and other constraints may have a material adverse effect on the Company’s operations.

There is substantial uncertainty and different interpretations among federal, state and local regulatory agencies, legislators, academics and businesses as to the importation of derivatives from exempted portions of the Cannabis plant and the scope of 2014 and 2018 Farm Bill-compliant hemp programs relative to the 2014 Farm Bill and the 2018 Farm Bill and the emerging regulation of cannabinoids. These different opinions include, but are not limited to, the regulation of cannabinoids by the FDA and the extent to which manufacturers of products containing imported raw materials and/or 2018 Farm Bill-compliant cultivators and processors may engage in interstate commerce. The uncertainties cannot be resolved without further federal, and potentially state-level, legislation, regulation or a definitive judicial interpretation of existing legislation and rules. If these uncertainties continue, they may have an adverse effect upon the introduction of the Company's products in different markets.

The Company is subject to regulations that could impact its ability to sell its product internationally.

The Company has conducted sales in various international jurisdictions and the Company intends to expand internationally. As a result, it is and will become further subject to the laws and regulations of (as well as international treaties among) the foreign jurisdictions in which it operates or imports or exports products or materials. In addition, the Company may avail itself of proposed legislative changes in certain jurisdictions to expand its product portfolio, which expansion may include business and regulatory compliance risks as yet undetermined. Failure by the Company to comply with the current or evolving regulatory framework in any jurisdiction could have a material adverse effect on the Company’s business, financial condition and results of operations. There is the possibility that any such international jurisdiction could determine that the Company was not or is not compliant with applicable local regulations. If the Company’s historical or current sales or operations were found to be in violation of such international regulations, the Company may be subject to enforcement actions in such jurisdictions including, but not limited to civil and criminal penalties, damages, fines, the curtailment or restructuring of the Company’s operations or asset seizures and the denial of regulatory applications.

Cannabis-related financial transactions are subject to a variety of laws that vary by jurisdiction, many of which are unsettled and still developing. While the interpretations of these laws are unclear, in some jurisdictions, financial benefit, directly or indirectly, arising from conduct that would be considered unlawful in such jurisdiction may be viewed to be within the purview of such laws, and persons receiving any such benefit, including investors in an applicable jurisdiction, may be subject to liability. Each prospective investor should contact his, her or its own legal advisor.

There has been an increasing movement in certain markets to increase the regulation of natural health products, which will impose additional restrictions or requirements. In addition, there has been increased regulatory scrutiny of nutritional supplements and marketing claims under existing and new regulations. Such anticipated regulatory and standards changes may introduce some risk and harm the Company’s operations if its products or advertising activities are found to violate existing or new regulations or if the Company is not able to affect necessary changes to its products in a timely and efficient manner to respond to new regulations.

Entry into international markets diverts management attention and requires financial resources that could be spent elsewhere and poses increased costs due to numerous banking, compliance, financial, legal, market, and reputational issues.

The Company’s entry into new international markets requires management attention and financial resources that would otherwise be spent on other parts of its business. The Company’s international sales could expose it to risks and expenses inherent in operating or selling products in foreign jurisdictions, and developing and emerging markets in particular where the risks may be heightened. These risks and expenses include:

·	adverse currency exchange rate fluctuations;

·	risks associated with complying with laws and regulations in the countries in which the Company’s products are sold, such as requirements to apply for and obtain licenses, permits or other approvals for the Company’s products, and the delays associated with obtaining such licenses, permits or other approvals;

·	the costs of adapting products for sale in foreign countries, including changes to formulations, formats, labelling or packaging;

·	multiple, changing, and often inconsistent enforcement of laws, rules and regulations, including regulations and standards relating to consumer health products;

·	risks associated with the reliance on the Company’s international distributors, including the possible failure of its international distributors to appropriately understand, represent and effectively market and sell the Company’s products;

·	damage to the Company’s reputation or brand if counterfeit versions of the Company’s products are introduced into its international markets;

·	damage to the Company’s brand or reputation, or consumer confusion, if CBD products are categorized according to local regulation as marijuana, medical marijuana or a similar category;

·	the imposition of additional foreign governmental controls or regulations, new or enhanced trade restrictions or non-tariff barriers to trade, or restrictions on the activities of foreign agents, representatives, employees and distributors;

·	increases in taxes, tariffs, customs and duties, or costs associated with compliance with import and export licensing and other compliance requirements;

·	downward pricing pressure on the Company’s products in international markets, due to competitive factors or otherwise;

·	laws and business practices favoring local companies;

·	political, social or economic unrest or instability;

·	greater risk on credit terms, longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

·	difficulties in enforcing or defending intellectual property rights; and

·	the effect of disruptions caused by severe weather, natural disasters, outbreak of disease or other events that make travel to a particular region less attractive or more difficult.

The Company’s international efforts may not produce desired levels of sales. Furthermore, its experience with selling products in its current international markets may not be relevant or may not necessarily translate into favorable results if the Company sells in other international markets. If and when the Company enters into new markets in the future, it may experience different competitive conditions, less familiarity with the Company’s brands and/or different consumer tastes and discretionary spending patterns. As a result, the Company may be less successful than expected in expanding its sales in its current and targeted international markets. Sales into new international markets may take longer to ramp up and reach expected sales and profit levels, or may never do so, thereby affecting its overall growth and profitability. To build brand awareness in new markets, the Company may need to make greater investments in advertising and promotional activity than originally planned, which could negatively impact the profitability of its sales in those markets. These, or one or more of the factors listed above, may harm the Company’s business, results of operations or financial condition. Any material decrease in the Company’s international sales or profitability could also adversely impact the Company’s business, results of operations or financial condition.

Additionally, the Company may expand its product offerings and/or expand into new international markets, each of which will require management attention and financial resources that would otherwise be spent on other parts of its business. Such expansion would expose the Company to risks and expenses inherent in selling new products and offering products in new foreign jurisdictions, which could increase the Company’s operational, regulatory, compliance, reputational and foreign exchange rate risks. The failure of the Company’s operating infrastructure to support such expansion could result in operational failures and regulatory fines or sanctions. Future product, market or international expansion could require the Company to incur a number of up-front expenses, including those associated with obtaining regulatory clearance or approvals, as well as additional ongoing expenses, including those associated with infrastructure, staff and regulatory compliance. Any expansion efforts will be subject to various laws, regulations and guidelines that are subject to change over time, and result in increased costs and risk associated with regulatory compliance. In addition, product and market expansion could impact the Company’s current product offerings, brand, and reputation, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s acquisition of Abacus may expose it to unknown regulatory compliance risks.

While the Company believes Abacus has conducted its business in material compliance with the United States regulatory regime governing industrial Hemp, the Company may be subject to regulatory action as a result of the Abacus business, whether as a result of a differing interpretation of applicable law by the FDA or other regulatory body, or as a result of regulatory compliance issues unanticipated by the Company.

The designation of cannabinoids as a New Dietary Ingredient (NDI) or as an impermissible adulterant are uncertain.

The FD&C Act requires that manufacturers who wish to market dietary supplements that contain "new dietary ingredients" notify the Food and Drug Administration about these ingredients. There is substantial uncertainty and different interpretations among state and federal regulatory agencies, legislators, academics and businesses as to whether cannabinoids were present in the food supply and marketed prior to October 15, 1994, or whether such inclusion of cannabinoids is otherwise approve by the FDA as dietary ingredients. The uncertainties cannot be resolved without further federal legislation, regulation, or a definitive judicial interpretation of existing legislation, regulation and rules. For instance, on July 23, 2021 the Company was advised by the FDA of its objection to a New Dietary Ingredient Notification (“NDIN”) submitted by the Company earlier in 2021. The Company’s submission was objected to on the basis that a full spectrum hemp extract does not meet the definition of a dietary supplement because CBD is used in a drug and FDA has determined that CBD was not marketed as a dietary supplement or conventional food before it was authorized for investigation as a new drug. There is no guarantee that federal legislation, regulation, or judicial action will override FDA’s determination and permit the use of CBD as an NDI. If FDA’s determination is not modified, this would have a materially adverse effect upon the Company and its business.

The FDA Interpretation of IND Preclusion could harm the Company’s ability to sell its products.

The FDA has taken the position that CBD cannot be added to food or marketed as a dietary supplement because it has been the subject of investigation as a new drug (i.e., IND Preclusion). The FDA has asserted its IND Preclusion position in a Warning Letter to the Company. The Company responded to the Warning Letter with its position that CBD was marketed in a dietary supplement or food prior to substantial clinical investigations being instituted and being made public. If the FDA were to enforce the IND Preclusion based on its interpretation, this would materially and adversely impact the Company’s business and financial condition.

FDA enforcement against the unlawful sale and marketing of CBD products under the FD&C Act could target the Company and adversely impact the Company’s business and financial position.

The FDA continues to enforce against violations of the FD&C Act by issuing warning letters to companies marketing and selling hemp derived CBD products. Over the past several years, the FDA has issued warning letters to companies marketing and selling unapproved hemp derived CBD products. The letters reiterate the agency’s position that CBD cannot be added to food and dietary supplements and targeted companies whose products violated the FD&C Act’s prohibition against: i) marketing CBD as or in a dietary supplement, human and animal food, or food additives; ii) marketing a dietary supplement, human and animal food, or cosmetic with disease or drug claims (i.e., claims suggesting that a product is intended to treat, cure, or prevent disease); iii) including a substance in human or animal food when that substance is not GRAS; and iv) selling products that are misbranded due to their failure to include “adequate directions for use by a layperson”. The FDA also issued a consumer update reaffirming its position that CBD cannot lawfully be added to a food or marketed as a dietary supplement due to existing provisions of the FD&C Act, and outlines the data and potential safety issues it is considering as part of its ongoing evaluation of potential regulatory frameworks for CBD. Notably, the FDA states that it could not conclude based on available data that CBD is “generally recognized as safe” for use in human or animal food. While this is broad and may not be applicable in all instances, it nevertheless could materially and adversely impact the Company’s business and financial condition. Further, the FDA has recently stated that it will continue to police the market and enforce against CBD products, and on March 22, 2021, the agency issued warning letters to two companies for selling OTC products labeled as containing CBD, alleging the products were illegally marketed unapproved drugs and misbranded due to prominent featuring of CBD on the labeling, followed by a third such warning letter to a third company on July 22, 2021. The FDA’s enforcement against the unlawful sale and marketing of CBD products has to date been limited to the issuance of warning letters, but they have a number of other enforcement means available to them, including civil and criminal penalties. The FDA’s current prohibition on certain hemp-derived products and the unknowns and associated risks of potential future regulations governing hemp-derived CBD products create risk for the Company’s business.

Although the Company believes that the departures of Commissioner Gottlieb and Commissioner Hahn will not have a significant long-term impact on the development of a regulatory regime permitting Hemp-derived compounds in foods or dietary supplements, there can be no certainty that the new Commissioner appointed by the Biden Administration will continue on that same path. If the new FDA Commissioner were to halt current initiatives of the FDA regarding CBD, such as a potential rulemaking or enforcement policy guidance, this could delay the development of such a regulatory regime and have an adverse effect on the business of the Company.

The FTC may take enforcement actions against companies selling CBD products, including the Company.

FTC and FDA often coordinate enforcement efforts where the agencies have overlapping jurisdiction, including with respect to the advertising, labeling, and promotion of food, cosmetics, medical devices, and OTC drugs. In the CBD product marketplace, FTC has joined FDA in the issuance of a number of warning letters to companies warning that the company’s advertisements were not supported by competent and reliable scientific evidence and thus violate the FTC Act, 15 U.S.C. § 41 et. seq. FTC has also issued independent warning letters to companies selling CBD products. These warning letters allege the companies make exaggerated or false and misleading claims about their CBD products without rigorous scientific evidence to substantiate the claims. While historically, FTC enforcement actions related to CBD have been limited to warning letters, in December 2020, the FTC initiated its first law enforcement administrative action against six companies selling CBD products. These companies were alleged to have violated the FTC Act by allegedly making unsupported health claims. FTC entered into settlement agreements with these companies, which required, among other things, that the companies stop making such unsupported health claims and pay a monetary judgment to the FTC. The FTC’s enforcement was publicized by the agency as part of its ongoing effort to protect consumers from false, deceptive, and misleading health claims made in advertisements on websites and through social media companies such as Twitter. A seventh enforcement action against a CBD company was announced in May 2021. The unknowns and associated risks of potential future FTC enforcement actions create risk for the Company’s business.

The DEA Interpretation of the 2018 Farm Bill could cause the DEA to take enforcement action against the Company’s intermediate Hemp products.

Through the DEA IFR, the DEA takes the position that material that exceeds 0.3% delta-9 THC remains controlled in Schedule I of the CSA, regardless of its status as in-process material that may only temporarily have a THC content over 0.3%. The DEA IFR may create risk for the Company’s business. Enforcement of the DEA IFR, or any Final Rule that carries forward the rulemaking in the DEA Rule, may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines, and criminal prosecutions. Additionally, enforcement of the DEA IFR could jeopardize the legality of the Company’s intermediate Hemp products, such as in-process Hemp extract that is incorporated in the Company’s finished products. Such enforcement would not only disrupt the Company’s operations, but it would also constrict the Company’s supply chains.

Any inability to obtain required regulatory approval and permits could limit the Company’s ability to conduct its business.

The Company may be required to obtain and maintain certain permits, licenses and approvals in the jurisdictions where its products are sold. There can be no assurance that the Company will be able to obtain or maintain any necessary licenses, permits or approvals. Any material delay or inability to receive these items is likely to delay and/or inhibit the Company’s ability to conduct its business, and would have an adverse effect on its business, financial condition and results of operations.

The Company is subject to environmental, health and safety laws, compliance with such laws may be costly, and any failure to comply with such laws could negatively impact the Company’s results of operations or financial position.

The Company is subject to environmental, health and safety laws and regulations in each jurisdiction in which the Company operates. Such regulations govern, among other things, emissions of pollutants into the air, wastewater discharges, waste disposal, the investigation and remediation of soil and groundwater contamination, and the health and safety of the Company’s employees. For example, the Company’s products and the raw materials used in its production processes are subject to numerous environmental laws and regulations. The Company may be required to obtain environmental permits from governmental authorities for certain of its current or proposed operations. The Company may not have been, nor may it be able to be at all times, in full compliance with such laws, regulations and permits. If the Company violates or fails to comply with these laws, regulations or permits, the Company could be fined or otherwise sanctioned by regulators.

As with other companies engaged in similar activities or that own or operate real property, the Company faces inherent risks of environmental liability at its current and historical production sites. Certain environmental laws impose strict and, in certain circumstances, joint and several liability on current or previous owners or operators of real property for the cost of the investigation, removal or remediation of hazardous substances as well as liability for related damages to natural resources. In addition, the Company may discover new facts or conditions that may change its expectations or be faced with changes in environmental laws or their enforcement that would increase its liabilities.

The Company’s costs of complying with current and future environmental and health and safety laws, liabilities arising from past or future releases of, or exposure to, regulated materials, or more vigorous enforcement of environmental and employee health and safety laws, may have a material adverse effect on the Company’s business, financial condition and results of operations.

Regulatory uncertainty with respect to anti-money laundering laws and regulations impact on the CBD and marijuana-related businesses, if revised or resolved unfavorably to the Company’s interests, may have an adverse effect on the Company’s business.

The Company is subject to a variety of laws and regulations domestically and in the United States that involve money laundering, financial recordkeeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 (commonly known as the “Bank Secrecy Act”), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada”“), as amended and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

In February 2014, the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury issued a memorandum providing instructions to banks seeking to provide services to marijuana related businesses (the “FinCEN Memo”). The FinCEN Memo states that in some circumstances, it may not be appropriate to prosecute banks that provide services to marijuana-related businesses for violations of federal money laundering laws. It refers to supplementary guidance that Deputy Attorney General Cole issued to federal prosecutors relating to the prosecution of money laundering offenses predicated on Cannabis-related violations of the CSA. It is unclear at this time whether the current administration will follow the guidelines of the FinCEN Memo. Under U.S. federal law, banks or other financial institutions that provide a Cannabis-related business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering, aiding and abetting, or conspiracy.

On December 3, 2019, the Federal Reserve Board, Federal Deposit Insurance Corporation, FinCEN, and Office of the Comptroller of the Currency in consultation with the Conference of State Bank Supervisors, issued a statement to provide clarity regarding the legal status of commercial growth and production of hemp and relevant requirements for banks under the Bank Secrecy Act. The statement emphasized that banks were no longer required to file suspicious activity reports for customers solely because they are engaged in the growth or cultivation of hemp in accordance with applicable laws and regulations. On June 29, 2020, FinCEN issued a guidance document explaining how financial institutions can conduct due diligence for hemp-related businesses. Regulatory uncertainty in respect of the laws, rules, regulations and directives facing banks which provide services to CBD and Cannabis industry participants, if revised or resolved unfavorably to the Company’s interest, may materially and adversely affect the business of the Company.

If any of the Company’s investments, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such investments in the United States or Canada were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while the Company has no current intention to declare or pay dividends on its Common Shares in the foreseeable future, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

As a marijuana/Cannabis related business, the Company may have difficulty accessing banking services due to the illegality of marijuana under federal law.

Since the production and possession of Cannabis is currently illegal under U.S. federal law and the Company relies on exemptions promulgated pursuant to the 2014 and the 2018 Farm Bill, it is possible that banks may refuse to open bank accounts for the deposit of funds from businesses involved with the Cannabis industry. The inability to open bank accounts with certain institutions could materially and adversely affect the business of the Company.

On December 3, 2019, the Federal Reserve Board, Federal Deposit Insurance Corporation, FinCEN, and Office of the Comptroller of the Currency in consultation with the Conference of State Bank Supervisors, issued a statement to provide clarity regarding the legal status of commercial growth and production of hemp and relevant requirements for banks under the Bank Secrecy Act. The statement emphasized that banks were no longer required to file suspicious activity reports for customers solely because they are engaged in the growth or cultivation of hemp in accordance with applicable laws and regulations. Regulatory uncertainty in respect of the laws, rules, regulations and directives facing banks which provide services to CBD and Cannabis industry participants, if revised or resolved unfavorably to the Company’s interest, may materially and adversely affect the business of the Company.

The Company may have difficulty accessing public and private capital and banking services, which could negatively impact its ability to finance its operations.

The Company anticipates that funding sources may be available pursuant to private and public offerings of equity and/or debt and bank lending. However, if equity and/or debt financing was not available in the public capital markets in Canada or the United States, then the Company expects that it would have access to raise equity and/or debt financing privately. Commercial banks, private equity firms and venture capital firms have approached the Cannabis industry cautiously to date. Although there has been an increase in the amount of financing available to companies in the Cannabis industry over the last several years, there is neither a broad nor deep pool of institutional capital that is available to Cannabis industry participants. There can be no assurance that additional financing, if raised privately or publicly, will be available to the Company when needed or on terms which are acceptable. The Company’s inability to raise financing to fund capital expenditures or acquisitions could limit its growth and may have a material adverse effect upon future profitability.

The Company could be liable for fraudulent or illegal activity by its employees, contractors and consultants resulting in significant financial losses to claims against the Company.

The Company is exposed to the risk that its employees, independent contractors and consultants may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) government regulations; (ii) manufacturing standards; (iii) U.S. federal fraud and abuse laws and regulations; or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible for the Company to identify and deter misconduct by its employees and other third parties, and the precautions taken by the Company to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company, and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, the curtailment of the Company’s operations or asset seizures, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company faces security risks related to its physical facilities.

The Company may be an attractive target for criminals seeking to steal products, cash, or property, or to vandalize or destroy property or even cause physical harm to others. In particular, would-be criminals may confuse the Company’s products for marijuana, a controlled substance with an underground market, or take interest in the expensive equipment or technology used by the Company or its contract manufacturers. Accordingly, the Company’s operations may raise its profile and increase the probability of break-ins, thefts, or vandalism, and there can be no assurance that the measures employed by the Company to prevent theft, vandalism, attacks, or other criminal behavior will be successful. The Company may not be able to secure insurance coverage for losses incurred in connection with such activities on commercially reasonable terms, or at all. Any criminal activities could have a negative impact on the Company and its businesses, and the inability or failure to obtain adequate insurance coverage would worsen the impact.

Risks Relating to the Company’s Business and Industry

The consequences of COVID-19 and the governmental response to contain the pandemic could negatively impact the Company’s business and results of operations, financial condition, and share price.

Management has continued to closely monitor the impact of the COVID-19 global pandemic, with a focus on the health and safety of the Company’s employees, business continuity and supporting its communities.

In response to, or as a result of, the current COVID-19 pandemic and emergence of variants, the Company may experience, among other things, voluntary or mandated temporary closures of one or more of the Company’s facilities; temporary or long-term labor shortages; temporary or long-term adverse impacts on the Company’s supply chain and distribution channels; the potential of increased network vulnerability and risk of data loss resulting from increased use of remote access and removal of data from the Company’s facilities; difficulty in complying with covenants under its current or future debt agreements; required reallocation or adjustment of resources, which may impact the Company’s business plans and product offerings. In addition, the direct or indirect impacts of COVID-19 may extend to disrupt the Company’s suppliers, partners, manufacturers, farmers, customers and other stakeholders, which in turn could materially adversely affect the Company’s business, results of operations or financial condition. Any change or disruption in operations could impact and have a material adverse effect on the Company's operations and/or results from operations. In addition, the re-introduction of voluntary or mandated efforts to slow the spread of COVID-19 could impact the Company’s operations and sales. If portions or all of the Company’s, or its retail-partners’, operations are further disrupted or suspended as a result of preventative or reactionary measures in response to the ongoing spread of COVID-19, it could have a material adverse impact on the Company’s profitability, results of operations, financial condition and share price. Further, there continue to be significant economic and social impacts of the COVID-19 pandemic, including rising inflation rates, continued levels of higher unemployment, among other impacts; any of which may have an impact on consumer behavior, including use of the Company's products, as well as a reduction in retail purchases, which may have a material adverse impact on the Company’s profitability, results of operations, financial condition and share price.

Among others, the Company has identified the following as potential continuing direct or indirect impacts and risks to its business and operations due to the COVID-19 pandemic:

·	COVID-19 Variants: Notwithstanding widespread vaccine availability within the United States, the emergence of COVID-19 variants and slowing vaccination rates in certain localities has resulted in increased infection rates and several jurisdictions resuming certain COVID-19 restrictions. Additional waves of increased COVID-19 infection rates could negatively impact traffic and sales volume for retailers offering the Company's products, which in turn could have a negative impact on the Company's sales volume in the business-to-business segment.

·	Operations and Return to Work: Since the outbreak of the pandemic, the Company has taken various steps to mitigate the impact of COVID-19, including implementing precautionary measures at its facilities to ensure the safety of its staff and product consumers. The Company has continued to operate under preventative measures and has experienced minimal disruption to its operations and supply chain. As the Company reintegrates its personnel to its workplace, it may incur additional costs to adapt the workplace to meet applicable health and safety requirements. The occurrence of additional waves of the virus or its variants, or insufficient vaccination levels may require the Company to revise or delay such integration plans. To the extent that it is unable to effectively protect its workforce against the transmission of the virus, the Company may be forced to slow or reverse its reintegration efforts and could face allegations of liability.

·	IT Infrastructure, Privacy and Cyber Security: Increased volume and sophistication of targeted cyber-attacks have been seen since the declaration of the global pandemic. Pandemic-adjusted operations, such as work from home arrangements and remote access to the Company's systems, may pose heightened risk of cyber security and privacy breaches and may put additional stress on the Company's IT infrastructure. A failure of such infrastructure could severely limit the Company's ability to conduct ordinary operations or expose the Company to liability. To date, the Company's systems have functioned capably, and it has not experienced a material impact to its operations as a result of an IT infrastructure issue.

·	Counterparty and Supplier Risk: Given the continued presence of COVID-19, the Company is subject to increased exposure that contract counterparties and suppliers could fail to meet their obligations to the Company. Non-performance or default of third party contracts by a significant counterparty could adversely affect the Company's operations and financial results.

On September 9, 2021, in an effort to prevent the spread of COVID-19 and the highly contagious Delta variant, President Biden announced executive orders that included a mandate for private-sector businesses with 100 or more employees to require COVID-19 vaccination or weekly testing as soon as the Occupational Safety and Health Administration (“OSHA”) issues its Emergence Temporary Standard (“ETS”). The OSHA published the ETS on November 5, 2021. The Company is monitoring the status of the ETS and will review it upon release to understand and comply with any legal obligations. The Company endeavors to ensure that current health and safety protocols in place across the Company’s facilities remain in compliance with applicable local, state and federal guidelines.

Given the uncertainties associated with the ongoing COVID-19 pandemic, including the uncertainty surrounding the remaining duration and outcome, COVID-19 variants and vaccine efficacy, the Company is unable to estimate the full impact of the COVID-19 pandemic on its business, financial condition, results of operations, and/or cash flows; however, the impact could be material. During the quarter ended June 30, 2021, the Company’s business-to-business sales continued to be negatively impacted as a result of the COVID-19 pandemic. The uncertain nature of the impacts of the COVID-19 pandemic may affect the Company’s results of operations for the balance of fiscal 2021, and may impact the Company’s future sales, product costs and provisions of inventory going forward. The continued uncertainty surrounding COVID-19 and the impacts COVID-19 variants may have on the Company and its stakeholders may result in, among other things, disruptions to operations (including the Company's supply chain and sales channels), reductions in business activity, increased funding costs and funding pressures (as applicable), a decrease in the market price of the Company's Shares, a decrease in asset values, additional write-downs and impairment charges, lower profitability, and a reduction in demand for the Company's products, any of which could have a material adverse impact on the Company's financial results, position, and prospects.

The accuracy of the financial projections prepared by management in connection the Arrangement with Abacus may prove inaccurate and there can be no assurance that the financial projections in connection with the Arrangement will be realized.

In approving the Arrangement, the Board considered, among other things, certain projections, prepared by management, with respect to each of the Company and Abacus following the completion of the Arrangement (the “Projections”). All such Projections were based on assumptions and information available at the time such projections were prepared. The Company does not know whether the assumptions made will be realized.

The likelihood that the assumptions will be realized may be adversely affected by known or unknown risks and uncertainties, many of which are beyond the Company’s control. Further, financial forecasts of this type are based on estimates and assumptions that are inherently subject to risks and other factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, changes to the business, financial condition or results of operations of the Company and Abacus, as well as the factors described in this “Risk Factors” section and under the heading “Disclosure Regarding Forward-Looking Statements”, any of which may impact such forecasts or the underlying assumptions. As a result of these contingencies, there can be no assurance that the financial and other Projections will be realized or that actual results will not be significantly higher or lower than projected.

The Company depends on the success of the Company’s products, and the Company’s products may not achieve market acceptance.

If the products the Company sells are not perceived to have the effects intended by the end user, its business may suffer. Many of the Company’s products contain innovative ingredients or combinations of ingredients. There is little long-term data with respect to potential therapeutic use or safety in humans or animals. As a result, the Company’s products could have certain side effects if not taken as directed or if taken by an end user that has certain known or unknown medical conditions.

The Company’s products have a limited shelf life and product inventory may reach its expiration prior to sale.

The Company holds goods in inventory and its products have a limited shelf life. Its inventory may reach its expiration date and not be sold. Although the Company manages its inventory, it may be required to write-down the value of any inventory that has reached its expiration date, which could have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company’s quality control systems may not prove successful.

The quality of the Company’s products are critical to the success of its business and operations. As such, it is imperative that the Company’s (and its service provider’s) quality control systems operate effectively and successfully. Quality control systems can be negatively impacted by the design of the quality control systems, the quality training program, and adherence by employees to quality control guidelines. Although the Company strives to ensure that all of its service providers have implemented and adhere to high caliber quality control systems, any significant failure or deterioration of such quality control systems could have a material adverse effect on the Company’s business and operating results.

Reliance on the Stanley Brothers brand could have negative consequences.

The Company’s brand (and those brands associated with the Company, such as Charlotte’s Web) is closely associated with the Stanley Brothers. Any act, omission or occurrence which negatively effects the reputation of or goodwill associated with the Stanley Brothers may have a commensurate impact on the Company. The Company has limited influence upon any of the Stanley Brothers and may lack effective means of mitigating such risks. In addition, and pursuant to the Name and Likeness Agreement, as amended, the Stanley Brothers may cause the Company to cease using the Stanley Brothers brand and certain design marks, in certain circumstances. Moreover, the license pursuant to which Charlotte's Web is permitted to use the Stanley Brothers name and associated logos expires on August 1, 2022.

The Company depends on various third parties for the supply, manufacture, and testing of the Company’s products. No assurance can be given that these relationships will continue on favorable terms, or at all.

The Company intends to maintain a full supply chain for the material portions of the production and distribution process of its products. The Company’s suppliers, service providers and distributors may elect, at any time, to breach or otherwise cease to participate in supply, service or distribution agreements, or other relationships, on which the Company’s operations rely. Loss of its suppliers, service providers or distributors would have a material adverse effect on the Company’s business and operational results.

The Company currently relies on certain third-party manufacturers. Disruption of operations at any of these facilities could adversely affect inventory supplies and the Company’s ability to meet product delivery deadlines.

The Company currently relies on a single manufacturer, Aidance, to manufacture its CBD CLINIC and CBDMEDIC products. Accordingly, the Company is highly dependent on the uninterrupted and efficient operation of Aidance’s manufacturing facility. Aidance may not continue to maintain its FDA registration or continue or be willing or able to produce the products at reasonable prices or at all. If for any reason Aidance discontinues production of the CBD CLINIC or CBDMEDIC products, it would likely result in significant delays in production of products and interruption of the Company’s sales as it seeks to establish a relationship and commence production with another manufacturer. The Company may be unable to make satisfactory production arrangements with another manufacturer on a timely basis or at all. If operations at Aidance’s manufacturing plant were to be disrupted as a result of equipment failures, natural disasters, fires, accidents, work stoppages, power outages or other reasons, the Company’s business, financial condition and/or results of operations could be materially adversely affected.

In addition, the Company depends on third parties to obtain certain raw materials, including CBD necessary to develop and produce its products. Global supply chains have been under increased pressure due to lingering effects of the COVID-19 pandemic, and the Company is not immune to such challenges. The raw materials required to produce the Company’s products may not be available to the Company on favorable pricing terms in the future or at all when they are needed. If the Company is no longer able to obtain raw materials from one or more of its suppliers on terms reasonable to the Company, or at all, the Company’s revenues, business, financial condition, and operations would be negatively affected. This could also have a significant impact on the Company’s capacity to complete certain of its current or projected R&D projects and, accordingly, would negatively affect its projected commercial and financial growth. Any significant increase in the price of raw materials that cannot be passed on to the Company’s customers could have a material adverse effect on the Company’s results of operations or financial condition. While potential alternative suppliers of raw materials may be identified, they must first pass intensive validation tests to ensure their compliance with product specifications. No assurance can be given regarding the successful outcomes of such tests or the Company’s ability to secure alternate sources of supply at competitive pricing and upon fair and reasonable contractual terms and conditions.

Part of the Company’s strategy is to enter into and maintain arrangements with third parties related to the development, testing, marketing, manufacture, distribution and commercialization of its products. The Company’s revenues are dependent on the successful efforts of these third parties, including the efforts of the Company’s distribution partners. Entering into strategic relationships can be a complex process and the interests of the Company’s distribution partners may not be or remain aligned with the Company’s interests. Some of the Company’s current and future distribution partners may decide to compete with the Company, refuse or be unable to fulfill or honor their contractual obligations to the Company, or change their plans to reduce their commitment to, or even abandon, their relationships with the Company. There can be no assurance that the Company’s distribution partners will market the Company’s products successfully or that any such third-party collaboration will be on favorable terms.

The profit margins of the Company and the timely delivery of its products are dependent upon the ability of its outside suppliers and manufacturers to supply it with products in a timely and cost-efficient manner. The Company’s ability to develop its business and enter new markets and sustain satisfactory levels of sales in each market depends upon the ability of its outside suppliers and manufacturers to produce the ingredients and products and to comply with all applicable regulations. The failure of the Company’s primary suppliers or manufacturers to supply ingredients or produce its products could adversely affect its business operations.

The Company’s manufacturers and suppliers must meet cGMP requirements and failure on their part to do so could have adverse consequences for the Company.

All manufacturers and suppliers must comply with applicable cGMP regulations for the manufacture of the Company’s products, which are enforced by the FDA through its facilities inspection program. The FDA may conduct inspections of the Company’s manufacturing facility or third-party manufacturers to assure they are in compliance with such regulations. These cGMP requirements include quality control, quality assurance and the maintenance of records and documentation, among other items. The Company’s manufacturing facility or third-party manufacturers may be unable to comply with these cGMP requirements and with other regulatory requirements. A failure to comply with these requirements may result in fines, product recalls or seizures and related publicity requirements, injunctions, total or partial suspension of production, civil penalties, warning or untitled letters, Form 483s, import or export bans or restrictions, and criminal prosecution and penalties. Any of these penalties could delay or prevent the promotion, marketing or sale of certain of the Company’s products. If the safety of any products supplied to the Company is compromised due to a third-party manufacturer’s failure to adhere to applicable laws or for other reasons, the Company may not be able to successfully sell its products. The Company cannot assure you that its third-party manufacturers will continue to reliably supply products to the Company at the levels of quality, or the quantities, the Company requires, and in compliance with applicable laws and regulations, including cGMP requirements.

The Company’s manufacturers and suppliers must remain in compliance with the Hemp production and manufacturing laws of the states in which they operate.

State laws governing the production and manufacturing of hemp are different from state to state. The companies the Company contracts with as suppliers and manufacturers of its products are subject to the Hemp-related laws and regulations of their state, as well as USDA regulations. Failure of any of the Company’s production or manufacturing partners to stay in compliance with the laws and regulations of their state may threaten their operations and the Company’s supply and manufacturing expectations. If any of the Company’s production or manufacturing partners must cease operations temporarily or permanently due to a regulatory violation or failure to maintain their permits and licenses in good standing, it could adversely affect the Company’s business operations.

If product liability claims are brought against the Company, it could incur substantial liabilities.

The Company’s products will be produced for sale directly to end consumers, and therefore there is an inherent risk of exposure to product liability claims, regulatory action and litigation if the products are alleged to have caused loss or injury. In addition, the production and sale of the Company’s products involves the risk of injury to end users due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human or animal consumption of the Company’s products alone or in combination with other medications or substances could occur. The Company may be subject to various product liability claims, including, among others, that its products caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation, and could have a material adverse effect on its business and operational results.

Public opinion and perception on the use of CBD is inconsistent and may be negatively influenced by future clinical research or media reports that may be unfavorable to CBD, which may have an adverse effect on public opinion and the demand for the Company’s products. The Company believes that the CBD industry (and the Cannabis industry in general) is highly dependent upon consumer perception regarding the safety, efficacy and quality of the products. Consumer perception can be significantly influenced by scientific research or findings, regulatory proceedings, litigation, media attention and other publicity regarding the consumption of CBD or Cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the CBD or Cannabis markets or any particular product, or consistent with currently held views. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the Cannabis industry and demand for its products and services, which could affect the Company’s business, financial condition and results of operations and cash flows. The Company’s dependence upon consumer perception means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on the Company, its business, financial condition, results of operations and cash flows.

Further, adverse publicity, reports or other media attention regarding the safety, potential therapeutic use, and quality of CBD or Cannabis in general, or the Company’s products specifically, or associating the consumption of CBD or Cannabis with illness or other negative effects or events, could have a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers’ failure to consume such products legally, appropriately, or as directed.

Certain international jurisdictions in which the Company may sell products may not differentiate between Hemp and recreational or medical marijuana. In particular, the Company's products may be categorized and labelled as marijuana, medical marijuana or a similar category notwithstanding that the product is, by U.S. regulatory standards, an industrial hemp-based product. This may cause confusion among customers, industry partners such as financial institutions, institutional investors, retailers and distributors as well as other parties upon whom the Company's business relies.

The Company is dependent upon agricultural production of hemp for the Company’s operations, which are subject to seasonal and weather-related risks. The Company’s business can be affected by unusual weather patterns. The production of some of the Company’s products relies on the availability and use of live plant material, which is grown in Colorado, Kentucky and Oregon, and may be grown in Canada. Growing periods can be impacted by weather patterns and these unpredictable weather patterns may impact the Company's ability to harvest its industrial hemp and produce products. In addition, severe weather, including drought, fire, hail and freezing temperatures, can destroy a crop, which could result in the Company having no or limited Hemp to process. If the Company is unable to harvest Hemp through its proprietary operations or contract farming arrangements, its ability to meet customer demand, generate sales, and maintain operations could be impacted. Given the proprietary nature of the Company’s crops, it may not be practicable for the Company to source adequate, or any, replacement Hemp to produce its downstream products.

The Company’s business is dependent on the outdoor growth and production of Hemp, an agricultural product. As such, the risks inherent in engaging in agricultural businesses apply. Potential risks include the risk that crops may become diseased or victim to insects, fungus or other pests or contaminants; subject to extreme weather conditions such as excess rainfall, hail, freezing temperature or drought; wild and domestic animal conflicts; and crop-raiding, sabotage or vandalism—all of which could result in low crop yields, decreased availability of industrial hemp, inadequate inventory levels for future expected growth, and higher acquisition prices. Climate change may increase the frequency or intensity of extreme weather such as storms, floods, heat waves, droughts and other events that could affect the quality, volume and cost of seed produced for sale as well as demand and product mix. Climate change may also affect the availability and suitability of arable land and contribute to unpredictable shifts in the average growing season and types of crops produced. The Company may also encounter difficulties with the importation of agro-inputs and securing a supply of spares and maintenance items. In the event of a delay in the delivery from suppliers of agro-inputs and machinery, the Company may be unable to achieve its production targets. There can be no guarantee that an agricultural event will not adversely affect the business and operating results.

There may be adverse consequences to the Company's end users should they test positive for trace amounts of THC attributed to use of the Company's products.

The Company's products are made from Cannabis, which contains THC. As a result, certain of the Company's products contain low levels of THC. THC is considered a banned substance in many jurisdictions. Moreover, regulatory framework for legal amounts of consumed THC is evolving. Whether or not ingestion of THC (at low levels or otherwise) is permitted in a particular jurisdiction, there may be adverse consequences to end users who test positive for trace amounts of THC attributed to use of the Company's products. In addition, certain metabolic processes in the body may cause certain molecules to convert to other molecules which may negatively affect the results of drug tests. Positive tests may adversely affect the end user's reputation, ability to obtain or retain employment and participation in certain athletic or other activities. A claim or regulatory action against the Company based on such positive test results could adversely affect the Company's reputation and could have a material adverse effect on its business and operational results.

The Company may be unable to obtain adequate crop insurance.

The Company may not be able to obtain crop insurance at economically feasible rates, on acceptable terms or at all. As a result, the Company may have limited or no recourse in the event of a failed crop or other event that standard crop insurance would typically insure against. Such inability may adversely affect the Company’s business and operating results.

The Company may be unable to obtain or maintain high quality farmland sufficient for its hemp cultivation needs.

The Company may not be able to maintain or obtain high quality farmland in sufficient acreage to support production levels or sustained accelerated growth. Moreover, where farmland is available in sufficient acreage, it may not be available at rental rates or otherwise on acceptable economic terms. Inability to obtain sufficient farmland for operations (with or without significant product demand growth) could negatively affect the Company’s operations and financial condition.

The agricultural landscape continues to evolve as a result of factors including farm and industry consolidation, agricultural productivity and development and climate change. Farm consolidation in the United States and other developed markets has been ongoing for decades and is expected to continue as grower demographics shift and advancements in innovative technology and equipment enables farmers to manage larger operations to create economies of scale in a lower-margin, more capital-intensive environment. Increased consolidation in the crop nutrient industry has resulted in greater resources dedicated to expansion, R&D opportunities, leading to increased competition in advanced product offerings and innovative technologies. Some of these competitors have greater total resources or are state-supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities.

The advancement and adoption of technology and digital innovations in agriculture and across the value chain has increased and is expected to further accelerate as grower demographics shift and pressures from consumer preferences, governments and climate change initiatives evolve. The development of seeds that require less crop nutrients, development of full or partial substitutes for the Company’s products or developments in the application of crop nutrients such as improved nutrient use or efficiency through use of precision agriculture could also emerge, all of which have the potential to adversely affect the demand for the Company’s products and results of operations.

Climate change could exacerbate certain of the risks inherent in the Company’s agricultural operations.

Climate change could result in increasing frequency and severity of weather-related events, fires, resource shortages, changes in rainfall and storm patterns and intensities, water shortages and changing temperatures, and of which can damage or destroy crops, resulting in the Company having no or limited hemp to process. If the Company is unable to harvest hemp through its proprietary operations or contract farming arrangements, its ability to meet customer demand, generate sales, and maintain operations will be impacted. Furthermore, severe weather-related events may result in substantial costs to the Company, including costs to respond during the event, to recover from the event, and to possibly modify existing or future infrastructure requirements to prevent recurrence. Climate changes could also disrupt the Company’s operations by impacting the availability and costs of materials needed for production and could increase insurance and other operating costs.

A number of governments or governmental bodies have introduced or are introducing regulatory changes in response to concerns about the potential impact of climate change. The Company faces the risk that its operations could be subject to government initiatives aimed at countering climate change, which could impose constraints on the Company’s operations, for example due to increased costs for fossil fuels, electricity and transportation and costs associated with monitoring and reporting.

Hemp is subject to specific agricultural risks, which could negatively impact the Company’s cultivation efforts.

Hemp plants can be vulnerable to various pathogens including bacteria, fungi, viruses and other miscellaneous pathogens. Such instances often lead to reduced crop quality, stunted growth and/or death of the plant. Moreover, hemp is phytoremediative meaning that it may extract toxins or other undesirable chemicals or compounds from the ground in which it is planted. Furthermore, hemp is cultivated in agricultural growing regions across the US which plant heavily in seed, row and vegetable crops. While the Company uses certified organic practices, conventional neighbors may use harmful chemicals that can cause drift or water contamination risk of unwanted contaminants in the companies harvested hemp biomass. Various regulatory agencies have established maximum limits for pathogens, toxins, chemicals and other compounds that may be present in agricultural materials. If the Company’s hemp is found to have levels of pathogens, toxins, chemicals or other undesirable compounds that exceed established limits, the Company may have to destroy the applicable portions of its hemp crop. Furthermore, if the Company’s crops in any state in which it operates are tested by a regulator and found to contain more than 0.3% THC on a dry weight basis, significant portions of the crops may be ordered to be destroyed. Should the Company’s crops be lost due to pathogens, toxins, chemicals, other undesirable compounds, or regulatory enforcement, it may have a material adverse effect on its business and financial condition.

The Company relies on third-parties for the transportation of its hemp and hemp derived products, any delay or failure by these third-parties to meet the Company’s transport needs could impact the Company’s operations and financial performance.

In order for customers of the Company to receive their product, the Company relies on third-party transportation services. This can cause logistical problems with, and delays in, end users obtaining their orders which the Company cannot control. Any delay by third-party transportation services may adversely affect the Company’s financial performance.

The Company faces risks related to the transportation of hemp and hemp-derived products and its reliance on third-party transportation services. These risks include but are not limited to, risks resulting from the continually evolving federal and state regulatory environment governing hemp production, THC testing, and transportation.

Moreover, transportation to and from the Company’s facilities is critical. A breach of security during transport could have material adverse effects on the Company’s business, financials and prospects. Any such breach could impact the Company’s operations and financial performance.

The Company faces intense competition in a new and growing industry.

The number of competitors in the Company’s market segment is expected to increase, both nationally and internationally, which could negatively impact the Company’s market share and demand for products. The markets for businesses in the CBD and hemp extracts industries are competitive and evolving. In particular, the Company faces strong competition from both existing and emerging companies that offer similar products. Some of the Company’s current and potential competitors may have longer operating histories, greater financial, marketing and other resources and larger customer bases.

Given the rapid changes affecting the global, national, and regional economies generally and the hemp industry, in particular, the Company may not be able to create and maintain a competitive advantage in the marketplace. The Company’s success will depend on its ability to keep pace with any changes in such markets, especially in light of legal and regulatory changes. The Company’s success will also depend on its ability to respond to, among other things, changes in the economy, market conditions, and regulatory and competitive pressures. Any failure by the Company to anticipate or respond adequately to such changes could have a material adverse effect on its financial condition, operating results, liquidity, cash flow and operational performance.

The Company faces competition from companies outside the CBD and hemp oil industry from legitimate companies with more experience and financial resources than the Company has and by unlicensed and unregulated participants.

The introduction of a recreational model for marijuana production and distribution in various jurisdictions may cause producers in those jurisdictions to expand beyond the medical marijuana market and compete with the Company’s products. The impact of this potential development may be negative for the Company and could result in increased levels of competition in its existing market and/or the entry of new competitors in the overall Cannabis market in which the Company operates.

There is potential that the Company will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and manufacturing and marketing experience than the Company. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of the Company.

The Company also faces competition from producers who may not comply with applicable regulations. As a result, such producers may have lower operating costs, make impermissible claims and utilize other competitive advantages based on circumvention of regulatory requirements. To remain competitive, the Company will require continued significant investment in R&D, marketing, sales, and customer support. The Company may not have sufficient resources to maintain R&D, marketing, sales, and customer support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of the Company.

The legal landscape for the Company’s products is changing internationally. More countries have passed laws that allow for the production and distribution of Cannabis in some form or another. Increased international competition might lower the demand for the Company’s products on a global scale.

The business interests of the Stanley Brothers may conflict with that of the Company.

The Stanley Brothers and certain affiliates and parties associated with the Stanley Brothers currently, and may in the future, conduct business which conflicts with the business of the Company. The mechanisms available to the Company to effectively deal with such conflicts (which may include competition) may be limited. The Company relies on the name, likeness and assistance of the Stanley Brothers. Should the Stanley Brothers take action which separates or otherwise distances their name, likeness or brand from, or association with, the Company, it could result in marketplace confusion, loss of goodwill and/or similar negative consequences. Should any of such scenarios arise, it could have a material adverse impact on the Company’s business and financial condition.

Changing consumer preferences could impact the Company’s ability to attract and retain customers.

As a result of changing consumer preferences, many dietary supplements and other innovative products attain financial success for a limited period of time. Even if the Company’s products find retail success, there can be no assurance that any of its products will continue to see extended financial success. The Company’s success will be dependent upon its ability to price, develop new, and improve product lines. Even if the Company is successful in introducing new products or further developing current products, a failure to properly price or update products with compelling content could cause a decline in its products’ popularity that could reduce revenues and harm the Company’s business, operating results and financial condition. Failure to introduce new features and product lines and to achieve and sustain market acceptance could result in the Company being unable to meet consumer preferences and generate revenue which would have a material adverse effect on its profitability and financial results from operations.

The Company’s success depends on its ability to attract and retain customers. There are many factors which could impact the Company’s ability to attract and retain customers, including but not limited to the Company’s ability to continually produce desirable product, the successful implementation of the Company’s customer acquisition plan and the continued growth in the aggregate number of people selecting CBD wellness products. The Company’s failure to acquire and retain customers could have a material adverse effect on the Company’s business, operating results and financial position.

The Company’s customers may not adequately support its products or its relationships with such retailers may deteriorate.

The Company places a significant degree of reliance on retailers to display, present and sell its products to consumers in their brick-and-mortar stores and through their online e-commerce sites. The Company’s retailers stock and display its products, and, in certain health food and other specialty stores, explain its product attributes and health benefits. The Company’s relationships with these retailers and with e-commerce platforms are important for maintaining and building consumer trust in its brands and for executing the advertising and educational programs the Company continues to deploy. The Company’s failure to maintain these relationships with its retailers and platforms or difficulties experienced by these groups could harm the Company’s business.

The Company does not receive long-term purchase commitments from its retailers, and confirmed orders received from retail partners may be difficult to enforce. In some instances, it is obliged to accept returned inventory. Furthermore, there can be no assurance that the Company will be able, in the future, to continue to sell its products to its retail customers on favorable trading terms or at all. The Company may be obligated to stop shipments to its retail customers or such customers may refuse shipments from the Company in the course of negotiating the resolution of trading issues with such customers. Factors that could affect the Company’s ability to maintain or expand its sales to these retailers include: (i) failure to accurately identify the needs of the Company’s customers; (ii) lack of customer acceptance of new products or product expansions; (iii) unwillingness of the Company’s retailers to attribute premium value to the Company’s existing and new products relative to competing products; (iv) failure to obtain shelf space from retailers; and (v) new, well-received product introductions by competitors. The Company’s sales depend, in part, on retailers effectively displaying its products, including providing attractive space in their stores, including online e-commerce platforms, and, in certain channels, having knowledgeable employees that can explain the Company’s products and their benefits. If the Company loses any of its key retailers, or if any key retailer reduces their purchases of the Company’s existing or new products, reduces their number of stores or operations, promotes products of competitors over the Company, or suffers financial difficulty or insolvency, the Company may experience reduced sales of its products, resulting in lower revenue and gross profit margin, which would harm the Company’s profitability and financial condition.

The Company depends on the popularity and acceptance of its brand portfolio.

Management believes that maintaining and promoting the Company’s brand is critical to expanding its customer base. Maintaining and promoting the Company’s brand will depend largely on its ability to continue to provide quality, reliable and innovative products, which it may not do successfully. The Company may introduce new products that customers do not like, which may negatively affect the brands and reputation. Maintaining and enhancing the Company’s brands may require it to make substantial investments, and these investments may not achieve the desired goals. If the Company fails to successfully promote and maintain its brand or if there are excessive expenses in this effort, its business and financial results from operations could be materially adversely affected.

Supply chain issues, including significant price fluctuations or shortages of materials, and distribution challenges may increase the Company’s cost of goods sold and cause its results of operations and financial condition to suffer.

If the Company is unable to secure materials at a reasonable price, it may have to alter or discontinue selling some of its products or attempt to pass along the cost to its customers, any of which could adversely affect its results of operations and financial condition. In recent months, lingering impacts of the COVID-19 pandemic have plagued markets and caused global supply chain disruptions, shortages of raw goods, and a reduced workforce available to keep supply chains moving, causing disruptions in many industries and sectors.

Additionally, any significant interruption in, or increasing costs of, labor, freight and energy could increase the Company’s and its suppliers’ cost of goods and have a material impact on the Company’s financial condition and results from operations. If the Company’s suppliers are affected by increases in their costs of labor, freight and energy, they may attempt to pass these cost increases on to the Company. If the Company pays such increases, it may not be able to offset them through increases in its pricing. The direct and indirect impacts of Company’s ability to secure materials and move products could adversely affect its results of operations and financial condition.

The Company may not be able to successfully implement its growth strategy on a timely basis or at all.

The Company’s future success depends, in part, on its ability to implement its growth strategy, including (i) product innovations within existing categories and growth into adjacent categories and continued growth of existing products in existing categories; (ii) further penetration into new markets and geographies; and (iii) in support of its profitability targets, improvements in the Company’s operating income, gross profit and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) margins. The Company’s ability to implement this growth strategy depends, among other things, on its ability to:

·	develop new products and product line extensions that appeal to consumers and will be supported by retailers and distributors;

·	maintain and expand brand loyalty and brand recognition by effectively implementing its marketing strategy and advertising initiatives;

·	maintain and improve its competitive position with the Company’s existing and newly acquired brands in the channels in which it competes;

·	identify and successfully enter and market the Company’s products in new geographic markets and market segments and categories; enter into successful distribution arrangements with new distributors and retailers of its products;

·	maintain and, to the extent necessary, improve the Company’s high standards for product quality, safety and integrity;

·	successfully and efficiently scale up operations in the Company’s manufacturing and distribution processes to buoy improvements in the Company’s operating income, gross profit and Adjusted EBITDA margins; and

·	maintain sources for the required supply of quality raw ingredients to meet the Company’s growing demand.

·	The Company may not be able to successfully implement the Company’s growth strategy and reach the Company’s revenue and profitability improvement targets.

The market for the Company’s products and industry is difficult to forecast due to limited and unreliable market data.

The Company will need to rely largely on its own market research to forecast industry trends and statistics as detailed forecasts are, with certain exceptions, not generally available from other sources at this early stage of the Cannabis industry. A failure in the demand for the Company’s products to materialize as a result of competition, technological change, change in the regulatory or legal landscape or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on key personnel and its ability to attract and retain employees.

The Company’s success and future growth will depend, to a significant degree, on the continued efforts of the Company’s directors and officers to develop the business and manage operations, and on their ability to attract and retain key technical, scientific, sales, and marketing staff or consultants. The loss of any key person or the inability to attract and retain new key personnel could have a material adverse effect on the business and financial results from operations. The U.S. hemp and Cannabis industries may have more stringent requirements for personnel, including but not limited to, requirements that they complete criminal background checks, submit financial information, and demonstrate proof of residency, which may make it more challenging for the Company to hire and retain employees. Competition for qualified technical, scientific, sales, and marketing staff, as well as officers and directors can be intense, and no assurance can be provided that the Company will be able to attract or retain key personnel in the future. From time to time, share-based compensation may comprise a significant component of the Company’s compensation for key personnel, and if the price of the Common Shares declines, it may be difficult to recruit and retain such individuals.

In addition, COVID-19 poses a risk to all of the Company’s activities, including the potential that a member of management may contract the virus and the Company’s ability to continue to rely on its key personnel throughout the pandemic. The Company is diligently monitoring developments relating to COVID-19 and its impact on the Company’s personnel, and make operational adjustments as necessary. Any of the foregoing risks or actions could disrupt the Company’s operations and have a materials adverse effect on the Company’s results from operations and financial condition.

From time to time, the Company may rely on debt financing for some of its business activities and there can be no assurance the Company will be able to continue to access such credit, or that it will be able to comply with the terms of such credit.

From time to time, the Company may rely on debt financing for a portion of its business activities, including capital and operating expenditures. There are no assurances that the Company will be able to comply at all times with the covenants applicable under its debt arrangements; nor are there assurances that the Company will be able to secure new financing that may be necessary to finance its operations and capital growth program. Any failure of the Company to secure financing or refinancing, to obtain new financing or to comply with applicable covenants under its borrowings could have a material adverse effect on the Company’s financial results. Further, any inability of the Company to obtain new financing may limit its ability to support future growth. On March 23, 2020, the Company announced that it had entered into a new asset backed line of credit with J.P. Morgan for $10 million with an accordion feature to extend the line to $20 million with a three year maturity, see “General Development of the Business of the Company – History and Development of the Company; Three-Year History.” The Company received a waiver for certain financial covenants for each of the three months ended September 30, 2020 and December 31, 2020.

The Company also owes approximately $770,000 as at December 31, 2020, pursuant to notes issued regarding the acquisition by Abacus Wellness, Inc. of the principal assets of two companies owning the Harmony Hemp brand on February 10, 2020. Pursuant to such acquisition, Abacus U.S., and therefore the Company, is obligated to pay the remaining purchase price payable for Harmony Hemp, which remaining amount is represented by such notes.

The Company may have difficulty obtaining insurance to cover its operational risks.

Due to the Company’s involvement in the hemp industry, it may have difficulty obtaining the various insurances that are desired to operate its business, which may expose the Company to additional risk and financial liability. Insurance that is otherwise readily available, such as general liability, and directors’ and officers’ insurance, may be more difficult to find, and more expensive, because of the regulatory regime applicable to the industry. There are no guarantees that the Company will be able to find such insurance coverage in the future, or that the cost will be affordable. If the Company is unable to obtain insurance coverage on acceptable terms, it may prevent it from entering into certain business sectors, may inhibit growth, and may expose the Company to additional risk and financial liabilities.

The Company may be subject to growth-related risks, including capacity constraints and pressure on its internal systems and controls.

The ability of the Company to manage growth effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The inability of the Company to deal with this growth may have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. In addition, there are specific risks inherent in growth of the Company’s business-to-business distribution and direct-to-consumer sales, including, among others, increased competition and risks related to the use of the Company’s information systems.

The Company may acquire other companies which could divert management’s attention, result in additional dilution to the Company’s Shareholders and otherwise disrupt the Company’s and harm its operating results.

The Company may acquire, partner or otherwise transact with other companies in the future and there are risks inherent in any such activities. Specifically, there could be unknown or undisclosed risks or liabilities of such companies for which the Company is not sufficiently indemnified. Any such unknown or undisclosed risks or liabilities could materially and adversely affect the Company’s financial performance and results of operations. The Company could encounter additional transaction and integration related costs or experience an impact to its operations or results of operation as a result of the failure to realize all of the anticipated benefits from such acquisitions or partnerships, or an inability to successfully integrate an acquisition as anticipated. All of these factors could cause dilution to the Company’s earnings per Common Share or decrease or delay the anticipated accretive effect of the acquisition or partnership and cause a decrease in the market price of the Company’s securities, or have a material adverse effect on the Company’s operations or results from operations. The Company may not be able to successfully integrate and combine the operations, personnel and technology infrastructure of any such acquired company with its existing operations. As a result of integration efforts, the Company may experience interruptions in its business activities, deterioration in its employee and customer relationships, increased costs of integration and harm to its reputation, all of which could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company may experience difficulties in combining corporate cultures, maintaining employee morale and retaining key employees. The integration of any such acquired companies may also impose substantial demands on management of the Company. There is no assurance that these acquisitions will be successfully integrated in a timely manner or without additional expenses incurred.

In respect of potential future acquisitions or partnerships, there can be no assurance that the Company will be able to identify acquisition or partnership opportunities that meet its strategic objectives, or to the extent such opportunities are identified, that it will be able to negotiate acceptable terms.

The Company’s intellectual property may be difficult to protect.

The Company’s success is heavily dependent upon its intangible property and technology. The Company relies upon copyrights, patents, trade secrets, unpatented proprietary know-how and continuing innovation to protect the intangible property, technology and information that is considered important to the development of the business. The Company relies on various methods to protect its proprietary rights, including confidentiality agreements with consultants, service providers and management that contain terms and conditions prohibiting unauthorized use and disclosure of confidential information. However, despite efforts to protect intangible property rights, unauthorized parties may attempt to copy or replicate intangible property, technology or processes. There can be no assurances that the steps taken by the Company to protect its intangible property, technology and information will be adequate to prevent misappropriation or independent third-party development of the Company’s intangible property, technology or processes. It is likely that other companies can duplicate a production process similar to the Company’s. Other companies may also be able to materially duplicate the Company’s proprietary plant strains. To the extent that any of the above would occur, revenue could be negatively affected, and in the future, the Company may have to litigate to enforce its intangible property rights, which could result in substantial costs and divert management’s attention and Company resources.

The Company’s ability to successfully implement its business plan depends in part on its ability to obtain, maintain and build brand recognition using its trademarks, service marks, trade dress, domain names and other intellectual property rights, including the Company’s names and logos. If the Company’s efforts to protect its intellectual property are unsuccessful or inadequate, or if any third party misappropriates or infringes on its intellectual property, the value of its brands may be harmed, which could have a material adverse effect on the Company’s business and might prevent its brands from achieving or maintaining market acceptance.

The Company may be unable to obtain registrations for its intellectual property rights for various reasons, including refusal by regulatory authorities to register trademarks or other intellectual property protections, prior registrations of which it is not aware, or it may encounter claims from prior users of similar intellectual property in areas where it operates or intends to conduct operations. This could harm its image, brand or competitive position and cause the Company to incur significant penalties and costs.

On April 20, 2018, the USPTO issued a Final Office Action refusing registration of two trademark applications submitted by the Company based on the Trademark Examiner’s interpretation that the marks were not in lawful use in commerce under Sections 1 and 45 of the United States Trademark Act and because the goods identified in the application were not in compliance with either the CSA or the FD&C Act. The Company filed a Request for Reconsideration of the refusals in March 2019. Despite USPTO’s aforementioned position and refusal for registration, the Company may rely on common law theories of trademark protection and enforcement in cases of actual or suspected trademark infringement of the trademarks it wishes to protect.

Companies in the retail and wholesale consumer packaged goods industries frequently own trademarks and trade secrets and often enter into litigation based on allegations of infringement or other violations of intangible property rights. The Company may be subject to intangible property rights claims in the future and its products may not be able to withstand any third-party claims or rights against their use. Any intangible property claims, with or without merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination also could prevent the Company from offering its products to others and may require that the Company procure substitute products or services for these members.

With respect to any intangible property rights claim, the Company may have to pay damages or stop using intangible property found to be in violation of a third party’s rights. The Company may have to seek a license for the intangible property, which may not be available on reasonable terms and may significantly increase operating expenses. The technology also may not be available for license at all. As a result, the Company may also be required to pursue alternative options, which could require significant effort and expense. If the Company cannot license or obtain an alternative for the infringing aspects of its business, it may be forced to limit product offerings and may be unable to compete effectively. Any of these results could harm the Company’s brand and prevent it from generating sufficient revenue or achieving profitability.

The Company is involved in litigation, including class action litigation matters, and there may be additional litigation in the future in which it will be involved.

The Company is currently involved in litigation. An adverse decision in the litigation could have a material adverse effect on the Company’s business, financial condition or results of operations. The Company may become party to litigation from time to time in the ordinary course of business which could adversely affect the Company’s business. Should any litigation in which the Company becomes involved be determined against it, such a decision could materially adversely affect the Company’s ability to continue operating and the market price for the Common Shares and could use significant resources.

Furthermore, as a manufacturer, processor and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. In addition, the manufacture and sale of the Company’s products involves the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of the Company’s products alone or in combination with other medications or substances could occur. Although the Company will have quality control procedures in place, it may be subject to various product liability claims, including, among others, that the products produced by the Company, or the products that will be purchased by the Company from third-party licensed producers, caused injury, illness or death, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company’s reputation with its customers and consumers generally and could have a material adverse effect on the Company’s business, results of operations and financial condition. There can be no assurances that the Company will be able to obtain or maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company’s potential products.

Monitoring and defending against legal actions, whether or not meritorious, is time-consuming for management and detracts from management’s ability to fully focus internal resources on business activities. In addition, legal fees and costs incurred in connection with such activities may be significant and the Company could, in the future, be subject to judgments or enter into settlements of claims for significant monetary damages. A decision adverse to the interests of the Company could result in the payment of substantial damages and could have a material adverse effect on cash flow, results of operations and financial position. With respect to any litigation, the Company’s insurance may not reimburse or may not be sufficient to reimburse the Company for the expenses or losses it may suffer in contesting and concluding such litigation. Even if successful, substantial litigation costs may adversely impact the Company’s business, operating results or financial condition.

Trade Secrets may be difficult to protect.

The Company’s success depends upon the skills, knowledge and experience of its scientific and technical personnel, consultants, and advisors, as well as contractors. Because the Company operates in a highly competitive industry, it relies in part on trade secrets to protect its proprietary products and processes. However, trade secrets are difficult to protect. The Company enters into confidentiality or non-disclosure agreements with its corporate partners, employees, consultants, outside scientific collaborators, developers, and other advisors. These agreements generally require that the receiving party keep confidential, and not disclose to third parties, confidential information developed by the receiving party or made known to the receiving party by the Company during the course of the receiving party’s relationship with the Company. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to the Company will be its exclusive property, and the Company enters into assignment agreements to perfect its rights.

These confidentiality, inventions and assignment agreements, where in place, may be breached and may not effectively assign intellectual property rights to the Company. The Company’s trade secrets could also be independently discovered by competitors, in which case the Company would not be able to prevent the use of such trade secrets by its competitors. The enforcement of a claim alleging that a party illegally obtained and was using the Company’s trade secrets could be difficult, expensive and time consuming and the outcome could be unpredictable. Failure to obtain or maintain effective trade secret protection could adversely affect the Company’s competitive position.

The Company’s status as a public benefit company and a Certified B Corp may not result in the benefits that the Company anticipates.

The Company has elected to be classified as a “Benefit Company” under the BCBCA, in connection with which it will pursue the public benefits identified in its Articles. There is no assurance, however, that the expected positive impact from being a benefit company will be realized.

As a benefit company, the Company is required to disclose to Shareholders an annual benefit report outlining how the Company conducts its business in a responsible and sustainable manner and how it promotes its public benefit. In addition, the Company’s directors and officers are required to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and promoting the company’s public benefits, which must be balanced with their duty under the BCBCA to act honestly and in good faith with a view to the best interests of the Company. If the Company is unable to provide this report in a timely manner, or if the report is not viewed favorably by the parties with which the Company does business, its regulators, or others reviewing its credentials, its reputation and status as a benefit company may be harmed.

In addition to being a benefit company, the Company has been certified by B Lab as a “Certified B Corp.”, which refers to companies that are certified as meeting certain levels of social and environmental performance, accountability and transparency. The standards for Certified B Corporation certification are set by B Lab, and may change over time, and the Company’s continued certification is at the sole discretion of B Lab. To maintain certification, the Company is required to update its assessment and verify its updated score with B Lab every three years. The Company was first certified in August 2020. There is no guarantee that the Company will be recertified. The Company’s reputation could be harmed if it loses its status as a Certified B Corp, whether by its choice or by its failure to continue to meet the certification requirements. Likewise, the Company’s reputation could be harmed if its publicly reported Certified B Corp score declines.

As a public benefit company, the Company has a duty to balance a variety of interests that may result in actions that do not maximize Shareholder value.

As a benefit company, the Company is required to balance the financial interests of its Shareholders with the best interests of those stakeholders materially affected by its conduct, including particularly those affected by the specific benefit purposes set forth in the Company’s Articles. Accordingly, being a benefit company and complying with the related obligations could negatively impact the Company’s ability to provide the highest possible return to its Shareholders.

As a benefit company under British Columbia law, the Company’s directors and officers are required to act honestly and in good faith with a view to conducting business in a responsible and sustainable manner and promoting the company’s public benefits, which must be balanced with their duty under the BCBCA to act honestly and in good faith with a view to the best interests of the Company. While the Company believes its public benefit designation and obligation will benefit Shareholders, in balancing these interests the Board of Directors may take actions that do not maximize Shareholder value. Any benefits to Shareholders resulting from the Company’s public benefit purposes may not materialize within the expected timeframe, or at all, and may have negative effects. For example:

·	the Company may choose to revise its policies in ways that it believes will be beneficial to its stakeholders, including but not limited to, the Company’s Shareholders, employees, suppliers, creditors and consumers, as well as the government and the environment and the community and society in which the Company operates, even though the changes may be costly;

·	the Company may take actions, such as making contributions to non-profit organizations and charities, which are made on an ad hoc basis, concentrating first on those entities that have historically supported the business through education of existing and potential customers. The Company also supports non-profits that it believes can utilize the wellness aspects of its products (i.e., military veterans, adaptive athletes, educational organizations, etc.). By doing so, the Company believes that socially oriented actions will ultimately have a positive impact on the Company, even though these actions may be more costly than other alternatives;

·	the Company may be influenced to pursue programs and services to demonstrate its commitment to the communities it serves even though there is no immediate return to its Shareholders; or

·	in responding to a possible proposal to acquire the Company, the Board of Directors may be influenced by the interests of the Company’s stakeholders, including its employees, customers, the environment, and the communities where its employees live and where it does business, whose interests may be different from the interests of the Company’s Shareholders.

The Company may be unable or slow to realize the benefits it expects from actions taken to benefit its stakeholders, including farmers, suppliers, crew members and local communities, which could adversely affect the Company’s business, financial condition and results of operations, which in turn could cause the Company’s share price to decline.

As a benefit company, the Company may be subject to increased legal proceedings concerning its duty to balance Shareholder and public benefit interests, the occurrence of which may have an adverse impact on the Company’s financial condition and results of operations.

As a British Columbia benefit company, the Company’s Shareholders (if they, individually or collectively, own at least 2% of the Company’s outstanding capital stock or shares having at least C$2 million in market value (whichever is less)) are entitled to commence a legal proceeding claiming that the Company’s directors failed to balance Shareholder and public benefit interests, although the BCBCA clarifies that despite any rule of law to the contrary, a court may not order monetary damages in relation to any breach by the Company’s directors of these additional duties. This potential liability does not exist for traditional corporations. Therefore, the Company may be subject to the possibility of increased legal proceedings, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute the Company’s strategy. Any such derivative litigation may be costly and have an adverse impact on the Company’s financial condition and results of operations.

The Company contracts with certain third parties for portions of its operations; should a third party be subject to insolvency or otherwise be unable or unwilling to perform their obligations to the Company, it could negatively impact the Company's operations.

The Company's business relies on full compliance under applicable laws and regulations relating to the sale of its products across the United States and internationally. The regulation of third-party suppliers may have a significant impact upon the Company's business. Any enforcement activity or any additional uncertainties which may arise in the future could cause substantial interruption or cessation of the Company's business, including adverse impacts to the Company's supply chain and distribution channels, and other civil and/or criminal penalties at the federal level.

The Company is party to business relationships, transactions and contracts with various third parties, pursuant to which such third parties have performance, payment and other obligations to the Company. If any of these third parties were to become subject to bankruptcy, receivership or similar proceedings, the Company's rights and benefits in relation to its business relationships, contracts and transactions with such third parties could be terminated, modified in a manner adverse to the Company, or otherwise impaired. The Company cannot make any assurances that it would be able to arrange for alternate or replacement business relationships, transactions or contracts on terms as favorable as existing business relationships, transactions or contracts if at all. Any inability on the Company's part to do so could have a material adverse effect on its business and results of operations.

While discussing potential business relationships or other transactions with third parties, the Company may disclose confidential information relating to the business, operations or affairs of the Company. Although confidentiality agreements are to be signed by third parties prior to the disclosure of any confidential information, a breach of such confidentiality agreement could put the Company at competitive risk and may cause significant damage to its business. The harm to the Company's business from a breach of confidentiality cannot presently be quantified but may be material and may not be compensable in damages. There can be no assurance that, in the event of a breach of confidentiality, the Company will be able to obtain equitable remedies, such as injunctive relief from a court of competent jurisdiction in a timely manner, if at all, in order to prevent or mitigate any damage to its business that such a breach of confidentiality may cause.

Risks Relating to the Company’s Securities

The Company has a history of losses and may continue to incur losses in the future.

The Company has incurred both operating and net losses in each of its last fiscal years, has incurred losses through the first half of the current fiscal year, and may continue to incur losses in the future as it continues to build its brand and invest in its products. This lack of profitability limits the resources available to the Company to fund its operations and to invest in new products and services and otherwise improve its business operations. The Company cannot assure you that it will be able to operate profitably or generate positive cash flows. If the Company cannot achieve profitability, it may be forced to cease operations and you may suffer a total loss of your investment.

The Company anticipates requiring substantial additional financing to operate its business and it may face difficulties acquiring additional financing on terms acceptable to the Company or at all.

Given its lack of profitability, the Company expects to require substantial additional capital in the near future to continue operations at its cultivation and production facilities, dispensaries, expansion of its product lines, development of its intellectual property base, increasing production capabilities and expanding its operations in states where it currently operates and states where it currently does not have operations. The Company may not be able to obtain additional financing on terms acceptable to it, or at all. If the Company fail to raise additional capital, as needed, its ability to implement its business model and strategy could be compromised.

Even if the Company obtains financing for its near-term operations, it expects that it will require additional capital thereafter. The capital needs of the Company will depend on numerous factors including: (i) profitability; (ii) the release of competitive products by competitors; (iii) the level of investment in R&D; and (iv) the amount of the Company’s capital expenditures, including acquisitions. There can be no assurance that the Company will be able to obtain capital in the future to meet its needs.

The Company is continually assessing a range of public and private financing options, including secured and unsecured debt, equity, convertible debt and real estate sale/leaseback transaction. Although the Company has accessed private financing in the past, there is neither a broad nor deep pool of institutional capital that is available to companies in the U.S. hemp industry. There can be no assurance that additional financing, if raised privately, will be available to the Company when needed or on terms which are acceptable.

The Company has discretion in the use of proceeds from its securities issuances.

Generally, when the Company issues securities, management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of the securities and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

There is a limited market for the Company’s Common Shares and warrants.

The Common Shares are listed on the TSX under the symbol “CWEB”. The 2019 Warrants are listed on the TSX under the symbol “CWEB.WT”. The 2020 Warrants are listed on the TSX under the symbol “CWEB.WR”. The Replacement Warrants are listed on the TSX under the symbol “CWEB.WS”. However, there can be no assurance that an active and liquid market for the Common Shares or warrants will be maintained and an investor may find it difficult to resell any securities of the Company.

The market price of the Company’s Common Shares and other listed securities may be volatile.

The market price of the Common Shares, 2019 Warrants, Replacement Warrants and 2020 Warrants may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control. This volatility may affect the ability of holders of the Common Shares, 2019 Warrants, Replacement Warrants and 2020 Warrants to sell their securities at an advantageous price. Such volatility could be subject to significant fluctuations in response to numerous factors including:

·	the public’s reaction to the Company’s press releases, announcements and filings with regulatory authorities and those of its competitors;

·	fluctuations in broader stock market prices and volumes or adverse changes in general market conditions or economic trends or as a result of the COVID-19 pandemic and/or social unrest generally;

·	changes in market valuations of similar companies;

·	investor perception of the Company, its prospects or the industry in general;

·	additions or departures of key personnel;

·	commencement of or involvement in litigation;

·	changes in the regulatory landscape applicable to the Company, the dietary supplement and/or the hemp industry;

·	media reports, publications or public statements relating to, or public perceptions of, the regulatory landscape applicable to the Company, the dietary supplement and/or the hemp industry, whether correct or not;

·	announcements by the Company or its competitors of strategic alliances, significant contracts, new technologies, acquisitions, dispositions, commercial relationships, joint ventures or capital commitments;

·	variations in the Company’s quarterly results of operations or cash flows or those of other comparable companies;

·	revenues and operating results failing to meet the expectations of securities analysts or investors in a particular quarter;

·	downward revision in securities analysts’ estimates;

·	changes in the Company’s pricing policies or the pricing policies of its competitors;

·	future issuances and sales of Common Shares or other securities of the Company, including as a result of the conversion of Proportionate Voting Shares and sale of Common Shares issuable thereafter;

·	sales of Common Shares by insiders of the Company;

·	third party disclosure of significant short positions;

·	demand for and trading volume of Common Shares and other listed securities of the Company;

·	changes in securities analysts’ recommendations and their estimates of the Company’s financial performance;

·	short-term fluctuation in share price caused by changes in general conditions in the domestic and worldwide economies or financial markets;

·	consequences of government action in response to COVID-19;

·	changes in global financial markets and global economics and general market conditions, such as interest rates and product price volatility, and including those caused by COVID-19; and

·	the other risk factors described in this Amendment No. 1 to the registration statement.

The realization of any of these risks and other factors beyond the Company’s control could cause the market price of the Common Shares to decline significantly.

In addition, broad market, societal and industry factors may harm the market price of the Common Shares and other listed securities of the Company. Hence, the price of the Common Shares and such other securities could fluctuate based upon factors that have little or nothing to do with the Company, and these fluctuations could materially reduce the price of the Common Shares or such other securities regardless of the Company’s operating performance. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of the Common Shares or other listed securities of the Company may be materially adversely affected.

In the past, following a significant decline in the market price of a company’s securities, there have been instances of securities class action litigation having been instituted against that company. If the Company were involved in any similar litigation, it could incur substantial costs, management’s attention and resources could be diverted and it could harm the Company’s business, operating results and financial condition.

The Company does not intend to pay dividends on its Common Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of the Company’s Common Shares.

The Company does not anticipate paying cash dividends on the Common Shares in the foreseeable future. The Company currently intends to retain all future earnings to fund the development and growth of its business. Any payment of future dividends will be at the discretion of the directors and will depend on, among other things, the Company’s earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that the directors deem relevant. Investors must rely on sales of their Common Shares after price appreciation, which may never occur, as the only way to realize a return on their investment.

The Company is a holding company and its earnings depend on the earnings and distributions of its subsidiaries.

The Company is a holding company and substantially all of its assets consist of shares of Charlotte’s Web, Inc. and Abacus (including the Abacus Subsidiaries). As a result, investors are subject to the risks attributable to Charlotte’s Web, Inc. and any and all future affiliates. The Company does not have any significant assets and conducts substantially all of its business through its subsidiaries, which generate all or substantially all of the Company’s revenues. The ability of the Company’s subsidiaries to distribute funds to the Company will depend on their operating results, tax considerations (both domestic and cross-border) and will be subject to applicable laws and regulations which require that solvency and capital standards be maintained by these subsidiaries and contractual restrictions contained in the instruments governing their debt, existing or if incurred. In the event of a bankruptcy, liquidation or reorganization of one or more of the Company’s subsidiaries, or any other future subsidiary, holders of indebtedness and trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Company.

Future sales of Common Shares by Shareholders, directors or officers could create volatility in the Company’s share price.

Subject to compliance with applicable securities laws and the terms of any applicable lock-up arrangements, the Company’s officers, directors, promoters and their affiliates may sell some or all of their Common Shares in the future. No prediction can be made as to the effect, if any, such future sales of Common Shares will have on the market price of the Common Shares prevailing from time to time. However, the future sale of a substantial number of Common Shares by the Company’s officers and directors, promoters and their affiliates, or the perception that such sales could occur, could materially adversely affect prevailing market prices for the Common Shares of the Company and other listed securities of the Company.

All of the currently outstanding Common Shares are, subject to applicable securities laws, generally immediately available for resale in the public markets. Additional Common Shares issuable upon the exercise of stock options may also become available for sale in the public market, which may also cause the market price of the Common Shares to fall. Accordingly, if substantial amounts of Common Shares are sold in the public market, the market price could fall.

A small number of Shareholders may exercise significant influence on matters submitted to Shareholders for approval.

The Company has a small number of Shareholders who own, in the aggregate, approximately a 6.9% equity interest in the Company. As a result, although such Shareholders may not have an agreement to act in concert, such Shareholders have the ability to exercise significant influence over matters submitted to Shareholders for approval, whether subject to approval by a majority of the Shareholders or special resolution.

The Company may issue an unlimited number of shares, and additional issuances could dilute a Shareholder’s holdings.

The Company may issue additional Common Shares in the future which may dilute a Shareholder’s holdings in the Company. The Articles permit the issuance of an unlimited number of Common Shares, and an unlimited number of Preferred Shares issuable in series, and Shareholders have no pre-emptive rights in connection with any further issuances. The directors of the Company have the discretion to determine the provisions attaching to the Common Shares and the price and the terms of issue of further Common Shares.

Additional equity financing, including pursuant to an at-the-market offering, may be dilutive to Shareholders and could contain rights and preferences superior to those of the Common Shares. Debt financing may involve restrictions on the Company’s financing and operating activities. Debt financing may be convertible into other securities of the Company which may result in immediate or resulting dilution. In either case, additional financing may not be available to the Company on acceptable terms or at all. If the Company is unable to raise additional funds as needed, the scope of its operations or growth may be reduced and, as a result, the Company may be unable to fulfil its long-term goals. In this case, investors may lose all or part of their investment. Any default under such debt instruments could have a material adverse effect on the Company, its business, or the results of operations.

Purchasers of the Company’s Common Shares may experience immediate and substantial dilution of their investment.

The offering price of Common Shares may significantly exceed the net tangible book value per share of the Common Shares. Accordingly, a purchaser of Common Shares may incur immediate and substantial dilution of his, her or its investment. If outstanding options and warrants to purchase Common Shares are exercised or securities convertible into Common Shares are converted, additional dilution will occur. The Company may sell additional Common Shares or other securities that are convertible or exchangeable into Common Shares in future offerings or may issue additional Common Shares or other securities to finance future acquisitions.

The Company cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the Common Shares. Sales or issuances of substantial numbers of Common Shares or other securities that are convertible or exchangeable into Common Shares, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the Common Shares. With any additional sale or issuance of Common Shares or other securities that are convertible or exchangeable into Common Shares, investors will suffer dilution to their voting power and economic interest in the Company. Furthermore, to the extent holders of the Company’s stock options or other convertible securities convert or exercise their securities and sell the Common Shares they receive, the trading price of the Common Shares on the TSX may decrease due to the additional amount of Common Shares available in the market.

The elimination of monetary liability against the Company’s directors, officers, and employees under British Columbia law and the existence of indemnification rights for the Company’s obligations to its directors, officers, and employees may result in substantial expenditures by the Company and may discourage lawsuits against its directors, officers, and employees.

The Company’s Articles contain a provision permitting the Company to eliminate the personal liability of its directors to the Company and its Shareholders for damages incurred as a director or officer to the extent provided by British Columbia law. The Company also has contractual indemnification obligations under employment agreements with certain of its officers and agreements entered into with its directors. The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which the Company may be unable to recoup. These provisions and the resulting costs may also discourage the Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by the Company’s Shareholders against the Company’s directors and officers even though such actions, if successful, might otherwise benefit the Company and its Shareholders.

There may be difficulty in enforcing judgments and effecting service of process on directors and officers that are not citizens of the United States.

Certain of the Company’s directors and officers reside outside of the United States and some or all of the assets of such persons are located outside of the United States. Therefore, it may not be possible for Shareholders to collect or to enforce judgments or liabilities against them under U.S. securities laws. Moreover, it may not be possible for Shareholders to effect service of process upon such persons. Generally, original actions to enforce liabilities under U.S. federal securities laws may not be brought in a Canadian or other court. Such actions must be brought in a court in the United States with applicable jurisdiction. Persons obtaining judgments against the Company in United States courts, including judgments obtained under U.S. federal securities laws, will then be required to bring an application in a Canadian court to enforce such judgments in Canada.

The Company’s Articles provide that the Supreme Court of British Columbia, Canada and the Court of Appeal of British Columbia, Canada shall, to the fullest extent permitted by law, be the sole and exclusive forum for derivative actions, actions relating to breaches of fiduciary duty, and other matters, creating a conflict with U.S. federal securities laws, which may limit the ability to obtain a favorable judicial forum for disputes with the Company.

The Company’s Articles contain a forum selection provision, which, among other things, identifies British Columbia Courts as the exclusive forum for certain litigation. Given that, under United States law, investors cannot waive compliance by the Company with U.S. federal securities laws, it is uncertain whether the forum selection provision applies to actions arising under U.S. federal securities laws, and if it does, whether British Columbia Courts would enforce such provision. It is also uncertain whether a breach of U.S. securities law in and of itself would give rise to a direct cause of action in British Columbia Courts, although indirect causes of action may arise thereunder as a result of, without limitation, breach or misrepresentation. In the event it was determined that the forum selection provision applies to actions arising under U.S. federal securities laws or, if British Columbia Courts refused to enforce such provisions, if a breach of U.S. securities law did not give rise to a cause of action in British Columbia Courts, there is a risk that the Company would be required to litigate any such breach in a jurisdiction which is less favorable to the Company which could result in additional costs and financial losses that could have a material adverse effect on the Company’s business. These provisions may limit the Company’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. See “Description of Registrant’s Securities to be Registered – Forum Selection”

The Company is subject to both U.S. and Canadian income tax and is treated as a U.S. domestic company for U.S. federal income tax purposes.

The Company takes the position that the Company is treated as a U.S. domestic Company for U.S. federal income tax purposes under section 7874 of the Code and this treatment is expected to continue indefinitely. As a result, the Company is, and anticipates that it will continue to be, subject to U.S. income tax on its worldwide income.

Furthermore, the Company is subject to Canadian and Israel income tax. Consequently, the Company is, and anticipates that it will continue to be, liable for U.S., Canadian and Israel income tax, which could have a material adverse effect on its financial condition and results of operations.

General Risk Factors

Investment in the Company’s Common Shares is speculative, involves risk, and there is no guarantee of a return.

There is no guarantee that the Common Shares will earn any positive return in the short term or long term. A holding of Common Shares is speculative and involves a high degree of risk and should be undertaken only by holders whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. A holding of Common Shares is appropriate only for holders who have the capacity to absorb a loss of some or all of their holdings.

Product recalls and returns could adversely affect the Company’s operating results and financial condition.

Manufacturers and distributors of products are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. If any of the Company’s products are recalled, the Company could incur the unexpected expense relating to the recall and any legal proceedings that might arise in connection with the recall. The Company may lose revenue due to loss of sales and may not be able to compensate for or replace that revenue.

In addition, a product recall may require significant management attention. Recall of products could lead to adverse publicity, decreased demand for the Company’s products and could have significant reputational and brand damage. Although the Company has detailed procedures in place for testing its products, there can be no assurance that any quality, potency or contamination problems will be detected in time to avoid unforeseen product recalls, regulatory action or lawsuits. A recall for any product could lead to adverse publicity, decreased demand for the Company’s products and could have a material adverse effect on the results of operations and financial condition of the Company. Additionally, product recalls may lead to increased scrutiny of the Company’s operations by regulatory agencies, requiring further management attention and potential legal fees and other expenses.

In addition, product returns are a customary part of the Company's business. Products may be returned for various reasons, including expiration dates or lack of sufficient sales volume. Any increase in product returns could negatively impact the Company's results of operations.

Certain employees or directors of the Company may have interests that conflict with those of the Company.

Certain of the employees and directors of the Company may also be directors, officers, consultants or stakeholders of other companies or enterprises, some of which may be in similar sectors, and conflicts of interest may arise between their duties to the Company and their duties to or interests in such other companies or enterprises. Certain of such conflicts may be required to be disclosed in accordance with, and subject to, such procedures and remedies as applicable under the BCBCA and applicable securities laws, however, such procedures and remedies may not fully protect the Company.

The future growth of the Company depends on the effectiveness and efficiency of its advertising and promotional expenditures to attract and retain customers.

The Company’s future growth and profitability will depend on the effectiveness and efficiency of advertising and promotional expenditures, including its ability to: (i) create greater awareness of its products; (ii) determine the appropriate creative message and media mix for future advertising expenditures; and (iii) effectively manage advertising and promotional costs in order to maintain acceptable operating margins. There can be no assurance that advertising and promotional expenditures will result in revenues in the future or will generate awareness of the Company’s technologies, products or services. In addition, no assurance can be given that the Company will be able to manage its advertising and promotional expenditures on a cost-effective basis.

In addition, periodic changes to search engine algorithms, which retrieve data from search indices and deliver ranked search results, produce changes in search engine results pages. Any changes to these algorithms or in how these algorithms are applied, and therefore search engine results pages, could reduce visibility of, and traffic on, the Company’s e-commerce website and negatively impact the Company’s financial position and results of operations.

Additionally, the significant and continuing impact of COVID-19 in dominating news cycles in North America may have caused or could cause a reduction in search traffic for CBD or the Company’s website or products. Any impact or reduction on ultimate traffic to the Company’s e-commerce website could have a material adverse effect on the Company’s direct-to-consumer sales, the Company's business, financial condition and results of operations.

The use of customer information and other personal and confidential information creates compliance risks.

The Company collects, processes, maintains and uses data, including sensitive information on individuals, available to the Company through online activities and other customer interactions with its business. The Company’s current and future marketing programs may depend on its ability to collect, maintain and use this information, and its ability to do so is subject to evolving international, U.S. and Canadian laws and enforcement trends. The Company strives to comply with all applicable laws and other legal obligations relating to privacy, data protection and customer protection, including those relating to the use of data for marketing purposes. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, conflict with other rules, conflict with the Company’s practices or fail to be observed by its employees or business partners. If so, the Company may suffer damage to its reputation and be subject to proceedings or actions against it by governmental entities or others. Any such proceeding or action could hurt the Company’s reputation, force it to spend significant amounts to defend its practices, distract its management or otherwise have an adverse effect on its business.

Certain of the Company’s marketing practices rely upon e-mail, social media and other means of digital communication to communicate with consumers on its behalf. The Company may face risk if its use of e-mail, social media or other means of digital communication is found to violate applicable laws. The Company posts its privacy policy and practices concerning the use and disclosure of user data on its websites. Any failure by the Company to comply with its posted privacy policy or other privacy-related laws and regulations could result in proceedings which could potentially harm its business. In addition, as data privacy and marketing laws change, the Company may incur additional costs to ensure it remains in compliance. If applicable data privacy and marketing laws become more restrictive at the international, federal, provincial or state levels, the Company’s compliance costs may increase, its ability to effectively engage customers via personalized marketing may decrease, its investment in its e-commerce platform may not be fully realized, its opportunities for growth may be curtailed by its compliance burden and its potential reputational harm or liability for security breaches may increase.

The Company faces risks related to its information technology systems and potential cyber-attacks and security and privacy breaches.

The Company’s operations depend, in part, on how well it and its third-party service providers protect networks, equipment, information technology (“IT”) systems and software against damage from a number of threats, including, but not limited to, cable cuts, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

The Company or its third-party service providers collect, process, maintain and use sensitive personal information relating to its customers and employees, including customer financial data (e.g., credit card information) and their personally identifiable information, and rely on third parties in connection with the operation of its e-commerce site and for the various social media tools and websites it uses as part of its marketing strategy. Any perceived, attempted or actual unauthorized disclosure of customer financial data (e.g., credit card information) or personally identifiable information regarding the Company’s employees, customers or website visitors could harm its reputation and credibility, reduce its e-commerce sales, impair its ability to attract website visitors, reduce its ability to attract and retain customers and could result in litigation against the Company or the imposition of significant fines or penalties.

Recently, data security breaches suffered by well-known companies and institutions have attracted a substantial amount of media attention, prompting new foreign, federal, provincial and state laws and legislative proposals addressing data privacy and security. As a result, the Company may become subject to more extensive requirements to protect the customer information that it processes in connection with the purchase of its products, resulting in increased compliance costs.

The Company’s information technology systems and on-line activities, including its e-commerce websites, also may be subject to denial of service, malware or other forms of cyber-attacks. While the Company has taken measures to protect against those types of attacks, those measures may not adequately protect its on-line activities from such attacks. If a denial-of-service attack or other cyber event were to affect the Company’s e-commerce sites or other information technology systems, its business could be disrupted, it may lose sales or valuable data, and its reputation may be adversely affected. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Demand for the Company’s products and services are influenced by general economic and consumer trends beyond the Company’s control.

There can be no assurance that the Company’s business and corresponding financial performance will not be adversely affected by general economic or consumer trends. In particular, global economic conditions remain constrained, and if such conditions continue, recur or worsen, this may have a material adverse effect on the Company’s business, financial condition and results of operations.

Furthermore, such economic conditions have produced downward pressure on share prices and on the availability of credit for financial institutions and corporations. If current levels of market disruption and volatility continue, the Company might experience reductions in business activity, increased funding costs and funding pressures, as applicable, a decrease in the market price of the Common Shares, a decrease in asset values, additional write-downs and impairment charges and lower profitability.

In addition, the outbreak of COVID-19 has resulted in governments worldwide enacting measures to combat the spread of the virus, including in the U.S. These measures, which include the implementation of travel restriction, self-isolation measures, physical distancing and in some instances, the suspension of non-essential business, have caused material disruption to businesses globally, resulting in an economic slowdown. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the response measures. It is impossible to forecast the duration and full scope of the economic impact of COVID-19 and other consequential changes it will have on the Company’s business, operations and prospects, both in the short term and in the long term. Future crises may be precipitated by any number of causes, including natural disasters, public health crises, geopolitical instability, or sovereign defaults. These factors may impact the Company’s operations and the ability of the Company to obtain equity or debt financing in the future and, if obtained, on terms favorable to the Company. Increased levels of volatility and market turmoil can adversely impact the Company’s operations and share price.

The costs of being a public company are high and may strain the Company’s resources.

The Company incurs significant legal, accounting, insurance and other expenses as a result of being a public company, which may negatively impact its performance and could cause its results of operations and financial condition to suffer. Compliance with applicable securities laws in Canada and the United States and the rules of the TSX constitutes a significant expense, including legal and accounting costs, and makes some activities more time-consuming and costly. Reporting obligations as a public company and the Company’s anticipated growth may place a strain on the Company’s financial and management systems, processes and controls, as well as on personnel.

The Company’s internal controls over financial reporting may not be effective, and the Company’s independent auditors may not be able to certify as to their effectiveness, which could have a material and adverse effect on the Company’s business.

The Company is subject to reporting and other obligations under applicable Canadian securities laws and rules of any stock exchange on which the Common Shares are listed, including National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators, and upon effectiveness of this registration statement, will be subject to U.S. securities reporting and regulatory requirements. These reporting and other obligations place significant demands on the Company’s management, administrative, operational and accounting resources. If the Company is unable to accomplish any such necessary objectives in a timely and effective manner, the Company’s ability to comply with its financial reporting obligations and other rules applicable to reporting issuers could be impaired. Moreover, any failure to maintain effective internal controls could cause the Company to fail to satisfy its reporting obligations or result in material misstatements in its financial statements. If the Company cannot provide reliable financial reports or prevent fraud, its reputation and operating results could be materially adversely affected which could also cause investors to lose confidence in the Company’s reported financial information, which could result in a reduction in the trading price of the Common Shares.

The Company does not expect that its disclosure controls and procedures and internal controls over financial reporting will prevent all error or fraud. Due to the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues within an organization are detected. The inherent limitations include the realities that judgments in decision making can be faulty, and that breakdowns can occur because of simple errors or mistakes. Controls can also be circumvented by individual acts of certain persons, by collusion of two or more people or by management override of the controls. Due to the inherent limitations in a control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all.

The Company may have to amend prior financial reporting.

The Company's auditors (former and current) are subject to standard review by the Canadian Public Accountability Board, the Public Company Accounting Oversight Board and similar oversight bodies and regulatory authorities. Such reviews could result in the Company being required to amend prior financial reporting, which could divert Company resources to such process.

If securities or industry analysts do not publish or cease publishing research or reports or publish misleading, inaccurate or unfavorable research about the Company, its business or its market, its share price and trading volume could decline.

The trading market for Common Shares could be influenced by the research and reports that industry and/or securities analysts may publish about the Company, its business, the market or competitors. If any of the analysts who may cover the Company’s business change their recommendation regarding the Common Shares adversely, or provide more favorable relative recommendations about its competitors, the share price would likely decline. If any analyst who may cover the Company’s business were to cease coverage or fail to regularly publish reports on the Company, it could lose visibility in the financial markets, which in turn could cause the share price or trading volume to decline.

Changes in tax laws could require the Company to pay additional tax amounts, decreasing the amount of capital available to the Company.

New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to the Company. These enactments and events could require the Company to pay additional tax amounts on a prospective or retroactive basis, thereby substantially increasing the amount of taxes the Company is liable to pay in the relevant tax jurisdictions. Accordingly, these events could decrease the capital that the Company has available to operate its business. Any or all of these events could harm the business and financial performance of the Company.

The Company may be subject to impairment of goodwill and intangible assets.

Goodwill and intangible assets are reviewed for impairment annually or more frequently when events or changes in circumstances indicate that fair value of the reporting unit has been reduced to less than its carrying value. Determining the fair value of a reporting unit is judgmental and requires the use of significant estimates and assumptions, including revenue growth rates, strategic plans, and future market conditions, among others. There can be no assurance that the Company’s estimates and assumptions made for purposes of the goodwill impairment will prove to be accurate predictions of the future. Adverse market conditions, including adverse impacts of the COVID-19 pandemic, temporary or permanent loss of key customers and distribution channels, among other factors, could have a material adverse effect on the Company's business, financial condition and results of operations and could result in impairment of the Company's goodwill and intangible assets.

ITEM 2. FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the accompanying notes presented in Item 13 of this Amendment No. 1 to the Registration Statement. Except for historical information, the discussion in this section contains forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in “Disclosure Regarding Forward-Looking Statements,” Item 1A—“Risk Factors” and elsewhere in this Amendment No. 1 to the Registration Statement.

MD&A of Charlotte's Web Holdings, Inc.

For purposes of this discussion, “Charlotte’s Web,” “CW,” “we,” or the “Company” refers to Charlotte’s Web Holdings, Inc. and its subsidiaries: Charlotte’s Web, Inc. and Abacus Products, Inc., and its wholly-owned subsidiaries; Abacus Wellness, Inc. and CBD Pharmaceuticals Ltd. This management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided as of December 21, 2021 and should be read together with the Company’s unaudited condensed consolidated financial statements and the accompanying notes for the nine months ended September 30, 2021 and September 30, 2020 and the audited consolidated financial statements and the accompanying notes for the years ended December 31, 2020 and December 31, 2019. The results herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The Company determined that, as of June 30, 2021, more than 50% of the Company’s issued and outstanding voting shares were directly or indirectly owned of record by residents in the United States. As a result of this fact and certain other requirements under applicable United States federal securities laws, the Company determined that it will lose its foreign private issuer status under applicable United States federal securities laws and, in connection with the effectiveness of this Registration Statement, will become subject to SEC reporting requirements applicable to U.S. domestic companies beginning on January 4, 2022. These U.S. reporting requirements will require, among other things, the Company’s financial statements and financial data to be presented under US GAAP following this transition period. After becoming an SEC reporting issuer, the manner in which the Company raises capital will be different and will likely require that the Company file registration statements with the SEC related to such activities, which will likely increase the time and expense associated with such activities.

Amounts are presented in thousands of United States dollars, unless otherwise indicated.

BUSINESS OVERVIEW

Charlotte’s Web Holdings, Inc., a Certified B Corp headquartered in Denver, Colorado, is a market leader in innovative hemp extract wellness products under a family of brands which includes Charlotte’s Web™, CBD Medic™, CBD Clinic™, and Harmony Hemp™. Charlotte’s Web branded premium quality products start with proprietary hemp genetics that are 100% American farm grown and manufactured into hemp extracts containing naturally occurring phytocannabinoids including CBD, cannabichromene (CBC), cannabigerol (CBG), terpenes, flavonoids and other beneficial hemp compounds. The Company’s CW Labs R&D science division is located at the University at Buffalo in New York which is part of the State University of New York (SUNY) system of 64 universities. Charlotte’s Web product categories include full spectrum hemp extract oil tinctures (liquid products), gummies (sleep, stress, immunity, exercise recovery), capsules, CBD topical creams and lotions, as well as products for pets. Charlotte’s Web products are distributed to more than 14,000 retail doors and 8,000 health care practitioners, and online through the Company’s website at www.CharlottesWeb.com. The information provided on the Charlotte’s Web website is not part of this Amendment No. 1 to the Registration Statement.

The Company’s primary products are made from high quality and proprietary strains of whole-plant hemp extracts containing a full spectrum of phytocannabinoids, terpenes, flavonoids and other hemp compounds. The Company believes the presence of these various compounds work synergistically to heighten the effects of the products, making them superior to single-compound isolates.

Hemp extracts are produced from Hemp. The Company is engaged in research involving a broad variety of compounds derived from Hemp. Where such research evidences that a greater than 0.3% THC level may have a potential therapeutic use, the Company may consider pursuing development of that use in jurisdictions where it is legal to do so in accordance with applicable regulations and if consistent with the Company’s founding principles.

The Company does not currently produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis plants. On March 2, 2021, Charlotte’s Web executed the SBH Purchase Option pursuant to which the Company has the option to acquire Stanley Brothers USA, a Cannabis wellness incubator. Until the SBH Purchase Option is exercised, both Charlotte’s Web and Stanley Brothers USA will continue to operate as standalone entities in the US. Outside the US, the companies are able to explore opportunities where Cannabis is federally permissible. At this time, however, the Company does not have any plans to expand into high-THC products in the near future.

The Company’s current product categories include tinctures (liquid product), capsules, gummies, sprays, pet oils and treats, and topical products. The Company’s products are distributed through its e-commerce website, third-party e-commerce websites, select distributors, health practitioners, and a variety of brick-and-mortar specialty retailers.

The Company grows its proprietary hemp on farms leased in northeastern Colorado and sources high quality hemp through contract farming operations in Kentucky and Oregon.

The Company continues to invest in R&D efforts to identify new product opportunities. Management is working to expand CW’s production capacity, sales and marketing infrastructure, and to find opportunities for continuous improvement in the supply chain and proactively define the competitive landscape. The Company is working to capitalize on the rapidly emerging botanical wellness products industry by driving customer acquisition and retention, as well as accelerating national and international retail expansion. In addition, the Company may consider expanding its product line beyond Hemp-based products should the science and the Company’s founding principles support such expansion.

In furtherance of the Company’s R&D efforts, the Company has established CW Labs, an internal division for R&D, to substantially expand the Company’s efforts around the science of hemp derived compounds. CW Labs aims to support the Company’s product portfolio with studies and science-based innovation. CW Labs is currently engaged in double-blind, placebo-controlled human clinical trials addressing hemp-based solutions for several need states. CW Labs is located in Louisville, Colorado at the Company’s production and distribution facility and the Hauptmann Woodward Research Institute on the campus of the University at Buffalo’s Jacobs School of Medicine and The Center for Integrated Global Biomedical Sciences through which it fosters collaborations throughout the State University of New York network of 64 national and international research and medical institutions. In November 2019, the Company announced collaboration between CW Labs and the University at Buffalo’s Center for Integrated Global Biomedical Sciences to advance hemp cannabinoid science through a research program that provides a better understanding of the therapeutic uses of cannabinoids.

Selected Financial Information

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Total revenues	$71,263	$68,299	$95,226	$94,594
Cost of goods sold	$26,884	$26,573	$42,937	$44,144
Gross profit	$44,379	$41,726	$52,289	$50,450
Selling, general, and administrative expenses	$73,263	$80,353	$103,631	$93,615
Other income (expense)	$320	$1,045	$1,330	$1,734
Net loss and comprehensive loss	$(19,474)	$(16,334)	$(30,681)	$(39,558)
Loss per common share	$(0.14)	$(0.14)	$(0.25)	$(0.41)
Loss per proportionate voting share	$(55.62)	$(54.34)	$(98.17)	$(163.90)
Total assets	$286,781	$330,520	$310,787	$193,341
Long-term liabilities	$21,295	$28,599	$27,671	$39,815

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Revenue

The majority of the Company’s revenue is derived from sales of branded products to consumers via our direct-to-consumer ("DTC") ecommerce website, and distributors, retail and wholesale business-to-business (B2B) customers.

	Nine Months Ended
	September 30,		% Increase
	2021	2020	(Decrease)
Total revenue	$71,263	$68,299	4.3%
Direct-to-consumer ("DTC") revenue	$46,988	$46,350	1.4%
Business-to-business ("B2B") revenue	$24,275	$21,949	10.6%

Total consolidated revenue for the nine months ended September 30, 2021 was $71,263, an increase of 4.3% compared to the nine months ended September 30, 2020. Consolidated B2B revenue increased 10.6% compared to the nine months ended September 30, 2020 due to consumers returning to brick and mortar retail shopping following the lifting of COVID-19 lockdowns, higher sales volume from the acquisition of Abacus, which occurred in June of 2020, and new distribution on pet, topicals and gummies products. DTC e-commerce sales increased 1.4% reflecting increased marketing, targeted promotions, as well as incremental demand for the Company’s new topical and THC-free ingestible products, partially offset by product mix.

Higher retail volumes produced incremental quarterly gains in retail market share and Charlotte’s Web holds the number one market share position across major retail channels including total US food/drug/mass retail, total US natural specialty retail, and e-commerce, based on market share data from leading third-party analysts such as Nielsen, SPINS, and Brightfield Group, respectively.

Cost of Goods Sold

Cost of goods sold includes the cost of inventory sold, changes in inventory provisions, and other production costs expensed. Other production costs include direct and indirect production costs including direct labor, processing, testing, packaging, quality assurance, security, shipping, depreciation of production equipment, indirect labor, including production management, and other related expenses. The primary factors that can impact cost of goods sold on a period-to-period basis include the volume of products sold, the mix of product sold, third-party quality costs, transportation, overhead allocations and changes in inventory provisions.

The components of cost of goods sold are as follows:

	Nine Months Ended
	September 30,		% Increase
	2021	2020	(Decrease)
Cost of goods sold	$26,884	$26,573	1.2%
Inventory expensed to cost of goods sold	20,801	18,594	11.9%
Inventory provision, net	178	2,216	(92.0)%
Other production costs	3,319	5,080	(34.7)%
Depreciation and amortization	2,586	683	278.6%

Cost of goods sold increased 1.2% for the nine months ended September 30, 2021 compared to the same period in 2020, primarily due to higher unit sales volume and higher depreciation and occupancy costs related to the Company’s new production facility (“LOFT”), partially offset by lower input costs of inventory and a decrease in inventory provision.

An inventory provision is estimated by management based on its assessment of market conditions, including forecasted demand compared to quantities on hand, as well as other factors such as potential excess, or aged inventories based on product shelf life, and other factors that affect inventory obsolescence. For the nine months ended September 30, 2021, the inventory provision decreased 92% due to higher quantities of aged inventories on hand approaching expiration as of September 30, 2020. The Company's shelf life specifications vary by product category and brand, and range from 18 months to two years. Human ingestible products including tinctures and capsules have a shelf life of two years, two years, and 18 months, respectively. Charlotte's Web branded topical products have a two year shelf life and the CBD CLINIC, CBDMEDIC, and Harmony Hemp brands of Abacus topical products have an 18 month shelf life. Pet tinctures have a two year shelf life and pet chews have an 18 month shelf life.

Depreciation and amortization expense for the nine months ended September 30, 2021 and 2020 was $8,228 and $4,603, respectively, of which $2,586 and $683, respectively, was expensed to Cost of goods sold. The 278.6% increase in depreciation and amortization expensed to Cost of goods sold is primarily the result of investments in equipment and machinery and leasehold improvements related to the LOFT in 2020. The remaining depreciation and amortization expenses of $5,642 and $3,920, respectively, was expensed to Selling, general, and administrative expenses.

Gross Profit

The primary factors that can impact gross profit margins include the volume of products sold, mix of revenue between DTC ecommerce and B2B, the mix of products sold, the promotional and sales discount rate, third-party quality costs, transportation costs and changes in inventory provisions.

Gross profit is as follows:

	Nine Months Ended
	September 30,		% Increase
	2021	2020	(Decrease)
Gross profit	$44,379	$41,726	6.4%
Percentage of revenue	62.3%	61.1%

Gross profit increased 6.4% for the nine months ended September 30, 2021 compared to 2020. The increase is primarily related to higher unit sales volume, including from the acquisition of Abacus, partially offset by product mix, third quarter supply chain disruptions and higher discounting.

Selling, General, and Administrative Expenses

Total Selling, general, and administrative expenses are as follows:

	Nine Months Ended
	September 30,		% Increase
	2021	2020	(Decrease)
Selling, general, and administrative expenses	$73,263	$80,353	(8.8)%

Total Selling, general, and administrative expenses for the nine months ended September 30, 2021 and 2020 were $73,263 and $80,353, respectively. The 8.8% decrease was primarily attributable to a decrease in legal and professional services related to legal settlement costs and legal and other acquisition costs for the Arrangement during the nine months ended September 30, 2020. Depreciation and amortization expensed to Selling, general, and administrative expenses for the nine months ended September 30, 2021 and 2020 were $5,642 and $3,920, respectively. The 43.9% increase is primarily related to amortization of intangible assets acquired in conjunction with the acquisition of Abacus.

Total research and development expenses expensed to Selling, general, and administrative expense for the nine months ended September 30, 2021 and 2020 were $4,434 and $4,283, respectively. Research and development expenses primarily include personnel costs related to our R&D science division as well as R&D related projects advancing hemp cannabinoid science through research programs that provide a better understanding of the therapeutic uses and of cannabinoids.

Total Other Income (Expense), net and Change in Fair Value of Financial Instruments

Total other income (expense) and change in fair value of financial instruments are as follows:

	Nine Months Ended
	September 30,		% Increase
	2021	2020	(Decrease)
Total other income (expense), net	$320	$1,045	(69.4)%

Change in fair value of financial instruments	$9,082	$13,356	(32.0)%

Total other income (expense), net for the nine months ended September 30, 2021 and 2020 was $320 and $1,045, respectively. Total change in fair value of financial instruments for the nine months ended September 30, 2021 and 2020 was $9,082 and $13,356, respectively. For the nine months ended September 30, 2021, the change in fair value of financial instruments was driven by the revaluation of the fair value of the Company's warrant liabilities and SBH Purchase Option. For the nine months ended September 30, 2020, the change in fair value of financial instruments was driven by the revaluation of the fair value of the Company's warrant liabilities. The fair value of Company's warrant liabilities is revalued at each reporting date with changes primarily based on changes to the share price input to the Black-Scholes option pricing model. The fair value of the Company's SBH Purchase option is revalued at each reporting date with changes primarily based on changes in financial projections of Stanley Brothers USA and the probability and timing of exercise.

Provision for Income Taxes

	Nine Months Ended
	September 30,		% Increase
	2021	2020	(Decrease)
Income tax (expense) benefit	$8	$7,892	(99.9)%

Effective tax rate	0.0%	32.6%

The Company’s effective tax rate during the nine months ended September 30, 2021 and 2020 was 0.0% and 32.6%, respectively. The effective tax rate for the nine months ended September 30, 2021 is 0.0% as the Company continues to believe its deferred tax assets are more-likely-than-not to be realized and a full valuation allowance remains recorded against net deferred taxes as of September 30, 2021 and 2020. The effective rate for the nine months ended September 30, 2021 is lower than the nine months ended September 30, 2020, primarily due to the tax benefits from the Coronavirus Aid, Relief and Economic Security, or CARES, Act and the net operating loss carry back claim made in 2020.

Net Loss and Comprehensive Loss

For the nine months ended September 30, 2021, our net loss and comprehensive loss increased $(3,140) to $(19,474) from $(16,334) for the nine months ended September 30, 2020.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue

The majority of the Company’s revenue is derived from sales of branded products to consumers via the Company’s DTC e-commerce website, and distributors, retail and wholesale B2B customers.

	Year Ended December 31,		% Increase
	2020	2019	(Decrease)
Total revenue	$95,226	$94,594	0.7%
Direct-to-consumer ("DTC")	63,826	50,024	27.6%
Business-to-business ("B2B")	31,400	44,570	(29.5)%

Revenue for the year ended December 31, 2020 increased 0.7% compared to the same period in 2019 driven by higher sales volume and favorable channel mix. During 2020, the Company implemented a competitive pricing realignment strategy across its product portfolio resulting in increased unit sales and expanded market share in the second half of the year driven by the Arrangement, offsetting some of the headwinds created by COVID-19. In the fourth quarter, the Company held the number one market share position across major retail channels including Total US Food/Drug/Mass retail aggregate, Total US Natural specialty retail, and e-commerce based on market share data from leading third-party analysts such as Nielsen, SPINS, and Brightfield Group, respectively.

DTC e-commerce sales for the year ended December 31, 2020 grew by 27.6% year-over-year supported by the pricing realignment, increased marketing and targeted promotions which drove higher website traffic. DTC e-commerce revenue accounted for 67.0% of total revenue for the year ended December 31, 2020 compared to 52.9% for the same period in the prior year. B2B sales declined 29.5% due to COVID-19 related impacts as foot traffic in brick-and-mortar stores decreased.

Cost of Goods Sold

Cost of goods sold includes the cost of inventory sold, changes in inventory provisions, and production costs expensed. Other production costs include direct and indirect production costs including direct labor, processing, testing, packaging, quality assurance, security, shipping, depreciation of production equipment, indirect labor, including production management, and other related expenses. The primary factors that can impact cost of goods sold on a period-to-period basis include the volume of products sold, the mix of products sold, third-party quality costs, transportation, overhead allocations and changes in inventory provisions. '

The components of cost of goods sold are as follows:

	Year Ended
	December 31,		% Increase
	2020	2019	(Decrease)
Cost of goods sold	$42,937	$44,144	(2.7)%
Inventory expensed to cost of goods sold	26,870	22,731	18.2%
Inventory provision, net	8,025	15,474	(48.1)%
Other production costs	6,715	5,095	31.8%
Depreciation and amortization	1,327	844	57.2%

Cost of goods sold decreased 2.7% for the year ended December 31, 2020 primarily due to decreases in inventory provisions, partially offset by higher sales volume and product mix.

An inventory provision is estimated by management based on its assessment of market conditions, including forecasted demand compared to quantities on hand, as well as other factors such as potential excess, or aged inventories based on product shelf life, and other factors that affect inventory obsolescence. For the year ended December 31, 2020, net inventory provisions of $10,098 were recognized, of which $8,025 were expensed through the cost of goods sold and $2,073 were recognized as settlement reductions of cultivation liabilities due to third-party farming operators related to harvested hemp outside of quality specifications. For the year ended December 31, 2019, inventory provisions of $15,474 were recognized through the cost of goods sold.

The decrease in the inventory provision for the year ended December 31, 2020 is primarily related to the Company's expectation of significant growth in the CBD industry in 2019 and related expanded production of finished goods, during which sales results were significantly lower than expected due to stagnant movement in the regulatory environment, which resulted in significant inventory provisions related to excess and aged inventories in 2019 compared to 2020. The Company's shelf life specifications vary by product category and brand, and range from 18 months to two years. Human ingestible products including tinctures, capsules, gummies, and sprays have a shelf life of two years, two years, and 18 months, respectively. Charlotte's Web branded topical products have a two year shelf life and the CBD CLINIC, CBDMEDIC, and Harmony Hemp brands of Abacus topical products have an 18 month shelf life. Pet tinctures have a two year shelf life and pet chews have an 18 month shelf life. Due to uncertainties inherent in the current economic environment, additional inventory provisions may be necessary if future sales projections continue to decline compared to inventory quantities on hand and the expiration dates of those inventories.

Depreciation and amortization expenses for the years ended December 30, 2020 and 2019 were $6,847 and $1,653, respectively, of which $1,327 and $844, respectively, was expensed to Cost of goods sold. The 57.2% increase in depreciation and amortization expensed to Cost of goods sold is primarily the result of investments in equipment and machinery and leasehold improvements related to the LOFT in 2020. The remaining depreciation and amortization expenses of $5,520 and $809, respectively, was expensed to Selling, general, and administrative expenses.

Gross Profit

The primary factors that can impact gross profit margins include the volume of products sold, the mix of revenue between DTC e-commerce and B2B, the mix of products sold, the promotional and sales discount rate, third-party quality costs, transportation costs, and changes in inventory provisions.

Gross profit for the years ended December 31, 2020 and 2019 is as follows:

	Year Ended
	December 31,		% Increase
	2020	2019	(Decrease)
Gross profit	$52,289	$50,450	3.6%
Percentage of revenue	54.9%	53.3%

Gross profit increased 3.6% for the year ended December 31, 2020, compared to the same period in 2019, primarily due to higher sales volume, favorable channel mix and decreases in inventory provisions, partially offset by pricing decreases, product mix, and an increase in promotions and discounts.

Selling, General, and Administrative Expenses

Total selling, general, and administrative expenses are as follows:

	Year Ended
	December 31,		% Increase
	2020	2019	(Decrease)
Selling, general, and administrative expenses	$103,631	$93,615	10.7%

Total selling, general, and administrative expenses for the years ended December 31, 2020 and 2019 were $103,631 and $93,615 respectively. Selling, general, and administrative expenses increased 10.7% increased primarily due to personnel expense related to the Company's addition of key management positions, additional personnel as a result of the Arrangement, a legal settlement of $2,050, and legal and other costs of $3,897 for the Arrangement, partially offset by a share-based compensation charge for the year ended December 31, 2019 related to a modification of an award in the amount of $17,623. Depreciation and amortization expensed to Selling, general, and administrative expenses for the years ended December 31, 2020 and 2019 were $5,520 and $809, respectively. The increase is primarily related to amortization of intangible assets acquired in conjunction with the acquistion of Abacus.

Total research and development expenses expensed to Selling, general, and administrative expense for the years ended December 31, 2020 and 2019 were $5,951 and $1,754, respectively. Research and development expenses primarily include personnel costs related to our R&D science division as well as R&D related projects advancing hemp cannabinoid science through research programs that provide a better understanding of the therapeutic uses of cannabinoids.

In anticipation of the FDA providing a regulatory framework for CBD and expected growth overall in the industry, the Company invested heavily in both management personnel and corporate infrastructure throughout 2019 and into 2020. Due to lack of regulatory FDA guidelines as well as factors arising from the COVID-19 pandemic and general industry trends, including impacts to future sales projections, the Company is reassessing the appropriate cost structure to support current and expected future results of operations, including but not limited to potential workforce reductions and other cost saving measures.

Total Other Income (Expense) and Change in Fair Value of Financial Instruments

Total other income (expense) and change in fair value of financial instruments are as follows:

	Year Ended
	December 31,		% Increase
	2020	2019	(Decrease)
Total other income (expense), net	$1,330	$1,734	(23.3)%

Change in fair value of financial instruments	$11,317	$2,108	NM

Total other income (expense), net for the years ended December 31, 2020 and 2019 was $1,330 and $1,734, respectively. Total change in fair value of financial instruments for the years ended December 31, 2020 and 2019 was $11,317 and $2,108, respectively. The increase is driven by the revaluation at each reporting date of the fair value of the Company's warrant liabilities, which is primarily based on changes to the share price input to the Black-Scholes option pricing model.

Provision for Income Taxes

	Year Ended
	December 31,		% Increase
	2020	2019	(Decrease)
Income tax benefit (expense)	$8,014	$(235)	NM
Effective tax rate	20.7%	(0.6)%

During 2019, the Company determined that a valuation allowance was required against previously recognized deferred tax assets. In determining the need for a valuation allowance, management reviewed all available positive and negative evidence pursuant to the requirement of Accounting Standards Topic ("ASC") 740, Income Taxes. Based upon management's assessment of this evidence, primarily the three-year cumulative losses of the Company, the Company believes its deferred tax assets are not more-likely-than-not to be realized and, as such, a full valuation allowance was recorded against net deferred taxes as of December 31, 2020 and 2019. For the years ended December 31, 2020 and 2019, the Company’s valuation allowance increased by $11,248 and $24,437, respectively, primarily related to the incremental net operating losses.

In March 2020, the President of the United States signed into law CARES Act, a substantial tax-and-spending package intended to provide additional economic stimulus to address the impact of the COVID-19 pandemic. The CARES Act, among other things, allows for the Company to carryback certain net operating losses generated in 2019. The impact of the carryback of the Company’s 2019 net operating losses resulted in an additional refund of $8,056, and is reflected in income taxes receivable as of December 31, 2020. The carryback also resulted in an income tax benefit of $8,056, consisting of $6,218 due to the ability to recognize the net operating loss deferred tax asset and $1,838 from the rate differential between the tax effective in the carryback period and the 21% federal tax rate in 2019. The difference in the income tax receivable and the income tax benefit relates to incremental R&D credits claimed in the years the carryback was applied. These incremental tax credits recorded are also subject to the valuation established against net deferred tax assets. The Company will continue to monitor future developments and interpretations for further impacts. The Company previously recognized $3,273 of income taxes receivable related to overpayments made in 2019. The CARES Act, 2019 overpayments, and miscellaneous other income taxes receivable result in total income taxes receivable as of December 31, 2020 of $11,440.

The Company has filed cash tax refund claims for the income taxes receivable; however, due to government delays in processing these claims, the Company does not expect to receive the majority of the refunds until 2022.

Net Loss and Comprehensive Loss

For year ended December 31, 2020, the Company’s net loss and comprehensive loss decreased $8,877 to $(30,681) from $(39,558) for the year ended December 31, 2019.

Liquidity and Capital Resources

As of September 30, 2021, December 31, 2020, and December 31, 2019, the Company had total current liabilities of $23,505, $28,874, and $29,530, respectively, and cash and cash equivalents of $21,069, $52,803, and $68,553, respectively, to meet its current obligations.

The Company’s ability to fund operating expenses and capital expenditures will depend on its future operating performance which will be affected by general economic conditions, financial, regulatory, FDA, and other factors including factors beyond the Company’s control (See "Risks Factors”). From time-to-time, Management reviews acquisition opportunities and if suitable opportunities arise, may make selected acquisitions to implement the Company’s business strategy.

Management continually assesses liquidity in terms of the ability to generate sufficient cash flow to fund the business. Net cash flow is affected by the following items: (i) operating activities, including the cash impacts from the statement of operations and comprehensive loss, the level of trade receivables, accounts payable, accrued liabilities and unearned revenue and deposits; (ii) investing activities, including the purchase of property and equipment; and (iii) financing activities, including debt financing and the issuance of capital shares.

The Company has an asset backed line of credit with J.P. Morgan for $10,000 with an option in certain circumstances to increase the line of credit to $20,000. The current maturity date is March 23, 2023. The line of credit agreement requires compliance by the Company with certain debt covenants. The Company has obtained a limited waiver of certain covenant provisions of the existing line of credit. The waiver is effective for the trailing four quarters ended September 30, 2021. As of September 30, 2021, the Company could but has not yet drawn on the line of credit. If the Company does not meet certain covenant provisions going forward, the Company may have to seek additional waivers or may be unable to draw on the line of credit.

The Company filed the final short form base shelf prospectus on May 5, 2021 with Canadian regulators, with a term of 25-months, which allows the Company to qualify the distribution by way of prospectus in Canada of up to C$350,000 of common shares, preferred shares, warrants, subscription receipts, units, or any combination thereof. The final short form base prospectus expires on June 6, 2023. The Company filed a prospectus supplement to distribute up to C$60,000 of common shares of the Company (the "Offered Shares") under the ATM Program. The Offered Shares may be issued by the Company to the public from time to time, through the Agents, at the Company's discretion. The Offered Shares sold under the ATM Program, if any, will be sold at the prevailing market price at the time of sale under the ATM Program. As of September 30, 2021, C$55,975 remains available for issuance. As discussed above, the Company will become an SEC reporting entity beginning on January 4, 2022. As of that date, the ATM Program will cease to be available to the Company. Thereafter, the manner in which the Company raises capital will be different and will likely require that the Company file registration statements with the SEC related to such activities, which will likely increase the time and expense associated with such activities.

During the nine months ended September 30, 2021, the Company generated an operating loss of $(28,884), with negative cash flow from operations of $(23,324). The Company has shareholders’ equity of $241,981.

Cash Flows

Cash from Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2021 and September 30, 2020, and for the years ended December 31, 2020 and 2019 were as follows:

(in thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(23,324)	$(45,649)	$(52,029)	$(36,147)

For the nine months ended September 30, 2021, the decrease in cash used in operations is primarily due to favorable working capital, including management of our Accounts payable.

For the year ended December 31, 2020, the increase in cash used in operations is due primarily to unfavorable timing of working capital including the settlement of cultivation liabilities, partially offset by a lower net loss and comprehensive loss.

Cash from Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2021 and September 30, 2020, and for the years ended December 31, 2020 and 2019 were as follows:

(in thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in investing activities	$(11,090)	$(11,862)	$(19,157)	$(17,715)

For the nine months ended September 30, 2021, the SBH Purchase Option was executed for total consideration of $8,000 and purchases of equipment were $4,088. For the nine months ended September 30, 2020, purchases of equipment for the build out of the LOFT were $22,340, offset by cash acquired from the acquisition of Abacus of $11,181.

For the year ended December 31, 2020, the increase in cash used in investing activities was driven primarily by purchases of equipment primarily for the build out of the Company's LOFT production and distribution facility totaling $25,904, offset by cash acquired from the acquisition of Abacus of $11,181.

Cash from Financing Activities

Net cash provided by financing activities for the nine months ended September 30, 2021 and September 30, 2020, and for the years ended December 31, 2020 and 2019 were as follows:

(in thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash provided by financing activities	$2,680	$54,849	$55,436	$49,011

For the nine months ended September 30, 2020, the decrease in cash provided by financing activities was primarily due to proceeds from the Company's share offering completed in 2020, as well as stock option exercises during the period.

For the year ended December 31, 2020, the increase in cash provided by financing activities was primarily due to gross proceeds from the Company's share offering completed in 2020 in excess of gross proceeds from the Company's share offering completed in 2019.

Outstanding Share Data

The Company’s authorized share capital consists of (i) an unlimited number of common shares; (ii) an unlimited number of proportionate voting shares (each proportionate voting share is equal to 400 common shares in terms of voting and economic rights); and (iii) an unlimited number of preferred shares, issuable in series. On November 3, 2021, all outstanding proportionate voting shares of the Company were converted by way of mandatory conversion in accordance with the Company’s Articles and at the discretion of the Company, into common shares. Following this conversion, and as of the close of business on November 3, 2021, 140,337,870 common shares were issued and outstanding, nil proportionate voting shares were issued and outstanding and nil preferred shares were issued and outstanding. Pursuant to the Company’s Articles, the Company is no longer authorized to issue additional proportionate voting shares.

As of December 15, 2021, 144,173,764 common shares were issued and outstanding and nil preferred shares were issued and outstanding. As of December 15, 2021, potential dilutive securities include (i) stock options exercisable to purchase 1,300,012 common shares pursuant to the Company’s 2015 legacy option plan with a weighted average exercise price of $0.5556; (ii) stock options exercisable to purchase 2,404,007 common shares pursuant to the Company’s 2018 option plan, as amended, with a weighted average exercise price of $5.56; (iii) 5,750,000 common share purchase warrants with an exercise price of C$8.50 (iv) 1,233,140 common share purchase warrants with a weighted average exercise price of $15.18 and (v) 1,875,882 restricted share awards. Each option and restricted share award entitles the holder to purchase one common share.

Off-Balance Sheet Arrangements

As of the date of this Amendment No. 1 to the Registration Statement, we do not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on our results of operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Transactions with Related Parties

Notes receivable

Included in notes receivable are the following amounts due from related parties.

	As of September 30, 2021	As of December 31, 2020	As of December 31, 2019
Secured promissory notes dated November 13, 2020(1)	$1,029	$1,004	$—
Total due from related party (current portion notes receivable)	$1,029	$1,004	$—

(1) Effective November 2020, the Company entered into a note receivable with certain founders of the Company to negotiate a future binding transaction in good faith. This agreement included a secured promissory note, where $1,000 was loaned to one of the founders. The note receivable is secured by equity instruments with certain founders of the Company, is carried at amortized cost, bears interest at 3.25% per annum, and requires the unpaid principal and unpaid interest balances to be paid on or before the maturity date of November 13, 2021. Interest income is recognized based upon the contractual interest rate and unpaid principal balance of the promissory note. As of the filing of this Amendment No. 1 to the Registration Statement, this note remains outstanding.

Prepaid Expenses

On April 16, 2021, pursuant to the amendment to the Name and Likeness Agreement between the Company and Stanley Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081 to Stanley Brand Company, on behalf of the Stanley Brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants. For the nine months ended September 30, 2021, the Company recognized $612 of sales and marketing expenses in the unaudited interim condensed consolidated statements of operations and comprehensive loss related to this agreement. The remaining $1,469 is presented in prepaid expenses on the condensed consolidated balance sheets.

Financial Instruments

On March 2, 2021, the Company entered into the SBH Purchase Option with Stanley Brothers USA. The SBH Purchase Option was purchased for total consideration of $8,000. Certain founders of the Company, who are also employees, are the majority shareholders of Stanley Brothers USA.

Accounts payable

Aidance is the manufacturer of nearly all Abacus products. The former Chief Executive Officer of Abacus, and a current employee of the Company, also serves on Aidance’s Board of Directors. For the nine months ended September 30, 2021, the Company made purchases of $3,133 from Aidance. Payment terms on purchases are due 30 days after receipt. As of September 30, 2021, the Company has an insignificant liability due to Aidance presented in accounts payable in the condensed consolidated balance sheets. For the year ended December 31, 2020, the Company made purchases of $2,758 from Aidance. As of December 31, 2020, the Company had a liability of $197 due to Aidance presented in accounts payable in the consolidated balance sheets.

Changes in or Adoption of Accounting Practices

In June 2018, the Financial Accounting Standards Board ("FASB") issued No. Accounting Standards Update ("ASU") 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting (“ASU 2018-07”). This update was issued to allow companies to account for share-based payment transactions with non-employees in the same way as share-based payment transactions with employees, with the main differences being the accounting for attribution and a contractual term election for valuing non-employee equity share options. The amendments in ASU 2018-07 are effective for public entities for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Per ASU 2018-07, this update should be applied on a modified retrospective basis via a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Early adoption is permitted only if the Company has adopted ASC 606, Revenue from Contracts with Customers. The Company adopted the standard as of January 1, 2020 and the adoption of the standard did not have an impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU adds, modifies, and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with ASC 820, Fair Value Measurement. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019 for all entities. Early adoption is permitted. The Company adopted the standard as of January 1, 2020, and the adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). The guidance on the accounting for implementation, setup and other upfront costs (collectively referred to as implementation costs) applies to entities that are a customer in a hosting arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The new standard is effective for public companies with fiscal years beginning after December 15, 2019, including interim periods within that fiscal year and should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption and early adoption is permitted. The Company adopted this standard prospectively as of January 1, 2021, and the adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

Critical Accounting Policies

Listed below are the accounting policies we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. Please also refer to Note 2 of our notes to consolidated financial statements for a discussion on recently adopted and issued accounting pronouncements.

Fair value option

The Company has elected the fair value option in accordance with ASC 825-10 guidance to record its SBH Purchase Option. Under ASC 825-10, a business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The SBH Purchase Option is classified as a financial asset in the condensed consolidated balance sheets and is remeasured at fair value at each reporting date, with changes to fair value recognized in the statements of operations and comprehensive loss for the period. The use of assumptions for the fair value determination includes a high degree of subjectivity and judgment using unobservable inputs (level 3 on the fair value hierarchy), which results in estimation uncertainty. Changes in assumptions that reasonably could have been different at the reporting date may result in a higher or lower determination of fair value. The Monte Carlo valuation model considers multiple revenue and EBITDA outcomes for Stanley Brothers USA and other probabilities in assigning a fair value. Primary assumptions utilized include financial projections of Stanley Brothers USA and the probability and timing of exercise asserted by the Company.

Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Cost includes all expenses for direct raw materials inputs, as well as costs directly attributable to the manufacturing process as well as suitable portions of related production overheads, based on normal operating capacity. Cost is determined by use of the weighted average method. To determine if a provision for inventories is required, the Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions, including forecasted demand compared to quantities on hand, as well as other factors such as potential excess or aged inventories based on product shelf life, and other factors that affect inventory obsolescence. The Company’s inventories of harvested hemp are recorded at cost to grow and harvest. Raw materials costs as well as production costs are included in the carrying value of the Company’s finished goods inventory.

Goodwill

Goodwill represents the excess of acquisition costs over the fair value of tangible assets and identifiable intangible assets of the businesses acquired. Goodwill is not amortized. Goodwill is subject to impairment testing annually as of October 1, or any time changes in circumstances indicate that the carrying amount may not be fully recoverable. The Company performed its annual impairment test to determine if any events or circumstances exist, such as an adverse change in business climate or a decline in overall industry demand, that would indicate that it would more likely than not reduce the fair value of a reporting unit below its carrying amount, including goodwill.

If events or circumstances do not indicate that the fair value of a reporting unit is below its carrying amount, then goodwill is not considered to be impaired and no further testing is required. If it is determined that there are impairment indicators, the Company will compare the fair value of its reporting units to its carrying value, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company also monitors the indicators for goodwill impairment testing between annual tests. Goodwill is evaluated at the level of the Company’s single operating segment which also represents the Company’s only reporting unit. The Company determined that there was no impairment of its goodwill for the six months ended June 30, 2021 or year ended December 31, 2020. The Company had no goodwill for the year ended December 31, 2019.

Impairment of Long-Lived Assets

The Company reviews intangible assets with indefinite useful lives for impairment at least annually and reviews all intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Long-lived assets, such as property and equipment and intangible assets subject to depreciation and amortization, as well as indefinite lived intangibles and goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than the Company had originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset or asset group to the future undiscounted cash flows the asset or asset group is expected to generate over their remaining lives. If the asset or asset group is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset or asset group. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. Impairment losses are recorded in selling, general, and administrative expense in the consolidated statement of operations and comprehensive loss. There were no impairment losses recognized for the six months ended June 30, 2021 or years ended December 31, 2020 and 2019.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expense or benefit is based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

Significant judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against net deferred tax assets. The Company assesses the likelihood that deferred tax assets will be recovered as deductions from future taxable income. The evaluation of the need for a valuation allowance is performed on a jurisdiction-by-jurisdiction basis and includes a review of all available positive and negative evidence. Factors reviewed include projections of pre-tax book income for the foreseeable future, determination of cumulative pre-tax book income or loss, earnings history, and reliability of forecasting. It is the Company's policy to offset indefinite lived deferred tax assets with indefinite lived deferred tax liabilities. The Company provided a full valuation allowance on deferred tax assets as of December 31, 2019 because it is more likely than not that deferred tax assets will not be realized.

The Company accounts for uncertainties in income taxes under ASC Topic 740, which prescribes a recognition threshold and measurement methodology to recognize and measure an income tax position taken, or expected to be taken, in a tax return. With respect to any tax positions that do not meet the recognition threshold, a corresponding liability, including interest and penalties, is recorded in the consolidated financial statements. The Company may be subject to examination by tax authorities where the Company conducts operations. The earliest income tax year that may be subject to examination is 2018. The Company determined has recorded an uncertain tax position as of June 30, 2021 and December 31, 2020; there were no uncertain tax positions as of December 31, 2019. The Company’s policy is to recognize interest and penalties on taxes, if any, within operations as income tax expense.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total consideration transferred in connection with the acquisition is allocated to the tangible and intangible assets acquired, liabilities assumed, and any non-controlling interest in the acquired entity based on fair values. Goodwill acquired in connection with business combinations represents the excess of consideration transferred over the net tangible and identifiable intangible assets acquired. Certain assumptions and estimates are employed in evaluating the fair value of assets acquired and liabilities assumed. These estimates may be affected by factors, such as changing market conditions or changes in government regulations. The most significant assumptions requiring judgment involve identifying and estimating the fair value of intangible assets and the associated useful lives to establish amortization periods. To finalize purchase accounting for significant acquisitions, the Company utilizes the services of independent valuation specialists to assist in the determination of the fair value of acquired tangible and intangible assets.

Costs related to the acquisition, other than those associated with the issuance of debt or equity securities, incurred by the Company in connection with a business combination, are expensed as incurred.

Any contingent or deferred consideration payable is recognized at fair value at the acquisition date. Any amounts tied to an individual’s employment are recognized as compensation expense over the required service period.

ITEM 3. PROPERTIES

The following table sets forth the Company’s principal physical properties.

Material Properties
Type	Location	Leased / Owned
Manufacturing, Production, Research and Development	700 Tech Court, Louisville, Colorado	Leased
Office	1801 California Street, Denver, Colorado	Sublease
Office	1600 Pearl Street, Boulder, Colorado*	Sublease

*As of June 1, 2021, the Company executed a sublease agreement to cover its obligations concerning the 1600 Pearl Street property and moved its headquarters to the 1801 California Street property.

Through its subsidiaries, the Company has entered into material lease agreements related to its operations. Those agreements are discussed below.

700 Tech Court

On May 7, 2019, EJ 700 Tech Court LLC entered into a lease agreement with Charlotte’s Web, Inc. for a period of 126 months commencing on September 1, 2019 for the premises located at the LOFT at 700 Tech Court, Louisville, Colorado (the “Tech Court Lease Agreement”), a cGMP facility. Following a lease abatement period for the first six months of no monthly rent payments, the monthly base rent for the remainder of the year of the term of the lease was $90,956.25 per month. The foregoing description is qualified in its entirety by reference to the Tech Court Lease Agreement, which is included as Exhibit 10.7 hereto and incorporated by reference herein.

1801 California Street

On May 11, 2021, Molson Coors Beverage Company (“Molson Coors”), as tenant and sublandlord, and Charlotte’s Web, Inc., as subtenant, entered in a sublease agreement covering and describing the premises known as the entire 47th floor of a building located at 1801 California Street in Denver, Colorado comprising 22,389 rentable square feet (the “1801 California Sublease”), leased by Molson Coors from BOP 1801 California Street II LLC and BPREP 1801 California Street JV, LLC (collectively, as the landlord), in that certain Lease of Office Space agreement dated November 26, 2014, as amended from time-to-time. Pursuant to the terms of the 1801 California Sublease, the term of the sublease was to begin on July 1, 2021 and end on March 31, 2027. The 1801 California Sublease contained a lease abatement provision for the first seven months with no rent due, and a monthly base rent for the remainder of the first 12 months of the lease term of $37,315.00. The foregoing description is qualified in its entirety by reference to the 1801 California Sublease, which is included as Exhibit 10.11 hereto and incorporated by reference herein.

On June 15, 2021, Molson Coors and the Company entered into that certain First Amendment to Sublease Agreement (the “First Amendment to the 1801 California Sublease”), whereby the Company agreed to sublease the 48th floor of 1801 California Street given that the 47th floor as contemplated in the 1801 California Sublease was unavailable to the Company. The First Amendment to the 1801 California Sublease contained same rent abatement term for the first seven months of the lease term, and thereafter included a monthly installment for the remainder of the first year of the lease of $36,811.67. The foregoing description is qualified in its entirety by reference to the First Amendment to the1801 California Sublease, which is included as Exhibit 10.12 hereto and incorporated by reference herein.

1600 Pearl Street

On May 31, 2019, Boulder Brands USA, Inc. (the “Sublandlord”), entered into a sublease agreement with Charlotte’s Web, Inc. for certain office space in the office building located at 1600 Pearl Street, Boulder, Colorado, which the Sublandlord had leased from 1600 Pearl Street, LLC, as landlord pursuant to that certain Office Lease dated May 7, 2014, as amended from time-to-time. Charlotte’s Web, Inc., as subtenant, agreed to sublease 42,191 of rentable square feet, beginning with 17,598 rentable square feet in a portion of the building known as Suite 300 commencing on June 1, 2019 and 24,593 rentable square feet commencing on January 1, 2020 (or the date that was 15 days following the date the Sublandlord vacated such space) consisting of 9,566 rentable square feet in a portion of the building known as Suite 100 and 15,027 rentable square feet in a portion of the building known as the Basement/Garden Level through August 31, 2025 (the “1600 Pearl Street Sublease Agreement”). The monthly base rent for the first 12 months of the term of the lease was $50,281.64 for Suite 300 (with a four-month lease abatement period with $0 monthly rent during months six through ten), with the monthly base rent rising to $84,002.41 upon commencement of the sublease for the additional 24,593 square feet. The foregoing description is qualified in its entirety by reference to the 1600 Pearl Street Sublease Agreement, which is included as Exhibit 10.8 hereto and incorporated by reference herein.

On August 30, 2019, Charlotte’s Web, Inc. and the Sublandlord entered into the First Amendment to the Sublease (the “1600 Pearl Street First Amendment”), whereby Charlotte’s Web, Inc. agreed to accept possession of the Basement/Garden Level portion of the building beginning September 1, 2019 and the Sublandlord confirmed that it would make Suite 100 available for possession by January 1, 2020. Under the terms of the 1600 Pearl Street First Amendment, commencing with possession of the Basement/Garden Level beginning September 1, 2019, the monthly base rent through December 31, 2019 increased to $69,390.98 per month. Thereafter, beginning on January 1, 2020, and assuming the availability of Suite 100, the monthly base rent was to increase to $84,002.41 through September 30, 2020. The foregoing description is qualified in its entirety by reference to the 1600 Pearl Street First Amendment, which is included as Exhibit 10.9 hereto and incorporated by reference herein.

On May 12, 2021, Charlotte’s Web, Inc. and Outside Interactive, Inc. (“Outside Interactive”) entered into a sublease agreement whereby Charlotte’s Web, Inc. agreed to sublease to Outside Interactive, as subtenant, the entirety of the 42,191 of rentable square feet (consisting of Suite 300, Suite 100, and the Basement/Garden Level) under the 1600 Pearl Street Sublease Agreement commencing on June 1, 2021 and expiring on August 31, 2025 (the “Outside Interactive Sublease Agreement”). The monthly base rent for the first ten months under the Outside Interactive Sublease Agreement was $84,311.68 with a rent abatement period during the first seven months of the lease providing for $0 monthly rent. Upon receiving the landlord’s consent to the sublease, Outside Interactive delivered to Charlotte’s Web, Inc. an unconditional, irrevocable, and transferrable letter of credit in the amount of $500,000 to secure Outside Interactive’s full performance of its obligations under the Outside Interactive Sublease Agreement, naming Charlotte’s Web, Inc. as beneficiary. The foregoing description is qualified in its entirety by reference to the Outside Interactive Sublease Agreement, which is included as Exhibit 10.10 hereto and incorporated by reference herein.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the expected beneficial ownership of the Company’s Common Shares as of December 1, 2021 for (i) each member of the Board of Directors, (ii) each named executive officer (as defined below), (iii) each person known to the Company to be the beneficial owner of more than 5% of the Company’s securities and (iv) the members of the Board and the executive officers of the Company as a group.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Adrienne “Deanie” Elsner	835,528	(2)	*
Russel Hammer	105,912	(3)	*
W. Anthony True	271,141	(4)	*
John Held	81,912	(5)	*
Jacques Tortoroli	49,487	(6)	*
Jean Birch	50,931	(7)	*
Susan Vogt	39,842	(8)	*
Tim Saunders	18,380	(9)	*
All directors and executive officers as a group (8 people)	1,560,024	(10)	*
>5% Shareholders:
Stanley Brothers	9,804,075	(11)	6.8%
ETF Managers Trust	12,104,041	(12)	8.4%

* Represents less than 1%.

Notes:

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown, and none of such shares are pledged.
(2)	Includes 553,363 Common Shares underlying options and 233,816 restricted stock awards.
(3)	Includes 78,800 Common Shares underlying options.
(4)	Includes 127,071 Common Shares underlying options and 141,385 restricted stock awards.
(5)	Includes 17,420 Common Shares underlying options and 18,319 restricted stock awards.
(6)	Includes 9,645 Common Shares underlying options and 16,164 restricted stock awards.
(7)	Includes 7,500 Common Shares held in a family trust for which Ms. Birch serves as trustee, 3,589 Common Shares underlying options and 16,164 restricted stock awards.
(8)	Includes 16,164 restricted stock awards.
(9)	Includes 18,380 restricted stock awards.
(10)	Includes 244,016 Common Shares underlying options and 456,944 restricted stock awards.
(11)	Includes 87,998 Common Shares underlying options and 35,494 restricted stock awards. Based upon information available to the Company at the time of the IPO, the Company believes that there are a number of individuals and entities related to the Stanley Brothers (the “Stanley Brothers Related Persons”) that could, if such Stanley Brothers Related Persons were determined to be a “group” (within the meaning of Section 13(d)(3) of the Exchange Act), beneficially own in the aggregate approximately 6.9% of the Company’s Common Shares as a group. The Company understands these entities and individuals to have various addresses within Colorado.
(12)	ETF Managers Trust (the “Trust”) holds the Common Shares on behalf of ETFMG Alternative Harvest ETF (the “Fund”), a series of the Trust (together, the “Acquiror”). Information on the Acquiror’s Common Share ownership is based on a Form 62-103F1, Early Warning Report, filed October 26, 2021 on SEDAR pursuant to Canadian law. Based upon information available on the public website of ETF Managers Group LLC, adviser to the Fund (the “Adviser”), the Adviser has the right or the power to direct the receipt of dividends or the proceeds from the sale of any Common Shares held by the Acquiror. The Adviser’s portfolio managers are primarily responsible for the day to day management of the Acquiror and the portfolio managers are listed as Samuel R. Masucci, III, Chief Executive Officer of the Adviser, Devin Ryder, Portfolio Manager of the Adviser, Frank Vallario, Chief Investment Officer of the Adviser, and Donal Bishnoi, Portfolio Manager of the Adviser. The business address of the Acquiror and the Adviser is 30 Maple Street, Suite 2, Summit, NJ 07907.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the directors and executive officers of the Company as of the date of this Amendment No. 1 to the Registration Statement and their respective positions.

Name	Age	Position
Jacques Tortoroli	63	Chief Executive Officer & Director
Wessel Booysen	45	Chief Financial and Operating Officer
W. Anthony True	52	Chief Customer Officer
Stephen Rogers	56	Senior Vice President - General Counsel and Corporate Secretary
John Held	59	Chairman & Director
Jean Birch	62	Director
Susan Vogt	68	Director
Tim Saunders	61	Director

Director and Executive Officer Biographies

Jacques Tortoroli, Chief Executive Officer & Director

Mr. Tortoroli joined the Company’s Board of Directors on November 14, 2019 and became CEO on December 16, 2021. From November 2014 to September 2020, Mr. Tortoroli served as the President of Bacardi International Limited and Chief Financial Officer and Chief Administrative Officer at Bacardi Ltd, the world’s largest privately-held spirits company, where he was responsible for the company’s finance, strategy, operations, e-commerce, data insights, and global supply chain. In October 2019, Mr. Tortoroli was named the Executive in Residence and Vice President of Institutional Advancement and Student Career Services at St. Thomas Aquinas College. Since 2021, Mr. Tortoroli has served as a member of the Board of Directors of AJNA BioSciences, a botanical drug development company. He is also Chair of the Board and Advisor to the Chief Executive Officer of Gameday Gateway, a certified Women’s Business Enterprise. Mr. Tortoroli holds a bachelor’s degree in Accounting from St. Francis College in Brooklyn, New York, and he is a CPA.

Wessel Booysen, Chief Financial and Operating Officer

Mr. Booysen joined the Company on June 14, 2021 as Chief Financial Officer. On December 16, 2021, Mr. Booysen’s role was expanded to Chief Financial and Operating Officer. Mr. Booysen joined the Company from Envision Healthcare Corporation, where he served as Executive Vice President and Chief Financial Officer since August 2020. Mr. Booysen has a proven track record for executing transformative growth strategies over two decades of global executive leadership experience in international finance, operations, and strategic mergers and acquisitions with both public and private companies. Previously, Mr. Booysen was with Molson Coors from 2009 until May 2020, where he most recently served as Chief Executive Officer and Managing Director, Asia Pacific and Africa from May 2018 to May 2020. Prior to that he undertook significantly increasing leadership roles at Molson Coors, serving a Vice President and Chief Financial Officer, Central/South America, Asia Pacific, Europe, Africa, from 2013 to May 2018, and in various global finance roles. Mr. Booysen also spent 10 years at Deloitte LLP in Assurance and Advisory, overseeing audits, mergers and acquisitions, business transformation, public offerings and SEC reporting while based in Africa, Europe and the US. He is a Chartered Accountant and CPA. Mr. Booysen holds a bachelor’s degree in Accounting and Finance from the University of Johannesburg.

W. Anthony True, Chief Customer Officer

Mr. True has served as the Chief Customer Officer of the Company since July 16, 2019. From April 2017 until he joined the Company, Mr. True was the Executive Vice President, Sales of Pharmavite LLC. At Pharmavite, Mr. True led the sales organization, including strategic insights, customer relationships, sales planning and forecasting, retail execution, customer development, and organizational planning. From March 2014 to April 2017, Mr. True served in roles of increasing leadership at Kellogg Company, rising to Senior Vice President West Region. Mr. True brings nearly 30 years of sales leadership experience at top healthcare and consumer packaged goods companies, including Kellogg Company, PepsiCo, Inc., and McNeil Consumer Healthcare. Mr. True holds a bachelor’s degree from William Jewell College in Business and an M.B.A. from St. Louis University.

Stephen Rogers, Senior Vice President, General Counsel and Corporate Secretary

On September 24, 2021, Mr. Rogers joined the Company as its Senior Vice President, General Counsel and Corporate Secretary. Since 2016, Mr. Rogers has served as a legal and business consultant at Rogers Consulting LLC, acting as an independent consultant for companies focusing on international transaction and SEC matters. While at Rogers Consulting LLC, Mr. Rogers assisted on negotiations for a joint venture in Australia, establishing an import arrangement in South Korea, planning the construction of a production facility in India, and advised special purpose acquisition corporations. From 2008 until he established Rogers Consulting, LLC, Mr. Rogers served as General Counsel for Miller Brewing Company and Miller Brewing International, Inc. where he oversaw major litigation, managed regulatory compliance, and was the primary in-house counsel on several major domestic and international transactions. From July 2008 to October 2016, Mr. Rogers served on the Miller Brewing Company and Miller Brewing International Boards of Directors. From January 2012 to October 2016, Mr. Rogers served on the SABMiller Holdings, Inc. Board of Directors. Since July 1, 2021, Mr. Rogers has served as a member of the Cardinal Stritch University Board of Trustees. Additionally, since 2020, Mr. Rogers has served on the Bubler Bikes Executive Committee and the Artworks for Milwaukee Corporate Governance Committee. Mr. Rogers holds a bachelor’s degree in Government from Hamilton College and a Juris Doctorate from Syracuse University College of Law.

John Held, Chairman and Director

Mr. Held first joined the Company’s Board on May 18, 2018 and has served as Board Chair since September 2020. Mr. Held is Chair of the Corporate Governance and Nominating Committee and is a member of the Compensation Committee of the Board. Mr. Held has served as General Counsel and Corporate Secretary of Omega Protein Company, a nutritional specialty oils and proteins products company, since 2006, and has served as General Counsel since 2000. In 2014, Mr. Held founded the Byzantium Group, a private security and investigations company, where he served as Board Chair. Prior to working with Omega Protein Company, Mr. Held was General Counsel at American Residential Services, Inc., and also practiced corporate and securities law with a large international law firm. Since April 2021, Mr. Held has served on the Board of Directors of AJNA BioSciences, a botanical drug development company. Mr. Held holds a bachelor’s degree in Economics and International Relations from Bucknell University and a Juris Doctorate from Cornell Law School.

Jean Birch, Director

Ms. Birch joined the Company’s Board on July 10, 2020. Since July 2020, Ms. Birch has served as the Chair of the Company’s Compensation Committee and a member of the Audit Committee. Since 2007, Ms. Birch has served as Chief Executive Officer and President of her own strategy and leadership consulting practice, Birch Company, LLC. In July 2021, Ms. Birch was named as chair of the Board of Directors and Lead Director at NextPoint Financial Inc. Since February 2018, she’s been a director of Forrester Research, Inc., a global research and advisory firm, where she currently serves as Chair of that Board’s Audit Committee. In addition, since September 2018, Ms. Birch has been a director of CorePoint Lodging Inc., a real estate investment trust, where she currently serves on that Board’s Audit and Nominating & Governance Committees. She has also served on the Board of Directors of the Children’s Miracle Network Hospitals since 2013. Ms. Birch was a director of Jack in the Box from June 2019 through February 2021. Ms. Birch served as a member of the Board of Papa Murphy’s Holdings, Inc. from April 2015 until May 2019, and served as Chair of the Board of Papa Murphy’s from September 2016 until May 23, 2019, when the company was sold to MTY Food Group. Ms. Birch was appointed President and CEO of Papa Murphy’s in December 2016 and served in that position until July 2017. Ms. Birch holds a bachelor’s degree in Economics and Oriental Studies from the University of Arizona and an M.B.A. from Southern Methodist University.

Susan Vogt, Director

Ms. Vogt has been a director of the Company since September 3, 2020. Ms. Vogt is a member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Since September 2019, Ms. Vogt has served on the Board of Directors of Sharps Compliance Corp, a publicly-held medical waste management company, where she serves on the Governance Committee and as Chair of the Audit Committee. In October 2018, Ms. Vogt joined the Board of Anika Therapeutics Inc. where she currently serves as Chair of the Governance and Nominating Committee and as a designated audit committee financial expert member of its Audit Committee. Ms. Vogt previously served as President and Chief Executive Officer of Aushon Biosystems, Inc., a developer of a multiplex immunoassay platform from 2013 until the company was acquired by Quanterix Corporation in January 2018. Ms. Vogt received her M.B.A. from Boston University with a concentration in Finance and her bachelor’s degree from Brown University in Art History.

Tim Saunders, Director

Mr. Saunders joined the Board on June 18, 2021. Mr. Saunders is Chair of the Audit Committee and a member of the Corporate Governance and Nominating Committee. From January 2020 to April 2021, Mr. Saunders was Chief Financial Officer of Collective Growth Corporation, a special purpose acquisition company listed on Nasdaq, which he helped steer to a merger with Innoviz Technologies Ltd., at a market capitalization of $1.4 billion. From 2015 until his retirement in May 2019, Mr. Saunders served as Chief Financial Officer of Canopy Growth Corporation from its entrepreneurial beginning through its listings on both the Toronto Stock Exchange and the New York Stock Exchange, both firsts in the Cannabis sector. Prior to Canopy, Mr. Saunders held financial executive and leadership roles across a number of sectors including mobile, telecom, semiconductors, manufacturing, and clean tech. Mr. Saunders is recognized with the distinction as a Fellow Chartered Public Accountant, Fellow Chartered Accountant (FCPA, FCA) by the Chartered Professional Accountants of Canada and is a graduate of Bishop’s University where he obtained his bachelor’s degree in Business Administration. He also earned an executive certificate from the Ivey School of Business at Western University (Ontario) and possesses the ICD.D designation awarded by the Institute of Corporate Directors. Mr. Saunders has served on the Ottawa Hospital Foundation Board of Directors as a Director and Audit Committee Chair since June 2019. Finally, Mr. Saunders has also served on the Elmwood School Board of Directors and Finance Committee since January 2018.

Board Committees

Member	Independent	Audit	Governance and Nominating	Compensation
Jean Birch	✔	✔		✔
John Held	✔		✔	✔
Tim Saunders	✔	✔	✔
Jacques Tortoroli
Susan Vogt	✔	✔	✔	✔

Audit Committee

The Audit Committee of the Board assists the Company’s Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Company and ensuring the adequacy and effectiveness of the Company’s risk management programs. The Audit Committee reviews the financial reports and other financial information provided by the Company to regulatory authorities and its Shareholders, as well as reviews the Company’s system of internal controls regarding finance and accounting, including auditing, accounting and financial reporting processes.

Composition of the Audit Committee

As of the date of filing of this Amendment No. 1 to the Registration Statement, the following are the members of the Audit Committee:

Name of Member	Independent(1)	Financially Literate(2)
Jean Birch	Yes	Yes
Tim Saunders	Yes	Yes
Susan Vogt	Yes	Yes

Notes:

(1)	A member of the Audit Committee is independent if he or she has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a member’s independent judgment. Any executive officer of the Company is deemed to have a material relationship with the Company.

(2)	A member of the Audit Committee is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his or her responsibilities as an Audit Committee member. See Item 5—“Directors and Executive Officers – Director and Executive Officer Biographies” for a description of the education and experience of each Audit Committee member.

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year were any Audit Committee recommendations to nominate or compensate an external auditor not adopted by the Board of Directors.

Audit Committee Charter

The Board has adopted a written charter for the Audit Committee, which sets out the Audit Committee’s responsibilities. The Audit Committee performs a number of roles including (i) assisting directors to meet their oversight responsibilities, (ii) enhancing communication between directors and the external auditors; (iii) ensuring the independence of the external auditors; (iv) increasing the credibility and objectivity of financial reports; and (v) strengthening the role of the directors by facilitating in-depth discussions among directors, management, and the external auditor. The Audit Committee has been delegated responsibility for: (i) the integrity of the Company’s consolidated financial statements and accounting and financial processes and the audits of its consolidated financial statements; (ii) compliance with legal and regulatory requirements; (iii) the external auditors’ qualifications and independence; (iv) the work and performance of financial management and external auditors; and (v) the system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and risk management established by management and the Board. The Audit Committee has unrestricted access to all books and records of the Company and may request any information as it may deem appropriate. It also has the authority to retain and compensate special legal, accounting, financial and other consultants or experts in the performance of its duties.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board assists the Board in fulfilling its oversight responsibilities relating to the corporate governance of the Company and the size, structure, and membership of the Board and its committees.

Composition of the Corporate Governance and Nominating Committee

As of the date of this Amendment No. 1 to the Registration Statement, the following are the members of the Corporate Governance and Nominating Committee:

Name of Member	Independent(1)
John Held	Yes
Tim Saunders	Yes
Susan Vogt	Yes

Notes:

(1)	A member of the Corporate Governance and Nominating Committee is independent if he or she has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a member’s independent judgment. Any executive officer of the Company is deemed to have a material relationship with the Company.

Corporate Governance and Nominating Committee Charter

The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which sets out the Corporate Governance and Nominating Committee’s responsibilities. The Corporate Governance and Nominating Committee has been delegated responsibility for: i) reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board; and ii) assess the Board’s compliance with laws and policies relating to the independence of certain Board members.

Compensation Committee

The Compensation Committee of the Board assists the Board in fulfilling its oversight responsibilities relating to the recruitment, compensation, evaluation and retention of senior management and other key employees, and in particular the Chief Executive Officer, with the skills and expertise needed to enable the Company to achieve its goals and strategies at competitive compensation and with appropriate performance incentives.

Composition of the Compensation Committee

As of the date of this Amendment No. 1 to the Registration Statement, the following are the members of the Compensation Committee:

Name of Member	Independent(1)
Jean Birch	Yes
John Held	Yes
Susan Vogt	Yes

Notes

(1)	A member of the Compensation Committee is independent if he or she has no direct or indirect ‘material relationship’ with the Company. A material relationship is a relationship which could, in the view of the Company’s Board, reasonably interfere with the exercise of a member’s independent judgment. Any executive officer of the Company is deemed to have a material relationship with the Company.

Compensation Committee Charter

The Board has adopted a written charter for the Compensation Committee, which sets out the Compensation Committee’s responsibilities. The Compensation Committee has been delegated responsibility for reviewing: i) compensation policies and guidelines for supervisory and management personnel of the Company; ii) corporate benefits, bonuses and other incentives, including stock options and restricted stock awards; iii) corporate goals and objectives relevant to chief executive officer compensation; iv) non-chief executive officer and director compensation, incentive compensation plans and equity-based plans; v) the competitiveness and appropriateness of the Company’s policies relating to the compensation of executive officers; and vi) any material changes or trends in human resources policy, procedure, compensation and benefits.

Board Qualifications

The Company believes that each of the members of the Company’s Board has the experience, qualifications, attributes and skills that make him or her suitable to serve as a director of the Company in light of the Company’s highly regulated business, the Company’s complex operations, and its large number of employees. See Item 5—“Directors and Executive Officers – Director and Executive Officer Biographies” for a description of the education and experience of each director.

John Held’s specific qualifications, experience, skills and expertise include:

•	Previous history on the Company’s Board of Directors.

•	Knowledge of past and current business strategies.

•	Extensive business experience in various executive and board level roles.

Jacques Tortoroli’s specific qualifications, experience, skills and expertise include:

•	Extensive business experience in various executive and board level roles.

•	Significant accounting and financial expertise (qualifying him to serve on the Company’s Audit Committee).

Susan Vogt’s specific qualifications, experience, skills and expertise include:

•	Extensive business experience in various executive and board level roles.

•	Significant accounting and financial expertise (qualifying her to serve on the Company’s Audit Committee).

Jean Birch’s specific qualifications, experience, skills and expertise include:

•	Extensive business experience in various executive and board level roles.

•	Significant accounting and financial expertise (qualifying her to serve on the Company’s Audit Committee).

Tim Saunders’s specific qualifications, experience, skills and expertise include:

•	Experience as Chief Financial Officer and in other executive leadership capacities in the Cannabis industry.

•	Significant accounting and financial expertise (qualifying him to serve on the Company’s Audit Committee).

•	Expertise in strategic planning, business expansion, merchandising, marketing, financing and corporate governance.

The Board believes these qualifications bring a broad set of complementary experience to the Board’s discharge of its responsibilities.

Conflicts of Interest—Board Leadership Structure and Risk Oversight

Conflicts of interest may arise as a result of the directors, officers and promoters of the Company also holding positions as directors or officers of other companies. Some of the individuals that are directors and officers of the Company have been and will continue to be engaged in the identification and evaluation of assets, businesses and companies on their own behalf and on behalf of other companies, and situations may arise where the directors and officers of the Company will be in direct competition with the Company. Conflicts, if any, will be subject to the procedures and remedies provided under the Company’s Code of Business Conduct and Ethics.

ITEM 6. EXECUTIVE COMPENSATION

Introduction

The following discussion describes the significant elements of the compensation of the Company’s Chief Executive Officer (“CEO”) during 2020 and two most highly compensated executive officers (collectively, the “named executive officers” or “NEOs”). As at December 31, 2020, the NEOs of the Company were Adrienne Elsner (former CEO), Russell Hammer (former Chief Financial Officer), and W. Anthony True (Chief Customer Officer).

The Company operates in a dynamic and rapidly evolving market. To succeed in this environment and to achieve its business and financial objectives, the Company needs to attract, retain, and motivate a highly talented team of executive officers. The Company expects its team to possess and demonstrate strong leadership and management capabilities, as well as foster the Company’s culture, which is at the foundation of its success and remains a pivotal part of the Company’s everyday operations.

The Company offers executive officers cash compensation in the form of base salary and an annual bonus, and equity-based compensation which was historically awarded in the form of stock options under the Legacy Option Plan (discussed below) and, since the Company’s IPO, has been awarded in the form of security-based compensation awards under the LTIP. See “Elements of Compensation – Long-Term Incentive Plan and Amended Long-Term Incentive Plan” below.

The Company believes security-based compensation awards, such as stock options and restricted stock awards, motivate its executive officers to achieve the Company’s business and financial objectives, and also align their interests with the long-term interests of the Company’s Shareholders. The Company provides base salary to compensate employees for their day-to-day responsibilities, at levels it believes are necessary to attract and retain strong executive officer talent.

While the Company has determined its current executive officer compensation program is effective at attracting and maintaining executive officer talent, it evaluates its compensation practices on an ongoing basis to ensure that it is providing market-competitive compensation opportunities for its executive team. As part of this review process, the Company expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, including the ability to attract and retain key employees and to adapt to growth and other changes in its business and industry.

Role and Composition of the Compensation Committee

The Compensation Committee of the Board assists the Board in fulfilling its responsibilities in respect of compensation matters. The responsibilities of the Compensation Committee include reviewing and making recommendations to the Board in respect of the compensation matters relating to the Company’s executive officers, employees and directors, including the NEOs. As at the year ended December 31, 2020, the Compensation Committee was composed of Ms. Birch (Chair), Mr. Held and Mr. Tortoroli, each of whom was independent at such time within the meaning of applicable Canadian securities legislation and the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). Former director William West, who was independent within the meaning of applicable Canadian securities legislation and Nasdaq rules, served on the Compensation Committee from January 1, 2020 until September 3, 2020. Ms. Birch joined the Compensation Committee on July 10, 2020. Each Compensation Committee member who served during 2020 has experience in the area of compensation and executive compensation, having held senior executive positions in large organizations and, through those positions, having substantial experience in matters of executive compensation.

The responsibilities of the Compensation Committee in respect of compensation matters include reviewing and recommending to the Board the compensation policies and guidelines for supervisory management and personnel, corporate benefits, bonuses and other incentives, recommending corporate goals and objectives relevant to CEO compensation, non-CEO officer and director compensation, succession plans for officers and for key employees, and material changes and trends in human resources policy, procedure, compensation, and benefits.

The Compensation Committee has unrestricted access to the Company’s personnel and documents and is provided with the resources necessary, including, as required, the engagement and compensation of outside advisors, to carry out its responsibilities.

Compensation Principles and Objectives

The Company’s compensation program supports its commitment to deliver strong performance for its Shareholders. The compensation policies are designed to attract, recruit and retain quality and experienced people. In addition, the compensation program is intended to create an alignment of interests between the Company’s executive officers and other employees with the long-term interests of the Company’s Shareholders to ultimately enhance share value. In this way, a significant portion of each executive’s compensation is linked to maximizing long-term Shareholder value.

At the same time, the Compensation Committee also recognizes that the executive compensation program must be sufficiently flexible in order to adapt to unexpected developments in the CBD wellness products market and the impact of internal and market-related occurrences from time to time, and, as such, the Compensation Committee is given the discretion to award compensation absent attainment of specific performance goals and to increase or reduce the size of any such payouts in alignment with the overall pay-for-performance philosophy.

The compensation program supports the Company’s long-term growth strategy and is designed to accomplish the following objectives:

·	align executive compensation with corporate performance and appropriate peer group comparisons;

·	produce long-term, positive results for Shareholders;

·	provide market competitive compensation and benefits to attract and retain highly qualified management; and

·	provide incentives that encourage superior corporate performance to support the Company’s overall business strategy and objectives.

The Compensation Committee has adopted a compensation program that covers the following key elements: (i) a base fixed amount of salary and benefits; (ii) a performance-based cash bonus; and (iii) awards granted under the LTIP.

Compensation Review Process

The CEO of the Company provides recommendations to the Compensation Committee regarding salary adjustments, performance-based or discretionary bonuses, and security-based award grants for all of the Company’s executive employees, including the NEOs. The focus of the CEO’s and Compensation Committee’s review is on the individual executive salaries, performance-based bonus opportunity, and security-based award grants (including consideration of previous grants), with a review of the aggregate level of salary, performance-based bonus, and security-based award grants for the balance of the staff. The Compensation Committee makes specific recommendations to the Board for the salary, bonus and security-based award grants to be provided to the CEO, as well as for the salaries, bonuses and security-based award grants to be provided to all other executive officers. With the exception of certain matters that the Board has delegated to the Compensation Committee, the Board reviews all recommendations of the Compensation Committee before final approval. Any executive or director who is also an officer is excused from the directors’ meeting during any discussion of their compensation.

Risks Relating to the Company’s Compensation Program

The Compensation Committee assesses whether the Company’s compensation program supports the Company’s principles and objectives and reviews the Company’s compensation policies on a regular basis. As part of this process, the Compensation Committee considers the implications of the risks associated with the Company’s compensation policies and practices, including the various components of the Company’s compensation program. The Compensation Committee also considers the implication of the risks associated with the Company’s compensation program, including: (i) the risk of executive officers taking inappropriate or excessive risks; (ii) the risk of inappropriate focus on achieving short-term goals at the expense of long-term return to Shareholders; (iii) the risk of encouraging aggressive accounting practices; and (iv) the risk of excessive focus on financial returns and operational goals at the expense of regulatory, environmental and health and safety considerations.

While the Company recognizes that no compensation program can fully mitigate these risks, the Compensation Committee and Board believe that many of these risks are mitigated by: (i) ensuring incentives tied to share ownership and vesting are weighted to span a number of years; (ii) avoiding narrowly focused performance goals which may encourage loss of focus on providing long-term Shareholder return; (iii) retaining adequate discretion over the application and implementation of the compensation program to insure that the Compensation Committee and Board retain their business judgment in assessing actual performance; (iv) awarding a significant portion of long-term incentive compensation in the form of security-based awards which provide a direct link between corporate performance and the level of payout received; and (v) imposing restrictions on the ability of executives to participate in transactions that are designed to hedge or offset a decrease in market value of securities of the Company.

Incentive Plan Design

The ability of the Compensation Committee to consider factors such as personal contributions to corporate performance and non-financial based elements of corporate performance allows the Compensation Committee to consider whether executive officers have attempted to bolster short-term results at the expense of the long-term success of the Company in determining executive compensation. The incentive programs consist of a balance between annual focus through the bonus program and long-term focus through the LTIP. In addition, as the compensation program consists of fixed (base salary) and variable (performance-based bonuses, LTIP) elements, the incentive for short-term risk taking is balanced with the incentive to focus on generating long-term sustainable value for Shareholders. There are no compensation policies and practices that are structured significantly different for any NEOs. The Compensation Committee and Board will continue to monitor compensation risk assessment practices on an ongoing basis to ensure that the Company’s compensation program is appropriately structured.

Elements of Compensation

The compensation of the Company’s executive officers includes three major components: (i) a base fixed amount of salary and benefits; (ii) a performance-based cash bonus; and (iii) long-term equity incentives granted from time to time under the LTIP. Perquisites and personal benefits are not a significant element of compensation of the Company’s executive officers.

The compensation paid to the NEOs for the year ended December 31, 2020 is summarized below under the heading “Summary Compensation Table for 2020.”

Base Salary

The objective of base salary compensation is to reward and retain NEOs. In setting base compensation levels, consideration is given to factors such as level of responsibility, experience, expertise and impact on the long-term success of the Company’s business. Subjective factors such as leadership, commitment, and performance are also considered. The goal of the Company is to pay base salary compensation to retain the NEOs in the range of industry peers, while maintaining the overall goal that total compensation should include variable and long-term components as well.

Cash Bonus

The Compensation Committee considers performance of individual executive officers in setting annual bonus amounts. Consideration is given to factors such as management, leadership and performance, among others. The Company uses the payment of annual bonuses to incentivize strong performance and achievement of the Company’s goals and business plans. For the year ended December 31, 2020, the Committee approved a performance-based bonus program based on Company financial results and individual objectives. For 2020, the Company bonus compensation metrics were based on Company revenue targets (35% weighting), EBITDA targets (25% weighting), ending cash targets (15% weighting) and a discretionary amount (25% weighting).

Long-Term Incentives

Legacy Option Plan and Founder Options

The Company’s subsidiary, Charlotte’s Web, Inc. (formerly CWB Holdings, Inc. and referred to herein as “CWB”) previously granted to directors, officers, employees and consultants certain stock options under the Legacy Option Plan. In connection with the Company’s IPO and the Reorganization, the Legacy Option Plan, and all outstanding stock options thereunder, were assumed by the Company. The Company amended the Legacy Option Plan to provide for the existing stock options outstanding under the Legacy Option Plan to be exercisable in accordance with the terms of the existing Legacy Option Plan for Proportionate Voting Shares following the Reorganization with applicable adjustments to the exercise price thereof and number of options exercisable to reflect the Reorganization.

No stock options were granted under the Legacy Option Plan during the year ended December 31, 2020 and no further stock options will be granted under the Legacy Option Plan. The Legacy Option Plan will be terminated when all stock options thereunder have been exercised or have expired.

Prior to giving effect to the Reorganization, 892,192 options to acquire Common Shares of CWB were issued and outstanding under the Legacy Option Plan (following the Reorganization, these options were equivalent to options to purchase 20,074.47 Proportionate Voting Shares, or the equivalent of 8,029,788 Common Shares upon conversion). Options under the Legacy Option Plan had been granted to directors, officers, employees, and consultants of CWB. In addition, CWB issued 576,429 founder options to acquire 576,429 Common Shares of CWB (following the Reorganization, these options were equivalent to options to purchase 12,969.76 Proportionate Voting Shares, or the equivalent of 5,187,904 Common Shares upon conversion).

As of the date of this Amendment No. 1 to the Registration Statement, no founder options remain outstanding, and stock options to purchase the equivalent of 1,300,012 Common Shares remain outstanding under the Legacy Option Plan.

Long-Term Incentive Plan and Amended Long-Term Incentive Plan

The Shareholders and Board previously approved the LTIP. On April 29, 2021, the Board approved certain amendments to the Charlotte's Web Holdings, Inc. 2018 Long-Term Incentive Plan dated April 29, 2021 that become effective upon receipt of Shareholder approval at the Company’s Annual General and Special Meeting held on June 9, 2021. In this section, the term “LTIP” refers to the amended and restated LTIP approved by the Shareholders on June 9, 2021.

Pursuant to the LTIP, the Company may issue equity-based compensation in the form of stock options, stock appreciation rights, unrestricted shares or restricted shares, deferred share units, restricted stock awards, restricted stock units, performance shares, performance units, and other share-based awards to eligible participants. The purpose of the LTIP is to enable the Company and certain of its affiliates to obtain and retain the services of these individuals, which is essential to the Company’s long-term success.

The granting of awards under the LTIP (“Grants”) is intended to promote the long-term financial interests and growth of the Company and its subsidiaries by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business. Moreover, the LTIP aims to align the interests of eligible participants with those of the Shareholders through opportunities of increased equity-based ownership in the Company.

The maximization of Shareholder value is encouraged by the granting of incentives under the LTIP. The objective of the LTIP is to reward and retain NEOs. The program is designed to reward NEOs for maximizing Shareholder value in a regulatory compliant and ethical manner. Increasing the value of Common Shares increases the value of the Grants. This incentive closely links the interests of the officers and directors to Shareholders of the Company and encourages a long-term commitment to the Company.

Eligible participants under the LTIP include directors, officers (including the NEOs), employees and consultants of the Company and its subsidiaries. The LTIP is administered by the Board or a committee thereof appointed by the Board.

The following discussion is qualified in its entirety by the text of the LTIP, which is attached as Exhibit 10.15 to this Registration Statement.

The terms and conditions attaching to the Grants will be determined by the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee, in its sole discretion, and are set forth in grant agreements. The Board has the power and discretionary authority to determine the terms and conditions of the Grants, including, without limitation, (i) the purchase price of any Shares, (ii) the method of payment for Shares purchased pursuant to any award, (iii) the method for satisfying any tax withholding obligation arising in connection with any award, including by the withholding or delivery of Shares, (iv) the timing, terms and conditions of the exercisability, vesting or payout of any award or any Shares acquired pursuant thereto, (v) the performance criteria applicable to any award and the extent to which such performance criteria have been attained, (vi) the time of the expiration of any award, (vii) the effect of the participant’s termination of service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any award or Shares acquired pursuant thereto as the Board shall consider to be appropriate and not inconsistent with the terms of the Plan. Generally, the term of each Grant is ten years, unless the Board or the Compensation Committee determines otherwise.

The Company currently has options and restricted stock awards outstanding under the LTIP.

·	Options: The exercise price of any options is determined by the Board, subject to TSX approval (if required), at the time such options are granted. In no event shall such exercise price be lower than the greater of the closing market prices of the underlying securities on: (a) the trading day prior to the date of grant of the options, and (b) the date of grant of the options. Subject to any vesting restrictions imposed by the TSX, the Board may, in its sole discretion, determine the time during which options shall vest and the method of vesting, or that no vesting restriction shall exist. The terms of an option may not be amended once issued. If an option is cancelled prior to its expiry date, the Company must post notice of the cancellation and shall not grant new options to the same person until 30 days have elapsed from the date of cancellation. Generally, options granted under the LTIP vest evenly over four years on an annual basis from the grant date.

·	Restricted Stock Awards: Each restricted stock award granted under the LTIP entitles the participant to receive, subject to the provisions of the LTIP and the award agreement, Common Shares, subject to certain transferability and other restrictions, and to a risk of forfeiture. The specific terms of any restricted stock award grants will be subject to determination by the Compensation Committee, including the consideration payable, if any, vesting terms and any performance criteria to be satisfied. Generally, restricted stock awards granted under the LTIP vest evenly over four years on an annual basis from the grant date.

Clawback Policy

The Company has implemented a formal recoupment or “clawback” policy on the incentive compensation of its Chief Executive Officer and Chief Financial Officer, including, without limitation, options and restricted stock awards that may be awarded to the Chief Executive Officer or Chief Financial Officer when (i) the executive engages in willful misconduct or fraud which causes or significantly contributes to a restatement of the Company’s financial statements due to material noncompliance by the Company with any applicable financial reporting requirement under securities laws, (ii) the executive receives incentive compensation calculated on the achievement of those financial results, and (iii) the incentive compensation received would have been lower had the financial statements been properly reported. The policy provides that when a clawback is triggered, upon the recommendation of the Compensation Committee, the Board may, in its sole discretion and to the extent that it determines it is in the Company’s best interests to do so, require the Chief Executive Officer and/or the Chief Financial Officer to repay the amount of incentive compensation relating to the year(s) subject to the restatement or received upon exercise or payment of incentive compensation in or following the year(s) subject to the restatement that is in excess of the incentive compensation the executive would have received if the incentive compensation had been computed in accordance with the results as restated, calculated on an after-tax basis.

Insider Trading and Reporting Policy

All of the Company’s executives, other employees, and directors are subject to the Company’s Insider Trading and Reporting Policy, which prohibits trading in the Company’s securities while in possession of material undisclosed information about the Company. Under this policy, such individuals are also prohibited from entering into hedging transactions involving securities of the Company, such as short sales, puts and calls. Furthermore, the Company permits executives, including NEOs, to trade in the Company’s securities only during prescribed trading windows. Notwithstanding these prohibitions, the Company’s directors, officers and employees are able to sell a security which such person does not own if such person owns another security convertible into the security sold or an option or right to acquire the security sold and, within 10 days after the sale, such person: (i) exercises the conversion privilege, option, or right and delivers the security so associated to the purchaser; or (ii) transfers the convertible security, option or right, if transferable, to the purchaser.

Common Share Ownership Requirements

The directors and certain designated officers of the Company are subject to mandatory Common Share ownership requirements established by the Board. Each director is required to own Common Shares of the Company having a value of at least three times the amount of their annual retainer. Each designated officer is required to own Common Shares of the Company as follows: the Chief Executive Officer is required to hold three times the amount of her annual base salary; the Chief Financial Officer is required to hold two times the amount of his annual base salary; and all other designated officers are required to hold one times the amount of their annual base salaries. New directors and designated officers have five years from the date of election or appointment to the Board or appointment as an executive officer to acquire the aforementioned levels of ownership. The Common Share ownership requirements were established on May 24, 2021, and as such, all directors and designated officers serving at that time who are subject to the policy have until May 25, 2026 to satisfy the Common Share ownership requirements.

Summary Compensation Table for 2020

The following table sets forth all compensation paid to or earned by the named executive officers of the Company in the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Adrienne Elsner Former Chief Executive Officer	2020	$625,000	$100	$390,717	$1,168,569	$454,999	$--	$21,946	$2,661,331

Russell Hammer Former Chief Financial Officer	2020	$535,000	$100	$200,674	$600,176	$276,000	$--	$16,646	$1,628,596

W. Anthony True Chief Customer Officer	2020	$385,000	$100	$72,207	$215,951	$143,000	$--	$26,923	$843,181

(1) The amounts reported in the Stock Awards and Option Awards columns reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect the Company’s calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020, which are included elsewhere in this Amendment No. 1 to the Registration Statement.

(2) The amounts shown in the Non-Equity Incentive Plan Compensation column represent payouts under the Company’s cash bonus program.

(3)  In the case of Ms. Elsner, consists of $11,400 in employer matching contributions under the Company’s 401(k) plan and $10,547 in employer paid insurance premiums. In the case of Mr. Hammer, consists of $11,400 in employer matching contributions under the Company’s 401(k) plan and $5,246 in employer paid insurance premiums. In the case of Mr. True, consists of $11,400 in employer matching contributions under the Company’s 401(k) plan and $15,273 in employer paid insurance premiums.

Employment Agreements

Adrienne Elsner

On April 26, 2019, Ms. Elsner entered into an employment agreement with the Company, whereby, beginning May 15, 2019, the Company employed Ms. Elsner as its CEO on an at-will basis. Ms. Elsner’s employment agreement was amended on October 2, 2020 (“Ms. Elsner’s Employment Agreement”).

Pursuant to Ms. Elsner’s Employment Agreement, the Company agreed to pay Ms. Elsner (i) an annual base salary of $625,000, (ii) an equity grant valued at $2,000,000 consisting of 25% stock options and 75% restricted stock awards, each of which vest on a four-year vesting schedule with 25% of each award vesting on each anniversary date, (iii) a potential annual cash bonus based on Company results and individual performance with a target bonus opportunity of 100% of the base salary and a maximum payout opportunity of 150% of the base salary for the year 2019, and (iv) a potential annual equity incentive opportunity with a target equity award of 200% of the base salary for the year 2020, with the expectation that the equity award would consist of 75% stock options and 25% restricted stock awards, each of which would vest on a four-year vesting schedule with 25% of each award vesting on each anniversary date.

Pursuant to Ms. Elsner’s Employment Agreement, if Ms. Elsner’s employment with the Company was terminated without cause within 12 months after a change in control of the Company, Ms. Elsner is entitled to receive a lump sum payment equal to two times the sum of the base salary and the target bonus for the year in which the termination of employment occurs. If Ms. Elsner is terminated without cause or resigns for good reason, she is entitled to a severance payment in the gross amount equal to the sum of her base salary and target bonus for the year in which the Termination Date (as defined in Ms. Elsner’s Employment Agreement) occurs.

Ms. Elsner’s employment as Chief Executive Officer terminated effective December 16, 2021.

The foregoing description of Ms. Elsner’s Employment Agreement is qualified in its entirety by reference to the agreement, which is included as Exhibit 10.22 hereto and incorporated by reference herein.

Russell Hammer

On August 15, 2019, Russell Hammer entered into an employment agreement with the Company (“Mr. Hammer’s Employment Agreement”), whereby the Company employed Mr. Hammer to serve as the Company’s Senior Vice President and Chief Financial Officer on an at-will basis with a start date of August 15, 2019.

Pursuant to Mr. Hammer’s Employment Agreement, the Company agreed to pay Mr. Hammer (i) an annual base salary of $535,000, (ii) an equity grant valued at $1,000,000 consisting of 50% stock options and 50% restricted stock awards, each of which vest on the following schedule: (X) 50% of the total restricted stock awards vest on the one-year anniversary of Mr. Hammer’s Employment Agreement and the remaining 50% of the restricted stock awards were to vest 1/12th of the total number of remaining shares on the corresponding day of each month thereafter, until all of the shares were vested on the 2nd anniversary of Mr. Hammer’s Employment Agreement, and (Y) 50% of stock options were to be vested on the third-year anniversary of Mr. Hammer’s Employment Agreement and an additional 1/12th number of shares were to be vested on the corresponding day of each month thereafter, until all of the shares were vested on the 4th anniversary of Mr. Hammer’s Employment Agreement, (iii) a potential annual cash bonus based on individual objectives, rather than Company metrics, with a target bonus opportunity of 75% of the base salary in 2019, and based on Company results and individual performance in 2020, and (iv) a potential annual equity incentive opportunity with a target equity award of 75% of the base salary for the year 2020, with the expectation that the equity award would consist of 75% stock options and 25% restricted stock awards, each of which were to vest on a four-year vesting schedule with 25% of each award vesting on each anniversary date.

On June 14, 2021, Mr. Hammer ceased serving as an executive officer of the Company in connection with the transition of the Chief Financial Officer role to Wes Booysen. On that date, Mr. Hammer’s title was changed to Senior Executive Advisor, a role he held until his departure from the Company on August 15, 2021. In connection with his service as Senior Executive Advisor, Mr. Hammer executed a Transition Employment Agreement and Release of All Claims (the “Transition Agreement”) on June 14, 2021. Pursuant to the terms of the Transition Agreement, Mr. Hammer continued to receive all compensation in accordance with Mr. Hammer’s Employment Agreement. In connection with his departure from the Company, and at the same time as the execution of the Transition Agreement, Mr. Hammer executed a Separation Agreement and Final Release of Claims (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, the Company agreed to pay Mr. Hammer (i) penalties associated with terminating the lease on Mr. Hammer’s personal residence in Denver, (ii) moving expenses, and (iii) the severance pay and benefits provided for in Mr. Hammer’s Employment Agreement, specifically (A) one year of Mr. Hammer’s annual base salary, (B) one year of Mr. Hammer’s bonus of 75% of his annual base salary, and (C) 100% vesting of Mr. Hammer’s option grants outstanding, with all vested options to remain exercisable for 180 days after August 15, 2021.

The foregoing description of Mr. Hammer’s Employment Agreement, the Transition Agreement and the Separation Agreement are qualified in their entirety by reference to the agreements, which are included in Exhibits 10.20 and 10.23 hereto and which exhibits are incorporated by reference herein.

W. Anthony True

On June 4, 2019, W. Anthony True entered into an employment agreement with the Company (“Mr. True’s Employment Agreement”), whereby the Company employs Mr. True to serve as its Chief Customer Officer on an at-will basis with a start date of July 8, 2019.

Pursuant to Mr. True’s Employment Agreement, the Company agreed to pay Mr. True (i) an annual base salary of $385,000, (ii) an equity grant consisting of options to purchase the Company’s Common Shares in an aggregate value of $288,750 at an exercise price determined as of the grant date, which vest in four equal tranches on each of the first four anniversaries of July 8, 2019, (iii) a potential annual cash bonus based on Company results and individual performance with a target bonus opportunity of 60% of the base salary and a maximum payout opportunity of 150% of the base salary for the year 2019, and (iv) a potential annual equity incentive opportunity with a target equity award of 75% of the base salary for the year 2020, with the expectation that the equity award would consist of 75% stock options and 25% restricted stock awards, each of which would vest on a four-year vesting schedule with 25% of each award vesting on each anniversary date.

Mr. True’s employment as Chief Customer Officer is ongoing.

The foregoing description of Mr. True’s Employment Agreement is qualified in its entirety by reference to the agreement, which is included as Exhibit 10.21 hereto and incorporated by reference herein.

Outstanding Equity Awards Table for 2020 Fiscal Year-End

The following table sets forth outstanding equity awards for the named executive officers of the Company at fiscal 2020 year end.

	Option Awards						Stock Awards(1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (US$)		Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (US$)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Adrienne Elsner	8,667 Common Shares	26,002 Common Shares		$18.97	(3)	4/26/2029	141,039	(7)	$464,018
		337,230 Common Shares		$4.78	(4)	3/26/2030
Russell Hamer		35,580 Common Shares		$18.75	(5)	3/31/2029	50,873	(8)	$167,372
		173,201 Common Shares		$4.78	(4)	3/26/2030
W. Anthony True	5,708 Common Shares	17,125 Common Shares		$16.85	(6)	7/8/2029	15,106	(9)	$49,699
		62,320 Common Shares		$4.78	(4)	3/26/2030

(1) The Company’s only share-based awards are awards (other than options) that have been granted under the LTIP.

(2) The value of the unvested share-based awards was calculated based on the closing price of the Company’s Common Shares on the TSX on December 31, 2020, which was C$4.19 (US$3.29). The Bank of Canada exchange rate as of December 31, 2020 was US$1.00 to C$1.2732.

(3) The option was granted on April 26, 2019 with an exercise price in Canadian dollars, C$25.53. The option vests in four equal annual increments beginning beginning April 26, 2020.

(4) The option was granted on March 26, 2020 with an exercise price in Canadian dollars, C$6.76. The option vests in four equal annual increments beginning March 26, 2021.

(5) The option was granted on August 15, 2019 with an exercise price in Canadian dollars, C$24.98. 50% of the option vests on August 15, 2022, and the remainder vests in twelve equal monthly increments beginning September 15, 2022.

(6) The option was granted on July 8, 2019 with an exercise price in Canadian dollars, C$22.06. The option vests in four equal annual increments beginning July 8, 2020.

(7) Includes 59,299 shares remaining subject to an initial grant of 79,065 RSAs granted on April 26, 2019, which RSAs vest in four equal annual increments beginning April 26, 2019. Also includes 81,740 shares remaining subject to an initial grant of 81,740 RSAs granted on March 26, 2020, which RSAs vest in four equal increments beginning March 26, 2019.

(8) Includes 8,892 shares remaining subject to an initial grant of 26,671 RSAs granted on August 15, 2019, 50% of which RSAs vests on August 15, 2020 and the remainder vess in twelve equal monthly increments beginning September 15, 2020. Also includes 41,982 shares remaining subject to a grant of 41,982 RSAs granted on March 26, 2020, which RSAs vest in four equal increments beginning March 26, 2021.

(9) Includes 15,106 shares remaining subject to a grant of 15,106 RSAs granted on March 26, 2020, which RSAs vest in four equal increments beginning March 26, 2021.

Pension Plan Benefits

Defined Contribution Plan – Retirement Savings Plan

The Company does not have a defined benefit plan or deferred compensation plan; however, the Company does have a defined contribution plan (the “401(k) plan” or “401(k)”) under the provisions of the Employment Retirement Income Security Act of 1974, which is administered through T. Rowe Price, as plan administrator. Pursuant to the 401(k) plan, the Company has generally provided standard safe harbor matching and discretionary matching 401(k) plan contributions to all eligible and participating employees up to certain maximum thresholds. Participating employees must make their own contributions in order to receive matching funds from the Company. All employees that are at least 21 years of age and have completed three months of service with the Company are eligible to make salary deferral contributions to the 401(k) plan. Participating employees of the Company who are at least 21 years of age are eligible for the Company match. At the outset of the COVID-19 pandemic, the Company suspended matching contributions under the 401(k) plan. However, as of July 1, 2021, the Company reinstated its 401(k) matching program. The Company does not discriminate between executives and non-executives under the 401(k) plan.

The Company makes standard safe harbor matching contributions equal to 100% of a participating employee’s 401(k) salary deferral contributions up to 3% of their base compensation plus 50% of the employee’s 401(k) salary deferral contributions up to the next 2% of their base compensation. Employees can make additional voluntary salary deferral contributions, for total combined contributions up to the legislated government maximums. In addition, the 401(k) plan provides for discretionary matching and/or discretionary profit-sharing contributions, both allocated among eligible employees in accordance with the terms of the 401(k) plan.

Participating employees are immediately 100% vested in all employee contributions and in the safe harbor matching contribution, plus any earnings that are generated thereon. However, any discretionary matching contributions and discretionary profit-sharing contributions vest according to a schedule based on the number of years of service, as follows: 25% after one year of service; 50% after two years of service; 75% after three years of service; and 100% after four years of service and beyond.

Termination and Change of Control Benefits

The Company (and/or its subsidiary) has entered into executive employment agreements with each of the NEOs (the “Employment Agreements”). Each Employment Agreement provides for the NEO’s annual base salary, vacation entitlement, and benefits.

The Employment Agreements have effective dates, entitlements on a termination without just cause and change of control as follows:

Name	Effective date of Employment Agreement	Termination Without Cause	Termination After Change of Control
Adrienne Elsner[1]	May 15, 2019	Base salary for 12 months, plus one year of bonus paid out at 100% conditioned on signing a separation and general release, containing non-disparagement and confidentiality provisions. Vesting of any unvested stock options and unvested RSAs granted on May 15, 2019 on scheduled vesting dates per agreement	Two years base salary, plus two years of bonus paid out at 100% conditioned on signing a separation and general release, containing non-disparagement and confidentiality provisions. Immediate vesting of any unvested stock options and unvested RSAs granted on May 15, 2019
Russell Hammer[2]	August 15, 2019	Base salary for 12 months, plus one year of bonus paid out at 100%. Immediate vesting of any unvested stock options and unvested RSAs granted on August 15, 2019	Two years base salary, plus two years of bonus paid out at 100%. Immediate vesting of any unvested stock options and unvested RSAs granted on August 15, 2019
W. Anthony True	July 9, 2019	None	Immediate vesting of any unvested stock options and unvested RSAs granted on July 9, 2019

1 On December 16, 2021, Ms. Elsner ceased serving as an executive officer of the Company and the terms of her employment agreement are no longer in effect.

2 On June 14, 2021, Mr. Hammer ceased serving as an executive officer of the Company and the terms of his employment agreement are no longer in effect.

Options and awards granted under the Legacy Option Plan and LTIP contain provisions allowing for the exercise of options following termination (other than by reason of death, disability, retirement or for cause). Under the LTIP, in the event that any transaction resulting in a change in control occurs, outstanding awards will terminate upon the effective time of such change in control unless provision is made in connection with the transaction for the continuation or assumption of such awards by, or for the issuance therefor of substitute awards of, the surviving or successor entity or a parent thereof. Subject to the provisions of the LTIP, certain awards that terminate at the effective time of the change of control shall become fully vested and exercisable immediately before such effective time.

Liability Insurance of Directors and Officers

The Company has directors’ and officers’ liability insurance coverage for losses to the Company if the Company is required to reimburse directors and officers, where permitted, and for direct indemnity of directors and officers where corporate reimbursement is not permitted by law. This insurance protects the Company against liability (including costs), subject to standard policy exclusions, which may be incurred by directors and/or officers acting in such capacity for the Company. All directors and officers are covered by the policy and the amount of insurance applies collectively to all. The annual cost for this insurance in 2020 was $2,305,857.

In addition, indemnity agreements have been entered into with each director and certain executive officers pursuant to which the Company has agreed to indemnify such directors and officers from liability arising in connection with the performance of their duties. Such indemnity agreements conform to the provisions of the BCBCA. See Item 12 – “Indemnification of Directors and Officers.”

Other Compensation

Other than as set forth herein, the Company did not pay any other compensation to NEOs (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full time employees) during the financial year ended December 31, 2020, other than benefits and perquisites which did not amount to $10,000 or greater per individual.

DIRECTOR COMPENSATION

As at December 31, 2020, the Company had seven directors, three of whom were also employees: Adrienne Elsner (former President and CEO), Joel Stanley (former Chairman) and Jared Stanley (Chief Cultivation and Innovation Officer). The remaining four directors were considered independent directors at such time, namely John Held, Jacques Tortoroli, Susan Vogt and Jean Birch. Joel Stanley and Jared Stanley resigned as directors effective March 2, 2021.

Employees who are also directors do not receive additional compensation for their services as directors. Ms. Elsner and Messrs. Jared Stanley and Joel Stanley did not receive any additional compensation for their services as directors during the year ended December 31, 2020. For a description of the compensation paid to Ms. Elsner, see “Summary Compensation Table for 2020,” above.

Each member of the Company’s Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending Board meetings and meetings for any committee on which he or she serves.

Compensation of Directors

The form and amount of director compensation is reviewed annually and as deemed advisable by the Compensation Committee, which shall make recommendations to the Board based on such review. The Compensation Committee reviews director compensation on an annual basis to ensure that the Company offers director compensation that is: (i) commensurate with the efforts the Company expects from existing Board members; (ii) competitive in the Company’s industry in order that the Company might attract the best possible candidates to assist the Company and its Shareholders in a fiduciary capacity to maximize the opportunity presented by that growth; and (iii) aligned with Shareholder interests as the Company grows. The Board retains the ultimate authority to determine the form and amount of director compensation.

The chart below outlines the Company’s current director compensation program for its non-employee Directors:

Type of Fee	Role	Amount of Fee
Board Retainer	Board Member	$70,000/year
Additional Retainer	Chair	$30,000/year
Committee Retainer	Audit Committee Chair	$20,000/year
	Compensation Committee Chair	$10,000/year
	Governance and Nominating Committee Chair	$10,000/year
	Committee Member	$5,000/year
Restricted Stock Awards[1]	Board Member	$75,000/year
	Chair	$10,000/year

1 RSAs granted to the non-employee directors vest 100% on the first anniversary of the date of grant, which occurs annual on the date of the scheduled annual general Shareholder meeting (with newly appointed non-employee directors granted RSAs upon their appointment, pro-rated based on the number of days such appointment follows the previous annual general Shareholder meeting). The RSAs automatically terminate upon the grantee ceasing to provide services to the Company, if the termination is for any reason other than death or total and permanent disability.

Director Compensation for 2020

The following table sets forth all compensation paid to or earned by each director of the Company during fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Adrienne Elsner(3)	$--	$--	$--	$--	$--
John Held	$105,000	$85,000	$--	$--	$190,000
Jacques Tortoroli	$100,000	$75,000	$--	$--	$175,000
Susan Vogt	$36,667	$75,000	$--	$--	$111,667
Jean Birch	$50,444	$75,000	$8,219	$--	$133,663
William West(4)	$66,667	$--	$--	$--	$66,667
Shane Hoyne(5)	$52,917	$--	$--	$--	$52,917
Jared Stanley(3)	$--	$--	$--	$720,507	$720,507
Joel Stanley(3)	$--	$--	$--	$247,810	$247,810

(1) Cash fees earned by non-employee directors.

(2) The amounts reported in the Stock Awards and Option Awards columns reflect aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation—Stock Compensation. These amounts reflect the Company’s calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be realized by the director. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020, which are included elsewhere in this Amendment No. 1 to the Registration Statement.

(3)  Directors who were also employees do not receive any compensation for their Board service. In the case of Mr. Jared Stanley, the Company’s Chief Cultivation and Innovation Officer, reflects salary of $325,000, $182,297 in option awards, $60,950 in stock awards, $126,450 in non-equity incentive compensation, $9,750 in employer matching contributions under the Company’s 401(k) plan, $15,960 in employer paid insurance premiums and a one-time $100 bonus. In the case of Mr. Joel Stanley, the Company’s former Brand Ambassador, reflects salary of $225,000, $6,750 in employer matching contributions under the Company’s 401(k) plan, $15,960 in employer paid insurance premiums and a one-time $100 bonus. Both Jared and Joel Stanley resigned from the Board on March 2, 2021.

(4) William West’s term as a director ended and Mr. West ceased to be a director of the Company on September 3, 2020.

(5) Shane Hoyne resigned from the Board on August 31, 2020.

Other Compensation

Other than as set forth herein, the Company did not pay any other compensation to non-employee Directors (including personal benefits and securities or properties paid or distributed which compensation was not offered on the same terms to all full time employees) during the financial year ended December 31, 2020, other than benefits and perquisites which did not amount to $10,000 or greater per individual.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND
DIRECTOR INDEPENDENCE

Related Party Transactions

A related party transaction includes any transaction or proposed transaction in which:

·	the Company is or will be a participant;

·	the aggregate amount involved exceeds $120,000 in any fiscal year; and

·	any related party has or will have a direct or indirect material interest.

Related parties include any person who is or was (since the beginning of the last fiscal year, even if such person does not presently serve in that role) an executive officer or director of the Company, any Shareholder beneficially owning more than 5% of any class of the Company’s voting securities or an immediate family member of any such persons.

The Audit Committee is charged with oversight over related party transactions entered into by the Company.

Company Transactions with Related Parties

The Company has entered into related party transactions as follows:

On August 1, 2018, the Company entered into the Name and Likeness Agreement with Leeland & Sig d/b/a Stanley Brothers Brand Company, a Colorado limited liability company owned by certain founders, including each of the Stanley Brothers. Per the Name and Likeness Agreement, Leeland & Sig d/b/a Stanley Brothers Brand Company grants the Company a non-exclusive right to use the name, together with renderings of each Brother’s voice, image, and likeness, and all attributes of each Brother’s personality and appearance including any right of publicity, in connection with creation, development, manufacturing, operation, promotion, distribution, and sales of products under the Company on a royalty-free basis, subject to the terms of the Name and Likeness Agreement. Each party to the Name and Likeness Agreement will have the right to cause the other party to cease use of the name in certain circumstances such as misuse, bad acts, or a corporate acquisition. Under the Name and Likeness Agreement, the Company also agreed to seek B Corporation status (subject to the Board’s review in the exercise of its fiduciary duties). The initial term of the Name and Likeness Agreement was for a thirty-six (36) month period, with the Company agreeing to begin activities to cease all use of any intellectual property used under the Name and Likeness Agreement within thirty (30) days of expiration or termination. In connection with the Company’s execution of the Name and Likeness Agreement and as discussed below, the Company executed employment agreements with each of the Stanley Brothers on September 1, 2018 providing for aggregate annual base salaries to the Stanley Brothers of $1,425,000. The foregoing description is qualified in its entirety by reference to the Name and Likeness Agreement, which is included as Exhibit 10.1 hereto and incorporated by reference herein. As further discussed below, the Name and Likeness Agreement was amended and extended on April 16, 2021.

On September 1, 2018, the Company entered into an employment agreement with each of the Stanley Brothers, founders of the Company. Under the agreements, each Stanley Brother agreed to serve as Brand Ambassador for a term of three years. The compensation for such brand ambassadorship is as follows:

Name of Brand Ambassador	Base Salary
J. Austin Stanley	$175,000
Jared Stanley	$225,000
Jesse Stanley	$225,000
Joel Stanley	$225,000
Jonathan Stanley	$175,000
Jordan Stanley	$175,000
Josh Stanley	$225,000

On January 1, 2019, the Company commenced an agricultural lease with The Mountain, LLC, a Colorado limited liability company where Jesse Stanley is a member of the Board. The Company agreed to lease approximately three acres of outdoor farmable area and 16,000 square feet of indoor farmable area located within two greenhouses and a detached garage for a term of 24 months commencing on January 1, 2019 ending on December 31, 2021 for a prepaid base rent of $144,000.

On January 2, 2019, the Company entered into a confidential definitive agreement with Hesaam Moallem, the former President and Chief Executive Officer of the Company. Under the agreement, Mr. Moallem agreed to immediately resign from the Company’s Board, to step down as the Company’s Chief Executive Officer on or before March 15, 2019, and to continue to serve as the Company’s Chief Executive Officer while the Company searched for a successor. Furthermore, the Company agreed to a general release of claims agreement and to reimburse Mr. Moallem for legal fees of $63,597.38.

On February 28, 2020, the Company entered into an asset purchase agreement with Stanley Brothers Bio Tec Inc., a subsidiary of Stanley Brothers USA, and an entity formerly owned by certain founders of the Company. The Company purchased substantially all the assets related to Stanley Brothers Bio Tec Inc. for total consideration of $250,000. Acquired property and equipment consisted primarily of lab equipment.

Effective November 13, 2020, the Company entered into a secured promissory note with Jesse Stanley and Master and A Hound Irrevocable Trust, as borrowers, where $1,000,000 was loaned to Jesse Stanley, one of the Company’s founders. The promissory note matured on November 13, 2021, and carries an interest rate equivalent to the Prime Rate (as defined in the promissory note) calculated and accruing monthly in arrears on the last day of each month commencing on November 30, 2020. Interest under the note accrues both before and after demand, default and judgment and until payment. Interest on any overdue amounts payable under the note bears interest at a rate equivalent to the Prime Rate plus 2%. As of the filing of this Amendment No. 1 to the Registration Statement, this promissory note remains outstanding. The foregoing description is qualified in its entirety by reference to the promissory note, which is included as Exhibit 10.30 hereto and incorporated by reference herein.

Aidance is the manufacturer of nearly all Abacus products. The former Chief Executive Officer of Abacus and current employee of the Company also serves on Aidance’s Board of Directors. For the year ended December 31, 2020, the Company made purchases of $2,758,000 from Aidance. Payment terms on purchases are due 30 days after receipt. As of December 31, 2020, the Company had a liability of $197,000 due to Aidance presented in accounts payable in the consolidated statements of financial position.

On March 2, 2021, the Company entered into the option purchase agreement with Stanley Brothers USA, a Delaware corporation whose majority shareholders are certain founders of the Company or entities controlled by such founders or their affiliates. The SBH Purchase Option was purchased for total consideration of $8,000,000 and has a five-year term (extendable for an additional two years upon payment of additional consideration). The agreement provides Charlotte’s Web the option to acquire all or substantially all of Stanley Brothers USA on the earlier of February 26, 2024 and federal legalization of Cannabis in the United States, or such earlier time as Stanley Brothers USA and Charlotte’s Web may agree, at a purchase price to be determined at the time of exercise of the SBH Purchase Option. CW is not obligated to exercise the SBH Purchase Option. As consideration for entering into the agreement and payment of the $8,000,000 consideration, Stanley Brothers USA issued a warrant to the Company for the purchase of 10% of the outstanding shares of Stanley Brothers USA on a partially-diluted basis, including convertible securities that are considered in-the-money, subject to certain conditions and exclusions, at an exercise price of $0.001 per share. This warrant can only be exercised should the Company choose to forgo its right to exercise the SBH Purchase Option, and if executed would amount to a nominal exercise price for the Company. The foregoing description is qualified in its entirety by reference to the option purchase agreement, which is included as Exhibit 10.3 hereto and incorporated by reference herein.

On April 16, 2021, pursuant to an amending agreement, the August 1, 2018 Name and Likeness and Agreement between the Company and Leeland & Sig LLC d/b/a Stanley Brothers Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081,250 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants. The foregoing descriptions are qualified in their entirety by reference to the amending agreement to the Name and Likeness Agreement and the consulting agreement, which are included as Exhibits 10.2 and 10.29, respectively, hereto and are incorporated by reference herein.

As discussed under Item 6 — “Executive Compensation – Employment Agreements,” Adrienne Elsner, Tony True, and Russell Hammer are parties to employment agreements with the Company.

Promoters

Each of the Stanley Brothers, J. Austin Stanley, Jared Stanley, Jesse Stanley, Joel Stanley, Jonathan Stanley, Jordan Stanley, and Josh Stanley, may be considered a promoter of the Company.

Director Independence

For purposes of this Amendment No. 1 to the Registration Statement, the independence of the Company’s directors is determined under the corporate governance rules of Nasdaq. The independence rules of Nasdaq include a series of objective tests, including that an “independent” person will not be employed by the Company and will not be engaged in various types of business dealings with the Company. In addition, the Board is required to make a subjective determination as to each person that no material relationship exists with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. It has been determined by the Board of Directors that four of the Company’s directors that the Company expects to be on the Board as of the Effective Date are independent persons under the independence rules of the Nasdaq: Jean Birch, John Held, Tim Saunders, and Susan Vogt.

ITEM 8. LEGAL PROCEEDINGS

Legal Proceedings

From time to time, the Company may be involved in various regulatory issues, claims and lawsuits arising in the ordinary course of business, none of which, in the opinion of management, is expected to have a material adverse effect on the Company’s results of operations or financial condition.

At present, the Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to the business. Nor is the Company or its property the subject of any legal proceedings, known or contemplated, that involve a claim for damages exclusive of interest and costs that meet or exceed 10% of its current assets.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED SHAREHOLDER MATTERS

Trading Price and Volume

The Common Shares of the Company are traded on the TSX under the symbol “CWEB.” The following table sets forth trading information for the Common Shares for the periods indicated, as quoted on the TSX beginning on May 31, 2019. Prior to such date, the Company’s Common Shares were traded on the CSE.

Period	Low Trading Price (C$)	High Trading Price (C$)
Year Ending December 31, 2021
First Quarter (March 31, 2021)	$4.20	$8.88
Second Quarter (June 30, 2021)	$3.85	$5.94
Third Quarter (September 30, 2021)	$2.41	$4.63
Fourth Quarter (through December 21, 2021)	$1.29	$1.76
Year Ended December 31, 2020
Fourth Quarter (December 31, 2020)	$3.11	$7.00
Third Quarter (September 30, 2020)	$3.08	$5.41
Second Quarter (June 30, 2020)	$5.07	$10.17
First Quarter (March 31, 2020)	$4.08	$11.83
Year Ended December 31, 2019
Fourth Quarter (December 31, 2019)	$9.55	$19.58
Third Quarter (September 30, 2019)	$17.85	$30.10
Second Quarter (June 30, 2019)	$14.65	$20.70
First Quarter (March 31, 2019)	$15.02	$27.75

The Common Shares of the Company are also traded on the OTCQX Market under the symbol “CWBHF.” The following table sets forth trading information for the Common Shares for the periods indicated, as quoted on the OTCQX.

Period	Low Trading Price ($)	High Trading Price ($)
Year Ending December 31, 2021
First Quarter (March 31, 2021)	$3.30	$7.00
Second Quarter (June 30, 2021)	$3.15	$4.79
Third Quarter (September 30, 2021)	$1.91	$3.92
Fourth Quarter (through December 21, 2021)	$0.99	$1.41
Year Ended December 31, 2020
Fourth Quarter (December 31, 2020)	$2.10	$5.67
Third Quarter (September 30, 2020)	$2.25	$4.09
Second Quarter (June 30, 2020)	$3.65	$7.38
First Quarter (March 31, 2020)	$2.75	$9.17
Year Ended December 31, 2019
Fourth Quarter (December 31, 2019)	$7.28	$14.74
Third Quarter (September 30, 2019)	$13.56	$23.90
Second Quarter (June 30, 2019)	$10.92	$25.25
First Quarter (March 31, 2019)	$11.02	$20.80

Shareholders

As of December 20, 2021, there were 105 holders of record of the Company’s Common Shares.

Dividends

Other than the requirements of the BCBCA, there are no restrictions in the Company’s Articles on its ability to pay dividends. However, (i) the Company has never paid a dividend nor made a distribution on any of its securities, (ii) the Company has no history of income or sources of funds from which to pay dividends, and (iii) the Company does not anticipate paying dividends in the near future.

The payment of future dividends, if any, by the Company will be at the sole discretion of the Board. In this regard, the Company expects it will retain any earnings to finance further growth of the Company.

Equity Compensation Plans

The following table sets forth securities authorized for issuance under the Legacy Option Plan and the LTIP as of December 31, 2020. Figures below are presented on an as-converted basis.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,786,882		$3.93	3,447,045
Equity compensation plans not approved by security holders	Nil	$	Nil	Nil
Total	3,786,882		$3.93	3,447,045

(1) Subject to adjustment provisions as provided in the LTIP, the total number of Common Shares reserved and available for issuance under the LTIP shall not exceed the number of Common Shares equal to ten percent (10%) of the total issued and outstanding Common Shares from time to time less any Common Shares that are issuable pursuant to the Legacy Option Plan. No further stock options will be granted under the Legacy Option Plan.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company within the past three years through September 30, 2021 which were not registered under the U.S. Securities Act. Included are new issues, securities issued in exchange for property, services or other securities, securities issued upon conversion from the Company’s other share classes and new securities resulting from the modification of outstanding securities. The Company sold all of the securities listed below pursuant to the exemption from registration provided by Section 4(a)(2) of the U.S. Securities Act, or Regulation D or Regulation S promulgated thereunder.

Common Shares

2018

On August 30, 2018, an aggregate of 14,300,000 Common Shares, consisting of (i) 13,312,150 Common Shares from treasury, and (ii) a secondary offering of 987,850 Common Shares, were offered at a price of C$7.00 per Common Share in an underwritten initial public offering of the Company’s Common Shares in Canada for total gross proceeds of C$100,100,000 (the “Offering”). The Company sold 13,312,150 Common Shares under the Offering, for total gross proceeds to the Company of C$93,185,050. The selling Shareholders sold an aggregate of 3,132,850 Common Shares pursuant to the Secondary Base Offering and the over-allotment option for total gross proceeds to the selling Shareholders of C$21,929,950. The Company did not receive any proceeds from the Secondary Base Offering or the Over-Allotment Option. The Common Shares were offered for sale by Canaccord Genuity Corp., as lead underwriter, together with GMP Securities L.P., PI Financial Corporation, and Cormark Securities Inc. (collectively, the “Underwriters”) pursuant to an underwriting agreement entered into among the Underwriters, the Company, CWB Holdings, Inc. and the following individuals and entities: Aiko Trust, CK&J Irrevocable Trust, Master and A Hound Irrevocable Trust, Paulina Irrevocable Trust, Tristan 2 Arlo Irrevocable Trust, Blue Water Irrevocable Trust, J. Austin Stanley, Arvesa Corp., Kristi Fontenot, Little Sis Trust, Lynn Kehler, Proverbs 31 Woman Irrevocable Trust, M, C and C Special Needs Trust, Graham Carlson and Old Faithful Trust (collectively, the “Selling Shareholders”). The Underwriting fee was 6.0% of the aggregate gross proceeds of the Offering and warrants exercisable to acquire an aggregate number of Common Shares equal to 3.0% of the number of Offered Shares sold under the Offering, including the over-allotment option. The Underwriters exercised in full an over-allotment option granted by the Selling Shareholders pursuant to the Underwriting Agreement to purchase an additional 2,145,000 Common Shares at the Offering Price. Aggregate proceeds, net of underwriting fees of C$6,006,000, were C$87,593,947. The Company used the net proceeds from the Offering for expansion of production capacity, cultivation infrastructure, research and product development, international expansion .and working capital, marketing and general corporate purposes.

On September 5, 2018, the Company completed a non-brokered private placement of 802,246 Common Shares at a price of C$7.00 per Common Share. Aggregate proceeds were C$5,616,722 (US$4,259,926).

On September 14, 2018, the Company issued 37,001 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$259,007 upon the conversion of Common Share purchase warrants of the Company.

On September 17, 2018, the Company issued 296,010 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$2,772,070 upon the conversion of Common Share purchase warrants of the Company.

On September 27, 2018, the Company issued 5,000 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$35,000 upon the conversion of Common Share purchase warrants of the Company.

On October 2, 2018, the Company issued 1,629 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$11,403 upon the conversion of Common Share purchase warrants of the Company.

On October 10, 2018, the Company issued 148 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$1,036 upon the conversion of Common Share purchase warrants of the Company.

On October 12, 2018, the Company issued 37 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$259 upon the conversion of Common Share purchase warrants of the Company.

On October 15, 2018, the Company issued 1,332 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$9,324 upon the conversion of Common Share purchase warrants of the Company.

On October 18, 2018, the Company issued1,500 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$10,500 upon the conversion of Common Share purchase warrants of the Company.

On November 1, 2018, the Company issued 2,000 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$14,000 upon the conversion of Common Share purchase warrants of the Company.

On November 5, 2018, the Company issued 5,555 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$38,885 upon the conversion of Common Share purchase warrants of the Company.

On November 16, 2018, the Company issued 4,110,008 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 10, 2018, the Company issued 49,335 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$345,345 upon the conversion of Common Share purchase warrants of the Company.

2019

On January 28, 2019, the Company issued 425,324 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 29, 2019, the Company issued 1,555 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$10,885 upon the conversion of Common Share purchase warrants of the Company.

On February 11, 2019, the Company issued 74,003 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$518,021 upon the conversion of Common Share purchase warrants of the Company.

On February 26, 2019, the Company issued 235,376 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 5, 2019, the Company issued 300,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 12, 2019, the Company issued 181,528 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 15, 2019, the Company issued 600,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 15, 2019, the Company issued 185 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$1,295 upon the conversion of Common Share purchase warrants of the Company.

On March 21, 2019, the Company issued 290,532 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 21, 2019, the Company issued 730 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$5,110 upon the conversion of Common Share purchase warrants of the Company.

On March 25, 2019, the Company issued 4,260 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$29,820 upon the conversion of Common Share purchase warrants of the Company.

On March 27, 2019, the Company issued 1,280,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 1, 2019, the Company issued 6,900 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$48,300 upon the conversion of Common Share purchase warrants.

On April 5, 2019, the Company issued 240 Common Shares at a price per share of C$7.00 for total aggregate consideration of C$1,680 upon the conversion of Common Share purchase warrants.

On April 5, 2019, the Company issued 566,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 5, 2019, the Company issued 504,992 Common Shares at a price per share of $0.00056 for total aggregate consideration of $281 upon the exercise of stock options.

On April 11, 2019, the Company issued 992,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 19, 2019, the Company issued 275,516 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 24, 2019, the Company issued 978,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 30, 2019, the Company issued 180,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 9, 2019, the Company issued 225,000 Common Shares at a price per share of $0.00056 for total aggregate consideration of $125 upon the exercise of stock options.

On May 9, 2019, the Company issued 1,230,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 9, 2019, the Company issued 1,455,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 15, 2019, the Company issued 631,488 Common Shares at a price per share of $0.5556 for total aggregate consideration of $350,855 upon the exercise of stock options.

On May 15, 2019, the Company issued 350,000 Common Shares at a price per share of at a price per share of $0.00056 for total aggregate consideration of $196 upon the exercise of stock options.

On May 15, 2019, the Company issued 6,018,512 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 16, 2019, the Company issued 998,212 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 24, 2019, the Company issued 400,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 24, 2019, the Company issued 80,221 Common Shares at a price per share of $0.5556 for total aggregate consideration of $44,571 upon the exercise of stock options of Charlotte’s Web.

On May 24, 2019, the Company issued 52,500 Common Shares at a price per share of $0.00056 for total aggregate consideration of $30 upon the exercise of stock options of Charlotte’s Web.

On June 7, 2019, the Company issued 2,255,464 Common Shares at a price per share of $0.00056 for total aggregate consideration of $1,263 upon the exercise of stock options.

On June 12, 2019, the Company issued 495,304 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 14, 2019, the Company issued 106,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 18, 2019, the Company issued 240,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 21, 2019, the Company issued 52,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 11, 2019, the Company issued 900,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 12, 2019, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 31, 2019, the Company issued 5,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $2,778 upon the exercise of stock options.

On July 31, 2019, the Company issued 300,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 1, 2019, the Company issued 96,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 6, 2019, the Company issued 2,202,516 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 8, 2019, the Company issued 1,284,600 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 8, 2019, the Company issued 100,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $55,560 upon the exercise of stock options.

On August 9, 2019, the Company issued 765,784 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 13, 2019, the Company issued 893,200 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 16, 2019, the Company issued 128,808 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 23, 2019, the Company issued 10,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $5,556 upon the exercise of stock options.

On August 23, 2019, the Company issued 650,144 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 28, 2019, the Company issued 900,000 Common Shares upon the conversion of Proportionate Voting Shares No consideration was received by the Company for the issuance.

On August 28, 2019, the Company issued 4,820 Common Shares upon the conversion of Common Share purchase warrants. No consideration was received by the Company for the issuance.

On August 29, 2019, the Company issued 120,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 4, 2019, the Company issued 295,714 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 5, 2019, the Company issued 105,840 Common Shares at a price per share of $0.5556 for total aggregate consideration of $58,805 upon the exercise of stock options.

On September 5, 2019, the Company issued 40,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $22,224 upon the exercise of stock options.

On September 17, 2019, the Company issued 118,032 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 17, 2019, the Company issued 55,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $30,558 upon the exercise of stock options.

On September 25, 2019, the Company issued 150,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,340 upon the exercise of stock options.

On September 25, 2019, the Company issued 70,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $38,892 upon the exercise of stock options.

September 25, 2019, the Company issued 90,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 26, 2019, the Company issued 74,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 11, 2019, the Company issued 75,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $41,670 the exercise of stock options.

On October 15, 2019, the Company issued 1,446,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 23, 2019, the Company issued 63,504 Common Shares at a price per share of $0.5556 for total aggregate consideration of $35,282 upon the exercise of stock options.

On October 23, 2019, the Company issued 150,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,340 upon the exercise of stock options.

On October 23, 2019, the Company issued 20,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 24, 2019, the Company issued 51,397 Common Shares upon the vesting of the RSAs of Charlotte’s Web. No consideration was received by the Company for the issuance.

On October 28, 2019, the Company issued 150,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,340 upon the exercise of stock options.

On October 28, 2019, the Company issued 1,931,548 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 31, 2019, the Company issued 200,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $111,120 upon the exercise of stock options.

On November 14, 2019, the Company issued 10,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $5,556 upon the exercise of stock options.

On November 14, 2019, the Company issued 1,335,868 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 18, 2019, the Company issued 150,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,340 upon the exercise of stock options.

On November 21, 2019, the Company issued 30,000 Common Shares at a price per share of 0.5556 for total aggregate consideration of $16,668 upon the exercise of stock options.

On December 3, 2019, the Company issued 1,438,926 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 3, 2019, the Company issued 105,839 Common Shares at a price per share of $0.5556 for total aggregate consideration of $58,804 upon the exercise of stock options.

On December 3, 2019, the Company issued 150,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,340 upon the exercise of stock options.

On December 4, 2019, the Company issued 43,200 Common Shares at a price per share of $0.5556 for total aggregate consideration of $24,001 upon the exercise of stock options.

On December 4, 2019, the Company issued 400,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $222,240 upon the exercise of stock options.

On December 6, 2019, the Company issued 150,000 Common Shares at a price per share of $0.00056 for total aggregate consideration of $84 upon the exercise of stock options.

On December 16, 2019, the Company issued 632,400 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 16, 2019, the Company issued 300,000 Common Shares at a price per share of $0.00056 for total aggregate consideration of $168 upon the exercise of stock options.

On December 19, 2019, the Company issued 75,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $41,670 upon the exercise of stock options.

On December 23, 2019, the Company issued 550,000 Common Shares at a price per share of $0.00056 for total aggregate consideration of $308 upon the exercise of stock options.

2020

On January 6, 2020, the Company issued 150,000 Common Shares at a price per share of $0.00056 for total aggregate consideration of $84 upon the exercise of stock options.

On January 10, 2020, the Company issued 510,123 Common Shares at a price per share of $0.5556 for total aggregate consideration of $283,424 upon the exercise of stock options.

On January 10, 2020, the Company issued 150,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,340 upon the exercise of stock options.

On January 13, 2020, the Company issued 649,948 Common Shares at a price per share of $0.00056 for total aggregate consideration of $363 upon exercise of stock options.

On January 17, 2020, the Company issued 33,597 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 17, 202, the Company issued 136,525 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 21, 2020, the Company issued 200,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 23, 2020, the Company issued 175,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $97,230 upon the exercise of stock options.

On January 24, 2020, the Company issued 80,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $44,448 upon the exercise of stock options.

On February 3, 2020, the Company issued 175,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $97,230 upon the exercise of stock options.

On February 6, 2020, the Company issued 150,000 Common Shares upon conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 11, 2020, the Company issued 27,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 24, 2020, the Company issued 100,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $55,560 upon the exercise of stock options.

On February 27, 2020, the Company issued 150,824 Common Shares at a price per share of $0.5556 for total aggregate consideration of $83,798 upon the exercise of stock options.

On March 3, 2020, the Company issued 50,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $27,780 upon the exercise of stock options.

On March 3, 2020, the Company issued 187,426 Common Shares at a price per share of $0.5556 for total aggregate consideration of $104,134 upon the exercise of stock options.

On March 5, 2020, the Company issued 134,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $74,450 upon the exercise of stock options.

On March 10, 2020, the Company issued 173,053 Common Shares at a price per share of $0.5556 for total aggregate consideration of $96,148 upon the exercise of stock options.

On March 12, 2020, the Company issued 60,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $33,336 upon the exercise of stock options.

On March 12, 2020, the Company issued 130,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $72,228 upon the exercise of stock options.

On March 19, 2020, the Company issued 607,644 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 25, 2020, the Company issued 187,425 Common Shares at a price per share of $0.5556 for total aggregate consideration of $104,133 upon the exercise of stock options.

On April 1, 2020, the Company issued 409 Common Shares at a price per share of $28.16 upon the vesting of the RSAs. No consideration was received by the Company for the issuance.

On April 6, 2020, the Company issued 60,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $33,336 upon the exercise of stock options.

On April 20, 2020, the Company issued 100,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $55,560 upon the exercise of stock options.

On April 26, 2020, the Company issued 19,766 Common Shares upon vesting of the RSAs. No consideration was received by the Company for the issuance.

On April 28, 2020, the Company issued 100,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $55,560 upon the exercise of stock options.

On May 5, 2020, the Company issued 30,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $16,680 upon the exercise of stock options.

On June 11, 2020, the Company issued 18,341,606 Common Shares as consideration on the close of the Arrangement with Abacus.

On June 17, 2020, the Company issued 21,700 Common Shares at a price per share of $0.5556 for total aggregate consideration of $12,057 upon the exercise of stock options of Charlotte’s Web.

On August 14, 2020, the Company issued 90,000 Common Shares at a price per share of $0.5556 for total aggregate consideration of $50,004 upon the exercise of stock options.

On August 15, 2020, the Company issued 9,471 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On September 1, 2020, the Company issued 44,999 Common Shares $0.5556 for total aggregate consideration of $25,001 upon the exercise of stock options.

On September 3, 2020, the Company issued 32,005 Common Shares at a price per share of $0.5556 for total aggregate consideration of $17,782 upon the exercise of stock options.

On September 4, 2020, the Company issued 371 Common Shares at a price per share of $0.5556 for total aggregate consideration of $206 upon the exercise of stock options.

On September 8, 2020, the Company issued 4 Common Shares at a price per share of $0.5556 for total aggregate consideration of $2 upon the exercise of stock options.

On September 15, 2020, the Company issued 789 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On October 15, 2020, the Company issued 789 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On October 27, 2020, the Company issued 114,696 Common Shares as consideration for the acquisition of Harmony Hemp.

On November 15, 2020, the Company issued 788 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On November 19, 2020, the Company issued 6,884 Common Shares at a price per share of $3.64 for total aggregate consideration of $25,058 upon the exercise of stock options.

On November 24, 2020, the Company issued 138,588 Common Shares at a price per share of $0.5556 for total aggregate consideration of $76,999 upon the exercise of stock options.

On November 24, 2020, the Company issued 75,732 Common Shares $3.64 for total aggregate consideration of $275,664 upon the exercise of stock options.

On November 25, 2020, the Company issued 86,412 Common Shares at a price per share of $0.5556 for total aggregate consideration of $48,111 upon the exercise of stock options.

On November 25, 2020, the Company issued 290,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 25, 2020, the Company issued 143,287 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 27, 2020, the Company issued 27,500 Common Shares at a price per share of $3.64 for total aggregate consideration of $100,100 upon the exercise of stock options.

On December 1, 2020, the Company issued 3,059 Common Shares at a price per share of $3.64 for total aggregate consideration of $11,135 upon the exercise of stock options.

On December 2, 2020, the Company issued 27,500 Common Shares at a price per share of $3.64 for total aggregate consideration of $100,100 upon the exercise of stock options.

On December 3, 2020, the Company issued 34,654 Common Shares at a price per share of $3.64 for total aggregate consideration of $126,141 upon the exercise of stock options.

On December 3, 2020, the Company issued 13,333 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 8, 2020, the Company issued 3,671 Common Shares at a price per share of $3.64 for total aggregate consideration of $13,362 upon the exercise of stock options.

On December 9, 2020, the Company issued 1,377,684 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 9, 2020, the Company issued 41,157 Common Shares at a price per share of $3.64 for total aggregate consideration of $149,811 upon the exercise of stock options of Charlotte’s Web.

On December 15, 2020, the Company issued 789 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

2021

On January 15, 2021, the Company issued 730 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On January 20, 2021, the Company issued 638,052 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 20, 2021, the Company issued 302,047 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 27, 2021, the Company issued 77,972 Common Shares at a price per share of $4.42 for total aggregate consideration of $344,636 upon the exercise of warrants.

On January 27, 2021, the Company issued 20,816 Common Shares at a price per share of $4.42 for total aggregate consideration of $92,007 upon the exercise of warrants.

On February 11, 2021, the Company issued 169,046 Common Shares as consideration for the acquisition of Harmony Hemp.

On February 15, 2021, the Company issued 400,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 15, 2021, the Company issued 731 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On March 3, 2021, the Company issued 219,645 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 8, 2021, the Company issued 14,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 15, 2021, the Company issued 789 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On March 17, 2021, the Company issued 8,261 Common Shares at a price per share of $3.64 for total aggregate consideration of $30,070 upon the exercise of stock options.

On March 29, 2021, the Company issued 10,666 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 31, 2021, the Company issued 39,538 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On April 1, 2021, the Company issued 4,104 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On April 5, 2021, the Company issued 15,656 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On April 7, 2021, the Company issued 136 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On April 9, 2021, the Company issued 380,900 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 20, 2021, the Company issued 789 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On April 29, 2021, the Company issued 14,054 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On May 19, 2021, the Company issued 790 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On June 4, 2021, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 9, 2021, the Company issued 29,200 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$163,397 was received by the Company.

On June 10, 2021, the Company issued 44,500 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$249,271 was received by the Company.

On June 11, 2021, the Company issued 148,300 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$839,823 was received by the Company.

On June 14, 2021, the Company issued 5,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$28,000 was received by the Company.

On June 15, 2021, the Company issued 3,300 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$17,815 was received by the Company.

On June 16, 2021, the Company issued 40,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$215,239 was received by the Company.

On June 17, 2021, the Company issued 3,100 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$16,436 was received by the Company.

On June 18, 2021, the Company issued 4,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$22,880 was received by the Company.

On June 18, 2021, the Company issued 790 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On July 12, 2021, the Company issued 923 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On July 20, 2021, the Company issued 790 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On July 26, 2021, the Company issued 8,579,967 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 30, 2021, the Company issued 4,401,575 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 4, 2021, the Company issued 3,364 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On August 9, 2021, the Company issued 201,600 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 12, 2021, the Company issued 169,045 Common Shares as consideration for the acquisition of Harmony Hemp.

On August 17, 2021, the Company issued 150,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$616,290 was received by the Company.

On August 18, 2021, the Company issued 790 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On August 24, 2021, the Company issued 105,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$358,187 was received by the Company.

On August 25, 2021, the Company issued 106,500 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$360,833 was received by the Company.

On August 25, 2021, the Company issued 2,139,408 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 26, 2021, the Company issued 143,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$487,345 was received by the Company.

On August 27, 2021, the Company issued 53,700 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$180,491 was received by the Company.

On August 30, 2021, the Company issued 100 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$335 was received by the Company.

On September 9, 2021, the Company issued 97,207 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On September 29, 2021, the Company issued 80,800 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$212,342 was received by the Company.

On October 1, 2021, the Company issued 89,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$227,893 was received by the Company.

On October 4, 2021, the Company issued 11,500 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$28,850 was received by the Company.

On October 5, 2021, the Company issued 1,546 Common Shares upon the vesting of RSAs. No consideration was received by the Company for the issuance.

On October 7, 2021, the Company issued 69,900 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$156,891 was received by the Company.

On October 8, 2021, the Company issued 1,859,306 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 8, 2021, the Company issued 63,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$138,142 was received by the Company.

On October 12, 2021, the Company issued 128,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$335,424 was received by the Company.

On October 13, 2021, the Company issued 101,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$255,217 was received by the Company.

On October 14, 2021, the Company issued 46,600 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$114,063 was received by the Company.

On October 15, 2021, the Company issued 38,500 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$93,994 was received by the Company.

On October 18, 2021, the Company issued 40,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$97,636 was received by the Company.

On October 19, 2021, the Company issued 42,200 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$97,891 was received by the Company.

On October 20, 2021, the Company issued 40,100 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$90,626 was received by the Company.

On October 21, 2021, the Company issued 91,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$215,777 was received by the Company.

On October 22, 2021, the Company issued 70,600 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$168,911 was received by the Company.

On October 25, 2021, the Company issued 33,900 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$82,238 was received by the Company.

On October 26, 2021, the Company issued 56,100 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$129,759 was received by the Company.

On October 27, 2021, the Company issued 47,900 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$108,589 was received by the Company.

On October 28, 2021, the Company issued 25,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$55,838 was received by the Company.

On October 29, 2021, the Company issued 77,600 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$168,586 was received by the Company.

On November 1, 2021, the Company issued 46,300 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$97,230 was received by the Company.

On November 2, 2021, the Company issued 57,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$118,433 was received by the Company.

On November 3, 2021 the Company issued 82,200 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$172,415 was received by the Company.

On November 3, 2021 the Company issued 13,026,454 Common Shares upon conversion of all outstanding Proportionate Shares as of such date. No consideration was received by the Company for the issuance.

On November 4, 2021 the Company issued 60,600 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$122,406 was received by the Company.

On November 5, 2021 the Company issued 68,900 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$135,554 was received by the Company.

On November 8, 2021 the Company issued 66,500 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$128,924 was received by the Company.

On November 9, 2021 the Company issued 75,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$144,360 was received by the Company.

On November 22, 2021 the Company issued 130,400 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$257,240 was received by the Company.

On November 23, 2021 the Company issued 96,100 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$183,532 was received by the Company.

On November 24, 2021 the Company issued 113,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$208,316 was received by the Company.

On November 25, 2021 the Company issued 127,900 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$234,850 was received by the Company.

On November 26, 2021 the Company issued 81,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$152,094 was received by the Company.

On November 29, 2021 the Company issued 32,200 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$58,411 was received by the Company.

On November 30, 2021 the Company issued 99,800 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$176,317 was received by the Company.

On December 1, 2021 the Company issued 53,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$91,807 was received by the Company.

On December 2, 2021 the Company issued 124,600 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$203,684 was received by the Company.

On December 3, 2021 the Company issued 69,100 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$112,868 was received by the Company.

On December 6, 2021 the Company issued 53,800 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$87,925 was received by the Company.

On December 7, 2021 the Company issued 84,300 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$133,152 was received by the Company.

On December 8, 2021 the Company issued 143,200 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$225,425 was received by the Company.

On December 9, 2021 the Company issued 150,000 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$242,970 was received by the Company.

On December 10, 2021 the Company issued 131,300 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$213,021 was received by the Company.

On December 13, 2021 the Company issued 136,900 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$215,727 was received by the Company.

On December 21, 2021, the Company issued 77,700 Common Shares pursuant to the ATM offering. Total aggregate consideration of C$116,534.46 was received by the Company.

Proportionate Voting Shares

On December 14, 2018, the Company issued 224,988 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

 On January 28, 2019, the Company issued 425,324 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 26, 2019, the Company issued 235,376 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 5, 2019, the Company issued 300,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 12, 2019, the Company issued 181,528 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 15, 2019, the Company issued 600,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

 On March 21, 2019, the Company issued 290,532 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 27, 2019, the Company issued 1,280,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 3, 2019, the Company issued 390,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 5, 2019, the Company issued 1,262.48 Proportionate Voting Shares at a price per share of $0.22222 for total aggregate consideration of $280.55 upon the exercise of stock options of the Company.

On April 5, 2019, the Company issued 1,070,092 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 11, 2019, the Company issued 992,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 19, 2019, the Company issued 275,516 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 24, 2019, the Company issued 978,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 30, 2019, the Company issued 180,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 9, 2019, the Company issued 562.5 Proportionate Voting Shares at a price per share of $0.22222 for total aggregate consideration of $125.00 upon the exercise of stock options of the Company.

On May 15, 2019, the Company issued 875 Proportionate Voting Shares at a price per share of $0.22222 for total aggregate consideration of $194.44 upon the exercise of options of the Company.

On May 15, 2019, the Company issued 1,578.72 Proportionate Voting Shares at a price per share of $222.22 for total aggregate consideration of $350,823.16 upon the exercise of stock options of the Company.

On May 15, 2019, the Company issued 7,000,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 16, 2019, the Company issued 998,212 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 24, 2019, the Company issued 131.25 Proportionate Voting Shares at a price per share of $0.22222 for total aggregate consideration of $29.17 upon the exercise of stock options of the Company.

On May 24, 2019, the Company issued 200.5525 Proportionate Voting Shares at a price per share of $222.22 for total aggregate consideration of $44,566.78 upon the exercise of stock options of the Company.

On May 24, 2019, the Company issued 1,450,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 30, 2019, the Company issued 129,112 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 7, 2019, the Company issued 5,638.66 Proportionate Voting Shares at a price per share of $0.22222 for total aggregate consideration of $1,253.04 upon the exercise of stock options of the Company.

On June 7, 2019, the Company issued 2,255,464 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 12, 2019, the Company issued 495,304 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 14, 2019, the Company issued 106,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 18, 2019, the Company issued 240,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 21, 2019, the Company issued 52,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 11, 2019, the Company issued 900,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 12, 2019, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 31, 2019, the Company issued 12.5 Proportionate Voting Shares at a price per share of $222.22 for total aggregate consideration of $2,777.76 upon the exercise of stock options of the Company.

On July 31, 2019, the Company issued 305,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 1, 2019, the Company issued 96,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 6, 2019, the Company issued 2,202,516 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 8, 2019, the Company issued 1,284,600 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 9, 2019, the Company issued 250 Proportionate Voting Shares at a price per share of $222.22 for total aggregate consideration of $55,555 upon the exercise of stock options of the Company.

On August 9, 2019, the Company issued 865,784 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 13, 2019, the Company issued 893,200 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 16, 2019, the Company issued 128,808 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 23, 2019, the Company issued 25 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $5,555.50 upon the exercise of stock options of the Company.

On August 23, 2019, the Company issued 660,144 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 28, 2019, the Company issued 900,000 Common Shares upon the conversion of Proportionate Voting Shares No consideration was received by the Company for the issuance.

On August 29, 2019, the Company issued 120,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 4, 2019, the Company issued 295,714 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 5, 2019, the Company issued 364.6 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $81,021.41 upon the exercise of stock options of the Company.

On September 5, 2019, the Company issued 145,840 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 17, 2019, the Company issued 137.5 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $30,555.25 upon the exercise of stock options of the Company.

On September 17, 2019, the Company issued 173,032 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 25, 2019, the Company issued 550 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $122,221 upon the exercise of stock options of the Company.

September 25, 2019, the Company issued 310,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 26, 2019, the Company issued 74,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 11, 2019, the Company issued 187.5 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $41,666.25 upon the exercise of stock options of the Company.

On October 11, 2019, the Company issued 75,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 15, 2019, the Company issued 1,446,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 23, 2019, the Company issued 533.76 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $118,612.15 upon the exercise of stock options of the Company.

On October 23, 2019, the Company issued 233,504 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 28, 2019, the Company issued 2,081,548 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 28, 2019, the Company issued 375 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $83,332.50 upon the exercise of stock options of the Company.

On October 31, 2019, the Company issued 500 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $111,110 upon the exercise of stock options of the Company.

On October 31, 2019, the Company issued 200,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 14, 2019, the Company issued 25 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $5,555.50 upon the exercise of stock options of the Company.

On November 14, 2019, the Company issued 1,345,868 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 18, 2019, the Company issued 375 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $83,332.50 upon the exercise of stock options of the Company.

On November 18, 2019, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 21, 2019, the Company issued 75 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $16,666.50 upon the exercise of stock options of the Company.

On November 21, 2019, the Company issued 30,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 3, 2019, the Company issued 639.6 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $142,131.91 upon the exercise of stock options of the Company.

On December 3, 2019, the Company issued 1,737,965 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 4, 2019, the Company issued 1,108 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $246,129.76 upon the exercise of stock options of the Company.

On December 4, 2019, the Company issued 400,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 6, 2019, the Company issued 375 Proportionate Voting Shares at a price per share $0.22222 for total aggregate consideration of $83.33 upon the exercise of stock options of the Company.

On December 6, 2019, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 16, 2019, the Company issued 750 Proportionate Voting Shares at a price per share $0.22222 for total aggregate consideration of $166.67 upon the exercise of stock options of the Company.

On December 16, 2019, the Company issued 932,400 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 19, 2019, the Company issued 187.5 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $41,666.25 upon the exercise of stock options of the Company.

On December 19, 2019, the Company issued 75,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 23, 2019, the Company issued 1,375 Proportionate Voting Shares at a price per share $0.22222 for total aggregate consideration of $305.55 upon the exercise of stock options of the Company.

On December 23, 2019, the Company issued 550,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 6, 2020, the Company issued 375 Proportionate Voting Shares at a price per share $0.22222 for total aggregate consideration of $83.33 upon the exercise of stock options of the Company.

On January 6, 2020, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 10, 2020, the Company issued 1,650.31 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $366,731.89 upon the exercise of stock options of the Company.

On January 10, 2020, the Company issued 660,123 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 13, 2020, the Company issued 1,624.87 Proportionate Voting Shares at a price per share $0.22222 for total aggregate consideration of $361.08 upon the exercise of stock options of the Company.

On January 13, 2020, the Company issued 649,948 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 17, 2020, the Company issued 170,122 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 21, 2020, the Company issued 200,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 23, 2020, the Company issued 437.5 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $97,221.25 upon the exercise of stock options of the Company.

On January 23, 2020, the Company issued 175,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 24, 2020, the Company issued 200 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $44,444 upon the exercise of stock options of the Company.

On January 24, 2020, the Company issued 80,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 3, 2020, the Company issued 437.5 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $97,221.25 upon the exercise of stock options of the Company.

On February 3, 2020, the Company issued 175,000 Common Shares upon conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 6, 2020, the Company issued 150,000 Common Shares upon conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 11, 2020, the Company issued 27,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 24, 2020, the Company issued 250 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $55,555 upon the exercise of stock options of the Company.

On February 24, 2020, the Company issued 100,000 Common Shares upon conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 27, 2020, the Company issued 377.06 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $83,790.27 upon the exercise of stock options of the Company.

On February 27, 2020, the Company issued 150,824 Common Shares upon conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 3, 2020, the Company issued 593.57 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $131,903.13 upon the exercise of stock options of the Company.

On March 3, 2020, the Company issued 237,426 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 5, 2020, the Company issued 335 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $74,443.70 upon the exercise of stock options of the Company.

On March 5, 2020, the Company issued 134,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 10, 2020, the Company issued 432.63 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $96,139.04 upon the exercise of stock options of the Company.

On March 10, 2020, the Company issued 173,053 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 12, 2020, the Company issued 475 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $105,554.50 upon the exercise of stock options of the Company.

On March 12, 2020, the Company issued 190,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 19, 2020, the Company issued 607,644 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 25, 2020, the Company issued 468.56 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $104,123.40 upon the exercise of stock options of the Company.

On March 25, 2020, the Company issued 187,425 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 6, 2020, the Company issued 150 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $33,333 upon the exercise of stock options of the Company.

On April 6, 2020, the Company issued 60,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 20, 2020, the Company issued 250 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $55,555 upon the exercise of stock options of the Company.

On April 20, 2020, the Company issued 100,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 28, 2020, the Company issued 250 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $55,555 upon the exercise of stock options of the Company.

On April 28, 2020, the Company issued 100,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On May 5, 2020, the Company issued 75 Proportionate Voting Shares at a price per share $222.22 for total aggregate consideration of $16,666.50 upon the exercise of stock options of the Company.

On May 5, 2020, the Company issued 30,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 24, 2020, the Company issued 1,974.75 Proportionate Voting Shares. No consideration was received by the Company.

On August 3, 2020, the Company issued 3,176,756 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 10, 2020, the Company issued 300,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 25, 2020, the Company issued 433,287 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 3, 2020, the Company issued 13,333 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On December 9, 2020, the Company issued 1,377,684 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On January 20, 2021, the Company issued 940,099 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On February 15, 2021, the Company issued 400,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 3, 2021, the Company issued 219,645 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 8, 2021, the Company issued 14,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On March 29, 2021, the Company issued 10,666 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On April 9, 2021, the Company issued 380,900 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On June 4, 2021, the Company issued 150,000 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 26, 2021, the Company issued 8,579,967 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On July 30, 2021, the Company issued 4,401,575 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 9, 2021, the Company issued 201,600 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On August 25, 2021, the Company issued 2,139,408 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On September 15, 2021, the Company issued 147,440 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On October 8, 2021, the Company issued 1,859,306 Common Shares upon the conversion of Proportionate Voting Shares. No consideration was received by the Company for the issuance.

On November 3, 2021, the Company issued 13,026,454 Common Shares upon conversion of all outstanding Proportionate Shares as of such date. No consideration was received by the Company for the issuance.

Other Issuances

2018

On August 30, 2018 the Company granted 44,400 Stock Options at a price per security of C$7.00 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

2019

On February 7, 2019, the Company issued 59,728 Stock Options with a price per security of C$20.00 pursuant to a private placement offering of the Company’s Common Shares. No consideration was received by the Company for the issuance.

On April 1, 2019, the Company granted 40,565 Stock Options with a price per security of C$28.16 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On April 1, 2019, the Company issued 8,530 RSAs to certain executives. No consideration was received by the Company for the issuance.

On April 26, 2019, the Company issued 79,065 RSAs to certain executives. No consideration was received by the Company for the issuance.

On April 26, 2019, the Company granted 34,669 Stock Options with a price per security of C$25.53 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On June 17, 2019, the Company granted 25,000 Stock Options with a price per security of C$15.98 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On July 8, 2019, the Company granted 22,833 Stock Options with a price per security of C$22.06 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On July 22, 2019, the Company granted 44,417 Stock Options with a price per security of C$19.98 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On August 15, 2019, the Company granted 35,580 Stock Options with a price per security of C$24.98 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On August 15, 2019, the Company issued 26,671 RSAs to certain executives. No consideration was received by the Company for the issuance.

On August 20, 2019, the Company granted 18,960 Stock Options with a price per security of C$24.61 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On October 1, 2019, the Company granted 162,003 Stock Options with a price per security of C$16.29 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On October 1, 2019, the Company issued 51,397 RSAs to certain executives of Charlotte’s Web. No consideration was received by the Company for the issuance.

On October 28, 2019, the Company granted 3,453 Stock Options with a price per security of C$18.18 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On November 14, 2019, the Company granted 9,645 Stock Options with a price per security of C$12.65 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On December 3, 2019, the Company issued 5,000,000 units in an underwritten public share offering at a price of C$13.25 (US$9.96) per unit, for total aggregate gross proceeds of C$66,250,000 (US$49,800,000). Each Offered Unit consisted of one Common Share (each, a “Unit Share”) of the Company and one-half of one Common Share purchase warrant of the Company (each whole Common Share purchase warrant, a “Warrant”). Each Warrant entitles the holder to purchase one Common Share of the Company (each, a “Warrant Share”) at a price of C$16.50 on the date that is two years after the closing of the 2019 Share Offering. The Offering was conducted pursuant to the terms of an amended and restated underwriting agreement dated November 25, 2019 among the Company, Canaccord Genuity Corp., as lead underwriter, Cormark Securities Inc., Eight Capital and PI Financial Corp. (collectively, the “Underwriters”). Charlotte’s Web also granted the Underwriters an option (the “Over-Allotment Option”) to purchase up to 750,000 additional Units of the Company on the same terms as the Offering, exercisable within 30 days of the closing of the Offering. Net proceeds from the Offering were used primarily to fund the Company’s business development and for general working capital purposes.

2020

On February 3, 2020, the Company granted 157,589 Stock Options with a price per security of C$9.45 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On March 26, 2020, the Company granted 1,091,120 Stock Options with a price per security of C$6.76 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On March 26, 2020, the Company issued 264,470 RSAs to certain executives of Charlotte’s Web. No consideration was received by the Company for the issuance.

On March 30, 2020, the Company granted 77,337 Stock Options with a price per security of C$5.78 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On March 30, 2020, the Company issued 32,969 RSAs to certain executives of Charlotte’s Web. No consideration was received by the Company for the issuance.

On June 11, 2020, the Company issued 1,892,872 Common Share purchase warrants in exchange for outstanding warrants to purchase subordinate voting shares of Abacus, in connection with the Arrangement.

On June 11, 2020, the Company granted 1,317,932 Stock Options with a weighted average exercise price of $4.80 in exchange for outstanding stock options to purchase subordinate voting shares of Abacus, in connection with the Arrangement.

On June 18, 2020, the Company closed an underwritten public share offering of 10,000,000 units of the Company at a price of C$6.75 per offered unit for total aggregate gross proceeds of C$67,500,000. Each unit was comprised of one Common Share of the Company (a “Common Share”) and one half of one Common Share purchase warrant (each whole warrant, a “Warrant”). The Offered Units will separate into Unit Shares and Warrants immediately upon distribution. Each Warrant will be exercisable to acquire one Common Share (a “Warrant Share”) for a period of 2 years following the closing date of the Offering at an exercise price of C$8.50 per Warrant Share, subject to adjustment in certain events. The Offering was led by Canaccord Genuity Corp., together with a syndicate of underwriters including Cormark Securities Inc., Eight Capital and PI Financial Corp. (collectively, the “Underwriters”). The Company agreed to paid Underwriters a cash fee (the “Underwriters’ Fee”) equal to 5% of the gross proceeds from the offering (including any gross proceeds resulting from the exercise of the Over-Allotment Option). Aggregate proceeds, net of underwriting fees of C$3,375,000, were C$64,125,000. The Underwriters exercised in full an over-allotment option pursuant to the Underwriting Agreement (the “Over-Allotment Option”) to purchase up an additional amount of Offered Units equal to 15% of the Offered Units sold pursuant to the Offering, being 1,500,000 Offered Units (the “Additional Offered Units”), at the Offering Price of C6.75, resulting in a total offering size of 11,500,000 units and aggregate gross proceeds to the Company of C$77,625,000. With the exercise of the over-allotment option, net proceeds to the Company were C$77,625,000, and aggregate proceeds, net of underwriting fees of C$3,881,250, were C$73,743,750. Net proceeds from the Offering were used primarily to fund the Company’s business development and for general working capital purposes.

On July 1, 2020, the Company issued 5,634 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On July 1, 2020, the Company granted 23,182 Stock Options with a price per security of C$5.18 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On July 10, 2020, the Company granted 3,589 Stock Options with a price per security of C$5.15 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On September 3, 2020, the Company issued 94,712 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On October 1, 2020, the Company issued 8,999 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On October 1, 2020, the Company granted 37,923 Stock Options with a price per security of $2.40 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On November 9, 2020, the Company issued 2,495 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

2021

On March 26, 2021, the Company issued 581,216 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On March 26, 2021, the Company granted 793,132 Stock Options with a price per security of $4.70 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On May 10, 2021, the Company granted 1,747 Stock Options with a price per security of $3.95 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On May 10, 2021, the Company issued 1,266 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On June 9, 2021, the Company issued 66,811 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On June 14, 2021, the Company granted 86,291 Stock Options with a price per security of $4.35 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On June 14, 2021, the Company issued 61,494 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On June 18, 2021, the Company issued 18,380 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On July 1, 2021, the Company granted 9,739 Stock Options with a price per security of $3.57 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On July 1, 2021, the Company issued 7,003 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On July 23, 2021, the Company granted 13,276 Stock Options with a price per security of $3.21 to certain directors, executives and employees. No consideration was received by the Company for the issuance.

On July 23, 2021, the Company issued 8,956 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On October 25, 2021, the Company granted 11,477 Stock Options with a price per security of $1.84 to certain directors, executive and employees. No consideration was received by the Company for the issuance.

On October 25, 2021, the Company issued 8,152 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On November 19, 2021, the Company issued 1,043,049 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On November 22, 2021, the Company issued 13,986 RSAs to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

On December 16, 2021, the Company issued 350,000 RSAs and granted 375,000 stock options with an exercise price of C$1.30 to certain directors, executives, and employees. No consideration was received by the Company for the issuance.

ITEM 11. DESCRIPTION OF THE REGISTRANT’S SECURITIES TO BE REGISTERED

Description of the Company’s Securities

This Amendment No. 1 to the Registration Statement relates to the Company’s Common Shares. The Company is authorized to issue an unlimited number of Common Shares, of which there are 142,335,464 Common Shares outstanding as of November 3, 2021. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company’s notice of articles and articles, as amended (the “Articles”), which are included as Exhibits 3.1 and 3.2 to this Amendment No. 1 to the Registration Statement.

The Company’s authorized share capital consists of the Common Shares, as well as an unlimited number of Proportionate Voting Shares, none of which were issued and outstanding as of November 4, 2021, and an unlimited number of preferred shares, issuable in series, none of which were issued and outstanding as of November 4, 2021. Holders of Proportionate Voting Shares are entitled to 400 votes per Proportionate Voting Share and holders of Common Shares are entitled to one vote per Common Share on all matters upon which holders of shares are entitled to vote. Following the conversion of all Proportionate Voting Shares into Common Shares on November 3, 2021 by way of mandatory conversion in accordance with the Articles, no further Proportionate Voting Shares may be issued by the Company.

Each holder of a Common Share is entitled to: (i) one vote at all meetings of Shareholders; (ii) a pro rata share of any dividends or other distributions declared payable by the Board; and (iii) a pro rata share of any distribution of the Issuer’s assets on any winding up or dissolution of the Issuer. Other than as disclosed herein, there are no pre-emptive rights; conversion or exchange rights; redemption, retraction, purchase for cancellation or surrender provisions; sinking or purchase fund provisions; provisions permitting or restricting the issuance of additional securities; or any other material restrictions or provisions requiring a security holder to contribute additional capital, which are applicable to the Company’s Common Shares.

Voting Rights

All holders of Common Shares will be entitled to receive notice of any meeting of Shareholders of the Company, and to attend, vote and speak at such meetings, except those meetings at which only holders of a specific class of shares, other than the Common Shares, are entitled to vote separately as a class under the BCBCA. A quorum for the transaction of business at a meeting of Shareholders is present if Shareholders who, together, hold not fewer than 25% of the votes attaching to the outstanding voting shares entitled to vote at the meeting are present in person or represented by proxy.

On all matters upon which holders of Common Shares are entitled to vote, each Common Share is entitled to one vote per Common Share.

Dividend Rights

Holders of Common Shares are entitled to receive dividends out of the assets available for the payment or distribution of dividends at such times and in such amount and form as the Company’s Board may from time to time determine, subject to any preferential rights of the holders of any outstanding preferred shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is insolvent; or (ii) the payment of the dividend would render the Company insolvent.

Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of its assets among its Shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of Common Shares will be entitled to receive all of the Company’s assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares.

Pre-emptive and Redemption Rights

Holders of Common Shares will not have any pre-emptive or redemption rights.

Certain Amendments

In addition to any other voting right or power to which the holders of Common Shares shall be entitled by law or regulation or other provisions of the Articles from time to time in effect, but subject to the provisions of the Articles, holders of Common Shares shall each be entitled to vote separately as a class, in addition to any other vote of Shareholders that may be required, in respect of any alteration, repeal or amendment of the Company’s Articles which would adversely affect the rights or special rights of the holders of Common Shares.

The rights, privileges, conditions and restrictions attaching to the Common Shares may be modified if the amendment is authorized by not less than 66 2/3% of the votes cast at a meeting of holders of Common Shares duly held for that purpose.

Forum Selection

The Company’s Articles include a forum selection provision that provides that, unless the Company consents in writing to the selection of an alternative forum, British Columbia Courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought by any person on behalf of the Company;
•	any action or proceeding asserting a claim of breach of a fiduciary duty owed to the Company by any director, officer or other employee of the Company;
•	any action or proceeding asserting a claim arising pursuant to any provision of the Business Corporations Act or the Company’s Articles (as either may be amended from time to time); and
•	Any action or proceeding asserting a claim otherwise related to the relationships among the Company, its affiliates and their respective shareholders, directors, officers or any of them, but excluding claims relating to the business carried on by the Company or such affiliates.

The forum selection provision also provides that shareholders are deemed to have consented to personal jurisdiction in the Province of British Columbia and to service of process on their counsel in any foreign action initiated in violation of the foregoing provisions.

The forum selection provision may impose additional litigation costs on shareholders in pursuing any such claims. It is uncertain whether such provision would apply to actions arising under U.S. federal securities laws, and if it does, whether British Columbia Courts would enforce such provision given that neither the Company nor its investors can waive compliance with U.S. federal securities laws. It also remains uncertain as to whether a breach of U.S. securities law in and of itself would give rise to a direct cause of action in British Columbia Courts, although indirect causes of action may arise thereunder as a result of, without limitation, breach or misrepresentation. In the event it was determined that the forum selection provision applies to actions arising under U.S. federal securities laws or, if British Columbia Courts refused to enforce such provisions, or if a breach of U.S. securities law did not give rise to a cause of action in British Columbia Courts, there is a risk that the Company would be required to litigate any such breach in a jurisdiction which is less favorable to the Company, which could result in additional costs and financial losses that could have a material adverse effect on the Company’s business.

These provisions may limit the Company’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Company’s Articles to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition. See “Risk Factors – The Company’s Articles provide that the Supreme Court of British Columbia, Canada and the Court of Appeal of British Columbia, Canada shall, to the fullest extent permitted by law, be the sole and exclusive forum for derivative actions, actions relating to breaches of fiduciary duty, and other matters, creating a conflict with U.S. federal securities laws, which may limit the ability to obtain a favorable judicial forum for disputes with the Company.”

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is subject to the provisions of Part 5, Division 5 of the BCBCA. Under Section 160 of the BCBCA, the Company may, subject to Section 163 of the BCBCA:

(a) indemnify an individual who:

(i) is or was a director or officer of the Company;

(ii) is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of the Company; or

(iii) at the Company’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii) “expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Company must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Company must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by the Company’s memorandum or Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Company or an eligible party, the court may do one or more of the following:

(a) order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d) order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e) make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under Article 20.2 of the Company’s Articles, and subject to the BCBCA, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and it must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Company on the terms of the indemnity contained in the Company’s Articles.

Under Article 20.3 of the Company’s Articles, and subject to any restrictions in the BCBCA, the Company may indemnify any person. The Company has entered into indemnity agreements or employment agreements containing indemnification provisions with certain of the Company’s directors and officers. Under these indemnification provisions, an executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification by the Company for certain expenses to the fullest extent permitted by applicable law. The Company believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.4 of the Company’s Articles, the failure of an eligible party to comply with the BCBCA or the Company’s Articles does not invalidate any indemnity to which he or she is entitled under the Company’s Articles.

Under Article 20.5 of the Company’s Articles, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Company; (2) at the request of the Company, is or was a director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity; (d) at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

The Company has an insurance policy covering its directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements required to be included in this registration statement are included in Item 15 and begin on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH AUDITORS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 7, 2019, the Company dismissed MNP LLP (“MNP”), which was previously engaged as the Company’s independent auditor to audit the Company’s financial statements. On September 7, 2019, the Company engaged Ernst & Young LLP (“EY”) as its independent auditor. This change in auditors was recommended to the Company’s Board of Directors by the Audit Committee and approved by the Board of Directors.

The reports provided by MNP on the Company’s financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s financial statements for each of the two years in the period ended December 31, 2018, and in the subsequent interim periods preceding the dismissal of MNP, there were (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and MNP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of MNP would have caused it to make reference to the subject matter thereof in connection with its report for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Prior to engaging EY as the Company’s independent auditor, the Company had not consulted EY regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or a reportable event, nor did the Company consult with EY regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused the prior auditor to make reference to the subject matter of the disagreements in connection with its reports.

The Company provided MNP with a copy of the disclosure above prior to its filing with the SEC as a part of this registration statement and requested that MNP furnish the Company with a letter addressed to the SEC stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated November 4, 2021, is filed as Exhibit 16.1 to this registration statement.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Charlotte’s Web Holdings, Inc. Consolidated Financial Statements as of December 31, 2020 and 2019 and for the Two Years Ended December 31, 2020

(b)	Charlotte’s Web Holdings, Inc. Unaudited Interim Consolidated Financial Statements as of Nine Months Ended September 30, 2021 and 2020

(c)	Abacus Health Products, Inc. Condensed Interim Consolidated Financial Statements for the Three Month Periods Ended March 31, 2020 and 2019

Index to Unaudited Condensed Interim Consolidated Financial Statements
Condensed Interim Consolidated Statements of Financial Position	F-53
Condensed Interim Consolidated Statements of Comprehensive Loss	F-55
Condensed Interim Consolidated Statements of Equity	F-56
Condensed Interim Consolidated Statements of Cash Flows	F-57
Notes to Condensed Interim Consolidated Financial Statements	F-59

(d)	Abacus Health Products, Inc. Consolidated Financial Statements for December 31, 2019 and 2018

(e)	Unaudited Pro Forma Combined Financial Statements

Unaudited Pro Forma Combined Statement of Operations of Charlotte’s Web Holdings, Inc. reflecting acquisition of Abacus Products, Inc. for the year ended December 31, 2020

Notes to Unaudited Pro Forma Combined Financial Statements

(f)	A list of exhibits filed with this Amendment No. 1 to the Registration Statement is included in the Exhibit Index immediately following such exhibits and is incorporated herein by reference.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Charlotte’s Web Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Charlotte’s Web Holdings, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company's auditor since 2019.

Denver, Colorado

November 4, 2021

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$52,803	$68,553
Accounts receivable, net	4,793	4,832
Notes receivable	2,757	1,421
Inventories, net	63,157	65,240
Prepaid expenses and other current assets	8,845	4,196
Income taxes receivable	11,440	3,273
Total current assets	143,795	147,515
Property and equipment, net	39,363	19,404
Operating lease right-of-use assets, net	21,037	23,202
Intangible assets, net	25,376	1,596
Goodwill	76,039	—
Other long-term assets	5,177	1,624
Total assets	$310,787	$193,341
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,891	$8,798
Accrued and other current liabilities	12,763	8,257
Cultivation liabilities – current	9,304	10,803
Lease obligations – current	1,916	1,672
Total current liabilities	28,874	29,530
Cultivation liabilities – noncurrent	2,513	14,289
Lease obligations – noncurrent	20,567	22,116
Warrant and other long-term liabilities	4,591	3,410
Total liabilities	56,545	69,345
Commitments and contingencies (Note 9)
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of December 31, 2020 and 2019, respectively; 107,060,237 and 67,418,174 shares issued and outstanding as of December 31, 2020 and 2019	1	1
Proportionate voting shares, nil par value; unlimited shares authorized as of December 31, 2020 and 2019, respectively; 81,177 and 95,342 outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	305,133	144,206
Accumulated deficit	(50,892)	(20,211)
Total shareholders’ equity	254,242	123,996
Total liabilities and shareholders’ equity	$310,787	$193,341

See Notes to Consolidated Financial Statements.

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue	$95,226	$94,594
Cost of goods sold	42,937	44,144
Gross profit	52,289	50,450

Selling, general, and administrative expenses	103,631	93,615
Operating loss	(51,342)	(43,165)

Other income (expense), net	1,330	1,734
Change in fair value of financial instruments	11,317	2,108
Loss before provision for income taxes	$(38,695)	$(39,323)
Income tax benefit (expense)	8,014	(235)
Net loss and comprehensive loss	$(30,681)	$(39,558)
Net loss per common share, basic and diluted	$(0.25)	$(0.41)
Net loss per proportionate voting share, basic and diluted	$(98.17)	$(163.90)
Weighted-average common shares used in computing net loss per common share, basic and diluted	88,996,249	41,468,794
Weighted-average proportionate voting shares used in computing net loss per proportionate voting share, basic and diluted	90,040	137,676

See Notes to Consolidated Financial Statements.

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

	Proportionate Voting Shares	Common Shares
	Shares	Shares	Amount	Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Shareholders’ Equity
Balance - December 31, 2018	177,978	21,981,801	$1	$80,233	$19,347	99,581
Exercise of stock options	—	7,238,048	—	1,586	—	1,586
Conversion to common shares	(82,636)	33,054,235	—	—	—	—
Exercise of warrants	—	92,693	—	486	—	486
2019 Share Offering, net of warrants and issuance costs	—	5,000,000	—	41,433	—	41,433
Common shares granted	—	51,397	—	—	—	—
Share-based compensation	—	—	—	20,468	—	20,468
Net loss and comprehensive loss	—	—	—	—	(39,558)	(39,558)
Balance - December 31, 2019	95,342	67,418,174	$1	$144,206	$(20,211)	$123,996
Exercise of stock options	—	3,987,035	$—	$2,467	$—	$2,467
Conversion to common shares	(16,140)	6,455,826	—	—	—	—
Withholding of common shares upon vesting of restricted share awards	—	32,801	—	(19)	—	(19)
Share-based compensation	—	—	—	3,149	—	3,149
Harmony Hemp contingent equity compensation	—	114,696	—	1,177	—	1,177
2020 Share Offering, net of warrants and issuance costs	—	11,500,000	—	44,591	—	44,591
Abacus acquisition	1,975	17,551,705	—	109,562	—	109,562
Net loss and comprehensive loss	—	—	—	—	(30,681)	(30,681)
Balance - December 31, 2020	81,177	107,060,237	$1	$305,133	$(50,892)	$254,242

See Notes to Consolidated Financial Statements.

CHARLOTTE’S WEB HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss and comprehensive loss	$(30,681)	$(39,558)
Adjustments to reconcile net loss and comprehensive loss to net cash used in operating activities
Depreciation and amortization	6,847	1,653
Change in fair value of financial instruments	(11,167)	(2,107)
Allowance for credit losses	834	422
Inventory provision	8,025	15,474
Share-based compensation	4,326	20,468
(Gain) loss on disposal of assets	(5)	18
Deferred income taxes	20	212
Changes in operating assets and liabilities:
Accounts receivable, net	1,470	(1,044)
Inventories	(1,782)	(53,498)
Prepaid expenses and other current assets	(2,867)	383
Operating lease right-of-use assets and lease obligations	569	(39)
Accounts payable, accrued and other liabilities	(8,075)	4,757
Income taxes	(8,133)	(1,486)
Cultivation liabilities	(11,289)	18,275
Other operating assets and liabilities, net	(121)	(77)
Net cash used in operating activities	(52,029)	(36,147)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	11,181	—
Purchases of property and equipment and intangible assets	(28,257)	(15,053)
Proceeds from sale of assets	91	54
Issuance of notes receivable, net of collections	(1,275)	(1,272)
Deposits on purchases of property and equipment	(897)	(1,444)
Net cash used in investing activities	(19,157)	(17,715)
Cash flows from financing activities:
Proceeds from public offerings, net of issuance costs	53,797	46,948
Proceeds from stock option exercises	2,467	1,586
Other financing activities	(828)	477
Net cash provided by financing activities	55,436	49,011
Net decrease in cash and cash equivalents	(15,750)	(4,851)
Cash and cash equivalents —beginning of year	68,553	73,404
Cash and cash equivalents —end of year	$52,803	$68,553
Non-cash activities:
Equity instruments issued in acquisition of businesses	$109,562	$—
Non-cash purchases of property and equipment	(1,291)	(1,932)
Non-cash inventory provision	(2,073)	—

See Notes to Consolidated Financial Statements.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

1. DESCRIPTION OF BUSINESS AND PRESENTATION OF FINANCIAL STATEMENTS

Description of the Business

Charlotte’s Web Holdings, Inc. together with its subsidiaries, (collectively the “Company”) is a public company incorporated pursuant to the laws of the Province of British Columbia. The Company’s common shares are publicly listed on the Toronto Stock Exchange (“TSX”) under the symbol “CWEB” and quoted on the OTCQX under the symbol "CWBHF." The Company’s head office is located in Denver, Colorado in the United States of America.

The Company’s primary products are made from proprietary strains of whole-plant hemp extracts containing a full spectrum of phytocannabinoids, terpenes, flavonoids and other hemp compounds. Hemp extracts are produced from Hemp, which is defined as the plant Cannabis sativa L. The Company is engaged in research involving the effectiveness of a broad variety of compounds derived from Hemp.

The Company’s current product categories include tinctures (liquid product), capsules, gummies, sprays, pet oils and treats, and topical products. The Company’s products are distributed through its e-commerce website, third-party e-commerce websites, select distributors, health practitioners, and a variety of brick-and-mortar specialty retailers.

The Company does not currently produce or sell medicinal or recreational marijuana or products derived from high-THC Cannabis plants. On March 2, 2021, Charlotte’s Web executed an Option Purchase Agreement pursuant to which the Company has the option to acquire Stanley Brothers USA Holdings, Inc. (“Stanley Brothers USA”), a Cannabis wellness incubator. Until the Stanley Brothers USA Holdings Purchase Option ("SBH Purchase Option") is exercised, both Charlotte’s Web and Stanley Brothers USA will continue to operate as standalone entities in the US. Internationally, the companies are able to explore opportunities where Cannabis is federally permissible.

The Company grows its proprietary hemp on farms leased in northeastern Colorado and sources high quality hemp through contract farming operations in Kentucky and Oregon.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

In furtherance of the Company’s R&D efforts, the Company has established CW Labs, an internal division for R&D, to substantially expand the Company’s efforts around the science of hemp derived compounds. CW Labs is currently engaged in double-blind, placebo-controlled human clinical trials addressing hemp-based solutions for several need states. CW Labs is located in Louisville, Colorado at the Company’s LOFT production and distribution facility and the Hauptmann Woodward Research Institute on the campus of the University at Buffalo’s Jacobs School of Medicine and The Center for Integrated Global Biomedical Sciences through which it fosters collaborations throughout the State University of New York network of 64 national and international research and medical institutions. In November 2019, the Company announced a collaboration between CW Labs and the University at Buffalo’s Center for Integrated Global Biomedical Sciences to advance hemp cannabinoid science through a research program that provides a better understanding of the therapeutic uses and safety of cannabinoids.

Emerging Growth Company Status

The Company is an emerging growth company ("EGC"), as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use the extended transition period for complying with new or revised accounting standards, and as a result of this election, the consolidated financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board ("FASB") standards’ effective dates. The Company can elect to early adopt, if permitted by the accounting standard. The Company may take advantage of these exemptions up until the last day of the fiscal year following the fifth anniversary of an offering or such earlier time that it is no longer an EGC.

Smaller Reporting Company Status

The Company is a “smaller reporting company” as defined in Exchange Act Rule 12b-2. As a result, the Company is eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the aggregate worldwide market value of its common shares held by non-affiliates equaled or exceeded $250 million as of the prior June 30th, or (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year and the aggregate worldwide market value of its common shares held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Companies acquired during each reporting period are reflected in the results of the Company effective as of their respective dates of acquisition through the end of the reporting period. All intercompany balances and transactions have been eliminated in consolidation. Unless otherwise indicated, comparisons are to comparable prior periods, and 2020 and 2019 refer to the 12 months ended December 31, 2020, and December 31, 2019, respectively.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make informed estimates, judgments and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the disclosures in the accompanying notes. On an ongoing basis, management evaluates such estimates and assumptions for continued reasonableness. In particular, management makes estimates with respect to any (i) inventory provision, (ii) underlying assumptions that affect the potential impairment of goodwill and long-lived assets, (iii) ability to realize income tax benefits associated with deferred tax assets, and (iv) fair value of acquired intangible assets and goodwill. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. Management’s estimates are based on historical information available at the date of the consolidated financial statements and various other assumptions management believes are reasonable based on the circumstances. Actual results could differ materially from those estimates.

Basic and Diluted Net Loss per Share

Basic loss per share is calculated using the two-class method, in which net loss and comprehensive loss is allocated to both common shares and proportionate voting shares based on the number of fully converted shares in each class. Basic net loss per common share and proportionate voting share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of common shares outstanding and weighted average number of proportionate voting shares outstanding during the period. Diluted loss per common share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of common shares together with the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued. Diluted loss per proportionate voting share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of proportionate voting shares outstanding during the period. Since the Company was in a loss position for the periods presented, basic net loss per share is the same as diluted net loss per share since the effects of potentially dilutive securities are antidilutive.

Segments

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company has one operating segment, which is the business of hemp-based CBD wellness products. Substantially all long-lived assets are located in the United States and substantially all revenue is attributed to consumers and customers based in the United States.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total consideration transferred in connection with the acquisition is allocated to the tangible and intangible assets acquired, liabilities assumed, and any non-controlling interest in the acquired entity based on fair values. Goodwill acquired in connection with business combinations represents the excess of consideration transferred over the net tangible and identifiable intangible assets acquired. Certain assumptions and estimates are employed in evaluating the fair value of assets acquired and liabilities assumed. These estimates may be affected by factors, such as changing market conditions or changes in government regulations. The most significant assumptions requiring judgment involve identifying and estimating the fair value of intangible assets and the associated useful lives to establish amortization periods. To finalize purchase accounting for significant acquisitions, the Company utilizes the services of independent valuation specialists to assist in the determination of the fair value of acquired tangible and intangible assets.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Costs related to the acquisition, other than those associated with the issuance of debt or equity securities, incurred by the Company in connection with a business combination, are expensed as incurred.

Any contingent or deferred consideration payable is recognized at fair value at the acquisition date. Any amounts tied to an individual’s employment are recognized as compensation expense over the required service period.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents in accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The cash amounts in deposit accounts held in excess of federally-insured limits were $52,516 and $68,052 as of December 31, 2020 and 2019, respectively. Management believes that the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

The Company provides credit to its customers in the normal course of business and has established credit evaluation and monitoring processes to mitigate credit risk, but has limited risk, as the majority of its sales are transacted with cash.

As of December 31, 2020 and 2019, no single customer accounted for more than 10% of the Company’s accounts receivable balance nor consolidated revenue.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable is stated as the amount billed, net of an estimated allowance for credit losses (“ACL”). The Company’s ACL is adjusted periodically and is based on management’s consideration of the age and nature of the past due accounts as well as specific payment issues. The Company considers as past due any receivable balance not collected within its contractual terms. Changes in the Company’s estimate to the ACL is recorded through bad debt expense in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss and individual accounts are charged against the allowance when all reasonable collection efforts are exhausted.

Inventories

Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less any applicable selling expenses. Cost includes all expenses for direct raw materials inputs, as well as costs directly attributable to the manufacturing process as well as suitable portions of related production overheads, based on normal operating capacity. Cost is determined by use of the weighted average method. To determine if a provision for inventories is required, the Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions, including forecasted demand compared to quantities on hand, as well as other factors such as potential excess or aged inventories based on product shelf life, and other factors that affect inventory obsolescence. The Company’s inventories of harvested hemp are recorded at cost to grow and harvest. Raw materials costs as well as production costs are included in the carrying value of the Company’s finished goods inventory.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were comprised of the following amounts (in thousands):

	December 31, 2020	December 31, 2019
Prepaid expenses	$4,621	$3,175
Deposits	2,742	376
Other miscellaneous receivables	1,482	645
Total prepaid expenses and other current assets	$8,845	$4,196

Prepaid expenses are amortized in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss.

Property and Equipment, Net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Building	30 years
Machinery and equipment	3-10 years
Furniture and fixtures	2-7 years
Leasehold improvements	Shorter of useful life or term of lease (1-15 years)

Construction-in-process assets are capitalized during construction and depreciation commences when the asset is placed into service. Significant improvements that extend the useful life of an asset are capitalized. Repairs and maintenance which do not extend the useful lives of assets are expensed as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are recognized.

Intangible Assets, Net

Definite Lived Intangible Assets

Definite lived intangible assets consist of customer relationships, software, patents, and trade names. These intangible assets determined to have definite lives are amortized over their useful lives. Acquired intangible assets from business combinations include trade names and customer relationships. Software is stated at cost less accumulated amortization. The costs of obtaining a patent are capitalized and amortized over its useful life. Acquired trade names and customer relationships are stated at fair value and are amortized over their useful lives.

Amortization is calculated on the straight-line basis over the following estimated useful lives of the assets:

Customer Relationships	10 years
Software	3-5 years
Patents	15-20 years
Tradenames	10 years

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Capitalized Software Development Costs

The Company develops software for internal use. Software development costs incurred during the application development stage, which includes payroll and payroll-related costs related to employees and third-party consultant costs are capitalized. The Company amortizes these costs over the estimated useful life of the software, which is generally three years. These costs are included in intangible assets, net on the consolidated balance sheets.

Goodwill

Goodwill represents the excess of acquisition costs over the fair value of tangible assets and identifiable intangible assets of the businesses acquired. Goodwill is not amortized. Goodwill is subject to impairment testing annually as of October 1, or any time changes in circumstances indicate that the carrying amount may not be fully recoverable. The Company performed its annual impairment test to determine if any events or circumstances exist, such as an adverse change in business climate or a decline in overall industry demand, that would indicate that it would more likely than not reduce the fair value of a reporting unit below its carrying amount, including goodwill.

If events or circumstances do not indicate that the fair value of a reporting unit is below its carrying amount, then goodwill is not considered to be impaired and no further testing is required. If it is determined that there are impairment indicators, the Company will compare the fair value of its reporting units to its carrying value, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, the amount by which the carrying value of the goodwill exceeds its implied fair value, if any, is recognized as an impairment loss. The Company also monitors the indicators for goodwill impairment testing between annual tests. Goodwill is evaluated at the level of the Company’s single operating segment which also represents the Company’s only reporting unit. The Company determined that there was no impairment of its goodwill for the year ended December 31, 2020. The Company had no goodwill for the year ended December 31, 2019.

Impairment of Long-Lived Assets

The Company reviews intangible assets with indefinite useful lives for impairment at least annually and reviews all intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Long-lived assets, such as property and equipment and intangible assets subject to depreciation and amortization, as well as indefinite lived intangibles and goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than the Company had originally estimated. Recoverability of these assets is measured by comparison of the carrying amount of each asset or asset group to the future undiscounted cash flows the asset or asset group is expected to generate over their remaining lives. If the asset or asset group is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset or asset group. If the useful life is shorter than originally estimated, the Company amortizes the remaining carrying value over the new shorter useful life. Impairment losses are recorded in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss. There were no impairment losses recognized for the years ended December 31, 2020 and 2019.

Cultivation Liabilities

Cultivation liabilities consist of amounts owed to third-party farming operators for the hemp harvests cultivated in 2019 and 2018. There were no cultivation liabilities incurred for the hemp harvest cultivated in 2020. The terms of the agreements with third-party farming operators are fixed and determined based on the potency and yield of the hemp crops after harvests are completed. As stated in the agreements with the third-party farming operators, amounts are paid over four or eight quarters depending on the quantity of acres planted. The cultivation liabilities are initially measured at the present value of future payments, discounted using the Company’s incremental borrowing rate. Refer to Note 11 for detail of the cultivation liabilities for the years ended December 31, 2020 and 2019.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Leases

The Company elected to early adopt ASU 2016-02, Leases (Topic 842) as of January 1, 2019, as permitted by the standard. After the adoption of this standard, the Company determined if an arrangement contains a lease at inception based on whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. The Company classifies leases as either finance or operating. The Company does not have any finance leases. Right-of-use (“ROU”) assets are recognized at the lease commencement date and represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the remaining lease term.

Present value of lease payments are discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate. Because the Company’s operating leases generally do not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for collateralized borrowings with a similar term, an amount equal to the lease payments and in a similar economic environment where the leased asset is located. The collateralized borrowings were based on the Company’s credit rating corroborated with market credit metrics like debt level and interest coverage.

The Company’s operating lease ROU assets are measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred and (iii) lease incentives under the lease. Options to renew or terminate the lease are recognized as part of the Company’s ROU assets and lease liabilities when it is reasonably certain the options will be exercised. ROU assets are also assessed for impairments consistent with the Company’s long-lived asset policy.

Operating lease expense for fixed lease payments is recognized on a straight-line basis over the lease term. Variable lease payments for real estate taxes, insurance, maintenance, and utilities, which are generally based on the Company’s pro rata share of the total property, are not included in the measurement of the ROU assets or lease liabilities and are expensed as incurred.

Operating leases are presented separately as operating lease right-of-use assets, net and lease obligations, current and non-current, in the accompanying consolidated balance sheets.

We have elected the short-term lease recognition exemption for all applicable classes of underlying assets. Short-term disclosures include only those leases with a term greater than one month and 12 months or less, and expense is recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that we are reasonably certain to exercise, are not recorded on the balance sheet.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customer (“ASC 606”). The Company elected to early adopt ASC 606 as of January 1, 2018, as permitted by the standard. The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under the standard, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of revenue accounting, the Company evaluates the goods or services promised within each contract related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

The Company recognizes revenue from customers when control of the goods or services are transferred to the customer, generally when products are shipped, at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods and services. Freight revenue is included in revenue on the Consolidated Statements of Operations and Comprehensive Loss, and is generally exempt from state sales taxes. Sales tax collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenue in the Consolidated Statements of Operations and Comprehensive Loss. The Company’s contracts generally include standard discounts and allowances. The Company’s contracts generally do not include advertising allowances, tiered discounts, or any other performance obligation. Since the Company’s contracts involve the delivery of various tangible products, the arrangements are considered to contain only a single performance obligation, as such there is no allocation of the transaction price. The Company also offers e-commerce discounts and promotions through its online rewards program. The Charlotte’s Web Loyalty Program offers customers rewards points for every dollar spent through the Company website to earn store credit for future purchases. The Company defers recognition of revenue for unredeemed awards until the following occurs: (1) rewards are redeemed by the consumer, (2) points or certificates expire, or (3) an estimate of the expected unused portion of points or certificates is applied, which is based on historical redemption patterns.

Any product that doesn’t meet the customer’s expectations can be returned within the first 30 days of delivery in exchange for another product or for a full refund. Any product sold through a distributor or retailer must be returned to the original purchase location for any return or exchange. The Company accounts for customer returns utilizing the “expected value method.” Expected amounts are excluded from revenue and recorded as a “refund liability” that represents the Company’s obligation to return the customer’s consideration. Estimates are based on actual historical data. The Company destroys all returned products for safety and quality purposes.

The majority of the Company’s revenue is derived from sales of branded products to consumers via our direct-to-consumer e-commerce website, and distributors, retail and wholesale business-to-business customers. The following table sets forth the disaggregation of the Company’s revenue:

	Year Ended December 31,
	2020	2019
Direct-to-consumer	$63,826	$50,024
Business-to-business	31,400	44,570
Total	$95,226	$94,594

Substantially all of the Company’s revenue is earned in the United States.

Cost of Goods Sold

Cost of goods sold includes the cost of inventory sold, changes in inventory provisions, and other production costs expensed. Other production costs include direct and indirect production costs include direct labor, processing, testing, packaging, quality assurance, security, shipping, depreciation of production equipment, production management and other related expenses.

Selling, General, and Administrative

Selling, general, and administrative expense primarily consists of compensation and other personnel-related costs, including share-based compensation, marketing and advertising expenses, professional services fees, rent and related costs, property and casualty and directors and officers insurance premiums and bank and merchant fees. Advertising expenses are expensed as incurred and primarily includes the cost of marketing activities such as online advertising, search engine optimization, promotional activities, and market research. For the years ended December 31, 2020 and 2019, the Company recognized $14,723 and $16,417 of advertising expense, respectively. Selling, general, and administrative expense also includes research and development expenses, which are expensed as incurred. For the years ended December 31, 2020 and 2019, the Company recognized $5,951 and $1,754, respectively, of research and development expenses.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Defined Contribution Plan

The Company has defined contribution plans, under which the Company contributes based on a percentage of the employees’ elected contributions. The Company will have no legal or constructive obligation to pay further amounts. Defined contribution expense of $1,038 and $794 was recorded in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss during the years ended December 31, 2020 and December 31, 2019, respectively.

Share-Based Compensation

The Company accounts for compensation expense for share-based option awards to employees, non-employee directors, and other non-employees based on the estimated grant date fair value of the options on a straight-line basis over the requisite service period, which is the vesting period for stock options. The fair value of stock options are estimated using the Black-Scholes-Merton (“Black-Scholes”) valuation model, which requires assumptions and judgments regarding share price, volatility, risk-free interest rates, dividend yields and expected option terms. The Company uses the historical volatility and grant date closing price of its publicly traded shares to estimate the grant-date fair value of its stock options. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. Share-based compensation is recognized net of actual forfeitures when they occur. All share-based compensation costs are recorded in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss.

The Company measures nonemployee awards at their fair value consistent with the accounting for employee share-based compensation as described above. For the years ended December 31, 2020 and 2019, the Company did not have any material expense for nonemployee awards.

Income Taxes

The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax basis of assets and liabilities using the enacted statutory income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expense or benefit is based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized.

Significant judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against net deferred tax assets. We assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. The evaluation of the need for a valuation allowance is performed on a jurisdiction-by-jurisdiction basis and includes a review of all available positive and negative evidence. Factors reviewed include projections of pre-tax book income for the foreseeable future, determination of cumulative pre-tax book income or loss, earnings history, and reliability of forecasting. It is the Company's policy to offset indefinite lived deferred tax assets with indefinite lived deferred tax liabilities. The Company provided a full valuation allowance on deferred tax assets as of December 31, 2019 because it is more likely than not that deferred tax assets will not be realized.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

The Company accounts for uncertainties in income taxes under Topic ASC 740, which prescribes a recognition threshold and measurement methodology to recognize and measure an income tax position taken, or expected to be taken, in a tax return. With respect to any tax positions that do not meet the recognition threshold, a corresponding liability, including interest and penalties, is recorded in the consolidated financial statements. The Company may be subject to examination by tax authorities where the Company conducts operations. The earliest income tax year that may be subject to examination is 2018. The Company has recorded an uncertain tax position as of December 31, 2020; there were no uncertain tax positions as of December 31, 2019 (Note 15). The Company’s policy is to recognize interest and penalties on taxes, if any, within operations as income tax expense.

The Tax Cuts and Jobs Act ("TCJA") established new tax provisions affecting fiscal year 2019 and future years, including, but not limited to, (1) creating a new provision designed to tax GILTI, which the Company accounts for using the period cost method; (2) generally eliminating U.S. federal taxes on dividends from foreign subsidiaries; (3) eliminating the corporate alternative minimum tax; (4) establishing a deduction for foreign derived intangible income; and (5) establishing new limitations on certain executive compensation.

Recently Issued Accounting Pronouncements

Other than described below, no new accounting pronouncements adopted or issued by the “FASB” had or may have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). The guidance on the accounting for implementation, setup, and other upfront costs (collectively referred to as implementation costs) applies to entities that are a customer in a hosting arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The new standard is effective for public companies with fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. For all other entities, the amendments are effective for all fiscal years beginning after December 15, 2020 and all interim periods beginning after December 15, 2021. As an EGC, the Company has elected to use the extended transition period for complying with new or revised standards and can and has elected to follow the private company adoption timeline. The standard should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption and early adoption is permitted. The Company adopted this standard prospectively as of January 1, 2021, and the adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which aims to reduce complexity in accounting standards by improving certain areas of U.S. GAAP without compromising information provided to users of financial statements. ASU 2019-12 is effective for public entities for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. For all other entities, the standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact, if any, that the updated standard will have on the consolidated financial statements.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Recently Adopted Accounting Pronouncements

In June 2018, the FASB issued No. ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting (“ASU 2018-07”). This update was issued to allow companies to account for share-based payment transactions with non-employees in the same way as share-based payment transactions with employees, with the main differences being the accounting for attribution and a contractual term election for valuing non-employee equity share options. The amendments in ASU 2018-07 are effective for public entities for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Per ASU 2018-07, this update should be applied on a modified retrospective basis via a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. Early adoption is permitted only if the Company has adopted ASC 606, Revenue from Contracts with Customers. The Company adopted the standard as of January 1, 2020 and the adoption of the standard did not have an impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). This ASU adds, modifies, and removes several disclosure requirements relative to the three levels of inputs used to measure fair value in accordance with ASC 820, Fair Value Measurement. ASU 2018-13 is effective for fiscal years beginning after December 15, 2019 for all entities. Early adoption is permitted. The Company adopted the standard as of January 1, 2020, and the adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

3. ACQUISITION OF ABACUS PRODUCTS, INC.

On June 11, 2020, the Company acquired all the issued and outstanding subordinate voting shares of Abacus Products, Inc. (“Abacus”).

Abacus develops, markets and sells over-the-counter (“OTC”) topical products combining active pharmaceutical ingredients with hemp extract. This acquisition provides the Company with growth opportunities in both topical and ingestible products in the CBD wellness category.

Abacus primarily sells its products under three brand names: CBDMedic™, CBD Clinic™, and Harmony Hemp. CBD Clinic™ is marketed to the professional practitioner market and sold exclusively to registered health practitioners such as chiropractors, acupuncturists, massage therapists, physical therapists, naturopaths, and osteopaths. CBDMedic™ is targeted to the consumer market. CBDMedic™ products are sold directly to consumers through retail outlets, health, and fitness locations, as well as through an e-commerce platform. Harmony Hemp is targeted to the consumer market. These products are sold through retail outlets as well as through an e-commerce platform. The acquisition of these brands substantially expanded the Company's topical offerings and presence in the key food and mass markets.

The acquisition closed on June 11, 2020 and, accordingly, the consolidated statements of operations and comprehensive loss include Abacus results of operations for the period from June 11, 2020 through December 31, 2020. Due to integration of Abacus into the Company’s systems as of July 1, 2020, at December 31, 2020, it is not feasible for the Company to disaggregate the acquiree revenue, on an after discount and promotions basis, or the results of operations related thereto consolidated in the financial statements. If the acquisition had taken place as of January 1, 2020, revenue from continuing operations for the year ended December 31, 2020 would have been $99,341. Net loss and comprehensive loss for the year ended December 31, 2020 would have been $(47,810). If the acquisition had taken place as of January 1, 2019, revenue for the year ended December 31, 2019 would have been $110,118. Net loss and comprehensive loss for the year ended December 31, 2019 would have been $(55,683). The aforementioned pro-forma amounts are unaudited.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

As a result of the business combination, acquisition costs of $3,897 were expensed as incurred during the year ended December 31, 2020.

Fair Value of Consideration

Pursuant to the terms of the arrangement agreement, for each Abacus subordinate voting share and other equity instruments, including outstanding stock options, warrants, SARs, and contingent consideration, each holder received a 0.85 equivalent replacement award of the Company’s respective security at the time of closing. To determine the portion of fair value of the replacement award that is part of purchase consideration, the Company measured both the fair value of the replacement award as the acquiree, Abacus, and the acquirer, the Company, as of the acquisition date. The Company attributed the portion of the fair value related to pre-combination service as purchase consideration and attributed the remaining fair value to remuneration for post-combination services based on any remaining service period. The Company’s fair values of the replacement awards were valued using the Black-Scholes option pricing model, with the following assumptions used in the model: expected volatility; expected term; risk-free interest rate and value of the underlying share. The resulting purchase consideration for replacement stock options, warrants, SARs, and contingent consideration is $7,251. A portion of the other equity instruments, SARs of $293 and certain warrants of $2,857, were determined to be liabilities as the instruments do not meet all of the criteria for equity classification since the SARs and certain warrants are denominated in Canadian dollars, which differs from the Company’s functional currency. These liabilities are presented at their respective fair value as of December 31, 2020 in the consolidated balance sheets. The Company transferred 18,456,302 common shares and 3,884,986 other equity instruments.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

The following table outlines the total consideration transferred:
Common shares	$105,461
Other equity instruments	7,251
Total consideration transferred	$112,712

The following table summarizes the assets acquired and liabilities assumed as of the acquisition date:
Cash	$11,181
Accounts receivable and other receivables	2,264
Inventories	4,845
Intangible assets	23,400
Other current and long-term assets	3,653
Goodwill	76,039
$121,382
Accounts payable	$4,687
Accrued liabilities	2,041
Current note payable	1,258
Other current and long-term liabilities	684
Total liabilities	$8,670
Net assets acquired	$112,712

The fair value of acquired inventories and intangible assets were determined using a forecasted cash flow approach with the assistance of a third-party valuation firm. Acquired inventories consist of substantially all finished goods.

Acquired intangible assets consist of a trade name and customer relationships. Fair value of the acquired customer relationships and trade name are $22,700 and $700, respectively. The Company has assigned a ten-year useful life to both classes of acquired intangible assets.

The Company determined that Abacus' carrying costs approximated fair value for all other acquired assets and assumed liabilities.

On February 10, 2020, one of the wholly-owned subsidiaries of Abacus US, Abacus Wellness, Inc., acquired the principal assets of two companies owning the Harmony Hemp brand. Pursuant to the terms of the asset purchase agreement, Abacus US, and therefore the Company, is obligated to pay the remaining purchase price payable for Harmony Hemp and deliver contingent equity compensation. The remaining purchase price payable as of December 31, 2020 for Harmony Hemp acquired with the Abacus acquisition is $770, of which $626 and $144 is included in other current liabilities and other long-term liabilities on the consolidated balance sheets, respectively.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Goodwill

The goodwill acquired from the Abacus acquisition was primarily attributable to expected synergies from future growth and potential monetization opportunities.

4. FAIR VALUE MEASUREMENT

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The guidance describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date

Level 2—Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities; unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities

Level 3—Unobservable inputs that are supported by little or no market data for the related assets or liabilities

The categorization of a financial instrument within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s financial instruments include cash and cash equivalents, accounts receivable and other receivables, notes receivable and payable, accounts payable and accrued liabilities, cultivation liabilities, warrant liabilities and other current assets and liabilities. At December 31, 2020 and 2019, the carrying amounts of accounts receivable and other receivables, accounts payable and other current assets and liabilities approximated at their fair values because of their short-term nature. The carrying value of the notes receivable and cultivation liability approximates the fair value as the stated interest rate approximates market rates currently available to the Company. The Company’s warrant liabilities are accounted for at fair value and are considered Level 2 instruments.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2020 and 2019, by level within the fair value hierarchy:

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liabilities	$—	$4,304	$—	$4,304

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liabilities	$—	$3,408	$—	$3,408

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

The fair value of the Company’s warrant liabilities is based on the Black-Scholes option pricing model which is based predominantly on Level 2 observable inputs. The assumptions used by the Company are the quoted price of the Company’s common shares in an active market, risk-free interest rate, volatility and expected life, and assumes no dividends. Volatility is based on the actual historical market activity of the Company’s shares. The expected life is based on the remaining contractual term of the warrants and the risk-free interest rate is based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the expected life of the warrants. For the years ended December 31, 2020 and 2019, $11,167 and $2,107 was recognized as change in fair value of financial instruments, net in the Consolidated Statements of Operations and Comprehensive Loss.

There were no transfers between levels of the hierarchy during the years ended December 31, 2020 and 2019.

The following table provides quantitative information regarding fair value measurements inputs at their measurement dates:

	Year Ended December 31,
	2020	2019
Expected volatility	86.1%	84.2%
Expected term (years)	0.1 – 1.5	1.0
Risk-free interest rate	0.1%	1.6%
Expected dividend yield	0%	0%
Value of underlying share	$3.29	$7.64

5. INVENTORIES

Inventories consist of the following:

	December 31,
	2020	2019
Harvested hemp and seeds	$41,090	$38,735
Raw materials	14,644	19,785
Finished goods	24,615	22,593
	80,349	81,113
Less: inventory provision	(17,192)	(15,873)
Total	$63,157	$65,240

Inventory Provision

For the year ended December 31, 2020, inventory provisions of $8,025 were expensed through the cost of goods sold and $2,073 were recognized as settlement reductions of cultivation liabilities due to third-party farming operators related to harvested hemp outside of quality specifications. For the year ended December 31, 2020, write-offs of inventory previously reserved for of $8,779 were recognized. For the year ended December 31, 2019, inventory provisions of $15,474 were expensed through the cost of good and the Company had no inventory write-offs.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

The Company applies guidance pursuant to ASC 330, Inventory in capitalizing Selling, general, and administrative expenses in Inventories, as they relate directly or indirectly to bringing inventories to its existing condition and location. For the years ended December 31, 2020 and 2019, total Selling, general, and administrative costs capitalized to inventory were $2,403 and $1,594, respectively. The costs primarily consist of indirect labor related to production overhead. The costs are reflected in Cost of goods sold in the Statement of operations and comprehensive loss as cost of inventory sold at the time of sale of the related inventories.

6. PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	December 31,
	2020	2019
Building	$3,409	$3,378
Machinery and equipment	17,211	14,282
Furniture and fixtures	881	404
Leasehold improvements	22,310	4,327
	43,811	22,391
Accumulated depreciation	(10,551)	(5,329)
Construction-in-process	6,103	2,342
Total property and equipment, net	$39,363	$19,404

For the years ended December 31, 2020 and December 31, 2019, depreciation expense of $4,839 and $1,353, respectively, was recorded in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss.

7. GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill:

December 31, 2020
Beginning balance	$—
Goodwill arising from business combination	76,039
Ending balance	$76,039

Intangible Assets

Details of the Company’s intangible assets subject to amortization and indefinite-lived intangible assets and their respective carrying amounts are as follows:

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

	As of December 31, 2020
	Weighted- Average Remaining Useful Life (in years)	Gross	Accumulated Amortization	Net
Definite-lived intangibles assets:
Software	2.49	$3,789	$(1,156)	$2,633
Customer relationships	9.44	22,700	(1,269)	21,431
Trade names	9.44	700	(39)	661
Patents	18.66	201	(8)	193
Internal use software in process		308	—	308
Indefinite lived intangible assets:
Internet domain name		150	—	150
Total		$27,848	$(2,472)	$25,376

	As of December 31, 2019
	Weighted- Average Remaining Useful Life (in years)	Gross	Accumulated Amortization	Net
Definite-lived intangibles assets:
Software	2.57	$1,865	$(464)	$1,401
Internal use software in process		45	—	45
Indefinite lived intangible assets:
Internet domain name		150	—	150
Total		$2,060	$(464)	$1,596

For the years ended December 31, 2020 and December 31, 2019, amortization expense of $2,008 and $300 respectively, was recorded in Selling, general, and administrative expense in the Consolidated Statement of Operations and Comprehensive Loss.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

As of December 31, 2020, expected amortization of intangible assets is as follows:

Year Ending December 31:
2021	$3,476
2022	3,330
2023	2,873
2024	2,350
2025	2,350
Thereafter	10,539
Total future amortization	$24,918

8. DEBT

Line of Credit

The Company entered into an asset backed line of credit ("ABL") with J.P. Morgan during the year ended December 31, 2020 and Amendment #1 dated March 1, 2021 for $10,000 with an option under certain circumstances to increase the line of credit to $20,000. Borrowings under the ABL bear interest at a variable rate based on (A) CB Floating Rate defined as Prime Rate plus 1.0% or (B) monthly LIBOR rate plus 2.50%. The current maturity date is March 23, 2023. The line of credit agreement requires compliance by the Company with certain debt covenants. Borrowings under the ABL are secured by all of the assets of the Borrowers and guaranteed by other subsidiaries of the Borrowers.

Financial Covenants

The Company is subject to a number of customary covenants under the credit facility, including limitation on additional borrowings, acquisitions, dividend payments and requirements to maintain certain financial ratios including a consolidated fixed charge coverage ratio, minimum earnings before interest, depreciation, and amortization ("EBITDA") and minimum liquidity, as defined by the line of credit agreement as measured on the last day of each quarter. The Company has obtained a limited waiver and Amendment #1 of certain covenant provisions of the existing line of credit. The waiver is effective for the trailing four quarters ended December 31, 2020. As of December 31, 2020, the Company could but has not yet drawn on the line of credit. As of December 31, 2020, the Company was in compliance with all financial covenants.

9. COMMITMENTS AND CONTINGENCIES

Legal Contingencies

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of December 31, 2020, there are no litigations pending that could have, individually and in the aggregate, a material adverse effect on the Company’s financial position, results of operations or cash flows.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

10. LEASES

The Company has lease arrangements related to office space, warehouse and production space, and land to facilitate agricultural operations. The leases have remaining lease terms of less than 1 year to 14.2 years, some of which include options to extend the leases for up to 5 years. Generally, the lease agreements do not include options to terminate the lease.

The weighted average remaining lease term was 11.4 years for operating leases as of December 31, 2020. The weighted average discount rate was 5.6% for operating leases as of December 31, 2020.

The Company's lease costs included an immaterial amount related to leases with original terms of less than one year. The components of lease cost, including variable lease costs primarily consisting of common area maintenance charges and real estate taxes, for the years ended December 31, 2020 and 2019 are as follows:

	Year Ended December 31,
	2020	2019
Operating Lease Cost:
Fixed lease cost	$4,014	$2,654
Variable lease cost	1,707	865
Total lease cost	$5,721	$3,519
Sublease income	$478	$—

Other information related to leases was as follows:

	Year Ended December 31,
	2020	2019
Supplemental Cash Flow Information:
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash used for operating leases	$3,153	$2,671
Right-of-use assets obtained in exchange of lease obligations (non-cash):
Right-of-use assets obtained in exchange for new operating lease liabilities	$515	$25,271

Maturities of operating lease liabilities as of December 31, 2020 are as follows:

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Year Ending December 31:	Operating Leases

2021	$3,264
2022	3,186
2023	2,959
2024	2,786
2025	2,466
Thereafter	16,984
Total lease obligation	$31,645
Less: Imputed interest	9,162
Total lease liabilities	$22,483
Less: Current lease liabilities	1,916
Total non-current lease liabilities	$20,567

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

11. CULTIVATION LIABILITIES

In conjunction with the contract terms, the Company can reduce the settlement amount for harvested hemp outside of quality specifications. For the year ended December 31, 2020, the Company recognized $2,073 of settlement reductions.

Future payments due under contract obligations are as follows:

	Short-term	Long-term	Total
December 31, 2018	$3,531	$3,286	$6,817
Costs incurred related to 2019 crop	9,858	13,180	23,038
Settlement payments	(4,763)	—	(4,763)
Conversion to short-term borrowings	2,177	(2,177)	—
December 31, 2019	$10,803	$14,289	$25,092

	Short-term	Long-term	Total
December 31, 2019	$10,803	$14,289	$25,092
Settlement payments	(11,289)	—	(11,289)
Settlement reductions	(2,073)	—	(2,073)
Interest	87	—	87
Conversion to short-term borrowings	11,776	(11,776)	—
December 31, 2020	$9,304	$2,513	$11,817

Scheduled undiscounted maturities of amounts owed as of December 31, 2020 are as follows:

Year Ending December 31:
2021	$9,346
2022	2,516
Total payments	$11,862
Less: imputed interest	(45)
Total cultivation liabilities	$11,817
Less: Current portion of cultivation liabilities	(9,304)
Total non-current cultivation liabilities	$2,513

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

12. SHAREHOLDERS’ EQUITY

As of December 31, 2020, the Company’s share capital consists of two classes of issued and outstanding shares: Common Shares and Proportionate Voting Shares (“PVS”). The Company is also authorized to issue preferred shares issuable in series. To date, no shares of preferred shares have been issued or are outstanding.

Common Shares

As of December 31, 2020, the Company was authorized to issue an unlimited number of common shares, which have no par value.

Dividend Rights – Holders of common shares are entitled to receive dividends out of the assets available for the payment of dividends at such times and in such amount and form as the Board of Directors may determine from time to time, subject to any preferential rights of the holders of any outstanding preferred shares, on the following basis, and otherwise without preference or distinction between the common shares and the PVSs; each PVS will be entitled to 400 times the amount distributed per common share. The Company is permitted to pay dividends unless there are reasonable grounds for believing that the Company is insolvent or the payment of the dividend would render the Company insolvent.

Voting Rights – Holders of common shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each common share shall entitle the holder thereof to one vote at each such meeting.

Conversion Rights – Common shares may at any time, at the option of the holder and with the consent of the Company, convert into PVSs on the basis of 400 common shares for one PVS.

Liquidation Rights – Holders of common shares and PVSs will be entitled to receive all of the Company's assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares, on the basis that each PVS will be entitled to 400 times the amount distributed per common share, and otherwise without preference or distinction between the common shares and PVSs.

Proportionate Voting Shares

As of December 31, 2020, the Company was authorized to issue an unlimited number of PVSs, which have no par value.

Dividend Rights – Holders of PVSs are entitled to receive dividends out of the assets available for the payment of dividends at such times and in such amount and form as the Board of Directors may determine from time to time, subject to any preferential rights of the holders of any outstanding preferred shares, on the following basis, and otherwise without preference or distinction among or between the common shares and the PVSs; each PVS will be entitled to 400 times the amount distributed per common share. The Company is permitted to pay dividends unless there are reasonable grounds for believing that the Company is insolvent or the payment of the dividend would render the Company insolvent.

Voting Rights – Holders of PVSs shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each PVS shall entitle the holder thereof to 400 votes at each such meeting.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Conversion Rights – PVSs may at any time, subject to certain conditions as outlined in the Articles, at the option of the holder or the discretion of the Company, be converted into common shares at a ratio of 400 common shares per PVS.

Liquidation Rights – Holders of common shares and PVSs will be entitled to receive all of the Company's assets remaining after payment of all debts and other liabilities, subject to any preferential rights of the holders of any outstanding preferred shares, on the basis that each PVS will be entitled to 400 times the amount distributed per common share, and otherwise without preference or distinction between the common shares and PVSs.

Share Offering Warrants – Liability Classified

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments and meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. For issued warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Any change in fair value of the warrants is recognized in the Company’s statements of operations.

On June 18, 2020, the Company closed its underwritten public share offering (“2020 Share Offering”) of 10,000,000 units “2020 Offered Units”) with an over-allotment option exercised in full for an additional 1,500,000 units of the Company at a price of C$6.75 (US$4.97) per 2020 Offered Unit, for total aggregate gross proceeds of C$77,625 (US$57,165). Each 2020 Offered Unit consisted of one common share of the Company and one-half of one common share purchase warrant of the Company (each whole common share purchase warrant, a “2020 Share Offering Warrant”). Each 2020 Share Offering Warrant entitles the holder to purchase one common share of the Company at a price of C$8.50 until June 18, 2022. At initial measurement, the 5,750,000 2020 Share Offering Warrants issued resulted in a $9,206 financial liability reported in the consolidated balance sheets. For the year ended December 31, 2020, share issuance costs of $3,368 were recognized in the Consolidated Statements of Changes in Shareholders’ Equity.

On December 3, 2019, the Company closed its underwritten public share offering (the “2019 Share Offering”) of 5,000,000 units (“2019 Offered Units”) of the Company at a price of C$13.25 (US$9.96) per 2019 Offered Unit, for total aggregate gross proceeds of C$66,250 (US$49,810). Each 2019 Offered Unit consisted of one common share of the Company and one-half of one common share purchase warrant of the Company (each whole common share purchase warrant, a “2019 Share Offering Warrant”). Each 2019 Share Offering Warrant entitles the holder to purchase one common share of the Company at a price of C$16.50 until December 3, 2021. At initial measurement, the 2,500,000 2019 Share Offering Warrants issued resulted in a $5,515 financial liability reported in the consolidated balance sheets. For the year ended December 31, 2019, share issuance costs of $2,862 were recognized in the Consolidated Statements of Changes in Shareholders’ Equity.

The 2019 Share Offering Warrants and the 2020 Share Offering Warrants do not meet all of the criteria for equity classification as the warrants are denominated in Canadian dollars, which differs from the Company’s functional currency. As a result, the 2019 Share Offering Warrants and the 2020 Share Offering Warrants are initially measured at fair value and are revalued at each reporting period using the Black-Scholes option pricing model (Note 4). Total common share warrants issued in the 2019 Share Offering were 2,500,000 at an initial fair market value of $2.206 per share, totaling $5,515, as reported as a warrant liability. Total common share warrants issued in the 2020 Share Offering were 5,750,000 at an initial fair market value of $1.601 per share, totaling $9,206, as reported as a warrant liability.

Pursuant to the terms of the Abacus acquisition, each holder of an Abacus subordinate voting share warrant received a 0.85 equivalent replacement warrant of the Company. Refer to Note 3 for determination of fair value of warrants acquired and the related classification as of acquisition June 11, 2020.

The following summarizes the number of warrants outstanding as of December 31, 2020 and December 31, 2019:

	Number of Warrants	Weighted-Average Exercise Price per Warrant
Outstanding as of December 31, 2019	2,501,110	$12.67
Granted	5,750,000	6.26
Abacus acquired warrants	1,892,872	11.38
Expired	(1,110)	—
Outstanding as of December 31, 2020	10,142,872	$8.80

For the balance of outstanding warrants at December 31, 2020, the weighted average remaining contractual life is 1.38 years.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

13. LOSS PER SHARE

The Company computes loss per share of common shares and PVS under the two-class method required for multiple classes of common shares and participating securities. The rights, including the liquidation and dividend rights, of the two classes of shares are similar except for the 400:1 conversion ratio between the common shares and PVS shares. Accordingly, the loss per share attributable to common shareholders will be the same for common shares and PVS, on either an individual or combined basis. Basic net loss per common share and proportionate voting share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of common shares outstanding and weighted average number of proportionate voting shares outstanding during the period. Diluted loss per common share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of common shares together with the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued, unless anti-dilutive. Diluted loss per proportionate voting share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of proportionate voting shares outstanding during the period.

The following table sets forth the computation of basic and diluted net loss per common share and proportionate voting share attributable to shareholders:

	Year Ended December 31,
	2020	2019
Net loss and comprehensive loss	$(30,681)	$(39,558)
Weighted-average number of common shares - basic	88,996,249	41,468,794
Dilutive effect of stock options and awards	—	—
Weighted-average number of proportionate voting shares - basic	90,040	137,676
Weighted-average number of common shares - diluted	88,996,249	41,468,794
Weighted-average number of proportionate voting shares - diluted	90,040	137,676
Loss per common share – basic and diluted	$(0.25)	$(0.41)
Loss per proportionate voting share – basic and diluted	$(98.17)	$(163.90)

As of December 31, 2020 and 2019, potentially dilutive securities include stock options, founder options, restricted share awards, broker stock warrants, and common share warrants. When the Company recognizes a net loss and comprehensive loss from continuing operations, all potentially dilutive shares are anti-dilutive and are consequently excluded from the calculation of diluted net loss per share. The potentially dilutive awards outstanding for each year are presented in the table below:

	December 31,
	2020	2019
Outstanding stock options	3,330,206	4,902,194
Outstanding founder options	—	799,948
Outstanding restricted share units	456,675	114,266
Outstanding broker share warrants	—	1,110
Outstanding common share warrants	10,142,872	2,500,000
Total	13,929,753	8,317,518

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

14. SHARE-BASED COMPENSATION

Share Incentive Plans

Founders Options

On January 15, 2015, the Company issued nonqualified stock options, in lieu of common shares, to a limited number of consultants (“Founder Options”). Each of these option holders did not qualify for the issuance of common shares under the Company’s then existing S-Corporation status due to their residence standing. Issued Founder Options were for 5,187,904 underlying common shares and were fully vested after one year. The exercise price and the fair value at grant date was $0.005 per share.

At December 31, 2020, all common shares under Founders Options were exercised. At December 31, 2019, the number of common shares under option and exercisable was 799,948.

2015 Plan

On December 31, 2015, the Company adopted the Stanley Brothers, Inc. 2015 Stock Option Plan (the “2015 Plan”), which provides for grants of incentive stock options and nonqualified stock options to employees (including officers), consultants and directors. The 2015 Plan, and grants made under the 2015 Plan, are designed to align shareholder and participant interests. The Company’s Board of Directors establishes the terms and conditions of any grants under the 2015 Plan. Incentive stock options may be granted only to employees.

2018 Plan

On August 31, 2018, the Company adopted the Charlotte’s Web Holdings, Inc. 2018 Long-Term Incentive Plan (the “2018 Plan”), which provides for grants of stock options, stock appreciation rights, share awards, stock units, performance shares, performance units, and other share-based awards (collectively the “Awards”) to eligible individuals on the terms and subject to conditions set forth in the 2018 Plan. The 2018 Plan is designed to attract and retain key personnel and service providers. The Company’s Board of Directors, or appointed administrators, establish the terms and conditions of any grants under the 2018 Plan.

The aggregate number of common shares of the Company as to which share incentive awards may be granted from time to time under both the 2015 Plan and 2018 Plan shall not exceed 13,500,000 shares. The maximum exercise period of any option grant shall not exceed ten years from the date of grant. The share incentive awards vest over a time-based service period, generally a period of one to four years, and are settled in equity. The number of available awards at December 31, 2020, was 3,477,045.

Stock options

Stock options vest over a prescribed service period and are approved by the Board of Directors on an award-by-award basis. Options have a prescribed service period generally lasting up to four years, with certain options vesting immediately upon issuance. Upon the exercise of any stock options, the Company issues shares to the award holder from the pool of authorized but unissued common shares.

The fair values of options granted during the period were determined using a Black-Scholes model. The following principal inputs were used in the valuation of awards issued for the years ended December 31, 2020 and 2019:

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

	Year Ended December 31,
	2020	2019
Expected volatility	84.1% - 87.4%	85.0% - 101.4%
Expected term (years)	0.3 – 7.0	1.0 – 5.0
Risk-free interest rate	0.5% - 1.4%	1.4% - 2.5%
Expected dividend yield	0%	0%
Value of underlying share	$2.40 - $7.13	$9.54 - $21.10

Detail of the number of stock options outstanding for the years ended December 31, 2020 and 2019 under the 2015 and 2018 plans is as follows:

	Number of Options	Weighted- Average Exercise Price per Option	Weighted- Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	4,902,194	$1.95	7.94	$41,544,875
Granted	1,390,740	4.92
Abacus acquired stock options	1,317,932	4.80
Exercised	(3,187,087)	0.77
Forfeited (and expired)	(1,093,573)	6.61
Outstanding as of December 31, 2020	3,330,206	$3.93	7.83	$4,955,658
Exercisable/vested as of December 31, 2020	1,714,419	$2.10	5.85	$4,825,518

For the balance at December 31, 2019, weighted average remaining contractual life is 7.94 years. The weighted average grant-date fair value of options granted during the year ended December 31, 2019 was $11.52.

For the balance at December 31, 2020, the weighted average remaining contractual life is 7.83 years. The weighted average grant-date fair value of options granted during the year ended December 31, 2020 was $4.92.

The weighted average share price at the date of exercise of options exercised during the years ending December 31, 2020 and 2019 was $5.20 and $12.97, respectively.

Vesting of awards under these plans were generally time based over a period of one to four years. For the 1,004,939 option awards vested during the year ended December 31, 2020, the weighted average grant date fair value was $4.84. For the 3,088,873 option awards vested during the year ended December 31, 2019, the weighted average grant date fair value was $0.89.

Of the 3,330,206 options outstanding at December 31, 2020, 1,300,012 options have an exercise price of $0.56, and the remaining 2,030,195 options have an exercise price ranging between $2.40 and $21.10.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Restricted share awards

The Company has issued time-based restricted share awards to certain employees as permitted under the 2018 Plan. The restricted share awards granted vest in accordance with the Board-approved agreement, typically over equal installments over four years. Upon vesting, one of the Company’s common shares is issued for each restricted share awarded. The fair value of each restricted share award granted is equal to the market price of the Company’s shares at the date of the grant. The total fair value of shares vested during the year ended December 31, 2020 was $150.

Details of the number of restricted share awards outstanding under the 2018 Plan is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Outstanding as of December 31, 2019	114,266	$20.52
Granted	409,279	4.28
Forfeited	(34,069)	9.01
Vested	(32,801)	18.88
Outstanding as of December 31, 2020	456,675	$6.47

Share-Based Compensation Expense

Share-based compensation expense is included in Cost of goods sold and Selling, general, and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss. Share-based compensation expense for all equity arrangements for the year ended December 31, 2020 was $4,326, of which $1,177 related to Harmony Hemp contingent equity compensation. Share-based compensation expense for all equity arrangements for the year ended December 31, 2019 was $20,468.

As of December 31, 2020, and 2019, there was approximately $6,769 and $4,102 of total unrecognized share-based compensation expense, related to unvested options granted to employees under the Company’s 2018 plan that is expected to be recognized over a weighted average period of 2.64 years as of each year ended.

Modification of Share-Based Compensation Award

Effective January 2, 2019, the Company entered into a separation agreement with the Company's exiting Chief Executive Officer ("CEO"). Prior to the separation agreement, the CEO was granted options with quarterly vesting dates ending December 31, 2020, and the original terms of the award agreement did not contain an acceleration provision. In connection with the agreement, the remaining unvested options at January 2, 2019 were modified in order to vest immediately on that date. Under this type of modification, the original grant date fair value is revalued and compensation cost is recognized based on the fair value of the modified award, as measured on the modification date. On January 2, 2019, the Company recognized $17,623 of total incremental compensation cost resulting from the modification in Selling, general, and administrative expense in the Consolidated Statements of Operations and Comprehensive Loss.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

15. INCOME TAXES

Income before provision for income taxes for the years ended December 31, 2020 and December 31, 2019 consists of the following:

	Year Ended December 31,
	2020	2019
U.S. (loss) income	$(38,793)	$(39,323)
Foreign income	98	—
Total current	$(38,695)	$(39,323)

The major components of income tax benefit (expense) attributable to loss from operations consists of:

	Year Ended December 31,
	2020	2019
Current:
Federal	$8,217	$103
State	(176)	(126)
Foreign	(7)	—
Total current	$8,034	$(23)
Deferred:
Federal	—	(185)
State	—	(27)
Foreign	(20)	—
Total deferred	(20)	(212)
Total income tax benefit (expense)	$8,014	$(235)

Income tax benefit (expense) attributable to loss from continuing operations for the years ended December 31, 2020 and 2019 differed from the amounts computed by applying the U.S. federal income tax rates of 21%, as a result of the following:

	Year Ended December 31,
	2020	2019
U.S. federal statutory tax rate	21.0%	21.0%
State income taxes, net of federal tax benefit	4.7	7.4
Share-based compensation	7.2	31.9
Change in fair value of financial instruments	6.1	1.1
Non-deductible transaction costs	(2.1)	—
Change in valuation allowance	(18.5)	(62.0)
Research and development credit	2.9	—
Other, net	(0.6)	—
Effective tax rate	20.7%	(0.6)%

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

During 2019, the Company determined that a valuation allowance was required against previously recognized deferred tax assets. In determining the need for a valuation allowance, management reviewed all available positive and negative evidence pursuant to the requirement of ASC 740, Income Taxes. Based upon management's assessment of this evidence, primarily the three-year cumulative losses of the Company, the Company believes its deferred tax assets are not more-likely-than-not to be realized and, as such, a full valuation allowance was recorded against net deferred taxes as of December 31, 2020 and 2019. For the years ended December 31, 2020 and 2019, the Company’s valuation allowance increased by 11,251 and 24,434, respectively, primarily related to the incremental net operating losses.

In March 2020, the President of the United States signed into law the Coronavirus Aid, Relief and Economic Security ("CARES") Act, a substantial tax-and-spending package intended to provide additional economic stimulus to address the impact of the COVID-19 pandemic. The CARES Act, among other things, allows for the Company to carryback certain net operating losses ("NOLs") generated in 2019. The impact of the carryback of our 2019 net operating losses resulted in an additional refund of $8,056, and is reflected in income taxes receivable as of December 31, 2020. The carryback also resulted in an income tax benefit of $8,056, consisting of $6,218 due to the ability to recognize the net operating loss deferred tax asset and $1,838 from the rate differential between the tax effective in the carryback period and the 21% federal tax rate in 2019. The difference in the income tax receivable and the income tax benefit relates to incremental R&D credits claimed in the years the carryback was applied. These incremental tax credits recorded are also subject to the valuation established against net deferred tax assets. The Company will continue to monitor future developments and interpretations for further impacts. The Company previously recognized $3,273 of income taxes receivable related to overpayments made in 2019. The CARES Act, 2019 overpayments, and miscellaneous other income taxes receivable result in total income taxes receivable as of December 31, 2020 of $11,440.

During 2019 and 2020, the Company recognized significant tax benefit resulting from stock options. This benefit primarily arose from initial options granted to founders of the Company and executives. As these shares have vested and are exercised, the increase in value over exercise price resulted in a tax benefit. The options were not subject to limitation under 162(m) as the options were grandfathered under the transition rule of Internal Revenue Code.

The Company is required to measure the fair value of its warrant liabilities. This fair valuing results in book income or expense. As these instruments are considered equity, there is no tax basis and the book impact is disallowed for tax. See Note 4 for more information regarding the fair valuing of the warrants.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

The components of deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2020	2019
Deferred tax assets
Net operating loss carryforward	$31,882	$18,301
Share-based compensation	1,717	573
Inventory provision and UNICAP 263A	4,653	4,745
Other	1,829	1,270
Other carryforwards	1,788	363
Total deferred tax assets, net	41,869	25,252
Valuation allowance	(35,685)	(24,434)
Total deferred tax assets, net	$6,184	$818
Deferred tax liabilities:
Property and equipment	$(851)	$(818)
Intangibles	(5,127)	—
Warrants	(206)	—
Total deferred tax liabilities	$(6,184)	$(818)
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020, the Company has federal and state net operating losses of approximately $126,491 and $111,504, respectively. The entire federal NOLs are post-2017 NOL and therefore can be carried forward indefinitely and the state NOLs will begin to expire on December 31, 2029. The Company also has a research and development credit carryforward of $1,202.

The Company completed the Abacus acquisition on June 11, 2020. The acquisition was a tax-free merger whereby the Company acquired carryover tax basis of assets and liabilities. See Note 3 for more information regarding the purchase price allocation, The net deferred tax assets recorded in connection with the acquisition is zero due to a full valuation allowance. The acquired tax attributes include federal and state net operating loss.

Since the acquisition resulted in a greater than 50% ownership change in Abacus, the acquired tax attributes are subject to limitations in accordance with Sections 382 and 383 of the Internal Revenue Code. Abacus had pre-acquisition federal and state losses of approximately $27,832 and $22,736, respectively which have a full valuation allowance recorded against them based on expected realizability.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

Uncertain tax position

The Company recognizes the tax benefit from an uncertain tax position only if it is probable that the tax position will be sustained based on its technical merits. The Company measures and records the tax benefits from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s estimated liabilities related to these matters are adjusted in the period in which the uncertain tax position is effectively settled, the statute of limitations for examination expires or when additional information becomes available. The Company’s liability for unrecognized tax benefits requires the use of assumptions and significant judgement to estimate the exposures associated with our various filing positions. Although the Company believes that the judgments and estimates made are reasonable, actual results could differ and resulting adjustments could materially affect the Company's effective income tax rate and income tax provision. The Company’s policy is to recognize interest and penalties on taxes, if any, within operations as income tax expense. During the year ended December 31, 2019, the Company did not record a provision for uncertain tax positions.

A reconciliation of the beginning and ending amount of uncertain tax positions as of December 31, 2020 is as follows:

Balance at December 31, 2019	$—
Additions for current year tax positions	55
Additions for prior year tax positions	79
Reductions for prior year tax positions	—
Reductions as a result of settlement with tax authority	—
Balance at December 31, 2020	$134

If recognized, none of the uncertain tax positions would affect the effective tax rate. The Company does not anticipate any significant changes to the uncertain tax positions in the next twelve months.

The Company files income tax returns in the U.S. federal and various state jurisdictions and Israel. In the normal course of business, it is subject to examination by taxing authorities throughout the world. The Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities in years before 2018.

16. RELATED PARTY TRANSACTIONS

Aidance Scientific, Inc. (“Aidance”) is the manufacturer of nearly all Abacus products. The former Chief Executive Officer of Abacus, and a current employee of the Company, also serves on Aidance’s Board of Directors. For the year ended December 31, 2020, the Company made purchases of $2,758 from Aidance. Payment terms on purchases are due 30 days after receipt. As of December 31, 2020, the Company had a liability of $197 due to Aidance presented in accounts payable in the consolidated balance sheets.

Effective November 2020, the Company entered into a note receivable with certain founders of the Company to negotiate a future binding transaction in good faith. This agreement included a secured promissory note, where $1,000 was loaned to one of the founders. The note receivable is secured by equity instruments with certain founders of the Company, is carried at amortized cost, bears interest at 3.25% per annum, and requires the unpaid principal and unpaid interest balances to be paid on or before the maturity date of November 13, 2021. Interest income is recognized based upon the contractual interest rate and unpaid principal balance of the promissory note.

17. SUBSEQUENT EVENTS

On March 2, 2021, the Company entered into an Option Purchase Agreement (the "SBH Purchase Option") with Stanley Brothers USA Holdings, Inc. ("Stanley Brothers USA"), a privately held Delaware company, and the stockholders of Stanley Brothers USA. The SBH Purchase Option was purchased for total consideration of $8,000 and has a five-year term (extendable for an additional two years upon payment of additional consideration), and it provides the Company the option to acquire all or substantially all of Stanley Brothers USA on the earlier of three years from the effective date of the SBH Purchase Option and federal legalization of Cannabis in the United States, or such earlier time as Stanley Brothers USA and the Company may agree, at a purchase price to be determined at the time of exercise of the SBH Purchase Option. The Company is not obligated to exercise the SBH Purchase Option. The SBH Purchase Option is classified as a financial asset. The financial asset is remeasured at fair value at each reporting date, with changes to fair value recognized in the Consolidated Statements of Operations and Comprehensive Loss for the period.

CHARLOTTE’S WEB HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except share, per share, per unit, and number of years)

In addition to the SBH Purchase Option, Stanley Brothers USA has issued the Company a warrant (the "Warrant") exercisable to purchase 10% of the outstanding Stanley Brothers USA shares and convertible securities that are considered in-the-money, subject to certain conditions and exclusions. The Warrant is exercisable for a nominal exercise price in the event the Company elects not to exercise the Option.

On April 16, 2021, pursuant to an amending agreement, the name and likeness and license agreement between the Company and Leeland & Sig LLC d/b/a Stanley Brothers Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants.

On May 5, 2021, the Company filed the final short form base shelf prospectus in Canada, which will allow the Company to qualify the distribution by way of prospectus in Canada of up to C$350,000 of common shares, preferred shares, warrants, subscription receipts, units, or any combination thereof, during the 25-month period that the base shelf prospectus is effective. The specific terms of any offering under the base shelf prospectus will be established in a prospectus supplement, which will be filed with the applicable Canadian securities regulatory authorities in connection with any such offering, which must also comply with U.S. securities laws.

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$21,069	$52,803
Accounts receivable, net	4,429	4,793
Notes receivable	2,353	2,757
Inventories, net	63,514	63,157
Prepaid expenses and other current assets	9,004	8,845
Income taxes receivable	10,917	11,440
Total current assets	111,286	143,795
Property and equipment, net	39,286	39,363
Operating lease right-of-use assets, net	21,621	21,037
Intangible assets, net	23,434	25,376
Goodwill	76,039	76,039
Stanley Brothers USA Holdings purchase option	12,900	—
Other long-term assets	2,215	5,177
Total assets	$286,781	$310,787
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,574	$4,891
Accrued and other current liabilities	9,811	12,763
Cultivation liabilities – current	4,129	9,304
Lease obligations – current	1,991	1,916
Total current liabilities	23,505	28,874
Cultivation liabilities – noncurrent	—	2,513
Lease obligations – noncurrent	21,035	20,567
Warrant and other long-term liabilities	260	4,591
Total liabilities	44,800	56,545
Commitments and contingencies (Note 6)
Shareholders’ equity:
Common shares, nil par value; unlimited shares authorized as of September 30, 2021 and December 31, 2020, respectively; 126,290,058 and 107,060,237 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Proportionate voting shares, nil par value, unlimited shares authorized as of September 30, 2021 and December 31, 2020, respectively; 37,214 and 81,177 outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	312,346	305,133
Accumulated deficit	(70,366)	(50,892)
Total shareholders’ equity	241,981	254,242

Total liabilities and shareholders’ equity	$286,781	$310,787

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(Unaudited)

	Nine months ended September 30,
	2021	2020
Revenue	$71,263	$68,299
Cost of goods sold	26,884	26,573
Gross profit	44,379	41,726

Selling, general, and administrative expenses	73,263	80,353
Operating loss	$(28,884)	$(38,627)

Other income (expense), net	320	1,045
Change in fair value of financial instruments	9,082	13,356
Loss before provision for income taxes	$(19,482)	$(24,226)
Income tax (expense) benefit	8	7,892
Net loss and comprehensive loss	$(19,474)	$(16,334)
Net loss per common share, basic and diluted	$(0.14)	$(0.14)
Net loss per proportionate voting share, basic and diluted	$(55.62)	$(54.34)
Weighted-average common shares used in computing net loss per common share, basic and diluted	112,688,338	83,475,341
Weighted-average proportionate voting shares used in computing net loss per proportionate voting share, basic and diluted	68,416	91,907

CHARLOTTE’S WEB HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

(Unaudited)

	Proportionate Voting Shares	Common Shares		Additional Paid-in	(Accumulated	Total Shareholders’
	Shares	Shares	Amount	Capital	Deficit)	Equity
Balance - December 31, 2019	95,342	67,418,174	$1	$144,206	$(20,211)	$123,996
Exercise of stock options	—	3,541,878	—	1,541	—	1,541
Conversion to common shares	(11,579)	4,631,522	—	—	—	—
Withholding of common shares upon vesting of restricted share awards	—	30,435	—	(15)	—	(15)
2020 Share Offering, net of warrants and issuance costs	—	11,500,000	—	44,591	—	44,591
Share-based compensation	—	—	—	3,355	—	3,355
Abacus acquisition	1,975	17,551,705	—	109,562	—	109,562
Net loss and comprehensive loss	—	—	—	—	(16,334)	(16,334)
Balance - September 30, 2020	85,738	104,673,714	$1	$303,240	$(36,545)	$266,696

Balance - December 31, 2020	81,177	107,060,237	$1	$305,133	$(50,892)	$254,242
Exercise of stock options	—	8,261	—	30	—	30
Conversion to common shares	(43,963)	17,585,300	—	—	—	—
Withholding of common shares upon vesting of restricted share awards	—	181,181	—	(143)	—	(143)
Exercise of warrants	—	98,788	—	441	—	441
Share-based compensation	—	—	—	3,036	—	3,036
Harmony Hemp contingent equity compensation	—	338,091	—	1,092	—	1,092
ATM Program	—	1,018,200	—	2,757	—	2,757
Net loss and comprehensive loss	—	—	—	—	(19,474)	(19,474)
Balance - September 30, 2021	37,214	126,290,058	$—	$312,346	$(70,366)	$241,981

See Notes to Unaudited Condensed Consolidated Financial Statements

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss and comprehensive loss	$(19,474)	$(16,334)
Adjustments to reconcile net loss and comprehensive loss to net cash used in operating activities:
Depreciation and amortization	8,228	4,603
Change in fair value of financial instruments	(9,082)	(13,082)
Allowance for credit losses	590	716
Inventory provision	178	2,216
Share-based compensation	4,128	3,355
(Gain) loss on disposal of assets	267	2
Deferred income taxes	—	20
Changes in operating assets and liabilities:
Accounts receivable, net	(226)	1,794
Inventories	(876)	2,672
Prepaid expenses and other current assets	112	(9,935)
Operating lease right-of-use assets and lease obligations	(81)	683
Accounts payable, accrued and other liabilities	(439)	(6,638)
Income taxes	523	(7,988)
Cultivation liabilities	(7,166)	(7,477)
Other operating assets and liabilities, net	(6)	(256)
Net cash used in operating activities	(23,324)	(45,649)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	11,181
Purchases of property and equipment and intangible assets	(4,088)	(22,340)
Proceeds from sale of assets	9	46
Issuance of notes receivable, net of collections	468	(440)
Investment in Stanley Brothers USA Holdings purchase option	(8,000)	—
Deposits on purchases of property and equipment	521	(309)
Net cash used in investing activities	(11,090)	(11,862)
Cash flows from financing activities:
Proceeds from public offerings, net of issuance costs	2,896	53,797
Proceeds from stock option exercises	30	1,541
Other financing activities	(246)	(489)
Net cash provided by financing activities	2,680	54,849
Net increase (decrease) in cash and cash equivalents	(31,734)	(2,662)
Cash and cash equivalents —beginning of year	52,803	68,553

Cash and cash equivalents —end of period	$21,069	$65,891

Non-cash investing and financing activities:
Equity instruments issued in business combinations	$—	$109,562
Non-cash purchases of property and equipment	(2,490)	(2,259)

See Notes to Unaudited Condensed Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND PRESENTATION OF FINANCIAL STATEMENTS

Description of the Business

Charlotte’s Web Holdings, Inc. together with its subsidiaries (collectively the “Company”), is a public company incorporated pursuant to the laws of the Province of British Columbia. The Company’s common shares are publicly listed on the Toronto Stock Exchange (“TSX”) under the symbol “CWEB” and quoted on the OTCQX under the symbol "CWBHF." The Company’s head office is located in Denver, Colorado in the United States of America.

The Company, a Certified B Corporation, is a market leader in the production and distribution of innovative hemp-derived wellness products under a family of brands which includes Charlotte's Web™, CBDMedic™, CBD Clinic™, and Harmony Hemp.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information, the instructions to Quarterly Report on Form 10-Q, and Regulation S-X. These financial statements do not include all information and notes required by US GAAP for annual financial statements. However, except as disclosed herein, there has been no material change in the information disclosed in the notes to the 2020 consolidated financial statements filed with the Amendment No. 1 to the registration statement on Form 10. Operating results for the periods presented are not necessarily indicative of expected results for the full year. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In connection with the preparation of the Company's unaudited condensed consolidated financial statements, the Company evaluated events subsequent to the balance sheet date of September 30, 2021, and through the filing of this Amendment No. 1 to the registration statement on Form 10. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Companies acquired during each reporting period are reflected in the results of the Company effective as of their respective dates of acquisition through the end of the reporting period. All intercompany balances and transactions have been eliminated in consolidation.

The significant accounting policies followed by the Company are set forth in Note 2 – Summary of Significant Accounting Policies and Use of Estimates in the 2020 consolidated financial statements filed with the Amendment No. 1 to the registration statement on Form 10 and are supplemented by the notes to the unaudited condensed consolidated financial statements included in this Amendment No. 1 to the registration statement on Form 10. These unaudited condensed consolidated financial statements should be read in conjunction with the 2020 consolidated financial statements.

Fair value option

The Company has elected the fair value option in accordance with ASC 825-10 guidance to record its Stanley Brothers Holdings USA Purchase Option. Under ASC 825-10, a business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The Stanley Brothers Holdings USA Purchase Option is classified as a financial asset in the condensed consolidated balance sheets.

Recently Issued Accounting Pronouncements

Other than described below, no new accounting pronouncements adopted or issued by the Financial Accounting Standards Board (“FASB”) had or may have a material impact on the Company’s consolidated financial statements.

In March 2020, FASB issued Update 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This update provides temporary optional expedients to applying the reference rate reform guidance to contracts that reference LIBOR or another reference rate expected to be discontinued. Under this update, contract modifications resulting in a new reference rate may be accounted for as a continuation of the existing contract. This guidance is effective upon issuance of the update and applies to contract modifications made through December 31, 2022. The Company is currently evaluating the full impact this guidance will have on its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force). The guidance on the accounting for implementation, setup and other upfront costs (collectively referred to as implementation costs) applies to entities that are a customer in a hosting arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The new standard is effective for public companies with fiscal years beginning after December 15, 2019, including interim periods within that fiscal year. For all other entities, the new standard is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The standard should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption and early adoption is permitted. The Company adopted this standard prospectively as of January 1, 2021, and the adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

3. FAIR VALUE MEASUREMENT

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at September 30, 2021 and December 31, 2020, by level within the fair value hierarchy:

	September 30, 2021
	Level 1	Level 2	Level 3	Total
Financial assets:
Stanley Brothers USA Holdings Purchase Option	$—	$—	$12,900	$12,900
Financial liabilities:
Warrant liabilities	$—	$223	$—	$223

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liabilities	$—	$4,304	$—	$4,304

There were no transfers between levels of the hierarchy during the nine months ended September 30, 2021.

Stanley Brothers USA Holdings Purchase Option

On March 2, 2021, the Company entered into an option purchase agreement with Stanley Brothers USA Holdings, Inc. (“Stanley Brothers USA”), a privately held Delaware company, and the shareholders of Stanley Brothers USA. The Stanley Brothers Holdings USA Purchase Option ("SBH Purchase Option") was purchased for total consideration of $8,000 and has a five-year term (extendable for an additional two years upon payment of additional consideration). The SBH Purchase Option provides the Company the option to acquire all or substantially all the shares of Stanley Brothers USA on the earlier of February 26, 2025 and federal legalization of cannabis in the United States, or such earlier time as Stanley Brothers USA and the Company agree, at a purchase price to be determined at the time of exercise of the SBH Purchase Option. Upon exercise of the SBH Purchase Option, the purchase price will be determined based on application of predetermined multiples of Stanley Brothers USA revenue and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) measures. The Company is not obligated to exercise the SBH Purchase Option. As part of the SBH Purchase Option agreement, Stanley Brothers USA issued the Company a warrant exercisable to purchase 10% of the outstanding Stanley Brothers USA shares and convertible securities that are considered in-the-money, subject to certain conditions and exclusions. The warrant is exercisable at the Company's election for a nominal exercise price in the event the Company elects not to acquire all or substantially all shares of Stanley Brothers USA and expires 60 days after the expiration of the option.

The SBH Purchase Option is classified as a financial asset and is remeasured at fair value at each reporting date, with changes to fair value recognized in the statements of operations and comprehensive loss for the period. The use of assumptions for the fair value determination includes a high degree of subjectivity and judgment using unobservable inputs (level 3 on the fair value hierarchy), which results in estimation uncertainty. Changes in assumptions that reasonably could have been different at the reporting date may result in a higher or lower determination of fair value. Changes in fair value measurements, if significant, may affect performance of cash flows. For the nine months ended September 30, 2021, a $4,900 gain was recognized as change in fair value of financial instruments, net in the statements of operations and comprehensive loss. As of September 30, 2021, the SBH Purchase Option represents a financial asset of $12,900 in the condensed consolidated balance sheets.

The Monte Carlo valuation model considers multiple revenue and EBITDA outcomes for Stanley Brothers USA and other probabilities in assigning a fair value. Primary assumptions utilized include financial projections of Stanley Brothers USA and the probability and timing of exercise. The following additional assumptions are used in the model:

September 30, 2021
Expected volatility	95.0%
Expected term (years)	3.90
Risk-free interest rate	0.7%
Weighted average cost of capital	34.0%

Warrant Liabilities

The 2019 Share Offering Warrants and the 2020 Share Offering Warrants do not meet all of the criteria for equity classification as the warrants are denominated in Canadian dollars, which differs from the Company's functional currency. As a result, the 2019 Share Offering Warrants and the 2020 Share Offering Warrants are initially measured at fair value and are revalued at each reporting period using the Black-Scholes option pricing model based on Level 2 observable inputs. The assumptions used by the Company are the quoted price of the Company’s common shares in an active market, risk-free interest rate, volatility and expected life, and assumes no dividends. Volatility is based on the actual historical market activity of the Company’s shares. The expected life is based on the remaining contractual term of the warrants and the risk-free interest rate is based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the expected life of the warrants. Refer to Note 7 – Shareholders’ Equity and to Note 12 - Shareholders’ Equity in the consolidated financial statements for the years ended December 31, 2020 and 2019 included in the Amendment No. 1 to the registration statement on Form 10 for more information regarding the Company’s warrant liabilities.

The following table provides quantitative information regarding fair value measurements inputs at their measurement dates:

	September 30, 2021	December 31, 2020
Expected volatility	82.1%	86.1%
Expected term (years)	0.2-0.7	0.1-1.5
Risk-free interest rate	0.1%	0.1%
Expected dividend yield	—%	—%
Value of underlying share	$2.50	$3.29

For the nine months ended September 30, 2021, a $4,081 gain was recognized as change in fair value of financial instruments, net in the statements of operations and comprehensive loss.

4. INVENTORIES

Inventories consist of the following:

	September 30, 2021	December 31, 2020
Harvested hemp and seeds	$38,435	$41,090
Raw materials	16,128	14,644
Finished goods	17,276	24,615
	71,839	80,349
Less: inventory provision	(8,325)	(17,192)
Total	$63,514	$63,157

5. DEBT

Line of Credit

The Company has an asset backed line of credit ("ABL") with J.P. Morgan with an option under certain circumstances to increase the line of credit to $20,000. Borrowings under the ABL bear interest at a variable rate based on (A) CB Floating Rate defined as Prime Rate plus 1.0% or (B) monthly LIBOR rate plus 2.50%. The current maturity date is March 23, 2023. Borrowings under the ABL are secured by all of the assets of the Borrowers and guaranteed by other subsidiaries of the Borrowers. The line of credit agreement requires compliance by the Company with certain debt covenants.

Financial Covenants

The Company is subject to a number of customary covenants under the credit facility, including limitation on additional borrowings, acquisitions, dividend payments and requirements to maintain certain financial ratios including a consolidated fixed charge coverage ratio, minimum earnings before interest, depreciation, and amortization ("EBITDA") and minimum liquidity, as defined by the line of credit agreement as measured on the last day of each quarter. The Company has obtained a limited waiver and Amendment #1 of certain covenant provisions of the existing line of credit. The waiver is effective for the trailing four quarters ended September 30, 2021. As of September 30, 2021, the Company could but has not yet drawn on the line of credit. As of September 30, 2021, the Company was in compliance with all financial covenants.

6. COMMITMENTS AND CONTINGENCIES

Legal Contingencies

From time to time, the Company is a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. Although the ultimate aggregate amount of monetary liability or financial impact with respect to these matters is subject to many uncertainties and is therefore not predictable with assurance, management believes that as of September 30, 2021, there are no litigations pending that could have, individually and in the aggregate, a material adverse effect on the Company’s financial position, results of operations or cash flows.

7. SHAREHOLDERS’ EQUITY

As of September 30, 2021, the Company’s share capital consists of two classes of issued and outstanding shares: Common Shares and Proportionate Voting Shares (“PVS”). The Company is also authorized to issue preferred shares issuable in series. To date, no shares of preferred shares have been issued or are outstanding.

Common Shares

The Company is authorized to issue an unlimited number of Common Shares, which have no par value. As of September 30, 2021 and 2020, the Company had 126,290,058 and 104,673,714, respectively, of issued and outstanding Common Shares.

Proportionate Voting Shares

As of September 30, 2021, the Company was authorized to issue an unlimited number of PVSs, which have no par value. As of September 30, 2021 and 2020, the Company had 37,214 and 85,738 of issued and outstanding PVS shares.

Share Offering Warrants – Liability Classified

Common share warrants were issued in conjunction with the 2019 and 2020 Share Offerings. Each common share warrant entitles its holder to purchase one common share. The 2019 Share Offering Warrants and the 2020 Share Offering Warrants do not meet all of the criteria for equity classification as the warrants are denominated in Canadian dollars, which differs from the Company's functional currency. As a result, the 2019 Share Offering Warrants and the 2020 Share Offering Warrants are initially measured at fair value and are revalued at each reporting period using the Black-Scholes option pricing model based on Level 2 observable inputs (Note 3). Total common share warrants issued in the 2019 Offering were 2,500,000 at an initial fair market value of $2.206 per share, totaling $5,515, as reported as a warrant liability. Total common share warrants issued in the 2020 Share Offering were 5,750,000 at an initial fair market value of $1.601 per share, totaling $9,206, as reported as a warrant liability.

The following summarizes the number of warrants outstanding as of September 30, 2021:

	Number of warrants	Weighted-average exercise price per warrant
Outstanding as of December 31, 2020	10,142,872	$8.80
Exercised	(98,788)
Expired	(560,944)
Outstanding as of September 30, 2021	9,483,140	$9.10

For the balance of outstanding warrants at September 30, 2021, the weighted average remaining contractual life is 0.71 years.

8. LOSS PER SHARE

The Company computes loss per share of common shares and PVS under the two-class method required for multiple classes of common shares and participating securities. The rights, including the liquidation and dividend rights, of the two classes of shares are similar except for the 400:1 conversion ratio between the common shares and PVS shares. Accordingly, the loss per share attributable to common shareholders will be the same for common shares and PVS, on either an individual or combined basis. Basic loss per common share and proportionate voting share is computed by dividing the allocated net loss and comprehensive loss by the basic weighted-average number of common shares outstanding and weighted average number of proportionate voting shares outstanding during the period. Diluted loss per common share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of common shares together with the number of additional common shares that would have been outstanding if all potentially dilutive common shares had been issued, unless anti-dilutive. Diluted loss per proportionate voting share is computed by dividing the allocated net loss and comprehensive loss by the weighted-average number of proportionate voting shares outstanding during the period.

The following table sets forth the computation of basic and dilutive loss per common share and proportionate voting share attributable to shareholders:

	Nine months ended September 30,
	2021	2020
Net loss and comprehensive loss	$(19,474)	$(16,334)
Weighted-average number of common shares - basic	112,688,338	83,475,341
Dilutive effect of stock options and awards	—	—
Weighted-average number of proportionate voting shares - basic	68,416	91,907
Weighted-average number of common shares - diluted	112,688,338	83,475,341
Weighted-average number of proportionate voting shares - diluted	68,416	91,907
Loss per common share - basic and diluted	$(0.14)	$(0.14)
Loss per proportionate voting share - basic and diluted	$(55.62)	$(54.34)

Awards excluded due to anti-dilutive effect on diluted earnings per share consist of stock options, founder options, restricted share awards, broker share warrants, and common share warrants. When the Company recognizes a net loss and comprehensive loss from continuing operations, all potentially dilutive shares are anti-dilutive and are consequently excluded from the calculation of diluted loss per share. The potentially dilutive awards outstanding for each year are presented in the table below:

	Nine months ended September 30,
	2021	2020
Outstanding options	3,881,721	4,154,112
Outstanding restricted share units	872,311	462,046
Outstanding common share warrants	9,483,140	10,142,872
Total	14,237,172	14,759,030

9. INCOME TAXES

	Nine months ended September 30,
	2021	2020
Loss before income taxes	$(19,482)	$(24,226)
Income tax (expense) benefit	8	7,892
Effective tax rate	0.0%	32.6%

The Company’s effective tax rate during the nine months ended September 30, 2021 and 2020 was 0.0% and 32.6%, respectively. The effective tax rate for the nine months ended September 30, 2021 is 0.0% as the Company continues to believe its deferred tax assets are more-likely-than-not to be realized and a full valuation allowance remains recorded against net deferred taxes as of September 30, 2021 and 2020. The effective rate in the third quarter of 2021 is lower than the third quarter of 2020, primarily due to the tax benefits from the Coronavirus Aid, Relief and Economic Security, or CARES, Act and the net operating loss carry back claim made in 2020.

10. RELATED PARTY TRANSACTIONS

Aidance Scientific, Inc. (“Aidance”) is the manufacturer of nearly all Abacus products. The former Chief Executive Officer of Abacus, and a current employee of the Company, also serves on Aidance’s Board of Directors. For the nine months ended September 30, 2021, the Company made purchases of $3,133 from Aidance. Payment terms on purchases are due 30 days after receipt. As of September 30, 2021, the Company had an insignificant liability due to Aidance presented in accounts payable in the condensed consolidated balance sheets.

On March 2, 2021, the Company entered into the SBH Purchase Option with Stanley Brothers USA as discussed above (Note 3). The SBH Purchase Option was purchased for total consideration of $8,000. Certain founders of the Company, who are also employees, are the majority shareholders of Stanley Brothers USA. On April 16, 2021, pursuant to an amendment to the agreement, the name and likeness and license agreement between the Company and Leeland & Sig LLC d/b/a Stanley Brothers Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants. For the nine months ended September 30, 2021, the Company recognized $612 of sales and marketing expenses in the condensed consolidated statements of operations and comprehensive loss related to this agreement. The remaining $1,469 is presented in prepaid expenses in the condensed consolidated balance sheets.

On April 16, 2021, pursuant to an amendment to the agreement, the name and likeness and license agreement between the Company and Leeland & Sig LLC d/b/a Stanley Brothers Brand Company was extended for a period of one year, expiring July 31, 2022. In addition, the Company executed a consulting agreement which extended the service arrangements of the seven Stanley Brothers for a period of one year, expiring July 31, 2022. Upon execution of the consulting agreement, the Company paid $2,081 to Leeland & Sig LLC d/b/a Stanley Brothers Brand Company, on behalf of the Stanley Brothers, as consideration for the consulting services to be provided to the Company over the term of the agreement and certain restrictive covenants. For the nine months ended September 30, 2021, the Company recognized $612 of sales and marketing expenses in the condensed consolidated statements of operations and comprehensive loss related to this agreement. The remaining $1,469 is presented in prepaid expenses in the condensed consolidated balance sheets.

NOTICE

The Abacus Health Products, Inc. condensed interim consolidated financial statements for the three month periods ended March 31, 2020 and 2019 have been updated from the version filed by Abacus on SEDAR at www.sedar.com on May 28, 2020. Subsequent to Charlotte’s Web’s acquisition of Abacus, it was determined that the Abacus revenue and related trade receivables for the interim period ended March 31, 2020 were overstated by approximately USD$810,000 (and correspondingly, the cost of goods sold was overstated and inventory understated by approximately USD$316,000, resulting in an additional income tax expense of approximately USD$173,000 with a corresponding increase to deferred tax assets). Following the receipt of additional information on the terms of a sale contract, an error was identified with respect to the application of the revenue recognition criteria resulting in an improper accounting treatment.

Abacus Health Products, Inc.

Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

Abacus Health Products, Inc.

Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

Abacus Health Products, Inc.

Condensed Interim Consolidated Statements of Financial Position

As at March 31, 2020 and December 31, 2019

(expressed in U.S. dollars)

	Note	March 31, 2020 (unaudited)	December 31, 2019 (audited)
ASSETS
Current assets
Cash		$17,264,024	$22,191,563
Trade receivables	13	3,189,830	3,693,093
Inventories	5	2,538,286	1,497,900
Prepaid expenses and other current assets	6	1,864,139	2,025,911
Income tax receivable		35,000	35,000
Total current assets		24,891,279	29,443,467

Non-current assets
Deferred taxes	15	5,853,738	4,547,890
Intangible assets	4	3,263,125	-
Goodwill	4	1,155,492	-
Prepaid services		1,741,855	1,869,308
Deposits		896,547	459,322
Right-of-use assets	7	371,713	426,281
Property and equipment	7	449,202	416,882
Total non-current assets		13,731,672	7,719,683
Total assets		$38,622,951	$37,163,150

See accompanying notes

Approved on behalf of the Board

[signed] Philip C. Henderson              Director

[signed] Perry Antelman                     Director

Abacus Health Products, Inc.

Condensed Interim Consolidated Statements of Financial Position

As at March 31, 2020 and December 31, 2019

(expressed in U.S. dollars)

	Note	March 31, 2020 (unaudited)	December 31, 2019 (audited)
LIABILITIES AND EQUITY
Current liabilities
Trade payables	13	$2,315,543	$2,843,933
Balance of purchase price payable – current portion	4	1,747,163	-
Income taxes payable		2,262	1,356
Lease obligations – current portion	8	189,689	187,649
Derivative financial liability	12	504,024	1,338,121
Total current liabilities		4,758,681	4,371,059

Non-current liabilities
Lease obligations	8	191,309	246,536
Balance of purchase price payable	4	361,613	-
Total non-current liabilities		552,922	246,536
Total liabilities		5,311,603	4,617,595

Commitments	9

Shareholders' capital
Share capital	11	46,574,474	46,574,474
Contributed surplus		7,579,726	4,143,738
Accumulated other comprehensive income		(43,750)	(24,205)
Accumulated deficit		(20,799,102)	(18,148,452)
Total shareholders' capital		33,311,348	32,545,555
Total liabilities and shareholders' capital		$38,622,951	$37,163,150

Subsequent events	18

See accompanying notes

Abacus Health Products, Inc.

Condensed Interim Consolidated Statements of Comprehensive Loss

For the Three Months Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

	Note	2020	2019
Revenues	14	$3,260,460	$3,822,207
Cost of sales and expenses
Cost of sales		1,664,586	1,401,116
Shipping and delivery		232,062	76,786
Salaries, wages and benefits		2,417,054	1,280,729
Management services	13	53,100	56,698
Marketing and advertising		1,596,802	2,264,194
Professional fees		1,140,827	733,558
Office and general		726,424	392,864
Depreciation and amortization		100,475	24,804
Research and development		95,350	365,085
Total cost of sales and expenses		8,026,680	6,595,834
Loss before other expenses and income taxes		(4,766,220)	(2,773,627)
Other income (expense)
Management services income	13	23,700	48,822
Interest income		33,189	43,268
Interest and bank charges		(61,127)	(235,445)
Foreign exchange gain (loss)		12,011	(65,230)
Gain (loss) from change in fair value	12	824,127	(8,531,604)
Reverse take-over listing expense	10	-	(1,755,174)
Total other income (expense)		831,900	(10,495,363)
Loss before income taxes		(3,934,320)	(13,268,990)
Tax provision	15	1,283,670	730,656
Net loss		(2,650,650)	(12,538,334)
Other comprehensive income (loss)
Foreign currency translation adjustment		(19,545)	20,729
Total other comprehensive income (loss)		(19,545)	20,729
Net and comprehensive loss		$(2,670,195)	$(12,517,605)

Basic and diluted weighted average number of shares outstanding
Basic		21,578,837	15,915,335
Diluted		22,371,323	15,915,335
Loss per share
Basic		$(0.12)	$(0.79)
Diluted		$(0.12)	$(0.79)

See accompanying notes

Abacus Health Products, Inc.

Condensed Interim Consolidated Statements of Equity

(expressed in U.S. dollars)

(unaudited)

	Note	Share units	Share capital	Subscriptions receivable	Contributed surplus	Accumulated deficit	Accumulated comprehensive income	Total
Balance, December 31, 2018		1,378,673	$4,651	$(11,850,256)	$13,236,246	$(1,526,364)	$456	$(135,267)
Issuance of subscription receipts	10	-	728	(2,688,687)	2,512,393	-	-	(175,566)
Issuance of warrants to broker		-	-	-	80,000	-	-	80,000
Issuance of shares in equity financing	10	4,000,000	-	14,538,943	-	-	-	14,538,943
Reverse take-over transaction	10	302,980	15,908,222	-	(14,772,047)	-	-	1,136,175
Exercise of warrants		160,790	1,900,453	-	(157,713)	-	-	1,742,740
Share-based compensation		-	-	-	291,834	-	-	291,834
Share-based compensation for services		-	-	-	30,409	-	-	30,409
Voting share exchange		509,850	-	-	-	-	-	-
Other comprehensive income		-	-	-	-	-	20,729	20,729
Net loss		-	-	-	-	(12,538,334)	-	(12,538,334)
Balance, March 31, 2019		6,352,293	17,814,054	-	1,221,122	(14,064,698)	21,185	4,991,663

Balance, December 31, 2019		12,018,047	46,574,474	-	4,143,738	(18,148,452)	(24,205)	32,545,555
Acquisition of Harmony Hemp	4	-	-	-	2,791,194	-	-	2,791,194
Share-based compensation	12	-	-	-	507,645	-	-	507,645
Share-based compensation for services	12	-	-	-	137,149	-	-	137,149
Voting share exchange	11	69,298	-	-	-	-	-	-
Other comprehensive income		-	-	-	-	-	(19,545)	(19,545)
Net loss		-	-	-	-	(2,650,650)	-	(2,650,650)
Balance, March 31, 2020		12,087,345	$46,574,474	$-	$7,579,726	$(20,799,102)	$(43,750)	$33,311,348

See accompanying notes

Abacus Health Products, Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

	2020	2019
Cash provided by (used for) the following activities:
Operating activities
Net and comprehensive loss	$(2,670,195)	$(12,517,605)
Depreciation and amortization	100,475	24,804
Share-based compensation	772,247	322,243
Foreign exchange on foreign denominated liabilities	(9,970)	45,382
Interest accretion on balance of purchase price payable	21,700	92,313
(Gain) loss from change in fair value of derivative financial liability	(824,127)	8,531,604
Reverse take-over listing expense	-	1,136,175
Deferred income taxes	(1,305,848)	(745,348)
Changes in working capital accounts:
Trade receivables	671,344	(1,211,941)
Inventories	(344,260)	(3,136,199)
Prepaid expenses and other current assets	231,701	350,107
Income tax receivable	-	(140,000)
Trade payables	(524,054)	1,723,789
Income taxes payable	906	(3,437)
Cash flows used for operating activities	(3,880,081)	(5,528,113)
Financing activities
Proceeds from equity financings, net of transaction costs	-	14,153,866
Proceeds from warrant exercises	-	602,962
Lease payments	(46,406)	(15,426)
Cash flows provided by (used for) financing activities	(46,406)	14,741,402
Investing activities
Acquisition of business, net of cash acquired (note 4)	(509,122)	-
Deposits	(437,225)	(4,575)
Additions to property and equipment	(54,705)	(137,926)
Cash flows used for investing activities	(1,001,052)	(142,501)
Increase (decrease) in cash	(4,927,539)	9,070,788
Cash, beginning of the period	22,191,563	3,814,489
Cash, end of the period	$17,264,024	$12,885,277

See accompanying notes

Abacus Health Products, Inc.

Condensed Interim Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

	2020	2019
Supplemental disclosure with respect to cash flows
Interest paid	$-	$100,919
Taxes paid	1,863	140,000

Supplemental disclosure of non-cash activities
Contributed surplus (note 4)	2,791,194	-
Lease obligation	-	(443,650)
Right-of-use assets	-	443,650
Transaction fees due	-	(329,488)
Subscriptions receivable	-	329,488

See accompanying notes

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

1.	Incorporation and nature of business

Abacus Health Products, Inc. (the "Company" or "Abacus Canada") is a Canadian corporation governed by the provisions of the Business Corporations Act (Ontario) and results from the October 30, 1996 amalgamation of 1194137 Ontario Inc. and Silver Circle Compact Disc Books Inc. to form World Wide Interactive Discs Inc. The Company changed its name to World Wide Co-Generation Inc. on February 13, 2004 and to World Wide Inc. on July 17, 2007. On January 28, 2019, in connection with the reverse take-over transaction discussed in note 10, the Company changed its name to Abacus Health Products, Inc. and became the parent of Abacus US.

Abacus Health Products, Inc. ("Abacus US"), a wholly-owned subsidiary of the Company as a result of the RTO (as defined herein), was originally organized under the name Abacus of Colorado LLC in the state of Delaware on September 2, 2014. In April 2017, Abacus US changed its name to Abacus Health Products LLC. On June 29, 2018, Abacus Health Products LLC converted from a Delaware limited liability corporation to a Delaware corporation and changed its name to Abacus Health Products, Inc. All membership units of Abacus Health Products LLC were converted into common stock of Abacus US.

On July 29, 2018, Abacus US incorporated a wholly-owned subsidiary company, CBD Pharmaceuticals Ltd., in Tel Aviv, Israel. The subsidiary performs marketing, customer service and product development services for the Company. On January 30, 2020, Abacus US incorporated a wholly-owned subsidiary company, Abacus Wellness, Inc. in conjunction with the acquisition described in note 4.

The Company’s head office is located at 10 Wanless Avenue, Suite 201, Toronto, Ontario, M4N 1V6 Canada. Its corporate office and principal place of business is located at 25 John A. Cummings Way, Woonsocket, Rhode Island, 02895 USA.

The Company develops, markets and sells over-the-counter ("OTC") topical medications with active pharmaceutical ingredients and which contain organic and natural ingredients, including a cannabinoid-rich hemp extract containing cannabidiol ("CBD") from the Cannabis sativa L plant. The products are aimed at the rapidly growing markets for topical pain relief and therapeutic skincare. Utilizing analgesic ingredients permitted by the U.S. Food and Drug Administration ("FDA"), all OTC products are produced in FDA-compliant and audited manufacturing facilities. The Company’s CBD-infused formulations provide natural and safe pain relief. A patent has been filed (patent pending) with the intention to protect the Company’s core CBD formulations and technology ensuring a safe and healthy delivery of the remedy.

The Company primarily sells its products under three brand names, CBD CLINIC, CBDMEDIC and Harmony Hemp. CBD Clinic is marketed to the professional practitioner market and sold exclusively to registered health practitioners such as chiropractors, acupuncturists, massage therapists, physical therapists, naturopaths and osteopaths. CBDMEDIC is marketed to the consumer market. CBDMEDIC products are sold directly to consumers through retail outlets, health and fitness locations as well as through an e-commerce platform. Harmony Hemp is marketed to the consumer market. These products are sold through retail outlets as well as through an e-commerce platform.

These condensed interim consolidated financial statements have been approved by the Board of Directors for issue on May 27, 2020.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

2.	Significant accounting policies

The significant accounting policies that have been applied, on a consistent basis, in the preparation of these condensed interim consolidated financial statements are included in the Company's audited consolidated financial statements for the year ended December 31, 2019. Those accounting policies have been used throughout all periods presented in the condensed interim consolidated financial statements.

Statement of compliance and functional currency

These condensed interim consolidated financial statements are for the three month periods ended March 31, 2020 and 2019 and are presented in U.S. dollars which is the functional currency of the parent company. They have been prepared in accordance with IAS 34 Interim Financial Reporting. They do not include all of the information required in annual financial statements and should be read in conjunction with the Company's consolidated financial statements for the year ended December 31, 2019. References to "CDN$" are to the Canadian dollar.

Basis of consolidation

These condensed interim consolidated financial statements incorporate the financial statements of the Company and its wholly-owned subsidiary, Abacus US, and Abacus US’s two wholly-owned subsidiaries, CBD Pharmaceuticals Ltd and Abacus Wellness, Inc. The accounts of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains or losses on transactions have been eliminated.

Business combinations

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a business comprises the fair value of assets transferred; liabilities incurred to the former owners; equity interests issued by the Company; fair value of assets and liabilities resulting from a contingent consideration arrangement; and the fair value of any pre-existing equity interest in the acquired business.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The Company recognises any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis at fair value or at the non-controlling interest's proportionate share of the acquired entity's net identifiable assets. Acquisition related costs are expensed as incurred.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquired entity and the acquisition-date fair value of any previous equity interest in the acquired entity over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognised directly in profit and loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as of the date of exchange. The discount rate used is the entity's incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

2.	Significant accounting policies (continued)

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes to fair value recognised in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer's previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognised in profit or loss.

Impairment

Long-lived assets such as property and equipment and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of their carrying amounts to future undiscounted net cash flows expected to be generated from the operation and sale of the long-lived assets. If such assets are considered impaired, the impairment to be recognised measured by the amount of in which the carrying amount of the long-lived asset exceeds their fair values.

Goodwill is not amortized but is reviewed whenever there is an indication that the asset may be impaired. For the purpose of impairment testing, goodwill is allocated to each of the Company’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period. On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

3.	New accounting standards

The Company adopted the following accounting standards as at January 1, 2020.

IFRS 3: Business Combinations

In October 2018, the International Accounting Standards Board ("IASB") issued amendments to IFRS 3, Business Combinations. The amendments are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2020 and apply prospectively. The amendments clarify the definition of a business, with the objective of assisting entities in determining whether a transaction should be accounted for as a business combination or as an asset acquisition. A transaction should be accounted for as a business combination if the acquired assets and liabilities constitute a business, and related acquisition costs are to be expensed as incurred. A transaction should be accounted for as an asset acquisition if an acquired set of activities and assets is a group of assets rather than a business, and related acquisition costs are typically capitalized.

The transaction completed pursuant to the Company’s asset purchase agreement with the sellers of Harmony Hemp entered into on February 10, 2020 is deemed a business combination. As a result, acquisition costs related to this business combinations of approximately $254,000 were expensed as incurred during the three months ended March 31, 2020.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

3.	New accounting standards (continued)

Future accounting standards issued but not yet effective

In January 2020, the IASB issued amendment to IAS 1, Presentation of Financial Statements to clarify the requirements for classifying liabilities as current or non-current. The amendments are effective for annual periods beginning on or after January 1, 2022. Adoption thereof is not expected to have a material impact on the presentation of the Company's financial statements.

4.	Acquisition of Harmony Hemp

On February 10, 2020, the Company's subsidiary, Abacus Wellness, Inc., acquired the principal assets of two companies owning the Harmony Hemp brand. This acquisition provides the Company with growth opportunities with large food and drug retailers. Contractual consideration totalled $5,500,000 payable in the form of cash and equity. Cash consists of $2,708,806 of which $85,000 was paid prior to closing with the remainder to be paid in monthly installments through May 2022. The net present value of the cash payments equaled $2,604,698. The Company will also issue 753,277 Subordinated Voting Shares valued at $2,791,194. These shares will be issued in three installments over an 24-month period.

The acquisition constitutes a business combination as the acquired assets meet the definition of a business as defined in IFRS 3 Business Combinations. Certain fair values have been estimated at the acquisition date, pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods, not to exceed one year from acquisition date. The preliminary fair value allocation to the identifiable net assets acquired is subject to change and is summarized as follows:

Assets acquired
Cash	$8,600
Accounts receivable	168,081
Inventory	696,126
Other current assets	69,929
Property and equipment	12,764
Tradename	1,185,000
Customer relationships	2,100,000
Goodwill	1,155,492
5,395,992
Fair value of consideration
Cash amounts payable, at net present value	2,604,798
Subordinate Voting Shares	2,791,194
$5,395,992

The Company has assessed an indefinite life for the tradename intangible asset. The Company has assessed twelve-year life for the customer relationship intangible asset and recorded amortization of $21,875 during the period ended March 31, 2020. Management anticipates that goodwill and intangibles will be tax deductible.

Transfer of ownership occurred on February 10, 2020 and, accordingly, the condensed consolidated statements of comprehensive loss includes activity for the period from February 10, 2020 through March 31, 2020. During this period, the Company recorded net revenue of $249,421 and a pre-tax loss of ($70,135) for Harmony Hemp.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

5.	Inventories

	March 31, 2020	December 31, 2019
Raw materials	$127,464	$-
Finished goods	2,410,822	1,497,900
	$2,538,286	$1,497,900

For the three month periods ended March 31, 2020 and 2019, inventory recognized as an expense amounted to $1,664,586 and $1,401,116, respectively.

6.	Prepaids and other assets

Prepaid expenses and other current assets consist of the following:

	March 31, 2020	December 31, 2019
Marketing	$1,069,564	$1,547,626
Deposits	92,606	166,821
Insurance	97,875	40,079
Other	604,094	271,385
	$1,864,139	$2,025,911

Non-current prepaid services include amounts paid for marketing and other services.

7.	Property, equipment and right-of-use assets

The following table shows the movement in property and equipment:

Gross carrying amount
Balance at December 31, 2018	$62,714
Additions	433,873
Balance at December 31, 2019	496,587
Assets acquired	12,764
Additions	54,705
Balance at March 31, 2020	564,056

Depreciation and impairment
Balance at December 31, 2018	(5,965)
Depreciation	(73,740)
Balance at December 31, 2019	(79,705)
Depreciation	(35,149)
Balance at March 31, 2020	(114,854)
Carrying amount at March 31, 2020	$449,202
Carrying amount at December 31, 2019	$416,882

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

7.	Property, equipment and right-of-use assets (continued)

The following table shows the movement in right-of-use assets:

Gross carrying amount
Balance at December 31, 2018	$-
Transition to IFRS 16	443,650
Additions	121,843
Balance at December 31, 2019	565,493
Additions	-
Balance at March 31, 2020	565,493

Amortization and impairment
Balance at December 31, 2018	-
Amortization	(139,212)
Balance at December 31, 2019	(139,212)
Amortization	(54,568)
Balance at March 31, 2020	(193,780)
Carrying amount at March 31, 2020	$371,713
Carrying amount at December 31, 2019	$426,281

8.	Lease obligations

The Company leases right-of-use assets related to office space under agreements that expire on various dates through 2022.The minimum annual payments are approximately as follows:

2020	$154,000
2021	205,000
2022	26,000
$385,000

9.	Commitments

The Company has entered into several agreements which require aggregate payments of $1,350,000 through October 2020.

The Company has also entered into agreements with two service providers that require the Company to issue warrants for the purchase of Subordinate Voting Shares. Such warrants are to be issued each August during the years 2020 through 2023. The aggregate number of warrants to be issued each year will be determined by dividing $535,000 by the average trading price of the Company’s Subordinate Voting Shares during a ten-day period prior to issuance, which average trading price will be the exercise price of the warrants.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

9.	Commitments (continued)

On March 23, 2020, the Company entered into a definitive agreement pursuant to which Charlotte’s Web Holdings, Inc. ("Charlotte’s Web") proposes to acquire all of the issued and outstanding Subordinate Voting Shares after conversion of all outstanding Proportionate Voting Shares (the "Transaction"). Under the terms of the agreement, Abacus shareholders will receive 0.85 of a common share of Charlotte’s Web for each share held. The Transaction is subject to the approval of the Company’s shareholders, receipt of required regulatory and court approvals and other customary conditions of closing. Upon closing of the Transaction, the Company is required to pay transactional costs totalling CDN$3,400,000. In the event the agreement is terminated under certain circumstances, the Company will be subject to a termination fee of CDN$4,000,000.

10.	Private placement and reverse take-over

Private placement

In 2018, Abacus US began a brokered private placement offering of a total of 4,000,000 subscription receipts at $3.75 per receipt (the "Financing"). In connection with this Financing, Abacus US issued subscription receipts in two tranches, one in 2018 and one in 2019, with proceeds less certain expenses and commissions held in escrow pursuant to the terms of a subscription receipt agreement. The escrow release conditions, among other items, required the completion of a qualified financing transaction.

On January 7, 2019, the second tranche was completed and Abacus US issued a total of 727,650 subscription receipts for gross proceeds of $2,728,687. In connection with this tranche, Abacus US incurred costs totaling $103,620 for fees and commissions. The costs include $80,000 for the value of warrants issued as a commission. The warrants were exercisable for 21,000 Class A common shares of Abacus US at per share price $3.75. The warrants expire two years from the closing of the RTO. Abacus US recorded a subscription receivable in the amount of $2,688,687 for the expected net cash proceeds of this tranche.

Following the satisfactory completion of the escrow release conditions on January 29, 2019, each subscription receipt was converted immediately prior to the closing of the RTO into one share of Class A common stock of Abacus US.

Reverse take-over

On January 29, 2019, Abacus US completed, pursuant to an agreement and plan of merger, its reverse take-over transaction ("RTO") with Abacus Canada (formerly known as World Wide Inc.), a largely inactive mineral exploration company located in Canada. Pursuant to the RTO:

a)	A subsidiary of Abacus Canada was merged with and into Abacus US with Abacus US surviving as a wholly-owned subsidiary of Abacus Canada.

b)	Each outstanding share of Class A common stock of Abacus US, including shares issued upon conversion of the subscription receipts, and shares of Class C common stock of Abacus US was exchanged on a one-for-one basis for Subordinate Voting Shares of Abacus Canada ("Subordinate Voting Shares"). Each outstanding share of Class B common stock of Abacus US was exchanged on a one-to-one basis for Proportionate Voting Shares of Abacus Canada ("Proportionate Voting Shares").

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

10.	Private placement and reverse take-over (continued)

c)	The Legacy Plan (as defined below) was assumed by Abacus Canada and amended to provide that existing options under the plan will be exercisable for Subordinate Voting Shares.

d)	Each outstanding Abacus US warrant was exchanged for an Abacus Canada warrant exercisable for Subordinate Voting Shares.

e)	Each outstanding Abacus US debenture was exchanged for an Abacus Canada debenture convertible into Subordinate Voting Shares.

Immediately after the closing of the RTO, the shareholders of Abacus US held 5,261,351 Subordinate Voting Shares and 117,320 Proportionate Voting Shares representing 98% of the Company’s aggregate voting securities while shareholders of Abacus Canada immediately prior to the closing held 302,980 Subordinate Voting Shares representing 2% of the Company’s voting securities. Since Abacus Canada did not meet the definition of a business under IFRS 3 Business Combinations, the acquisition was accounted for as a purchase of Abacus Canada’s net assets by Abacus US. The consideration paid was determined as an equity-settled share-based payment under IFRS 2 Share-Based Payment at the fair value of the equity retained by Abacus Canada shareholders, which was determined to be $3.75 per share based on Abacus US’ Financing.

The Company recorded a listing expense of $1,755,174 in other expense in the condensed interim consolidated statement of comprehensive loss for the three month period ended March 31, 2019. The details of the listing expense are as follows:

Fair value of consideration paid:
302,980 Subordinate Voting Shares at $3.75 per share	$1,136,175
Fair value of net liabilities of Abacus Canada	14,487
1,150,662
Transaction costs	604,512
RTO listing expense	$1,755,174

The net liabilities of Abacus Canada consisted of trade payables of $23,858 less other current assets of $9,371.

11.	Share capital

The Company’s authorized share capital consists of an unlimited number of Subordinate Voting Shares and Proportionate Voting Shares. The two classes generally have the same rights, are equal in all respects and are treated if they were shares of one class only. Rights and preferences include the following:

Conversion rights

Each Proportionate Voting Share is convertible at the option of the holder into 100 Subordinate Voting Shares. The Board may elect to convert all Proportionate Voting Shares into Subordinate Voting Shares. The right of conversion is subject to certain conditions in order to maintain Abacus Canada’s status as a foreign private issuer under U.S. securities laws.

Voting rights

Each Subordinate Voting Share is entitled to one vote. Each Proportionate Share is entitled to 100 votes.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

11.	Share capital (continued)

Dividend rights

Holders of Proportionate Voting Shares and Subordinate Voting Shares are entitled to receive dividends when and if declared by the Board of Directors. Holders of Proportionate Voting Shares are entitled to receive 100 times the amount paid per Subordinate Voting Share.

Liquidation rights

In the event of a liquidation, shareholders will be entitled to receive on a pro rata basis any net proceeds after settlement of all liabilities.

Voting share conversion

During the first three months of 2020, holders of 700 Proportionate Voting Shares converted their shares into 69,998 Subordinate Voting Shares. During the period ended March 31, 2019, holders of 5,150 Proportionate Voting Shares converted their shares into 515,000 Subordinate Voting Shares.

As at March 31, 2020, 95,874 Proportionate Voting Shares and 11,991,471 Subordinate Voting Shares are issued and outstanding, all as fully paid.

12.	Share-based compensation

Stock options

The Company has a Long-Term Incentive Plan (the "LTIP") which provides for the issuance of equity-based compensation in the form of stock options, stock appreciation rights, stock awards, stock units, restricted stock units, performance shares, performance units, and other stock-based awards to eligible participants. Eligible participants under the plan include directors, officers, employees and certain consultants of the Company and any of its subsidiaries. The LTIP is administered by the Board of Directors. The terms and conditions of the stock options are determined by the Board.

The aggregate number of Subordinate Voting Shares reserved for issuance under the LTIP is equal to 10% of the number of Subordinate Voting Shares issued and outstanding from time to time (and calculated assuming the conversion of the Proportionate Voting Shares), less any Subordinate Voting Shares issuable under the Legacy Plan. The exercise price of stock option granted under the LTIP shall not be lower than the exercise price permitted by the Canadian Securities Exchange. As at March 31, 2020, an aggregate of 1,332,062 Subordinate Voting Shares are reserved for issuance under the LTIP after giving effect to the number of Subordinate Voting Shares issuable under the Legacy Plan.

The Company has options outstanding issued under the 2018 Equity incentive plan (the "Legacy Plan"). Since the RTO, no additional grants may be issued under this plan.

The Company recognizes compensation expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model. The table below lists the assumptions used to determine the fair value of these option grants. Volatility based on public companies with characteristics similar to the Company.

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

12.	Share-based compensation (continued)

	Black-Scholes valuation assumptions
Grant Date	Exercise price	Market price	Expected volatility	Risk-free interest rate	Expected life
October 16, 2018	$3.09	$3.02	89.2% -96.0%	2.7% - 2.9%	1 - 3
January 10, 2019	$3.75	$3.75	86.1% - 97.7%	2.5% - 2.6%	1 - 3
September 26, 2019	$5.09	$5.09	81.6% - 89.2%	1.6% - 1.8%	1 - 3

Share-based compensation cost recognized for the three month period ended March 31, 2020 was $507,645 (2019 - $291,834). As at March 31, 2020, the number of option grants outstanding pursuant to the LTIP and the Legacy Plan is 880,500 and 825,821, respectively.

The option grants outstanding as at March 31, 2020 are as follows:

	Number of options	Weighted average exercise price
Balance at December 31, 2018	802,206	$3.09
Granted	969,337	$4.97
Forfeited	(56,753)	$3.65
Balance at December 31, 2019	1,714,790	$4.13
Forfeited	(8,469)	$4.22
Balance at March 31, 2020	1,706,321	$4.13
Exercisable at March 31, 2020	550,822	$3.63

The weighted average remaining contractual life is 9.0 years. The weighted average grant-date fair value of options granted was $2.27.

Stock appreciation rights

Pursuant to the LTIP, the Company has outstanding stock appreciation rights issued to employees and consultants. All awards expire ten years after grant and vest on a quarterly basis over three years. Holders of the awards may exercise vested amounts and receive cash representing the fair value less base price.

On January 9, 2020, the Company's Board of Directors approved the grant of 146,700 stock appreciation rights to employees and consultants with a base price of $4.02. As at March 31, 2020, the outstanding award totalled 261,198 of which 83,387 were vested.

The base price of all outstanding awards exceed the fair value at March 31, 2020. Accordingly, no liability for these awards have been recorded. The exercise prices of the outstanding awards as at March 31, 2020 are as follows:

Number of awards	Exercise price
119,315	$6.84 (CDN$9.70)
8,883	$5.66
133,000	$4.02
261,198	5.36

Abacus Health Products, Inc.
Notes to Condensed Interim Consolidated Financial Statements
For the Three Month Periods Ended March 31, 2020 and 2019
(expressed in U.S. dollars)
(unaudited)

12.	Share-based compensation (continued)

Warrants

The following table summarizes information regarding the warrants outstanding as of March 31, 2020:

	Number of warrants	Weighted average exercise price
Balance at December 31, 2018	1,223,298	$3.75
Granted – commission warrants	21,000	$3.75
Granted – warrant for services	35,000	$8.43
Granted – warrant for services	35,666	$15.00
Granted – commission warrants	147,867	$10.78 (CDN$14)
Issued – purchase warrants	1,232,225	$13.86 (CDN$18)
Exercise – debenture warrants	(396,546)	$3.75
Exercise – commission warrants	(71,593)	$3.75
Balance at December 31, 2019	2,226,917	$10.06
Balance at March 31, 2020	2,226,917	$10.06

The Company has 651,825 warrants originally issued in a convertible debenture offering in August 2018. The debt securities issued were considered to be compound financial instruments each with an embedded financial derivative consisting of a warrant to purchase equity ("Debenture Warrants"). The fair value of the warrants has been classified as a current liability in the accompanying Condensed Interim Consolidated Statements of Financial Position within the derivative financial liability.

Management calculated fair value of $417,168 as of March 31, 2020 and recorded a fair value gain of $769,154 (2019 – fair value loss $8,531,604). Fair value has been calculated using a Black-Scholes valuation model with the assumptions presented in the following table:

		Black-Scholes valuation assumptions
	Fair Value	Exercise price	Market price	Expected volatility	Risk-free interest rate	Expected life
Balance at December 31, 2018	1,847,682	$3.75	$3.75	85.7%	2.6%	2.00
Transfers to share capital	(3,816,323)
Fair value adjustment	3,154,963
Balance at December 31, 2019	1,186,322	$3.75	$4.58	79.8%	1.6%	1.08
Fair value adjustment	(769,154)
Balance at March 31, 2020	$417,168	$3.75	$2.76	93.2%	0.2%	0.83

In connection with a May 2019 equity offering, the Company issued 1,232,225 warrants ("Purchase Warrants") at an exercise price of CDN$18.00 ($12.69). The exercise price of the Purchase Warrants was denominated in a price other than the Company’s functional currency. In accordance with IAS 32, a share warrant denominated in a price other than an entity’s functional currency fails to meet the definition of equity. Accordingly, such an instrument would be accounted for as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statements of comprehensive income at each period end. On May 8, 2019, the Purchase Warrants commenced trading on the Canadian Securities Exchange under the ticker "ABCS.WT". The fair value of the 1,232,225 Purchase Warrants was determined using the closing price on the date of issuance of CDN$2.50 ($1.86) for a total fair value of $2,287,660. Management has subsequently calculated fair value using the closing price at the end of each period and recorded income from any change in value offset by the fluctuation in exchange rates.

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

12.	Share-based compensation (continued)

The following table presents the changes in fair value since issuance:

	Fair Value	Market Price
Upon issuance	$2,287,660	CDN$2.50 ($1.86)
Fair value adjustment	(2,180,613)
Foreign exchange adjustment	44,752
Balance December 31, 2019	151,799	CDN$0.16 ($0.12)
Fair value adjustment	(54,973)
Foreign exchange adjustment	(9,970)
Balance at March 31, 2020	$86,856	CDN$0.07 ($0.10)

As discussed in note 9, the Company agreed to issue warrants each August during the years 2020 through 2023. The aggregate number of warrants to be issued each year will be determined by dividing $535,000 by an average trading price of the Company’s Subordinate Voting Shares during a ten-day period prior to issuance, which average trading price will be the exercise price of the warrants. Management calculated the fair value at $1,236,963 at March 31, 2020 using the Black-Scholes valuation model and the following assumptions: market price $2.76, exercise price $2.76, expected volatility (based on comparables) 61.6% to 71.0%, a risk-free interest rate of 0.41% to 0.62% and an expected life of 5.4 to 8.4 years. The Company recognized compensation expense of $137,149 for the services rendered during the three month period ended March 31, 2020 (2019 - $Nil).

13.	Related party transactions

Aidance Scientific, Inc. (formerly Aidance Skincare & Topical Solutions, LLC) ("Aidance"), owns 16,000 Proportionate Voting Shares which represented approximately 7% of the Company’s total outstanding voting securities as at March 31, 2020. Prior to 2019, Aidance owned a majority interest in Abacus US. In January 2019, Aidance distributed to its members a significant portion of its Abacus US shares reducing its overall percentage of ownership in Abacus US to less than 10% of the outstanding voting securities.

Aidance is the manufacturer of nearly all of the Company’s products and provides certain business support services to the Company. The Company’s Chief Executive Officer serves Aidance in a similar capacity and is an Aidance shareholder and Director. Additionally, Aidance’s Board of Directors includes an Abacus Director and an Abacus shareholder both of whom are Aidance shareholders.

On June 29, 2018, Abacus US signed a manufacturing, fulfillment and business service agreement with Aidance pursuant to which Abacus US shall not order less than 80%, 70% and 50% of the prior annual orders for contract year one, two, three and beyond, respectively. Either Aidance or Abacus US may terminate the agreement at any time. Aidance would continue supplying merchandise for a 12-month period subsequent to the date of termination. In the event that Abacus US terminates the agreement, Abacus US shall pay a one-time lump sum buyout payment equal to 15%, 11%, and 8% of the Abacus US’ total net sales in year one, two and three, respectively.

The Aidance agreement was subsequently amended in July 2019 and again in January 2020 to reflect product purchase costs, the value of services provided to Abacus US and the value of services provided by Abacus US.

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

13.	Related party transactions (continued)

Transactions with related parties during the three month periods ending March 31, 2020 and 2019 are as follows:

	2020	2019
Aidance
Inventory purchases	$1,721,581	$4,402,526
Fulfillment services	38,050	20,581
Management services expense	53,100	56,698
Management services income	(23,700)	(48,822)
	1,789,031	4,430,983
Other Shareholders
Marketing and advertising	-	299,956
Professional fees	25,000	52,887
	$25,000	$352,843

As at March 31, 2020 and December 31, 2019, the amounts due to and from related entities are as follows:

	March 31, 2020	December 31, 2019
Trade payables, Aidance	$385,896	$403,947
Trade payables, other shareholders	-	15,046
Trade receivables, Aidance	410,240	410,688

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No expense has been recognized in the current or prior years for bad or doubtful debts in respect of the amounts owed by Aidance.

14.	Revenues

Revenues from product sales have been recognized at a point in time and result from sales within the United States. The Company’s revenues, disaggregated by product line, for the three month periods ending March 31, 2020 and 2019 are as follows:

	2020	2019
Product Lines
CBD CLINIC	$2,666,363	$3,553,751
CBDMEDIC	278,531	268,456
Harmony Hemp	249,421	-
Private label	66,145	-
	$3,260,460	$3,822,207

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

15.	Income taxes

Income taxes reported in 2020 differ from the amount computed by applying the statutory rates to the loss before income tax because of permanent differences of approximately $675,000. As at March 31, 2020, there were approximately $20,360,000 of tax losses available in the United States for which a deferred tax asset of approximately $5,270,000 was recorded. These tax losses may be applied against earnings of future years through 2041, subject to certain limitations following a change in ownership.

16.	Remuneration of directors and key management of the Company

The table below summarizes the Company’s remuneration awarded to directors and senior key management for the three month periods ending March 31, 2020 and 2019.

	2020	2019
Wages	$223,948	$118,558
Director fees	22,500	41,250
Consulting fees	-	46,000
Share-based compensation	330,282	84,812
	$576,730	$290,620

17.	Financial instruments and risk management

The Company is exposed to risks that arise from its use of financial instruments. This note describes the Company's objectives, policies and processes for managing those risks and the methods used to measure them.

Fair value

As at March 31, 2020, the Company’s financial assets include cash and trade receivables. Financial liabilities include trade payables, purchase price payable and derivative financial liability. The carrying amounts of current assets and liabilities approximate their fair value due to their short period to maturity. The derivative financial liability is measured at fair value through profit or loss ("FVTPL").

The fair value measurement of the Company’s financial and non-financial assets and liabilities utilizes market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorized into different levels based on how observable the inputs used in the valuation technique utilized are (the 'fair value hierarchy'):

- Level 1: Quoted prices in active markets for identical items (unadjusted);

- Level 2: Observable direct or indirect inputs other than Level 1 inputs; and

- Level 3: Unobservable inputs (i.e. not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur.

The Company's cash is subject to a level 1 valuation. The derivative financial liability for the Purchase Warrants discussed in note 12 is subject to a level 1 valuation. The derivative financial liability for the Debenture Warrants discussed in note 12 is subject to a level 3 valuation.

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

17.	Financial instruments and risk management (continued)

The basis of the valuation of the derivative financial liability is fair value. The derivative financial liability is revalued each period using the Black-Scholes valuation model and quoted market rates. This valuation technique maximizes the use of observable market data where it is available and relies as little as possible on entity specific estimates.

Movement in level 3 liabilities during the period are as follows:

Derivative financial liability at December 31, 2018 (Debenture Warrants)	$1,847,682
Transfers to share capital	(3,816,323)
Loss from change in fair value	3,154,963
Derivative financial liability at December 31, 2019	1,186,322
Gain from change in fair value	(769,154)
Derivative financial liability at March 31, 2020	$417,168

The unobservable input with regards to the Debenture Warrant derivative financial liability is expected volatility. The Company used a rate of 93.2%. Assuming a 10% change in volatility, the resulting fair value would increase by approximately $63,000.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterpart to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and trade receivables. The Company limits its exposure to credit loss on cash by only accepting banks and financial institutions with a minimum "A" rating. As at March 31, 2020, three (2019 - five) of the Company's customers account for 60% (2019 - 95%) of the Company's trade receivables. In addition, one customer holds a security deposit of approximately $889,000. The Company does not obtain collateral or other security to support the accounts receivable subject to credit risk but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its financial obligations as they fall due. The Company is exposed to liquidity risk primarily from its trade payables, other vendor commitments and amounts due in connection with the Harmony Hemp acquisition. The Company believes that its recurring financial resources are adequate to cover all its expenditures. The trade payables will be repaid within the next 12 months.

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

17.	Financial instruments and risk management (continued)

Maturities of the Company’s financial liabilities are as follows:

	Contractual	Less than		Greater than
	cash flows	one year	1-3 years	3 years
March 31, 2020
Trade payables	$2,315,543	$2,315,543	$-	$-
Lease obligations	385,000	205,250	179,750	-
Vendor commitments	1,350,000	1,350,000	-	-
Business acquisition payable	2,191,086	1,747,163	443,923	-
Total	6,241,629	5,617,956	623,673	-
December 31, 2019
Trade payables	2,843,933	2,843,933	-	-
Lease obligations	436,000	205,000	231,000	-
Vendor commitments	1,350,000	1,350,000	-	-
Total	$4,629,933	$4,398,933	$231,000	$-

Foreign exchange risk

Foreign exchange risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company has certain monetary liabilities denominated in Canadian dollars. The United States equivalent carrying amounts of these liabilities are as follows:

	March 31, 2020	December 31, 2019
Trade payables	$90,958	$108,654
Derivative liability – Purchase Warrants	86,856	151,799
Net monetary liability	$177,814	$260,453

The Company has certain monetary assets and liabilities denominated in New Israeli Shekels. The United States equivalent carrying amounts are as follows:

	March 31, 2020	December 31, 2019
Cash	$609,868	$474,562
Trade payables	712,049	709,628
Net monetary liability	$102,181	$235,066

Assuming all other variables remain constant, a fluctuation of +/- 1.0 percent in the exchange rate between the United States dollar and the foreign currencies would impact loss before taxes approximately $25,000 as at March 31, 2020.

To date, the Company has not entered into financial derivative contracts to manage exposure to fluctuations in foreign exchange rates.

Abacus Health Products, Inc.

Notes to Condensed Interim Consolidated Financial Statements

For the Three Month Periods Ended March 31, 2020 and 2019

(expressed in U.S. dollars)

(unaudited)

18.	Subsequent event

Mandatory conversion

On May 13, 2020, the Company's Board of Directors voted to automatically convert the outstanding Proportionate Voting Shares into Subordinate Voting Shares on the basis of one Proportionate Voting Share for one hundred Subordinate Voting Shares effective June 10, 2020 subject to certain conditions related to the Charlotte's Web Transaction discussed in note 9.

Note to Reader

Abacus Health Products, Inc.
Annual Financial Statements

Please be advised that the attached annual financial statements for the fiscal periods ended December 31, 2019 and 2018 (the “Financial Statements”) supersedes the annual financial statements filed on April 29, 2020 (the “Original Financial Statements”). The Auditor’s report in the Financial Statements include an “Other Information” paragraph as required by the Canadian Auditing Standard (CAS) 720, The Auditor’s Responsibilities relating to Other Information, which said paragraph was not included in the Original Financial Statements.

Abacus Health Products, Inc.

Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

Abacus Health Products, Inc.

Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

Independent Auditor’s Report

To the Shareholders of

Abacus Health Products, Inc.

Opinion

We have audited the consolidated financial statements of Abacus Health Products, Inc. and its subsidiaries (the Company), which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, and the consolidated statements of comprehensive loss, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2019 and 2018, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (“IFRS”).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

·	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

·	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

·	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

·	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

·	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

·	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Marie-Claude Frigon.

[1]

Montréal, Québec
April 27, 2020

1 CPA auditor, CA, public accountancy permit No. A112505

Abacus Health Products, Inc.

Consolidated Statements of Financial Position
As at December 31, 2019 and 2018
(expressed in U.S. dollars)

	Note	2019	2018
ASSETS
Current assets
Cash		$22,191,563	$3,814,489
Trade receivables	5	3,693,093	912,601
Inventories	6	1,497,900	1,003,893
Prepaid expenses and other current assets	7	2,025,911	751,222
Income tax receivable	18	35,000	-
Due from LLC members	16		21,633
Total current assets		29,443,467	6,503,838

Non-current assets
Deferred taxes	18	4,547,890	87,983
Prepaid services	7	1,869,308	-
Deposits	7	459,322	13,673
Right-of-use assets	3, 8	426,281	-
Property and equipment	8	416,882	56,749
Total non-current assets		7,719,683	158,405
Total assets		$37,163,150	$6,662,243

See accompanying notes

Approved on behalf of the Board

[signed] Philip C. Henderson	Director
[signed] Perry Antelman	Director

Abacus Health Products, Inc.

Consolidated Statements of Financial Position
As at December 31, 2019 and 2018
(expressed in U.S. dollars)

	Note	2019	2018
LIABILITIES AND EQUITY
Current liabilities
Trade payables	16	$2,843,933	$2,473,948
Distributions payable to LLC members	16	-	270,822
Income taxes payable	18	1,356	7,149
Lease obligations — current portion	3, 9	187,649	-
Derivative financial liability	11, 14	1,338,121	1,847,682
Total current liabilities		4,371,059	4,559,601

Non-current liabilities
Lease obligations	3, 9	246,536	-
Convertible debentures	11	-	2,197,909
Total non-current liabilities		246,536	2,197,909
Total liabilities		4,617,595	6,797,510

Commitments	10

Shareholders’ capital (deficit)
Share capital	14	46,574,774	4,651
Subscriptions receivable	13	-	(11,850,256)
Contributed surplus		4,143,738	13,236,246
Accumulated other comprehensive income		(24,205)	456
Accumulated deficit		(18,148,452)	(1,526,364)
Total shareholders’ capital (deficit)		32,545,555	(135,267)
Total liabilities and shareholders’ capital		$37,163,150	$6,662,243

Subsequent events	21

See accompanying notes

Abacus Health Products, Inc.

Consolidated Statements of Comprehensive Loss
For the Years Ended December 31, 2019 and 2018
(expressed in U.S. dollars)

	Note	2019	2018
Revenues	15	$15,523,464	$8,537,024
Cost of sales and expenses
Cost of sales		7,055,560	3,483,653
Shipping and delivery		679,438	184,722
Salaries, wages and benefits		6,566,380	891,015
Management services	16	172,978	569,429
Marketing and advertising		11,999,685	1,176,583
Professional fees		3,241,094	909,853
Office and general		2,414,326	226,669
Depreciation and amortization	3	231,312	5,965
Research and development		580,355	118,649
Total cost of sales and expenses		32,941,128	7,566,538
Income (loss) before other expenses and income taxes		(17,417,664)	970,486
Other income (expense)
Management services income	16	174,171	-
Interest income		316,217	7,397
Interest and bank charges		(604,885)	(417,093)
Foreign exchange gain (loss)		(143,535)	92,731
Loss from change in fair value	11, 14	(974,350)	(1,112,981)
Loss on debenture conversion	11	(572,619)	-
Reverse take-over listing expense	13	(1,755,174)	-
Total other income (expense)		(3,560,175)	(1,429,946)
Loss before income taxes		(20,977,839)	(459,460)
Tax provision	18	4,355,751	80,671
Net loss		(16,622,088)	(378,789)
Other comprehensive income (loss)
Foreign currency translation adjustment		(24,661)	456
Total other comprehensive income (loss)		(24,661)	456
Net and comprehensive loss		$(16,646,749)	$(378,333)
Attributable to shareholders		$(16,646,749)	$(1,525,908)
Attributable to LLC members	12	-	1,147,575
Basic and diluted weighted average number of shares outstanding
Basic		19,572,728	12,993,317
Diluted		22,063,677	12,993,317
Income (loss) per share
Basic		$(0.85)	$(0.03)
Diluted		$(0.75)	$(0.03)

See accompanying notes

Abacus Health Products, Inc.

Consolidated Statements of Equity
For the Years Ended December 31, 2019 and 2018
(expressed in U.S. dollars)

	Note	Member units	Members’ capital	Share units	Share capital	Subscriptions receivable	Contributed surplus	Accumulated deficit	Accumulated comprehensive income	Total
Balance, December 31, 2017		307,282	$733,304	-	$-	$-	$-	$-	$-	$-
Membership units granted	12	3,000	60,000	-	-	-	-	-	-	-
Membership units repurchased	12	(1,250)	(25,000)	-	-	-	-	-	-	-
Distributions		-	(416,000)	-	-	-	-	-	-	-
Net income attributable to LLC members		-	1,147,575	-	-	-	-	-	-	-
Balance, June 29, 2018		309,032	1,499,879	-	-	-	-	-	-	-
Equity conversion	12	(309,032)	(1,499,879)	3,090	3	-	1,499,876	-	-	1,499,879
Shareholder exchange	13	-	-	(2,762)	(3)	-	3	-	-
Stock split	13	-	-	1,378,345	1,379	-	(1,379)	-	-
Issuance of subscription receipts	13	-	-		3,272	(11,850,256)	10,761,154	-	-	(1,085,830)
Issuance of warrants to broker	13	-	-	-	-	-	656,726	-	-	656,726
Share-based compensation	15	-	-	-	-	-	319,866	-	-	319,866
Other comprehensive income		-	-	-	-	-	-	-	456	456
Net loss		-	-	-	-	-	-	(1,526,364)	-	(1,526,364)
Balance, December 31, 2018		-	-	1,378,673	4,651	(11,850,256)	13,236,246	(1,526,364)	456	(135,267)
Issuance of subscription receipts	13	-	-		728	(2,688,687)	2,512,393	-	-	(175,566)
Issuance of warrants to broker	13, 14	-	-	-	-	-	1,617,307	-	-	1,617,307
Issuance of shares in private placement	13	-	-	4,000,000	-	14,538,943		-	-	14,538,943
Reverse take-over transaction	13	-	-	302,980	15,908,222	-	(14,772,047)	-	-	1,136,175
Issuance of shares in bought deal	14	-	-	2,464,450	22,516,269	-		-	-	22,516,269
Derivative liability on issuance of equity	12	-	-	-	(2,287,660)	-		-	-	(2,287,660)
Conversion of debenture	11	-	-	1,047,119	2,983,516	-		-	-	2,983,516
Exercise of warrants	14	-	-	468,139	5,840,956	-	(269,112)	-	-	5,571,844
Share-based compensation	15	-	-	-	-	-	1,428,562	-	-	1,428,562
Share-based compensation for services	15		-	302,835	1,607,792	-	390,389	-	-	1,998,181
Voting share exchange	14		-	2,053,853	-	-	-	-	-
Other comprehensive income			-	-	-	-	-	-	(24,661)	(24,661)
Net loss			-	-	-	-	-	(16,622,088)	-	(16,622,088)
Balance, December 31, 2019			$-	12,018,047	$46,574,474	$-	$4,143,738	$(18,148,452)	$(24,205)	$32,545,555

See accompanying notes

Abacus Health Products, Inc.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2019 and 2018
(expressed in U.S. dollars)

	2019	2018
Cash provided by (used for) the following activities:
Operating activities
Net and comprehensive income (loss)	$(16,646,749)	(378,333)
Depreciation and amortization	231,312	5,965
Share-based compensation	2,047,623	319,866
Foreign exchange on foreign denominated liabilities	82,449	(88,308)
Interest accretion on convertible debentures	175,291	112,623
Loss on debenture conversion	572,619	-
Loss from change in fair value of derivative financial liability	974,350	1,112,981
Reverse take-over listing expense	1,136,175	-
Deferred income taxes	(4,459,907)	(87,983)
Changes in working capital accounts:	-	-
Trade receivables	(2,780,492)	(508,699)
Inventories	(494,007)	(958,194)
Prepaid expenses and other current assets	(764,877)	(751,222)
Prepaid services	(1,000,000)	-
Income tax receivable	(35,000)	-
Trade payables	651,930	2,008,598
Income taxes payable	(5,793)	7,149
Due from a major LLC member	-	34,947
Cash flows provided by (used for) operating activities	(20,315,076)	829,390
Financing activities
Proceeds from equity financings, net of transaction costs	38,207,442	-
Issuance of convertible debentures, net of transaction costs	-	2,908,296
Proceeds from warrant exercises	1,755,521	-
Lease payments	(142,102)	-
Membership units repurchased	-	(25,000)
Distributions paid	(270,822)	(145,178)
Cash flows provided by financing activities	39,550,039	2,738,118
Investing activities
Due from LLC members	21,633	(21,633)
Deposits	(445,649)	(13,673)
Additions to property and equipment	(433,873)	(62,714)
Cash flows used for investing activities	(857,889)	(98,020)
Increase in cash	18,377,074	3,469,488
Cash, beginning of the year	3,814,489	345,001
Cash, end of the year	$22,191,563	$3,814,489

See accompanying notes

Abacus Health Products, Inc.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2019 and 2018
(expressed in U.S. dollars)

	2019	2018
Supplemental disclosure with respect to cash flows
Interest paid	$239,872	$-
Taxes paid	37,456	-
Supplemental disclosure of non-cash activities
Lease obligation	(565,493)	-
Right-of-use assets	565,493	-
Share capital	(2,983,516)	-
Convertible debenture	2,983,516	-
Distributions payable to LLC members	-	(270,822)
Distributions	-	270,822
Transaction fees due	(329,488)	429,105
Subscriptions receivable	329,488	(429,105)
Due to ultimate LLC members	-	60,000
Membership units granted	-	(60,000)

See accompanying notes

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

1.	Incorporation and nature of business

Abacus Health Products, Inc. (the “Company” or “Abacus Canada”) is a Canadian corporation governed by the provisions of the Business Corporations Act (Ontario) and results from the October 30, 1996 amalgamation of 1194137 Ontario Inc. and Silver Circle Compact Disc Books Inc. to form World Wide Interactive Discs Inc. The Company changed its name to World Wide Co-Generation Inc. on February 13, 2004 and to World Wide Inc. on July 17, 2007. On January 28, 2019, in connection with the reverse take-over transaction discussed in note 11, the Company changed its name to Abacus Health Products, Inc. and became the parent of Abacus US.

Abacus Health Products, Inc. (“Abacus US”), a wholly-owned subsidiary of the Company as a result of the RTO (as defined herein), was originally organized under the name Abacus of Colorado LLC in the state of Delaware on September 2, 2014. In April 2017, Abacus US changed its name to Abacus Health Products LLC. On June 29, 2018, Abacus Health Products LLC converted from a Delaware limited liability corporation to a Delaware corporation and changed its name to Abacus Health Products, Inc. All membership units of Abacus Health Products LLC were converted into common stock of Abacus US.

On July 29, 2018, Abacus US incorporated a wholly-owned subsidiary company, CBD Pharmaceuticals Ltd., in Tel Aviv, Israel. The subsidiary performs marketing, customer service and product development services for the Company.

The 2018 comparative amounts presented in these consolidated financial statements are those of Abacus US.

The Company’s head office is located at 10 Wanless Avenue, Suite 201, Toronto, Toronto, Ontario, M4N 1V6 Canada. Its corporate office and principal place of business is located at 25 John A. Cummings Way, Woonsocket, RI, 02895 USA.

The Company develops, markets and sells over-the-counter (“OTC”) topical medications with active pharmaceutical ingredients and which contain organic and natural ingredients, including a cannabinoid-rich hemp extract containing cannabidiol (“CBD”) from the Cannabis sativa L plant. The products are aimed at the rapidly growing markets for topical pain relief and therapeutic skincare. Utilizing analgesic ingredients permitted by the U.S. Food and Drug Administration (“FDA”), all OTC products are produced in FDA-compliant and audited manufacturing facilities. The Company’s CBD-infused formulations provide natural and safe pain relief. A patent has been filed (patent pending) with the intention to protect the Company’s core CBD formulations and technology ensuring a safe and healthy delivery of the remedy.

The Company primarily sells two lines of products, CBD CLINIC, marketed to the professional practitioner market, and CBDMEDIC, marketed to the consumer market. CBD CLINIC products are sold exclusively to registered health practitioners such as chiropractors, acupuncturists, massage therapists, physical therapists, naturopaths and osteopaths. CBDMEDIC products are sold directly to consumers through retail outlets, health and fitness locations as well as through an e-commerce platform.

These consolidated financial statements have been approved by the Board of Directors for issue on April 27, 2020.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

2.	Basis of preparation

Compliance with IFRS

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS. The consolidated financial statements comply with IFRS as issued by the International Accounting Standards Board (“IASB”).

Basis of consolidation

These consolidated financial statements incorporate the financial statements of the Company and its wholly-owned subsidiary, Abacus US, and Abacus US’s wholly-owned subsidiary, CBD Pharmaceuticals Ltd. The accounts of the subsidiaries are prepared for the same reporting period as the Company, using consistent accounting policies. Intercompany transactions, balances and unrealized gains or losses on transactions have been eliminated.

Measurement basis

The consolidated financial statements have been prepared on a historical cost basis. Other measurement bases used are described in the applicable notes.

Functional and presentation currency

Items included in the consolidated financial statements are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in United States dollar (“USD”), which is the Company’s functional and presentation currency. References to “CDN$” are to the Canadian dollar.

The Company’s subsidiary, CBD Pharmaceutical Ltd., conducts its operations using the Israeli New Shekel. The assets and liabilities are translated into USD currency units using the exchange rates at the reporting date. The expenses are translated into USD currency units using the average exchange rates, which approximate the rates at the dates of the transactions, for the period. All resulting foreign exchange differences are recognised in other comprehensive income (loss) through the foreign currency translation adjustment in equity.

Critical accounting estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The judgements, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities (refer to the respective notes) within the next financial year are discussed below:

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

2.	Basis of preparation (continued)

Share-based payment transactions

The Company measures the cost of equity-settled transactions with employees and non-employees by reference to the fair value of the equity instruments at the date at which they are granted. The Company measures the cost of equity-settled transactions with non-employees by reference to the fair value of services provided. In situations where the fair value of such services can not be reasonably estimated, the Company measures the costs based upon the equity instruments granted.

The fair value is determined by using the Black-Scholes model taking into account the terms and conditions upon which the instruments were granted. The accounting estimates and assumptions relating to equity-settled share-based payments would have no impact on the carrying amounts of assets and liabilities within the next annual reporting period but may impact profit or loss and equity.

Allowance for expected credit losses

The allowance for expected credit losses assessment requires a degree of estimation and judgment. It is based on the lifetime expected credit loss, grouped based on days overdue, and makes assumptions to allocate an overall expected credit loss rate for each group. These assumptions include recent sales experience and historical collection rates.

Provision for impairment of inventories

The provision for impairment of inventories assessment requires a degree of estimation and judgement. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.

Leases

The application of IFRS 16 requires significant judgements and certain key estimations to be made. Critical judgements required in the application of IFRS 16 include determining whether it is reasonably certain that an extension or termination option will be exercised; determining the appropriate rate to discount lease payments; and assessing whether a right-of-use asset is impaired.

Income tax

The Company is subject to income taxes in the jurisdictions in which it operates. Significant judgement is required in determining the provision for income tax. There are many transactions and calculations undertaken during the ordinary course of business for which the ultimate tax determination is uncertain. The Company recognises liabilities for anticipated tax audit issues based on the Company’s current understanding of the tax law. Where the final tax outcome of these matters is different from the carrying amounts, such differences will impact the current and deferred tax provisions in the period in which such determination is made.

Fair value measurement hierarchy

The Company is required to classify all assets and liabilities, measured at fair value, using a three level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement, being: Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date; Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and Level 3: Unobservable inputs for the asset or liability. Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

2.	Basis of preparation (continued)

The fair value of assets and liabilities classified as level 3 is determined by the use of valuation models. These include discounted cash flow analysis or the use of observable inputs that require significant adjustments based on unobservable inputs.

3.	New standards adopted as at January 1, 2019

The Company adopted the following accounting standards as at January 1, 2019.

IFRS 16: Leases

IFRS 16 Leases supersedes IAS 17 Leases and related interpretations and is effective for periods beginning on or after January 1, 2019. The new standard brings most leases on-balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Lessor accounting however, remains largely unchanged and the distinction between operating and finance leases is retained. Under IFRS 16, a lessee recognizes a right-of-use asset and a lease liability. The right-of-use asset is treated similarly to other non-financial assets and depreciated accordingly and the liability accrues interest. This will typically produce a front-loaded expense profile (whereas operating leases under IAS 17 would typically have had straight-line expenses) as an assumed linear depreciation of the right-of-use asset and the decreasing interest on the liability will lead to an overall decrease of expense over the reporting period.

The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease if that can be readily determined. If that rate cannot be readily determined, the lessee shall use their incremental borrowing rate. As with IFRS 16’s predecessor, IAS 17, lessors classify leases as operating or finance in nature. A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership of an underlying asset. Otherwise a lease is classified as an operating lease.

The Company has elected to apply the retrospective method by setting right-of-use assets based on the lease liability at the date of initial application, adjusted by the amount of any prepaid or accrued lease payments.

On transition to IFRS 16, the Company recognized a right of use asset and lease liability of $443,650. The recognition of the right of use asset and lease liability are considered non-cash items within the statement of cash flows. When measuring operating lease commitments, the Company used a weighted average rate of 5.5%.

The following table reconciles the Company’s operating lease commitments as at December 31, 2018 as previously disclosed in the audited consolidated financial statements of Abacus US, to the lease obligations recognized on initial application of IFRS 16 on January 1, 2019:

Operating lease commitments as at December 31, 2018	$599,000
Effect of discounting using the incremental borrowing rate	(22,597)
Lease contract for where right-of-use has not commenced	(132,753)
Lease liability recognized as at January 1, 2019	$443,650

IFRIC 23: Uncertainty over Income Tax Treatments

IFRIC 23 clarifies application of recognition and measurement requirements in IAS 12 Income Taxes when there is uncertainty over income tax treatments. The Interpretation specifically addresses whether an entity considers uncertain tax treatments separately, the assumptions an entity makes about the examination of tax treatments by taxation authorities, how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates and how an entity considers changes in facts and circumstances.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

3.	New standards adopted as at January 1, 2019 (continued)

The amendments are effective for annual periods beginning on or after January 1, 2019. The Company has adopted the new interpretation with no impact on the interim condensed consolidated financial statements.

4.	Significant accounting policies

Revenue recognition

The Company recognises revenue as follows:

Revenue from contracts with customers

Revenue is recognised at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company: identifies the contract with a customer; identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognises revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognised to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are initially recognised as deferred revenue in the form of a separate refund liability.

Revenue from the sale of goods is recognized when the Company transfers control of the assets to the customer. Control transfers at the point in time the customers take undisputed delivery of the goods. The Company does not extend warranties or rights of return in excess of statutory requirements.

Other revenue

Other revenue including interest income is recognised when it is received or when the right to receive payment is established.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

Cash and cash equivalents

Cash includes cash on hand and deposits held at call with financial institutions. Cash equivalents include other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. For the statement of cash flows presentation purposes, cash and cash equivalents also includes bank overdrafts, which are shown within borrowings in current liabilities on the statement of financial position.

Trade receivables

Trade receivables are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method, less any allowance for expected credit losses. Trade receivables are generally due for settlement within 30 days.

Inventories

Raw materials and finished goods are stated at the lower of cost and net realizable value. Cost of inventory is determined on a first in first out (“FIFO”) basis. Cost comprises of purchase and delivery costs, net of rebates and discounts received or receivable. Net realizable value represents the estimated selling price for inventory less all estimated costs necessary to make the sale.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to the acquisition of the asset.

Depreciation is recorded to recognize the cost of assets over their useful lives, using the straight-line method over three to four years. The estimated useful lives and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Any item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales and proceeds and the carrying amount of the asset and is recognized in profit or loss.

Repairs and maintenance costs that do not improve or extend productive life are recognized in profit or loss in the period in which the costs are incurred.

Trade payables

These amounts represent liabilities for goods and services provided to the consolidated entity prior to the end of the financial year and which are unpaid. Due to their short-term nature they are measured at amortised cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Income taxes

Income tax expenses are comprised of current and deferred tax. Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using the tax rates enacted or substantially enacted at the reporting date.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

Deferred tax is recognized for the future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for taxation purposes. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized, or the liability is settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Changes in recognition or measurement are reflected in the period in which the change in judgement occurs.

Foreign currency

Transactions entered into by the Company in a currency other than the functional currency are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss.

Non monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

Provisions

Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

Lease obligations

At the commencement date of the lease, the Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. Interest accretion is recorded as interest expense in finance costs.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Assets and liabilities measured at fair value are classified into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.

For recurring and non-recurring fair value measurements, external valuers may be used when internal expertise is either not available or when the valuation is deemed to be significant. External valuers are selected based on market knowledge and reputation. Where there is a significant change in fair value of an asset or liability from one period to another, an analysis is undertaken, which includes a verification of the major inputs applied in the latest valuation and a comparison, where applicable, with external sources of data.

Financial instruments

a)       Recognition and derecognition

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the financial instrument. Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and substantially all the risks and rewards are transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

b)       Classification and initial measurement of financial assets

Except for those trade receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:

·	amortized cost;

·	fair value through profit or loss (“FVTPL”); and

·	fair value through other comprehensive income (“FVOCI”).

The classification is determined by both:

·	the entity’s business model for managing the financial asset; and

·	the contractual cash flow characteristics of the financial asset.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

All income and expenses relating to financial assets that are recognized in profit or loss are presented within finance costs, finance income or other financial items, except for impairment of trade receivables which are presented within other expenses.

c)       Subsequent measurement of financial assets

Financial assets at amortized cost

Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVTPL):

·	they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows; and

·	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

This category includes non-derivative financial assets like loans and receivables with fixed or determinable payments that are not quoted in an active market. After initial recognition, these are measured at amortized cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The Company’s cash, trade and most other receivables fall into this category of financial instruments.

Financial assets at fair value through profit or loss (“FVTPL”)

Financial assets that are held within a different business model than ‘hold to collect’ or ‘hold to collect and sell’, and financial assets whose contractual cash flows are not solely payments of principal and interest are accounted for at FVTPL. The Company does not hold any financial assets at FVTPL.

Financial assets at fair value through other comprehensive income (“FVOCI”)

The Company accounts for financial assets at FVOCI if the assets meet the following conditions:

·	they are held under a business model whose objective it is to hold to collect the associated cash flows and sell, and;

·	the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Any gains or losses recognized in other comprehensive income will be recycled upon derecognition of the asset. The Company does not hold any financial assets at FVOCI.

d)       Impairment of financial assets

The Company employs an ‘expected credit loss’ (ECL) model using forward-looking information to recognize expected credit losses. Instruments within the scope of the requirements included loans and other debt-type financial assets measured at amortized cost and FVOCI, trade receivables, contract assets recognized and measured under IFRS 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured at fair value through profit or loss.

The Company considers a broad range of information when assessing credit risk and measuring expected credit losses, including past events, current conditions, reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

Measurement of the expected credit losses is determined by a probability-weighted estimate of credit losses over the expected life of the financial instrument.

Financial assets at amortized cost

The Company makes use of a simplified approach in accounting for trade and other receivables and records the loss allowance as lifetime expected credit losses. These are the expected shortfalls in contractual cash flows, considering the potential for default at any point during the life of the financial instrument. In calculating, the Company uses its historical experience, external indicators and forward-looking information to calculate the expected credit losses using a provision matrix.

e)       Classification and measurement of financial liabilities

Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless the Company designated a financial liability at fair value through profit or loss. Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognized in profit or loss (other than derivative financial instruments that are designated and effective as hedging instruments).

f)       Derivative financial instruments and hedge accounting

Derivative financial instruments are accounted for at FVTPL except for derivatives designated as hedging instruments in cash flow hedge relationships, which require a specific accounting treatment.

Derivative liabilities and compound instruments

The Company evaluates all of its agreements to determine if such instruments have derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then revalued at each reporting date, with changes in fair value reported in profit and loss. In calculating the fair value of derivative liabilities, the Company uses a valuation model when level 1 inputs are not available to estimate fair value at each reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the Consolidated Statement of Financial Position as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months.

The convertible debentures issued by the Company are considered to be a compound financial instrument This instrument is recognized as a liability, with the initial carrying value of the debenture (host) being the residual amount of the proceeds, after separating the derivative component, which is recognized at fair value, and also the warrants issued with the instruments. Any directly attributable transaction costs are allocated to the host and to the warrants issued.

Subsequent to initial recognition, the host component of the compound financial instrument is measured at amortized cost using the effective interest method. On the conversion date, the value of the host contract component of the financial instrument measured at amortized cost is transferred to equity.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

Share-based compensation

Stock options

The Company has a share option plan for employees, officers, directors, and other advisors from which options to purchase Subordinate Voting Shares of the Company are issued. Share-based compensation costs are accounted for on a fair value basis, as measured at the grant date, using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee. In situations where options have been issued to non-employees and some or all of the services received by the Company cannot be specifically identified, the options are measured at the fair value of the options issued.

All share-based remuneration is ultimately recognized as an expense in profit or loss with a corresponding credit to contributed surplus. If vesting periods or other vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest. Any adjustment to cumulative share-based compensation resulting from a revision is recognized in the current period. The number of vested options ultimately exercised by holders does not impact the expense recorded in any period.

Upon exercise of share options, the proceeds received, net of any attributable transaction costs, are allocated to share capital.

Stock appreciation rights

Stock appreciation rights issued under the share option plan are settled in cash. As such, any excess value over the exercise price for vested rights are accounted for as a liability. The total liability is revalued at each reporting date, with changes reported in profit and loss.

Share capital

Share capital represents the nominal (par) value of shares that have been issued.

Contributed surplus includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of related income tax benefits.

Income (loss) per share

Basic earnings (loss) per share is calculated by dividing the profit or loss attributable to equity holders of the Company by the weighted average number of common stock outstanding during the year.

Diluted income (loss) per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of common stock outstanding, adjusted for the effects of all dilutive potential common stock. The weighted average number of common stock outstanding is increased by the number of additional common stock that would have been issued by the Company assuming exercise of all stock options and warrants with exercise prices below the average market price for the year.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

4.	Significant accounting policies (continued)

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed for impairment if there is any indication that the carrying amount may not be recoverable. If any such indication is present, the recoverable amount of the asset is estimated in order to determine whether impairment exists. Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the asset group to which the asset belongs.

An asset’s recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset or asset group is estimated to be less than its carrying amount, the carrying amount is reduced to the recoverable amount. Impairment is recognized immediately as additional depreciation or amortization. Where an impairment subsequently reverses, the carrying amount is increased to the revised estimate of recoverable amount but only to the extent that this does not exceed the carrying value that would have been determined had impairment not previously been recognized. A reversal is recognized as a reduction in the depreciation or amortization charge for the period. No impairment was recognized for the periods ended December 31, 2019 and 2018.

5.	Trade receivables

Trade receivables include amounts that are past due at the end of the reporting periods. During 2019, the Company recognized a provision for expected credit losses of $Nil (2018 - $28,853).

As at December 31, 2019 and 2018, trade receivables of $1,303,487 and $626,770, respectively, were past due but not impaired. They relate to customers with no default history. The aging analysis of these receivables is as follows:

	December 31, 2019	December 31, 2018
Current	$2,635,980	$285,831
0 - 30	612,981	336,185
31 - 60	130,346	65,923
61 - 90	141,283	8,047
Over 91	172,503	216,615
	$3,693,093	$912,601

6.	Inventories

	December 31, 2019	December 31, 2018
Raw materials	$-	$420,000
Finished goods	1,497,900	583,893
	$1,497,900	$1,003,893

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

6.	Inventories (continued)

For the years 2019 and 2018, inventory recognized as an expense amounted to $7,055,560 and $3,483,653, respectively.

7.	Prepaids and other assets

Prepaid expenses and other current assets consist of the following:

	December 31, 2019	December 31, 2018
Marketing	$1,547,626	$338,340
Deposits	166,821	-
Insurance	40,079	43,687
Financing	-	314,140
Other	271,385	55,055
	$2,025,911	$751,222

Non-current prepaid services include amounts paid for marketing and other services.

8.	Property, equipment and right-of-use assets

The following table shows the movement in property and equipment:

Gross carrying amount
Balance at December 31, 2017	$-
Additions	62,714
Balance at December 31, 2018	62,714
Additions	433,873
Balance at December 31, 2019	496,587

Depreciation and impairment
Balance at December 31, 2017	-
Depreciation	(5,965)
Balance at December 31, 2018	(5,965)
Depreciation	(73,740)
Balance at December 31, 2019	(79,705)
Carrying amount at December 31, 2019	$416,882
Carrying amount at December 31, 2018	$56,749

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

8.	Property, equipment and right-of-use assets (continued)

The following table shows the movement in right-of-use assets:

Gross carrying amount
Balance at December 31, 2018	$-
Transition to IFRS 16	443,650
Additions	121,843
Balance at December 31, 2019	565,493

Amortization and impairment
Balance at December 31, 2018	-
Amortization	(139,212)
Balance at December 31, 2019	(139,212)
Carrying amount at December 31, 2019	$426,281

9.	Lease obligations

The following table shows the carrying amounts of lease obligations and the movements during the period:

Balance at December 31,2018	$-
Additions	576,287
Accretion of interest	22,675
Payments	(164,777)
Balance at December 31, 2019	$434,185
Current	$187,649
Non-current	$246,536

The Company leases right-of-use assets related to office space under agreements that expire on various dates through 2022.The minimum annual payments are approximately as follows:

2020	$205,000
2021	205,000
2022	26,000
$436,000

10.	Commitments

The Company has entered into several agreements which require aggregate payments of $1,350,000 through October 2020.

The Company has also entered into agreements with two service providers that require the Company to issue warrants for the purchase of Subordinate Voting Shares. Such warrants are to be issued each August during the years 2020 through 2023. The aggregate number of warrants to be issued each year will be determined by dividing $535,000 by the average trading price of the Company’s Subordinate Voting Shares during a ten-day period prior to issuance, which average trading price will be the exercise price of the warrants.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

11.	Senior secured convertible debenture units

On August 31, 2018, Abacus US executed senior secured convertible debenture units (“Convertible Debenture Units”) agreements with four lenders for gross aggregate proceeds in the amount of CDN$4,000,000 ($3,051,716 at inception). The Convertible Debentures (as defined below) were originally set to mature on August 31, 2020 bearing interest at a rate of 10% per annum payable quarterly in cash.

Each Convertible Debenture Unit of CDN$1,000 initially consisted of CDN$1,000 ($755) principal amount (“Convertible Debenture”) and warrants of Abacus US exercisable to purchase common stock equal to CDN$1,000 divided by the applicable conversion price. The principal amount shall be convertible into common stock at the option of the holder at any time prior to the maturity date. The conversion price per share shall be equal to the price per security issued by Abacus US in a qualified financing (at least CDN$5,000,000 ($3,775,580)) multiplied by 0.75. The Convertible Debentures were secured by a first ranking security on all assets of Abacus US, however, the security was subordinated to existing and future loans from bank lenders to a maximum of CDN$5,000,000 ($3,775,580).

The Convertible Debenture Units are considered to be compound financial instruments each with an embedded financial derivative consisting of a warrant to purchase common stock. The fair value of the warrants has been classified as a current liability on the accompanying Consolidated Statements of Financial Position within the derivative financial liability.

On May 15, 2019, the Company gave notice to the holders of the Convertible Debentures of its intent to pay cash to settle the outstanding principal balance. The holders exercised their right to receive equity upon settlement. Accordingly, on June 17, 2019, the Company issued 1,047,119 Subordinate Shares in full repayment of the principal of the Convertible Debentures of $2,983,516. This amount was transferred to share capital.

The components of the Convertible Debentures are as follows:

Face value of the Convertible Debentures at inception	$3,051,716
Transaction costs	(143,420)
Derivative financial liability — warrants	(734,701)
Convertible Debentures at August 31, 2018	2,173,595
Interest accretion	112,623
Foreign exchange adjustment	(88,309)
Convertible Debentures at December 31, 2018	2,197,909
Interest accretion	175,291
Foreign exchange adjustment	37,697
Loss on debenture conversion	572,619
Debenture settlement	(2,983,516)
Convertible Debentures at December 31, 2019	$-

Following the completion of a qualified financing, each warrant can be exercised to acquire one common stock for an exercise price equal to the financing price at any time up to two years following the commencement of trading of the Company’s common stock. As discussed in note 13, Abacus US completed a qualified financing transaction and RTO in January 2019. Abacus US’ Convertible Debentures and Warrants were exchanged for similar instruments of Abacus Canada. The Convertible Debentures were convertible into 1,047,119 Subordinate Voting Shares in accordance with their terms. The warrants may be exercised for 1,048,371 Subordinate Voting Shares for $3.75 per share (“Debenture Warrants”).

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

11.	Senior secured convertible debenture units (continued)

At the closing of the financing in August 2018, the number of common shares issuable upon exercise of the warrant and the exercise price were subject to the completion of a future financing. Based on analysis provided by an independent valuation firm, Management initially valued these warrants at $734,701. Fair value has been subsequently calculated using a Black-Scholes valuation model with the assumptions presented in the following table:

		Black-Scholes valuation assumptions
	Fair Value	Exercise price	Market price	Expected Volatility	Risk-free interest rate	Expected life
At loan inception	$734,701
Fair value adjustment	1,112,981	$3.75	$3.75	85.7%	2.6%	2.00
Balance at December 31, 2018	1,847,682
Transfers to share capital	(3,816,323)
Fair value adjustment	3,154,963	$3.75	$4.58	79.8%	1.6%	1.08
Balance at December 31, 2019	$1,186,322

12.	Equity conversion

On June 29, 2018, Abacus US converted from a Delaware limited liability corporation to a Delaware corporation and changed its name to Abacus Health Products, Inc. All LLC membership units were converted into common stock of Abacus US. Membership units were exchanged at a ratio of one hundred membership units for one share of common stock in Abacus US, resulting in 309,032 membership units being exchanged for 3,090 shares, of which 30,000 membership units were converted into 300 Class C common stock and the remaining 279,032 were converted into 2,790 Class A common stock.

Prior to the equity conversion, Abacus US issued 3,000 units in settlement of amounts due to ultimate LLC members, and 1,250 units were repurchased by Abacus US for $25,000.

13.	Private placement and reverse take-over

Private placement

In 2018, Abacus US began a brokered private placement offering of a total of 4,000,000 subscription receipts at $3.75 per receipt (the “Financing”). In connection with this Financing, Abacus US issued subscription receipts in two tranches, one in 2018 and one in 2019, with proceeds less certain expenses and commissions held in escrow pursuant to the terms of a subscription receipt agreement. The escrow release conditions, among other items, required the completion of a qualified financing transaction.

On December 21, 2018, the first tranche was completed and a total of 3,272,350 subscription receipts were issued for gross proceeds of $12,271,313. In connection with this tranche, Abacus US incurred costs totaling $1,506,889 for fees and commissions. The costs include $656,726 for the value of warrants issued as a commission. The warrants were exercisable for 174,927 Class A common stock at a per share price of $3.75 (“Commission Warrants”). The warrants expire two years from the closing of the RTO discussed below. At December 31, 2018, Abacus US recorded a subscription receivable in the amount of $11,850,256 for the expected net cash proceeds of this tranche.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

13.	Private placement and reverse take-over (continued)

On January 7, 2019, the second tranche was completed and Abacus US issued a total of 727,650 subscription receipts for gross proceeds of $2,728,687. In connection with this tranche, Abacus US incurred costs totaling $103,620 for fees and commissions. The costs include $80,000 for the value of warrants issued as a commission. The warrants were exercisable for 21,000 Class A common shares of Abacus US at per share price $3.75. The warrants expire two years from the closing of the RTO. Abacus US recorded a subscription receivable in the amount of $2,688,687 for the expected net cash proceeds of this tranche.

Following the satisfactory completion of the escrow release conditions on January 29, 2019, each subscription receipt was converted immediately prior to the closing of the RTO into one share of Class A common stock of Abacus US.

Shareholder exchange and stock split

In December 2018, all holders of Abacus US Class A common stock exchanged their shares for Class B common stock at a ratio of 100:1. On December 19, 2018, the Abacus US Board of Directors and a majority shareholder approved a stock split of 4,204.51 shares for each outstanding share.

Reverse take-over

On January 29, 2019, Abacus US completed, pursuant to an agreement and plan of merger, its reverse take-over transaction (“RTO”) with Abacus Canada (formerly known as World Wide Inc.), a largely inactive mineral exploration company located in Canada. Pursuant to the RTO:

a)	A subsidiary of Abacus Canada was merged with and into Abacus US with Abacus US surviving as a wholly-owned subsidiary of Abacus Canada.

b)	Each outstanding share of Class A common stock of Abacus US, including shares issued upon conversion of the subscription receipts, and shares of Class C common stock of Abacus US was exchanged on a one-for-one basis for Subordinate Voting Shares of Abacus Canada (“Subordinate Voting Shares”). Each outstanding share of Class B common stock of Abacus US was exchanged on a one-to-one basis for Proportionate Voting Shares of Abacus Canada (“Proportionate Voting Shares”).

c)	The Legacy Plan was assumed by Abacus Canada and amended to provide that existing options under the plan will be exercisable for Subordinate Voting Shares.

d)	Each outstanding Abacus US warrant was exchanged for an Abacus Canada warrant exercisable for Subordinate Voting Shares.

e)	Each outstanding Abacus US debenture was exchanged for an Abacus Canada debenture convertible into Subordinate Voting Shares.

Immediately after the closing of the RTO, the shareholders of Abacus US held 5,261,351 Subordinate Voting Shares and 117,320 Proportionate Voting Shares representing 98% of the Company’s aggregate voting securities while shareholders of Abacus Canada immediately prior to the closing held 302,980 Subordinate Voting Shares representing 2% of the Company’s voting securities. Since Abacus Canada did not meet the definition of a business under IFRS 3 Business Combinations, the acquisition was accounted for as a purchase of Abacus Canada’s net assets by Abacus US. The consideration paid was determined as an equity-settled share-based payment under IFRS 2 Share-Based Payment at the fair value of the equity retained by Abacus Canada shareholders, which was determined to be $3.75 per share based on Abacus US’ Financing.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

13.	Private placement and reverse take-over (continued)

The Company recorded a listing expense of $1,755,174 in other expense in the consolidated statement of comprehensive loss for 2019. The details of the listing expense are as follows:

Fair value of consideration paid:
302,980 Subordinate Voting Shares at $3.75 per share	$1,136,175
Fair value of net liabilities of Abacus Canada	14,487
1,150,662
Transaction costs	604,512
RTO listing expense	$1,755,174

The net liabilities of Abacus Canada consisted of trade payables of $23,858 less other current assets of $9,371.

14.	Share capital

The Company’s authorized share capital consists of an unlimited number of Subordinate Voting Shares and Proportionate Voting Shares. The two classes generally have the same rights, are equal in all respects and are treated if they were shares of one class only. Rights and preferences include the following:

Conversion rights

Each Proportionate Voting Share is convertible at the option of the holder into 100 Subordinate Voting Shares. The Board may elect to convert all Proportionate Voting Shares into Subordinate Voting Shares. The right of conversion is subject to certain conditions in order to maintain Abacus Canada’s status as a foreign private issuer under U.S. securities laws.

Voting rights

Each Subordinate Voting Share is entitled to one vote. Each Proportionate Share is entitled to 100 votes.

Dividend rights

Holders of Proportionate Voting Shares and Subordinate Voting Shares are entitled to receive dividends when and if declared by the Board of Directors. Holders of Proportionate Voting Shares are entitled to receive 100 times the amount paid per Subordinate Voting Share.

Liquidation rights

In the event of a liquidation, shareholders will be entitled to receive on a pro rata basis any net proceeds after settlement of all liabilities.

Service provider agreements

On August 26, 2019, as discussed in notes 10 and 15 the Company entered into an agreement with a service provider pursuant to which it issued 283,024 Subordinate Voting Shares. Management calculated a fair value of $1,502,613 using the closing price of CDN$7.05 ($5.31) on the date of the agreement. The fair value was charged to share capital. The Company also entered into an agreement with a second service provider pursuant to which it issued 19,811 Subordinate Voting Shares. Management calculated a fair value of $105,179 using the above closing price on the date of the agreement. The fair value was charged to share capital.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

14.	Share capital (continued)

Bought deal offering

On May 8, 2019, the Company issued 2,464,450 units by way of a prospectus offering completed on a bought deal basis at CDN$14.00 ($10.40 at receipt) per unit for total gross consideration of $25,621,788. Each unit consisted of one Subordinate Voting Share and one-half of one Subordinate Voting Share purchase warrant (“Purchase Warrant”). Each Purchase Warrant will be exercisable for one Subordinate Voting Share at an exercise price of CDN$18.00 ($13.59) for a period of 36 months following closing. In connection with this offering, the Company incurred costs totalling $3,105,519 for fees and commissions. The costs include $1,537,307 of warrants issued as a commission. These warrants are exercisable for 147,867 Subordinate Voting Shares at a per share price of CDN$14.00 ($10.57) for a period of 36 months following closing.

The exercise price of the Purchase Warrants was denominated in a price other than the Company’s functional currency. In accordance with IAS 32, a share warrant denominated in a price other than an entity’s functional currency fails to meet the definition of equity. Accordingly, such an instrument would be accounted for as a derivative liability and measured at fair value with changes in fair value recognized in the consolidated statements of comprehensive income at each period end. On May 8, 2019, the Purchase Warrants commenced trading on the Canadian Securities Exchange under the ticker “ABCS.WT”. The fair value of the 1,232,225 Purchase Warrants was determined using the closing price on the date of issuance of CDN$2.50 ($1.86) for a total fair value of $2,287,660. Management has subsequently calculated fair value using the closing price at the end of each period and recorded income from any change in value offset by the fluctuation in exchange rates.

The following table presents the changes in fair value since issuance:

	Fair Value	Market Price
Upon issuance	$2,287,660	CDN$2.50 ($1.86)
Fair value adjustment	(2,180,613)	CDN$0.16 ($0.12)
Foreign exchange adjustment	44,752
Balance at December 31, 2019	$151,799

Voting share conversion

During 2019, holders of 20,746 Proportionate Voting Shares converted their shares into 2,053,853 Subordinate Voting Shares. As at December 31, 2019, 96,574 Proportionate Voting Shares and 11,921,473 Subordinate Voting Shares are issued and outstanding, all as fully paid.

15.	Share-based compensation

Stock options

On December 5, 2018, the Company adopted the Long Term Incentive Plan (the “LTIP”) which provides for the issuance of equity-based compensation in the form of stock options, stock appreciation rights, stock awards, stock units, restricted stock units, performance shares, performance units, and other stock-based awards to eligible participants. Eligible participants under the plan include directors, officers, employees and certain consultants of the Company and any of its subsidiaries. The LTIP is administered by the Board of Directors. The terms and conditions of the stock options are determined by the Board.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

15.	Share-based compensation (continued)

On June 18, 2019, the shareholders approved a change in LTIP to provide for a 10% “rolling” limit under which the aggregate number of Subordinate Voting Shares reserved for issuance under the LTIP is equal to 10% of the number of Subordinate Voting Shares issued and outstanding from time to time (and calculated assuming the conversion of the Proportionate Voting Shares), less any Subordinate Voting Shares issuable under the Legacy Plan (as defined below). The exercise price of stock option granted under the LTIP shall not be lower than the exercise price permitted by the Canadian Securities Exchange. As at December 31, 2019, an aggregate of 1,327,093 Subordinate Voting Shares are reserved for issuance under the LTIP after giving effect to the number of Subordinate Voting Shares issuable under the Legacy Plan.

On June 30, 2018, Abacus US adopted the 2018 Equity incentive plan (the “Legacy Plan”), which provided for grants of stock options, incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units or other rights under the Legacy Plan to employees, officers, directors, agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary. The Abacus US Board of Directors established the terms and conditions of any grants under the Legacy Plan. Since the RTO, no grants may be issued under this plan.

On October 16, 2018, a total of 802,206 stock options were granted under the Legacy Plan at an exercise price of $3.0865 per option. These options vest on a quarterly basis over two and three years and expire ten years after grant.

On January 10, 2019, a total of 85,337 stock options were granted under the Legacy Plan at an exercise price of $3.75 per option. These options vest on a quarterly basis over two and three years and expire ten years after grant.

On September 26, 2019, a total of 884,000 stock options were granted under the LTIP at an exercise price of $5.09 per option. These options vest on a quarterly basis over three years and expire ten years after grant.

The Company recognizes compensation expense for option grants based on the fair value at the date of grant using the Black-Scholes valuation model. The table below lists the assumptions used to determine the fair value of these option grants. Volatility based on public companies with characteristics similar to the Company.

		Black -Scholes valuation assumptions
Grant Date	Exercise price	Market price	Expected volatility	Risk-free interest rate	Expected life
October 16,2018	$3.09	$3.02	89.2% - 96.0%	2.7% - 2.9%	1 - 3
January 10, 2019	$3.75	$3.75	86.1% - 97.7%	2.5% - 2.6%	1 - 3
September 26, 2019	$5.09	$5.09	81.6% - 89.2%	1.6% - 1.8%	1 - 3

Share-based compensation cost recognized for 2019 was $1,428,562 (2018 - $318,866). As at December 31, 2019, the number of option grants outstanding pursuant to the LTIP and the Legacy Plan is 884,000 and 830,790, respectively.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

15.	Share-based compensation (continued)

The following table summarizes information regarding the option grants outstanding as at December 31, 2019:

	Number of options	Weighted average exercise price
Balance at December 31, 2017	-	$-
Granted	802,206	$3.09
Balance at December 31, 2018	802,206	$3.09
Granted	969,337	$4.97
Forfeited	(56,753)	$3.65
Balance at December 31, 2019	1,714,790	$4.13
Exercisable at December 31, 2019	401,307	$3.48

The weighted average remaining contractual life is 9.3 years. The weighted average grant-date fair value of options granted was $2.70.

Stock appreciation rights

On June 12, 2019, pursuant to the LTIP the Company issued 139,989 stock appreciation rights to employees and consultants with a base price of CDN$9.70 ($7.32). On August 15, 2019, the Company issued 8,881 stock appreciation rights to an employee with a base price of $5.66. All awards expire ten years after grant and vest on a quarterly basis over three years. Holders of the awards may exercise vested amounts and receive cash representing the fair market value less base price. As at December 31, 2019, the number of vested awards totalled 67,296.

Warrants

On February 20, 2019, the Company agreed to issue warrants to a service provider to purchase 35,000 Subordinate Voting Shares for $8.43 per warrant. The warrants will vest quarterly from the grant date and will expire in five years. The Company recognized compensation expense of $30,409 based on the fair value at the date of grant using the Black-Scholes valuation model. The following assumptions were used to determine the fair value: Market price $8.43, exercise price $8.43, expected volatility (based on comparables) 87.2%, a risk-free interest rate of 2.50% and an expected life of two years.

On August 26, 2019, the Company entered separate agreements with two service providers pursuant to which the Company agreed to issue warrants to purchase 35,666 Subordinate Voting Shares for $15 per warrant. The warrants will expire in five years. Management calculated the fair value at $49,696 at the date of grant using the Black-Scholes valuation model. The following assumptions were used to determine the fair value: Market price $5.31, exercise price $15, expected volatility (based on comparables) 59.8%, a risk-free interest rate of 1.43% and an expected life of five years. The Company recognized compensation expense of $6,347 for the services rendered during the period ended December 31, 2019.

As discussed in notes 10 and 14, under the terms of the above agreements the Company agreed to issue warrants each August during the years 2020 through 2023.The aggregate number of warrants to be issued each year will be determined by dividing $535,000 by an average trading price of the Company’s Subordinate Voting Shares during a ten-day period prior to issuance, which average trading price will be the exercise price of the warrants. Management calculated the fair value at $1,417,475 at the date of the agreements using the Black-Scholes valuation model. The following assumptions were used to determine the fair value: Market price $5.31, exercise price $5.31, expected volatility (based on comparables) 60.0% to 70.8%, a risk-free interest rate of 1.46% to 1.52% and an expected life of six to nine years. The Company recognized compensation expense of $310,284 for the services rendered during the period ended December 31, 2019.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

15.	Share-based compensation (continued)

During 2019, holders of Debenture Warrants exercised warrants for the purchase of 396,546 Subordinated Voting Shares for $1,487,048 or $3.75 per share. Management calculated an aggregate fair value of $3,816,323. The fair value and warrant exercise proceeds were transferred to share capital. Management calculated a fair value of $1,186,322 as of December 31, 2019 for the remaining 651,825 debenture warrants. The total change in fair value recorded in 2019 amounted to $3,154,963 (2018 - $1,112,981).

Holders of Commission Warrants exercised warrants during 2019 for the purchase of 71,593 Subordinate Voting Shares in exchange for cash proceeds of $268,474 or $3.75 per share.

All outstanding warrants are exercisable. The following table summarizes information regarding the warrants outstanding as of December 31, 2019:

	Note	Number of warrants	Weighted average exercise price
Balance at December 31, 2017		-	$-
Granted — debenture warrants	11	1,048,371	$3.75
Granted — commission warrants	13	174,927	$3.75
Balance at December 31, 2018		1,223,298	$3.75
Granted — commission warrants	13	21,000	$3.75
Granted — warrant for services		35,000	$8.43
Granted — warrant for services		35,666	$15.00
Granted — commission warrants	14	147,867	$10.78 (CDN$14)
Issued — purchase warrants	14	1,232,225	$13.86 (CDN$18)
Exercise — debenture warrants	11	(396,546)	$3.75
Exercise — commission warrants	14	(71,593)	$3.75
Balance at December 31, 2019		2,226,917	$10.06

16.	Related party transactions

Aidance Scientific, Inc. (formerly Aidance Skincare & Topical Solutions, LLC) (“Aidance”), owns 16,000 Proportionate Voting Shares which represented approximately 7% of the Company’s total outstanding voting securities as at December 31, 2019. Prior to 2019, Aidance owned a majority interest in Abacus US. In January 2019, Aidance distributed to its members a significant portion of its Abacus US shares reducing its overall percentage of ownership in Abacus US to less than 10% of the outstanding voting securities.

Aidance is the manufacturer of nearly all of the Company’s products and provides certain business support services to the Company. The Company’s Chief Executive Officer serves Aidance in a similar capacity and is an Aidance shareholder and Director. Additionally, Aidance’s Board of Directors includes an Abacus Director and an Abacus shareholder both of whom are Aidance shareholders.

On June 29, 2018, Abacus US signed a manufacturing, fulfillment and business service agreement with Aidance pursuant to which Abacus US shall not order less than 80%, 70% and 50% of the prior annual orders for contract year one, two, three and beyond, respectively. Either Aidance or Abacus US may terminate the agreement at any time. Aidance would continue supplying merchandise for a 12-month period subsequent to the date of termination. In the event that Abacus US terminates the agreement, Abacus US shall pay a one-time lump sum buyout payment equal to 15%, 11%, and 8% of the Abacus US’ total net sales in year one, two and three, respectively.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

16.	Related party transactions (continued)

The Aidance agreement was subsequently amended effective July 1, 2019 to reflect product purchase costs, the value of services provided to Abacus US and the value of services provided by Abacus US. In 2020, this agreement was further amended to revise the costs of product purchased and services provided by each entity.

	2019	2018
Aidance
Inventory purchases	$7,616,874	$4,152,918
Fulfillment services	121,875	21,845
Management services expense	172,978	563,713
Management services income	(174,171)	-
	7,737,556	4,738,476
Other Shareholders
Marketing and advertising	377,251	87,008
Professional fees	145,862	26,235
	$523,113	$113,243

As at the end of the year, the amounts due to and from related entities are as follows:

	2019	2018
Trade payables, Aidance	$403,947	$724,081
Trade payables, other shareholders	15,046	24,157
Trade receivables, Aidance	410,688	-
Distributions payable to LLC members	-	270,822
Due from LLC members	-	21,633

The amounts outstanding are unsecured and will be settled in cash. No guarantees have been given or received. No expense has been recognized in the current or prior years for bad or doubtful debts in respect of the amounts owed by Aidance.

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

17.	Revenues

Revenues from product sales have been recognized at a point in time and result from sales within the United States. The Company’s revenues, disaggregated by product line, are as follows:

	2019	2018
Product Lines
CBD CLINIC	$11,717,962	$8,392,527
CBDMEDIC	3,712,222	144,497
Private label	93,280	-
	$15,523,464	$8,537,024

18.	Income taxes

Prior to the equity conversion discussed in note 12, the net and comprehensive income constituted the income of the previous LLC members. As such, no provisions were made in periods ending prior to June 30, 2018 for any income taxes which may be assessable to the previous LLC members.

Income taxes reported subsequent to the date of the equity conversion differ from the amount computed by applying the statutory rates to the loss before income tax. The reasons are as follows:

	2019	2018
Statutory tax rate	25.88%	26.52%
Statutory income taxes	$(5,429,560)	$(121,849)
Permanent differences	1,081,720	33,866
Other	(7,911)	7,312
Effective income taxes	$(4,355,751)	$(80,671)

The deferred income tax asset consists of the following:

	Balance December 31, 2017	Recognized in profit (loss)	Balance December 31, 2018
Temporary differences
Difference in timing of recognition of expenses	$-	$54,745	$54,745
Premises and equipment	-	(14,231)	(14,231)
Financing fees	-	2,024	2,024
	-	42,538	45,538
Tax losses	-	45,445	45,445
Deferred income tax asset	$-	$87,983	$87,983

	Balance December 31, 2018	Recognized in profit (loss)	Balance December 31, 2019
Temporary differences
Difference in timing of recognition of expenses	$54,745	$431,900	$486,645
Premises and equipment	(14,231)	12,261	(1,970)
Financing fees	2,024	(24,360)	(22,336)
	42,538	419,801	462,339
Tax losses	45,445	4,040,106	4,085,551
Deferred income tax asset	$87,983	$4,459,907	$4,547,890

Abacus Health Products, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and 2018
(expressed in U.S. dollars)

18.	Income taxes (continued)

As at December 31, 2019, there were approximately $15,917,000 of tax losses available in the United States for which a deferred tax asset of approximately $4,142,000 was recorded. These tax losses may be applied against earnings of future years through 2040, subject to certain limitations following a change in ownership.

19.	Remuneration of directors and key management of the Company

The table below summarizes the Company’s remuneration awarded to directors and senior key management for the following periods:

	2019	2018
Wages	$722,301	$66,637
Director fees	103,125	18,750
Consulting fees	164,125	94,000
Share-based compensation	1,186,839	70,677
	$2,176,390	$250,064

Prior to 2019, the Company’s Chief Executive Officer provided services to the Company as an employee of Aidance. The cost of his services for 2018 is included in management services received in note 16. In January 2019, he became an employee of the Company.

20.	Financial instruments and risk management

The Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them.

Fair value

As at December 31, 2019, the Company’s financial assets include cash and trade receivables. Financial liabilities include trade payables and derivative financial liability. The carrying amounts of current assets and liabilities approximate their fair value due to their short period to maturity. The derivative financial liability is measured at FVTPL.

The fair value measurement of the Company’s financial and non-financial assets and liabilities utilizes market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorized into different levels based on how observable the inputs used in the valuation technique utilized are (the ‘fair value hierarchy’):

·	Level 1: Quoted prices in active markets for identical items (unadjusted);

·	Level 2: Observable direct or indirect inputs other than Level 1 inputs; and

·	Level 3: Unobservable inputs (i.e. not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur.

The Company’s cash is subject to a level 1 valuation. The derivative financial liability for the Purchase Warrants discussed in note 12 is subject to a level 1 valuation. The derivative financial liability for the Debenture Warrants discussed in note 9 is subject to a level 3 valuation.

Abacus Health Products, Inc.

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(expressed in U.S. dollars)

20.	Financial instruments and risk management (continued)

The basis of the valuation of the derivative financial liability is fair value. The derivative financial liability is revalued each period using the Black-Scholes valuation model and quoted market rates. This valuation technique maximizes the use of observable market data where it is available and relies as little as possible on entity specific estimates.

Movement in level 3 liabilities during the current year are as follows:

Derivative financial liability at December 31, 2017	$-
Additions	734,701
Loss from change in fair value	1,112,981
Derivative financial liability at December 31, 2018	1,847,682
Transfers to share capital	(3,816,323)
Loss from change in fair value	3,154,963
Derivative financial liability at December 31, 2019 (Debenture Warrants)	$1,186,322

The unobservable input with regards to the Debenture Warrant derivative financial liability is expected volatility. The Company used a rate of 79.8%. Assuming a 10% change in volatility, the resulting fair value would increase by approximately $78,000.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterpart to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and trade receivables. The Company limits its exposure to credit loss on cash by only accepting banks and financial institutions with a minimum “A” rating. As at December 31, 2019, three (2018 - two) of the Company’s customers account for 75% (2018 - 67%) of the Company’s trade receivables. In addition, one customer holds a security deposit of approximately $451,000. The Company does not obtain collateral or other security to support the accounts receivable subject to credit risk but mitigates this risk by dealing only with what management believes to be financially sound counterparties and, accordingly, does not anticipate significant loss for non-performance.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its financial obligations as they fall due. The Company is exposed to liquidity risk primarily from its trade payables and other vendor commitments. The Company believes that its recurring financial resources are adequate to cover all its expenditures. The trade payables will be repaid within the next 12 months.

Abacus Health Products, Inc.

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(expressed in U.S. dollars)

20.	Financial instruments and risk management (continued)

Maturities of the Company’s financial liabilities are as follows:

	Contractual cash flows	Less than one year	1-3 years	Greater than 3 years
December 31, 2019
Trade payables	$2,843,933	$2,843,933	$-	$-
Lease obligations	436,000	205,000	231,000	-
Vendor commitments	1,350,000	1,350,000	-	-
Total	4,629,933	4,398,933	231,000	-
December 31, 2018
Trade payables	2,473,948	2,473,948	-	-
Distributions payable to LLC members	270,822	270,822	-	-
Convertible debentures	2,932,121	-	2,932,121	-
Total	$5,676,891	$2,744,770	$2,932,121	$-

Foreign exchange risk

Foreign exchange risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company has certain monetary liabilities denominated in Canadian dollars. The United States equivalent carrying amounts of these liabilities are as follows:

	December 31, 2019	December 31, 2018
Trade payables	$108,654	$371,917
Derivative liability — Purchase Warrants	151,799	-
Convertible debentures	-	2,197,909
Net monetary liability	$260,453	$2,569,826

The Company has certain monetary assets and liabilities denominated in New Israeli Shekels. The United States equivalent carrying amounts are as follows:

	December 31, 2019	December 31, 2018
Cash	$474,562	$319,062
Trade payables	709,628	204,248
Net monetary liability	$(235,066)	$114,814

Assuming all other variables remain constant, a fluctuation of +/- 1.0 percent in the exchange rate between the United States dollar and the foreign currencies would impact loss before taxes by less than $10,000 as at December 31, 2019.

To date, the Company has not entered into financial derivative contracts to manage exposure to fluctuations in foreign exchange rates.

Abacus Health Products, Inc.

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

(expressed in U.S. dollars)

21.	Subsequent events

Aidance contract amendment

On January 1, 2020, Abacus US and Aidance entered into the Amended and Restated Manufacturing, Fulfillment & Business Services Agreement. This agreement amends and restates in its entirety the prior agreement dated June 29, 2018, as amended, as discussed in note 16. Among the changes introduced in this new agreement are revised pricing for product purchases and services.

Stock appreciation rights

On January 9, 2020, the Company’s Board of Directors approved the grant of 146,700 stock appreciation rights to employees and consultants with a base price of $4.02. All awards expire ten years after grant and vest on a quarterly basis over three years. Holders of the awards may exercise vested amounts and receive cash representing the fair market value less base price.

Acquisition of Harmony Hemp brand

On February 10, 2020, the Company acquired the principal assets of the companies owning the Harmony Hemp brand. The acquisition was made through a newly created subsidiary of Abacus US, Abacus Wellness, Inc. Aggregate consideration of $5,500,000 consisted of $2,743,806 payable in cash and Subordinate Voting Shares valued at $2,756,194. Payment of the consideration is to be made over a 24-month period.

Acquisition by Charlotte’s Web Holdings, Inc.

On March 23, 2020, the Company entered into a definitive agreement pursuant to which Charlotte’s Web Holdings, Inc. (“Charlotte’s Web”) proposes to acquire all of the issued and outstanding Subordinate Voting Shares after conversion of all outstanding Proportionate Voting Shares (the “Transaction”). Under the terms of the agreement, Abacus shareholders will receive 0.85 of a common share of Charlotte’s Web for each share held. The Transaction is subject to the approval of the Company’s shareholders, receipt of required regulatory and court approvals and other customary conditions of closing. Upon closing of the Transaction, the Company is required to pay transactional costs totalling CDN$3,400,000. In the event the agreement is terminated under certain circumstances, the Company will be subject to a termination fee of CDN$4,000,000.

Global coronavirus crisis

Subsequent to December 31, 2019, the global emergence of coronavirus (“COVID-19”) occurred. The impacts of COVID-19 on the Company’s business are currently unknown. The Company will monitor the situation and may take actions that alter its business operations as may be required by federal, state or local authorities or that the Company determines are in the best interests of its employees, customers, partners, suppliers, shareholders and stakeholders. Any such alterations or modifications could cause substantial interruption to the Company’s business, any of which could have a material adverse effect on the Company’s operations or financial results, and could include temporary closures of one or more of the Company’s facilities; temporary or long-term labor shortages; temporary or long-term adverse impacts on the Company’s supply chain and distribution channels; the potential of increased network vulnerability and risk of data loss resulting from increased use of remote access and removal of data from the Company’s facilities.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma statement of operations based upon the combined historical financial statements of Charlotte’s Web Holdings, Inc. together with its subsidiaries, (collectively the “Company”), after giving effect to the acquisition of Abacus Products, Inc. (Abacus) as described in the accompanying notes.

The unaudited pro forma combined statement of operations of the Company, for the year ending December 31, 2020, has been prepared to reflect the effects of the acquisition of Abacus as if it occurred on January 1, 2020.

The unaudited pro forma combined financial information should be read in conjunction with the audited historical financial statements of Charlotte’s Web Holdings, Inc. and the notes thereto for the year ended December 31, 2020 included in the Company’s registration on Form 10. Additional information about the basis of presentation of this information is provided in Note 2 hereto.

The unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the Company.

	For the Year Ended December 31, 2020
	Charlotte’s Web Holdings Inc.[1]	Abacus Products Inc.[2]	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue	$95,226	$4,115	$—		$99,341
Cost of goods sold	42,937	4,093	—		47,030
Gross profit	52,289	22	—		52,311

Selling, general, and administrative expenses	103,631	15,189	1,358	(3a, 3b, 3e)	120,178
Operating loss	(51,342)	(15,167)	(1,358)		(67,867)

Other income (expense), net	1,330	(180)	—		1,150
Change in fair value of financial instruments	11,317	(424)	—		10,893
Loss before provision for income taxes	(38,695)	(15,771)	(1,358)		(55,824)
Income tax benefit (expense)	8,014	1,168	(1,168)	(3d)	8,014
Net loss and comprehensive loss	$(30,681)	$(14,603)	$(2,526)		$(47,810)
Net loss per common share, basic and diluted	$(0.25)				$(0.36)
Weighted-average shares used in computing net loss per common share, basic and diluted	125,012,249			(3c)	133,224,680

[1]	Charlotte’s Web Holdings, Inc. audited financial results include the results of Abacus Products, Inc. for the period immediately following acquisition June 11, 2020 through December 31, 2020.
[2]	Abacus Products, Inc. unaudited financial results are presented for the period from January 1, 2020 to immediately prior to acquisition on June 10, 2020.

1.	Description of Transaction

On June 11, 2020, under a definitive arrangement agreement (the "Arrangement Agreement") Charlotte's Web acquired all of the issued and outstanding subordinate voting shares of Abacus (the "Abacus Shares"), after conversion of all outstanding proportionate voting shares of Abacus into Abacus Shares.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements as adjusted to give effect to the acquisition of Abacus.

As the acquisition of Abacus is already reflected in the consolidated balance sheets of Charlotte’s Web Holdings, Inc. as of December 31, 2020, a pro forma condensed balance sheet is not presented. As the acquisition of Abacus is already reflected in the condensed statements of operations of Charlotte’s Web Holdings, Inc. for the interim period ending June 30, 2021, a pro forma condensed statement of operations is not required.

The unaudited pro forma combined statement of operations for the year ended December 31, 2020 give effect to the acquisition of Abacus if it had occurred on January 1, 2020.

3.	Unaudited Pro Forma Consolidated Condensed Statements of Operations

The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 2020 include adjustments made to historical financial information of the Company assuming that the acquisition of Abacus was consummated on January 1, 2020. These adjustments reflect the addition of the results of operations of Abacus as a result of the transaction. The unaudited pro forma financial information is not necessarily indicative of what the results from operations actually would have been had the acquisition of Abacus been completed at the date indicated. The unaudited pro forma financial information does not give consideration to the impact of expense efficiencies, synergies, integration costs, asset dispositions, transaction costs or other actions that may result from the acquisition of Abacus.

a.	Adjustment reflects amortization of acquired intangible assets, as if the acquisition of Abacus had occurred on January 1, 2020, resulting in a $1,039 increase in annual amortization, which is reflected in the pro forma statement of operations.

b.	Adjustment reflects new compensation arrangements executed with one key executive in connection with the business acquisition, resulting in a $64 increase in the annual compensation for this executive from their previous compensation, which is reflected in the pro forma statement of operations.

c.	For the year-ended December 31, 2020, the weighted average common shares of 133,224,680 were used for the pro forma combined loss per share calculation. This calculation was based on the sum of the Company’s historical weighted average shares outstanding at December 31, 2020, excluding Abacus Products, Inc., of 114,768,378 and the Charlotte’s Web Holdings, Inc. shares assumed to have been issued at January 1, 2020 of 18,456,302 in connection with the acquisition of Abacus. On November 3, 2021, all outstanding proportionate voting shares of the Company were converted by way of mandatory conversion in accordance with the Company’s articles and at the discretion of the Company to common shares. The weighted average common shares used for the pro forma combined loss per share calculation assumes this conversion happened on January 1, 2020.

d.	Adjustment reflects a valuation allowance against Abacus previously recognized deferred tax assets as if the acquisition of Abacus had occurred on January 1, 2020, resulting in an increase in income tax expense reflected in the pro forma statement of operations. Charlotte’s Web Holdings, Inc. determined that a valuation allowance was required against the Company’s previously recognized deferred tax assets as of and for the year ended December 31, 2019. The Abacus acquired deferred tax assets would be subject to the same evaluation and, based on all available positive and negative evidence pursuant to the requirement of Accounting Standards Codification 740, Income Taxes, the Abacus deferred tax assets are not more-likely-than-not to be realized.

e.	Adjustment reflects the increase in share-based compensation attributable to the fair value of renumeration for post-combination services for the remaining service period of the awards acquired as if the acquisition of Abacus had occurred on January 1, 2020, resulting in an increase of $255 in share-based compensation expense, which is reflected in the pro forma statement of operations.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHARLOTTE’S WEB HOLDINGS, INC.

/s/ Wessel Booysen
By: Wessel Booysen
Title: Chief Financial and Operating Officer

Date: December 22, 2021

EXHIBIT INDEX

Exhibit No.	Description
2.1	# Agreement and Plan of Merger Among CWB Holdings, Inc., a Colorado Corporation, Charlotte’s Web Holdings, Inc., a Corporation Incorporated in British Columbia, and Stanley Brothers, Inc. a Delaware Corporation, dated as of July 30, 2018.
2.2	#+ Arrangement Agreement Between Abacus Health Products, Inc. and Charlotte’s Web Holdings, Inc. dated March 22, 2020.
3.1	# Articles
3.2	* Notice of Articles
4.1	#+ Indenture between Charlotte’s Web Holdings, Inc. and Odyssey Trust Company dated as of December 3, 2019.
4.2	#+ Supplemental Warrant Indenture between Charlotte’s Web Holdings, Inc. and Abacus Health Products, Inc. Odyssey Trust Company dated as of June 11, 2020.
4.3	#+ Warrant Indenture between Charlotte’s Web Holdings, Inc. and Odyssey Trust Company dated as of June 18, 2020.
10.1	# Name and Likeness and License Agreement by and between Leeland & Sig LLC d/b/a Stanley Brothers Brand Company and CWB Holdings, Inc. and Charlotte's Web Holdings Inc. dated August 1, 2018.
10.2	# Amending Agreement dated April 16, 2021 to the Name and Likeness and License Agreement by and between Leeland & Sig LLC d/b/a Stanley Brothers Brand Company and CWB Holdings, Inc. and Charlotte's Web Holdings Inc. dated August 1, 2018.
10.3	#+ Option Purchase Agreement Among Charlotte’s Web Holdings, Inc. and Stanley Brothers USA Holdings, Inc. dated March 2, 2021.
10.4	#+ Credit Agreement dated as of March 23, 2020 among Charlotte’s Web, Inc., the Lenders Party Hereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
10.5	# Limited Waiver to JP Morgan Credit Agreement, dated as of November 10, 2020.
10.6	# Limited Waiver and Amendment No. 1 to JP Morgan Credit Agreement dated March 1, 2021 .
10.7	* Lease of Space made as of May 7, 2019 between EJ 700 Tech Court LLC and Charlotte’s Web, Inc.
10.8	#+ Sublease made as of May 31, 2019 between Boulder Brands USA, Inc. and Charlotte’s Web, Inc.
10.9	# First Amendment to Sublease dated as of August 30, 2019 between Boulder Brands USA, Inc. and Charlotte’s Web, Inc.
10.10	# Sublease made as of May 12, 2021 by and among Charlotte’s Web, Inc. and Outside Interactive, Inc.
10.11	* Sublease Agreement made as of May 11, 2021 by and between Molson Coors Beverage Company and Charlotte’s Web, Inc.
10.12	* First Amendment to Sublease Agreement made as of June 15, 2021 by and between Molson Coors Beverage Company and Charlotte’s Web, Inc.
10.13	#† CWB Holdings, Inc. 2015 Stock Option Plan dated as February 2, 2016.
10.14	#† Charlotte's Web Holdings, Inc. 2018 Long-Term Incentive Plan dated August 23, 2018.
10.15	#† Charlotte's Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan dated April 29, 2021.
10.16	#† Form of Restricted Stock Award Agreement for Employees to the 2018 Long Term Incentive Plan.
10.16.1	*† Form of Restricted Stock Award Agreement for Employees to the 2018 Long-Term Incentive Plan (2021 amendment)
10.17	#† Form of Restricted Stock Award Agreement for Directors to the 2018 Long Term Incentive Plan.
10.18	#† Form of Nonqualified Stock Option Award to the 2018 Long-Term Incentive Plan.
10.18.1	*† Form of Nonqualified Stock Option Award to the 2018 Long-Term Incentive Plan (2021 amendment)
10.19	#†+ Offer Letter from Charlotte's Web Holdings, Inc. to Adrienne Elsner dated April 26, 2019.
10.20	#†+ Offer Letter from Charlotte's Web Holdings, Inc. to Russel Hammer dated August 15, 2019.
10.21	#†+ Offer Letter from Charlotte's Web Holdings, Inc. to Tony True dated June 4, 2019.

10.22	#†+ Amendment to Offer Letter between Charlotte's Web Holdings, Inc. and Adrienne Elsner dated October 2, 2020.
10.23	#†+ Transition Employment Agreement and Release of All Claims with Separation Agreement and Final Release of Claims between Russel Hammer and Charlotte’s Web, Inc., dated June 14, 2021.
10.24	#† Employment Agreement between Wessel Booysen and Charlotte's Web Inc. dated June 14, 2021
10.25	#† Confidentiality Agreement between Adrienne Elsner and Charlotte's Web Inc. dated May 15, 2019.
10.26	#† Confidentiality Agreement between Russel Hammer and Charlotte's Web Inc. dated August 15, 2019.
10.27	#† Confidentiality Agreement between William A. True and Charlotte's Web Inc. dated June 5, 2019.
10.28	#†+ Form of Director’s Service Agreement, with Form of Director’s Indemnification Agreement.
10.29	#†+ Consulting Agreement dated April 16, 2021, by and between Leeland & Sig, LLC d/b/a Stanley Brothers Brand Company, the Stanley Brothers, and Charlotte's Web Inc.
10.30	#+ Secured Promissory Note between Jesse Stanley and the Master and a Hound Revocable Trust, as borrower, and Charlotte's Web Holdings, Inc., as Lender, dated November 13, 2020.
10.31	# Underwriting Agreement dated November 25, 2019 between Canaccord Genuity Corp., as Lead Underwriter, Cormark Securities, Inc., Eight Capital, and PI Financial Corp. as Underwriters and Charlotte's Web Holdings, Inc.
10.32	# Underwriting Agreement dated June 16, 2020 between Canaccord Genuity Corp., as Lead Underwriter, and Cormark Securities, Inc., Eight Capital and PI Financial Corp, as Underwriters, and Charlotte's Web Holdings, Inc.
10.33	# Equity Distribution Agreement dated June 3, 2021.
10.34	*† Base salary information for Jacques Tortoroli

16.1	# Letter of MNP LLP regarding change in certifying accountant dated November 4, 2021.
21.1	# Subsidiaries of the Company

*	Filed herewith.
#	Previously Filed
†	Indicates a management contract or compensatory plan or arrangement.
+	Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) and/or Item 601(b)(10)(iv) of Regulation S-K.

^	To be filed by amendment.